As filed with the Securities and Exchange Commission on December 20, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NII Holdings, Inc.

NII Holdings (Cayman), Ltd.
(Exact name of registrants as specified in their charters)

Delaware	4812	91-1671412
Cayman Islands	4812	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191

(703) 390-5100
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Robert J. Gilker, Esq.

Vice President and General Counsel
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Evan D. Flaschen, Esq.

Patrick J. Trostle, Esq.
John R. Utzschneider, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110-1726
(617) 951-8000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

(continued on next page)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit(1)	Offering Price	Fee

Common Stock, par value $0.001 per share, of NII Holdings, Inc.	11,461,283 shares	$12.55	$143,839,114.20	$13,233.20

13% Senior Secured Discount Notes due 2009 of NII Holdings (Cayman), Ltd.	$98,219,990	100%	$98,219,990	$9,036.24

Guarantees(2)	(3)	(3)	(3)	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended.

(2)	Certain entities identified above in the table of Subsidiary Guarantor Registrants (the “Guarantors”), have jointly and severally guaranteed the payment of the principal of, premium, if any, and interest on the 13% Senior Secured Discount Notes due 2009 being registered hereby (the “Guarantees”). The Guarantors are registering the Guarantees. No separate consideration will be received for the Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is required with respect to the Guarantees. One of these Guarantors is NII Holdings, Inc., which owns 100% of the voting securities of NII Holdings (Cayman), Ltd.

(3)	Not applicable.

     THE CO-REGISTRANTS WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(continued from previous page)

SUBSIDIARY GUARANTOR REGISTRANTS

      The primary standard industrial classification number for each of the Subsidiary Guarantors identified below is 4812.

		State or Other	I.R.S.
Exact Names of Subsidiary		Jurisdiction of	Employer
Guarantors as Specified		Incorporation or	Identification
in their Charters	Address	Organization	Number

NII Holdings, Inc.	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Delaware	91-1671412
Nextel International (Services), Ltd.	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Delaware	91-1726566
NII Funding Corp.	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Delaware	91-1806265
McCaw International (Brazil), Ltd.	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Virginia	54-1701850
Airfone Holdings, Inc.	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Delaware	54-1721746
Nextel International (Mexico) Ltd.	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Delaware	22-3176843
Nextel International (Peru) LLC	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Cayman Islands	N/A
Nextel International (Indonesia) LLC	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Cayman Islands	N/A
Nextel International (Uruguay), Inc.	10700 Parkridge Blvd., Suite 600, Reston, VA 20191	Delaware	54-1985939
Nextel del Peru, S.A.	Los Nardos 1018, piso 7, San Isidro, Lima 27, Peru	Peru	N/A
Transnet del Peru, S.R.L.	Los Nardos 1018, piso 7, San Isidro, Lima 27, Peru	Peru	N/A
Comunicaciones Nextel de Mexico, S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Sistemas de Comunicaciones Troncales S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Radiophone, S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Prestadora de Servicios de Radiocomunicacion, S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Fonotransportes Nacionales S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Servicios Protel, S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Nextel de Mexico, S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Teletransportes Integrales, S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Servicios de Radiocomunicacion Movil de Mexico, S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Multifon S.A. de C.V.	Boulevard Manuel Avila Camacho 36, piso 9 Col. Lomas de Chapultepec, 11000 Mexico, D.F.	Mexico	N/A
Nextel, S.A.	Av. Maria Coelho Aguiar 215 Bloco D, 7 andar, CENESP-Santo Amaro, Jd. Sao Luis – CEP: 05805-000, Sao Paulo, Brazil	Brazil	N/A
Nextel Telecomunicacoes Ltda.	Av. Maria Coelho Aguiar 215 Bloco D, 7 andar, CENESP-Santo Amaro, Jd. Sao Luis – CEP: 05805-000, Sao Paulo, Brazil	Brazil	N/A
Promobile Telecomunicacoes Ltda.	Av. Maria Coelho Aguiar 215 Bloco D, 7 andar, CENESP-Santo Amaro, Jd. Sao Luis – CEP: 05805-000, Sao Paulo, Brazil	Brazil	N/A
Telemobile Telecomunicacoes Ltda.	Av. Maria Coelho Aguiar 215 Bloco D, 7 andar, CENESP-Santo Amaro, Jd. Sao Luis – CEP: 05805-000, Sao Paulo, Brazil	Brazil	N/A
Master-Tec Telecomunicacoes Industria E Comercio de Produtos Electronicos Ltda.	Av. Maria Coelho Aguiar 215 Bloco D, 7 andar, CENESP-Santo Amaro, Jd. Sao Luis – CEP: 05805-000, Sao Paulo, Brazil	Brazil	N/A
Telecomunicacoes Brastel S/ C Ltda.	Av. Maria Coelho Aguiar 215 Bloco D, 7 andar, CENESP-Santo Amaro, Jd. Sao Luis – CEP: 05805-000, Sao Paulo, Brazil	Brazil	N/A

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED DECEMBER 20, 2002.

[NII HOLDINGS, INC. LOGO TO COME]

[NII HOLDINGS (CAYMAN), LTD. LOGO TO COME]

11,461,283 Shares of Common Stock

and

$98,219,990 Senior Secured Discount Notes Due 2009

        The selling security holders identified in this prospectus are offering up to 11,461,283 shares of the Common Stock, par value $0.001 per share, of NII Holdings, Inc. and up to $98,219,990 in aggregate principal amount due at maturity of 13% Senior Secured Discount Notes due 2009 of its direct, wholly-owned subsidiary, NII Holdings (Cayman), Ltd. The shares of common stock and the notes are being offered on a continuous basis until at least November 12, 2007 or the earlier sale of the shares of common stock and the notes.

      NII Holdings, Inc. emerged from Chapter 11 bankruptcy proceedings on November 12, 2002, and the selling security holders acquired their shares and notes in connection with the consummation of NII Holdings, Inc.’s revised third amended joint plan of reorganization. NII Holdings, Inc. and NII Holdings (Cayman), Ltd. have agreed to register the shares and notes issued to certain of such holders who have entered into a registration rights agreement with us.

      The selling security holders will receive all of the net proceeds from the sale of the shares and notes. These security holders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of their shares or notes. NII Holdings, Inc. and NII Holdings (Cayman), Ltd. are not offering any shares of common stock or notes for sale under this prospectus and will not receive any of the proceeds from the sale of these securities by the selling security holders.

      The selling security holders and participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in which event any profit on the sale of the shares by those selling security holders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

      NII Holdings, Inc. common stock is currently quoted on the OTC Bulletin Board under the symbol “NIHD.OB.” On December 16, 2002, the closing price of the common stock was $12.55 per share.

      The notes issued by NII Holdings (Cayman), Ltd.:

•	will mature November 1, 2009;

•	interest shall accrue to principal through October 31, 2004 at an annual rate of approximately 13% per annum, compounded quarterly and shall be paid in cash quarterly thereafter at a rate of 13% per annum, with interest accruing on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable;

•	are guaranteed by NII Holdings, Inc. and certain subsidiaries and affiliates of NII Holdings, Inc.; and

•	are secured by perfected second priority security interests in the existing and future assets of NII Holdings (Cayman), Ltd. and of each guarantor.

      INVESTING IN THE COMMON STOCK OR THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 12 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK OR ANY NOTES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated December 20, 2002.

i

CERTAIN DEFINITIONS

      As used in this prospectus, the term “NII Holdings” refers only to NII Holdings, Inc. and not to any of NII Holdings’ subsidiaries; the term “NII Holdings (Cayman)” refers only to NII Holdings (Cayman) Ltd. and not to any of NII Holdings’ other subsidiaries; and the terms “we,” “our,” “ours,” and “us” refer to NII Holdings and all of its wholly-owned subsidiaries, including NII Holdings (Cayman).

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. We encourage you to read this prospectus in its entirety.

ABOUT NII HOLDINGS

      We provide digital wireless communication services targeted at meeting the needs of business customers in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We refer to our operating companies with reference to the countries in which they operate, such as Nextel Argentina, Nextel Brazil, Nextel Mexico and Nextel Peru. We also provide analog specialized mobile radio services in Chile. We also owned a direct and indirect interest in a digital mobile services provider in the Philippines, which we sold on November 28, 2002.

      We use a transmission technology called integrated digital enhanced network, or iDEN®, developed by Motorola, Inc., to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. Our digital mobile networks support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced JavaTM enabled business applications, which are marketed as “Nextel Online®” services; and

•	international roaming capabilities, which are marketed as “Nextel WorldwideSM.”

      Our principal executive office is located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191. Our telephone number is (703) 390-5100.

REORGANIZATION

      In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications, Inc. and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign subsidiaries filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 protection operated as debtors-in-possession under the Bankruptcy Code, our foreign subsidiaries continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Plan of Reorganization on June 27, 2002, our Second Amended Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting the final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002 we emerged from our Chapter 11 proceedings.

      The following is a summary of the significant transactions consummated on November 12, 2002 under our confirmed plan of reorganization:

•	NII Holdings amended and restated its Bylaws and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing an aggregate of 100,000,000 shares of common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	NII Holdings exchanged, on a pro rata basis, $2.3 billion in senior redeemable notes and other unsecured, non-trade claims that existed prior to its bankruptcy filing for 3,920,000 shares of new common stock and canceled its then-existing senior redeemable notes and some other unsecured, non-trade debt that existed prior to November 12, 2002;

•	NII Holdings cancelled all shares of its preferred stock, common stock and other equity interests that existed prior to November 12, 2002;

•	Motorola Credit Corporation reinstated in full our $225.0 million international Motorola equipment financing facility and our $100.0 million Brazil Motorola equipment financing facility, subject to deferrals of principal amortization and some structural modifications;

•	NII Holdings repaid the outstanding principal balance, together with accrued interest, due under its $56.7 million international Motorola incremental financing facility using restricted cash held in escrow, which amount will be available for borrowing upon the terms set forth in the international Motorola equipment financing facility;

•	NII Holdings entered into a new spectrum use and build-out agreement with Nextel Communications, Inc., our former parent company, with respect to certain areas on the border between the United States and Mexico, and received $25.0 million of a total payment of $50.0 million, with the remaining $25.0 million placed in escrow to be distributed as costs are incurred during the completion of the build-out; and

•	NII Holdings (Cayman) raised $140.0 million in proceeds from some of our creditors that participated in a rights offering in exchange for the issuance of 15,680,000 additional shares of NII Holdings’ new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity. The rights offering provided the holders of NII Holdings’ then-existing senior redeemable notes, and some of our other creditors, the opportunity to purchase a pro rata share of NII Holdings’ new common stock, as well as new notes issued, by NII Holdings (Cayman), one of our wholly-owned subsidiaries. Through the rights offering, Nextel Communications, Inc. purchased $50.9 million of the new notes and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that NII Holdings issued to Nextel Communications, Inc. in connection with the cancellation of NII Holdings’ senior redeemable notes and in satisfaction of claims by Nextel Communications, Inc. under our 1997 tax sharing agreement. Nextel Communications, Inc. owned about 35.6% of NII Holdings’ issued and outstanding shares of new common stock as of November 12, 2002. MacKay Shields owned or controlled about 21.8% of NII Holdings’ common stock as of November 12, 2002. The new notes are senior secured obligations that accrue interest at a rate of approximately 13% per annum, compounded quarterly, through October 31, 2004, which interest is added to principal, and accrues interest thereafter at a rate of approximately 13% per annum, compounded quarterly and payable in cash quarterly and mature in 2009. The repayment of the new notes is fully, unconditionally and irrevocably guaranteed by NII Holdings and some of our subsidiaries and affiliates that are listed on the cover of this prospectus.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and the issuance to them of 400,000 shares of NII Holdings’ new common stock, or 2% of all shares of new common stock outstanding on November 12, 2002.

      As a result of these transactions, NII Holdings currently has 20,000,000 shares of new common stock outstanding. In addition, on November 12, 2002, the board of directors of NII Holdings approved the grant of options to purchase 2,222,222 shares of new common stock under the new 2002 Management Incentive Plan of NII Holdings.

      Because our plan of reorganization was approved by the Bankruptcy Court on October 28, 2002, for financial reporting purposes, we will use an effective date of October 31, 2002 and apply fresh-start accounting to our consolidated balance sheet as of that date in accordance with American Institute of Certified Public Accountants Statement of Position, SOP, 90-7. We will adopt fresh-start accounting because the holders of our existing voting shares immediately before filing and confirmation of our plan of reorganization received less than 50% of the voting shares of the emerging company and our reorganization value, which served as the basis for our reorganization plan approved by the Bankruptcy Court, is less than our post petition liabilities and allowed claims, as shown below (in thousands):

Post petition current liabilities	$8,482
Liabilities deferred under the Chapter 11 proceeding	2,446,174

Total post petition liabilities and allowed claims	2,454,656
Reorganization value	(475,800)

Excess of liabilities over reorganization value	$1,978,856

      Under fresh-start accounting, a new reporting entity is considered to be created and we are required to adjust the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting is applied. Accordingly, the reorganization value of our company of $475.8 million represents the total fair value that we will allocate to the assets and liabilities of our reorganized company in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

SUMMARY OF THE OFFERING

      The selling security holders are offering to sell up to $98,219,990 in aggregate principal amount of the notes and up to 11,461,283 shares of common stock. We will not receive any proceeds from the sale of the notes or the common stock. You should read the discussions under the headings “Description of the Notes” and “Description of Capital Stock” for further information regarding the notes and the common stock.

Summary of the Notes

Securities Offered	13% Senior Secured Discount Notes Due 2009

Issuer	NII Holdings (Cayman)

Maturity Date	November 1, 2009

Interest Rate and Payment Dates	Rate: Approximately 13% per annum, compounded quarterly.
Payment frequency: Interest to accrete to principal through October 31, 2004. Thereafter, interest payable each February 1, May 1, August 1 and November 1, beginning November 1, 2004.

Guarantees	Payment on each note is guaranteed on a senior secured basis, jointly and severally, by NII Holdings and certain subsidiaries and affiliates of NII Holdings.

Ranking	The notes and the guarantees constitute senior debts. They rank equally with all of NII Holdings (Cayman)’s and each guarantor’s current and future indebtedness.

Collateral	The notes are secured by a second priority lien on substantially all assets owned by NII Holdings (Cayman) and each guarantor.

Optional Redemption	NII Holdings (Cayman) may redeem some or all of the notes on or after January 1, 2006 at the redemption prices listed in the section “Description of the Notes” under the heading “Redemption.”

Mandatory Offer to Repurchase	NII Holdings (Cayman) must offer to purchase all the notes on the occurrence of a change in control and all or a portion of the notes in the event of certain major sales of assets, all as further described in the section “Description of Notes.”

Basic Covenants of the Indenture	NII Holdings (Cayman) issued the notes under an indenture with Wilmington Trust Company, as Trustee. The indenture, among other things, requires NII Holdings to comply with certain financial covenants, and restricts the ability of NII Holdings and NII Holdings (Cayman) and NII Holdings’ subsidiaries to:

• borrow money;

• pay dividends on stock or purchase stock;

• sell assets or merge with or into other companies;

• make investments;

• transact business with affiliates;

• create liens;

• sell assets;

• guarantee indebtedness;

• issue capital stock; and

• use assets as security in other transactions.

Use of Proceeds	We will not receive any of the proceeds from the sale of the notes of NII Holdings (Cayman).

Governing Law	New York.

The Common Stock

      NII Holdings is authorized to issue a total of 100,000,000 shares of common stock, par value $0.001 per share. As of November 12, 2002, there were 20,000,000 shares of NII Holdings’ common stock outstanding.

      See additional discussion of our common stock under “Description of Capital Stock” appearing in this prospectus.

Summary Consolidated Financial Information

      The financial information presented below for the years ended December 31, 1999, 2000 and 2001 has been derived from our audited consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 1999, 2000 and 2001 have been audited by Deloitte & Touche LLP, our independent auditors. Our audited financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 are included at the end of this prospectus. The financial information as of September 30, 2002 and for the nine months ended September 30, 2001 and 2002 has been derived from our unaudited condensed consolidated financial statements, included at the end of this prospectus. This information is only a summary and should be read together with our consolidated historical financial statements and management’s discussion and analysis appearing elsewhere in this prospectus. As a result of the consummation of our revised third amended joint plan of reorganization and the transactions contemplated thereby on November 12, 2002, we are operating our existing business under a new capital structure. In addition, we are subject to the fresh start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization will not be comparable to our consolidated financial condition or results of operations reflected in our historical financial statements included at the end of this prospectus or the summary consolidated financial information set forth below.

      Operating Revenues and Cost of Revenues. On January 1, 2000, we changed our revenue recognition policy in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000 and therefore did not restate the financial statements for years prior to 2000. Additional information regarding this accounting change can be found in Note 1 to the audited consolidated financial statements included at the end of this prospectus. For all periods presented, we classified revenues from digital handset and accessory sales within operating revenues and the related costs of digital handset and accessory sales within cost of revenues. We had previously classified these amounts within selling, general and administrative expenses.

      Impairment, Restructuring and Other Charges. During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to our Philippine operating company. As a result, we performed an assessment of the carrying values of the long-lived assets related to our Philippine operating company in accordance with Statement of Financial Accounting Standards, or SFAS, No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” As a result, during the third quarter of 2001, we wrote down the carrying values of our long-lived assets related to our Philippine operating company to their estimated fair market values and recorded a $147.1 million pre-tax impairment charge. Additional information regarding this charge can be found in Note 2 to the audited consolidated financial statements included at the end of this prospectus.

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan, during the fourth quarter of 2001, we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.60 billion. Additional information regarding these charges can be found in Note 2 to the audited condensed consolidated financial statements included at the end of this prospectus.

      During 2002, some of our markets further restructured their operations, which included workforce reductions. As a result, during the first three quarters of 2002, we recorded $3.0 million in restructuring charges related to these actions and $4.9 million in other charges that were incurred and paid to third parties assisting us with our debt restructuring efforts. In addition, during the second quarter of 2002, our Argentine operating company recorded a $7.9 million impairment charge to further write down the carrying values of its long-lived assets to their estimated fair values as a result of the continued economic decline in Argentina.

      Depreciation and Amortization. During 2001, we wrote down substantially all of the long-lived assets held by our operating companies, including property, plant and equipment and intangible assets, to their estimated fair values in accordance with SFAS No. 121. We did not make any adjustments to depreciation or amortization expense recorded during the year ended December 31, 2001. The net book value of the impaired assets became the new cost basis as of December 31, 2001. As a result of the lower cost bases, depreciation and amortization decreased significantly in 2002.

      Interest Expense. We reported interest expense incurred subsequent to our bankruptcy filing on May 24, 2002 only to the extent that it would be paid during the reorganization or that it was probable that it would be an allowed claim. Principal and interest payments could not be made on pre-petition debt subject to compromise without approval from the bankruptcy court or until the plan of reorganization defining the repayment terms was confirmed. Further, the Bankruptcy Code generally disallowed the payment of post-petition interest that accrued with respect to unsecured or under secured claims. As a result, we did not accrue interest that we believed was not probable of being treated as an allowed claim. During the nine months ended September 30, 2002, we did not accrue interest aggregating $100.7 million on our senior redeemable notes because payment of such interest was not probable. We continued to accrue interest expense related to our credit facilities with Motorola Credit Corporation, as our plan of reorganization that was confirmed by the Bankruptcy Court on October 28, 2002 contemplated the reinstatement of these facilities.

      Realized Gains (Losses) on Investments. In October 2000, TELUS Corporation, a publicly traded Canadian telecommunications company, acquired Clearnet Communications, Inc., a publicly traded Canadian company in which we owned an equity interest. In connection with this acquisition, we exchanged our 8.4 million shares of Clearnet stock for 13.7 million shares of TELUS stock, representing about 4.8% of the ownership interest in TELUS. We recorded a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. During the third quarter of 2001, in connection with our review of our investment portfolio, we recognized a $188.4 million reduction in fair value of our investment in TELUS, based on its stock price as of September 30, 2001. Additional information regarding these transactions can be found in Note 5 to the audited consolidated financial statements included at the end of this prospectus.

      Foreign Currency Transaction Losses. Our operations are subject to fluctuations in foreign currency exchange rates. We recognize gains and losses on U.S. dollar-denominated assets and liabilities in accordance with SFAS No. 52, “Foreign Currency Translation.” As a result, significant fluctuations in exchange rates can result in large foreign currency transaction gains and losses.

      In January 2002, the Argentine government devalued the Argentine peso from its previous one-to-one peg with the U.S. dollar. Subsequently, the peso-to-dollar exchange rate significantly weakened in value. As a result, during the nine months ended September 30, 2002, Nextel Argentina recorded $135.5 million in foreign currency transaction losses, primarily related to its Argentine credit facilities. Foreign currency transaction losses in 2001 and 1999 are primarily due to decreases in the value of the Brazilian real compared to the U.S. dollar in those years.

      Reorganization Items. In accordance with American Institute of Certified Public Accountants’ Statement of Position, or SOP, 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” we classified in reorganization items all items of income, expense, gain or loss that were realized or incurred because we were in reorganization. We expensed as incurred professional fees associated with and incurred during our reorganization and reported them as reorganization items. In addition, during the second quarter of 2002, we adjusted the carrying value of our senior redeemable notes to their face values by writing off the remaining unamortized discounts totaling $92.2 million. We also wrote off the entire remaining balance of our debt financing costs of $31.2 million. We also classified in reorganization items interest income earned by NII Holdings, Inc. or NII Holdings (Delaware), Inc. that would not have been earned but for our Chapter 11 filing. Additional information regarding these transactions can be found in Note 6 to the unaudited condensed consolidated financial statements included at the end of this prospectus.

      Equity in (Losses) Gains of Unconsolidated Affiliates. Prior to 2001, we recorded equity in gains (losses) of unconsolidated affiliates related to our equity method investments in our Philippine operating company and our Japanese operating company. As a result of the consolidation of our Philippine operating company during the third quarter of 2000 and the sale of our entire minority interest investment in our Japanese operating company, we no longer record equity in losses of unconsolidated affiliates. Equity in gains of unconsolidated affiliates for 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in our Japanese operating company.

      Minority Interest in Losses of Subsidiaries. We acquired the remaining minority shareholders’ equity interests in our Brazilian and Peruvian operating companies in the second quarter of 2000.

      Income Tax Benefit (Provision). During the nine months ended September 30, 2002, we incurred an income tax provision of $7.8 million related primarily to intercompany transactions that generate taxable income for certain of our companies incorporated in the U.S. We recognized an income tax benefit during 2001 of $85.9 million primarily due to the reduction of estimated future tax effects of temporary differences related to the value of our licenses held by our operating companies as a result of our asset impairment charges, offset by taxes incurred by our U.S. corporate entities related to interest income and services provided to our markets. The income tax provision for 2000 primarily resulted from the taxable gain from the exchange of our stock in Clearnet for stock of TELUS. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, contributed to the decrease in the income tax benefit for 1999 for our operating companies in those countries.

				Nine Months Ended
	Year Ended December 31,			September 30,

	1999	2000	2001	2001	2002

	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues	$124,364	$330,209	$679,595	$485,819	$584,078
Cost of revenues (exclusive of depreciation shown separately below)	96,199	182,160	335,548	249,375	236,228
Selling, general and administrative	191,015	280,822	443,898	332,645	245,272
Impairment, restructuring and other charges	—	—	1,746,907	147,143	15,756
Depreciation and amortization	108,091	160,918	234,556	173,070	58,288

Operating (loss) income	(270,941)	(293,691)	(2,081,314)	(416,414)	28,534
Interest expense (contractual interest of $250,203 for the nine months ended September 30, 2002)	(179,604)	(248,922)	(299,968)	(220,099)	(149,538)
Interest income	8,442	22,157	13,373	10,889	3,613
Realized gains (losses) on investments	—	239,467	(151,291)	(192,054)	—
Foreign currency transaction losses, net	(60,793)	(25,273)	(69,854)	(70,685)	(160,722)
Reorganization items	—	—	—	—	(136,035)
Equity in (losses) gains of unconsolidated affiliates	(31,469)	(53,874)	9,640	—	—
Minority interest in losses of subsidiaries	19,314	6,504	—	—	—
Other (expense) income, net	(5,112)	4,635	(3,803)	(5,263)	(5,586)

Loss before income tax benefit (provision)	(520,163)	(348,997)	(2,583,217)	(893,626)	(419,734)
Income tax benefit (provision)	17	(68,209)	85,896	(39,235)	(7,761)

Net loss	(520,146)	(417,206)	(2,497,321)	(932,861)	(427,495)
Accretion of series A redeemable preferred stock to value of liquidation preference	—	(61,334)	—	—	—

Loss attributable to common stockholders	$(520,146)	$(478,540)	$(2,497,321)	$(932,861)	$(427,495)

Loss per share attributable to common stockholders, basic and diluted	$(2.37)	$(1.93)	$(9.22)	$(3.44)	$(1.58)

Weighted average number of common shares outstanding	219,359	248,453	270,750	270,876	270,382

					Nine Months Ended
	Year Ended December 31,				September 30,

	1999	2000		2001	2001	2002

	(in thousands, except per share data)
Selected Financial Data:
Cash flows (used in) provided by operating activities	$(163,831)	$(211,766)		$(132,001)	$(166,899)	$68,270
Cash flows used in investing activities	(185,315)	(778,682)		(536,190)	(524,238)	(195,144)
Cash flows provided by (used in) financing activities	344,605	1,360,794		446,013	454,162	(19,034)
Operating cash flow (unaudited)(1)	(162,850)	(132,773)		(99,851)	(96,201)	102,578
Other Financial Data:
Ratio of earnings to fixed charges (unaudited)(2)	—	0.07	x	—	—	—

(1)	We define operating cash flow as (loss) earnings before interest, taxes, depreciation and amortization, foreign currency transaction (losses) gains, net, realized gains (losses) on investments, equity in (losses) gains of unconsolidated affiliates minority interest in losses of subsidiaries, other net, and other charges determined to be non-recurring in nature, such as reorganization items and impairment, restructuring and other charges. Although operating cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that the industry accepts operating cash flow as a generally recognized measure of performance and that analysts who report publicly use operating cash flow as a measure of performance. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income (loss), net income (loss), net cash provided by (used in) operating activities or any other measure for determining the operating performance or liquidity that is calculated in accordance with accounting principles generally accepted in the United States. Operating cash flow, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

				Nine Months Ended
	Year Ended December 31,			September 30,

	1999	2000	2001	2001	2002

	(unaudited and in thousands)
Reconciliation of Net Loss to Operating Cash Flow:
Net loss	$(520,146)	$(417,206)	$(2,497,321)	$(932,861)	$(427,495)

Add back:
Income tax (benefit) provision	(17)	68,209	(85,896)	39,235	7,761
Other, net	5,112	(4,635)	3,803	5,263	5,586
Reorganization items	—	—	—	—	136,035
Foreign currency transaction losses, net	60,793	25,273	69,854	70,685	160,722
Realized (gains) losses on investments	—	(239,467)	151,291	192,054	—
Equity in losses (gains) of unconsolidated affiliates	31,469	53,874	(9,640)	—	—
Minority interest in losses of subsidiaries	(19,314)	(6,504)	—	—	—
Interest income	(8,442)	(22,157)	(13,373)	(10,889)	(3,613)
Interest expense	179,604	248,922	299,968	220,099	149,538
Depreciation and amortization	108,091	160,918	234,556	173,070	58,288
Impairment, restructuring and other charges	—	—	1,746,907	147,143	15,756

Operating cash flow	$(162,850)	$(132,773)	$(99,851)	$(96,201)	$102,578

(2)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges less capitalized interest, equity in (losses) gains of unconsolidated affiliates and minority interest in losses of subsidiaries. Fixed charges consist of:

•	interest on all indebtedness, amortization of debt financing costs and amortization of original issue discount; and

•	the portion of rental expense we believe is representative of interest.

The deficiency of earnings to cover fixed charges for the year ended December 31, 1999 was $513.9 million, for the year ended December 31, 2001 was $2.62 billion, for the nine months ended September 30, 2001 was $921.2 million and for the nine months ended September 30, 2002 was $424.4 million.

	December 31,			September 30,

	1999	2000	2001	2001	2002

	(unaudited and in thousands)
Selected Operating Data:
Total digital handsets in service in Latin America, at end of period
Mexico	67	218	400	380	487
Brazil	133	322	447	454	411
Argentina	59	134	205	197	195
Peru	20	68	110	103	127

	279	742	1,162	1,134	1,220

      The following table sets forth certain consolidated balance sheet data as of September 30, 2002 on a historical basis and as adjusted to reflect our best estimates of the fresh-start accounting adjustments assuming that the confirmation of our reorganization plan had occurred as of September 30, 2002 and the following reorganization adjustments:

•	the receipt of $25.0 million of a total $50.0 million in proceeds from Nextel Communications, Inc. on the effective date of our reorganization under a new spectrum use and build-out agreement;

•	the repayment to Motorola Credit Corporation of $56.7 million in outstanding principal plus accrued interest under our international Motorola incremental equipment financing facility and accrued interest under our international Motorola equipment financing facility and Brazil Motorola equipment financing facility;

•	the extinguishment of $2.3 billion of our senior redeemable notes plus accrued interest and some other unsecured, non-trade debt in exchange for the issuance of 3,920,000 shares of our new common stock valued at $2.50 per share;

•	the cancellation of all outstanding preferred stock, common stock and other equity interests and elimination of all components of stockholders’ deficit, including paid-in-capital, accumulated deficit, deferred compensation and accumulated other comprehensive loss;

•	the receipt of $140.0 million in proceeds received through our rights offering in exchange for the issuance of new senior notes and 15,680,000 shares of new common stock valued at $2.50 per share, allocated between debt and equity based on the relative fair values of each;

•	the payment of $5.0 million and the issuance of 400,000 shares of new common stock valued at $2.50 per share in exchange for the retirement of the entire outstanding balance of $100.7 million under our Argentine credit facilities plus accrued interest; and

•	the reorganization value of our company of $475.8 million, which is comprised of $425.8 million of debt and $50.0 million of equity.

	September 30, 2002

	Actual	As Adjusted

	(unaudited and in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$91,997	$247,243
Restricted cash	69,489	—
Property, plant and equipment and intangible assets, net	551,399	414,370
Total assets	946,346	1,032,103
Long-term debt, including current portion and portion classified in liabilities subject to compromise	2,813,882	425,800
Stockholders’ (deficit) equity	(2,391,767)	50,000

RISK FACTORS

      Investing in the common stock and the notes offered by the selling security holders involves a high degree of risk. You should carefully consider the risks described below, as well as all the other information in this prospectus — including the consolidated financial statements and related notes — before investing in the common stock and the notes.

Our leverage limits our flexibility and increases our risk of default.

      Our high degree of leverage could have important consequences to you, such as:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain in the future additional financing we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements;

•	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of and interest on our debt, which will reduce the availability of cash flow to fund working capital, capital expenditures, product development, acquisitions or other corporate requirements; and

•	placing us at a competitive disadvantage compared to competitors who are less leveraged and have greater financial and other resources.

      In addition, the financing documents to which we are a party contain financial and other restrictive covenants. Our failure to comply with these covenants may result in an event of default. If such event of default is not cured or waived, we may suffer adverse effects on our operations, business or financial conditions.

      As of November 12, 2002 and after giving effect to our reorganization, the book value of our debt was $429.0 million, including $100.8 million of our senior secured discount notes (with an initial principal amount of $140.0 million and $180.8 million due at maturity), and $328.2 million consisting of certain credit facilities that were extended by Motorola Credit Corporation, and stockholders’ equity of approximately $50.0 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity.”

      We believe that with the net cash proceeds that we received as a result of the transactions consummated in connection with our emergence from reorganization on November 12, 2002, our current business plan as contemplated in our plan of reorganization will not require any additional funding and we will be able to operate and grow our business while servicing our debt obligations as scheduled. However, our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.

      If our business plans change, including as a result of changes in technology, or if economic conditions in any of our markets generally or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business as well as the conclusions as to the adequacy of the available sources could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including: the commercial success of our operations; the volatility and demand of the capital markets; and the future market prices of our securities.

      If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future borrowings will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing will be substantially limited under the terms of the notes indenture.

We have a history of net losses and negative cash flow, which we expect to continue, and have taken significant restructuring charges.

      We have never been profitable, and we have never generated sufficient cash flows from operations to fund our operations. In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan and our decision to discontinue funding to our Philippine operating company, during 2001 we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.75 billion, resulting from the write-down of the carrying values of our long-lived assets and the restructuring of some of our operations to reduce our operating costs and improve our operating efficiencies. Notwithstanding the pursuit of this revised business plan, we expect losses and negative cash flow after capital expenditures to continue for the foreseeable future.

Our business may be significantly affected by the loss of our key personnel.

      We believe that our future success will depend on the abilities and continued service of certain of our executive officers. We may be unable to retain the services of our executive officers. We believe the loss of our executive officers may have a material adverse effect on our business. See “Executive Compensation — Employment Agreements and Change of Control Arrangements.”

We have significant intangible assets, which are not likely to generate adequate value to satisfy our obligations in the event of liquidation.

      If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. We had a net tangible book value deficit of about $2.6 billion as of September 30, 2002.

Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged and are currently challenging the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. We have provided a description of the regulatory environment in each of the countries in which our operating companies conduct business under the “Regulatory and Legal Overview” discussion for each operating company under “— Operating Companies.”

If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

      a.       Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

      Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face future market pressure to reduce the prices charged for their products and services because of increased competition in our markets.

      b.         Our operating companies may face disadvantages when competing against government-owned or affiliated telecommunications companies and wireline monopoly operators.

      In some markets, our operating companies may not be able to compete effectively against an incumbent government-owned telecommunications company, or a formerly government-owned company in which the government may or may not retain a significant interest. Our operating companies may be at a competitive disadvantage in these markets because government-owned or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

      To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. These companies may also continue to enjoy the legacy of their pre-privatization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

      In some markets, our operating companies compete against an incumbent monopoly wireline company in the provision of some services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of our operating companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that government-owned and affiliated providers may enjoy. As a result, our operating companies may be at a competitive disadvantage to monopoly providers, particularly as our operating companies seek to offer new telecommunications services.

      c.     Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz or GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	phones that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      Under our revised business plan, we do not expect any significant expansion of the network coverage area of our digital mobile systems to occur over the next few years, except for certain market areas targeted for expansion in Mexico.

      d.     If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our systems.

      e.      If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

      f.        Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

      We currently market multi-function digital handsets. The higher cost of our equipment, as compared to analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs may reduce our growth and profitability.

      g.          We have launched new wireless data and Internet connectivity services, and if these new services do not prove to be successful, our operations and growth could be adversely affected.

      In 2001, we began to offer our subscribers access to digital two-way mobile data and Internet connectivity, that we market under the brand name Nextel Online. We cannot be sure that these services will perform satisfactorily, be utilized by a sufficient number of our subscribers or produce sufficient levels of customer satisfaction or revenue. Because we have less spectrum than some of our competitors, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services that may be offered by other wireless communications providers with larger spectrum positions.

      Our wireless data and Internet capabilities may not allow us to perform fulfillment and other customer support services more economically or to realize a source of future incremental revenue. Further, our wireless data and Internet capabilities may not counter the impact of increasing competition in our markets and the related pricing pressure on basic wireless voice services or incrementally differentiate us from our competitors. We also may not successfully realize our goals if:

•	we are unable to offer these new services profitably;

•	these new service offerings adversely impact the performance or reliability of our digital mobile network;

•	we or third party developers fail to develop new applications for our customers; or

•	we otherwise do not achieve a satisfactory level of customer acceptance and utilization of these services.

      Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on our results of operations, future growth prospects and perceived value.

      h.     If competitors provide two-way radio dispatch services, we will lose a competitive advantage.

      We differentiate ourselves by providing two-way radio dispatch services that are currently not available through traditional cellular or personal communication services providers. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

      a.      We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

      Most of our markets are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in Mexico and other countries in which we operate. In addition, we are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. For example, Peru’s president was dismissed in November 2000. Since late December 2001, there have been four presidents of Argentina that have resigned or been replaced in connection with the political and economic upheaval in that country. Additionally, in October 2002, Luiz Inacio Lula da Silva won the presidential election in Brazil. Changes in the leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect our business, operations and prospects in these countries.

      The countries in which we operate have a history of economic instability, including defaults on their indebtedness and significant devaluation of their currencies. For example, in the 1990s, both Mexico and Brazil suffered significant devaluations of their local currencies against the U.S. dollar. Most recently, in Argentina, after a long period of a recessionary environment following the hyperinflation of the 1980s, the Argentine government defaulted on its outstanding indebtedness and repealed the former exchange rate of one Argentine peso to one U.S. dollar and, in subsequent decrees, provided for full floating of the two currencies. The devaluation of the currencies in the countries in which we operate and resulting inflationary pressures have adversely affected our business, operations and prospects in those countries and may continue to do so. The economic difficulties faced by Argentina as a result of the government’s default on its public debt and the devaluation of the Argentine peso have recently heightened concerns regarding the Brazilian economy. In addition, Brazil’s slowing economic growth, high public debt, and uncertain economic policy as the country prepared to elect a new President have caused concern among investors. As a result, during the third quarter of 2002, the Brazilian real weakened significantly relative to the U.S. dollar. Continued economic difficulties could further weaken Brazil’s currency and make it more expensive for the government to service its debt, increase inflationary pressure, and force higher interest rates, which could further slow economic growth. While the economic slowdown in Brazil has not significantly affected the operations of our Brazilian operating company, continued economic difficulties could materially adversely affect those operations. In addition, a continued weakening of the Brazilian real relative to the U.S. dollar could result in additional foreign currency transaction losses in the future.

      b.     Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.

      Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

      As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.

      c.      We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

      Substantially all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and phones, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the economic turmoil in Asia in the late 1990s resulted in a significant devaluation of the currencies in several countries in Asia and caused fluctuations in the currencies of other emerging countries, particularly in Latin America. Further, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and in 2002 and negative adjustments to the carrying value of our assets in Brazil. This economic upheaval in Argentina led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso. In addition, the restrictive limitations placed on financial transactions by the Argentine government may further contribute to the future decrease in value of the Argentine peso.

      Any devaluation of local currencies in the countries in which our operating companies conduct business may result in increased costs for imported goods and services and may, as a result, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. We have not entered into any hedging transactions to limit our foreign currency exposure.

      d.     Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates.

      If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. For example, several countries in Asia have experienced significant economic turmoil, including bank failures, in the last several years. The recent economic and political uncertainty in Argentina may have significant consequences to the internal banking and financial infrastructure of the country and could affect the economies of its trading partners, particularly Brazil. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. For instance, as a result of its recent economic turmoil, Argentina has been subject to significant inflationary pressures, which are expected to continue. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

      e.     We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Japan. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.

      f.      We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

      Many of the foreign countries in which we operate have increasingly turned to new taxes as a method of increasing revenue. For instance, in 2001, Brazil adopted a new tax on financial transactions and certain provinces in Argentina adopted new taxes on telecommunications services. In addition, in 2002 Mexico adopted a new tax on telecommunications services. In addition, the provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.

      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

      For example, our Brazilian operating company has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Our Brazilian operating company has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases our petitions have been denied and we are currently appealing those decisions. Additionally, our Brazilian operating company has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates.

      g.       We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

      A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

Our significant stockholders are able to influence our business and affairs and can be influenced by Nextel Communications’ significant stockholders.

      As of November 12, 2002, Nextel Communications, Inc. beneficially owned about 35.60% of the outstanding common stock of NII Holdings and is its single largest stockholder while MacKay Shields LLC beneficially owned or controlled about 21.8% of NII Holdings’ common stock. As a result of their ownership or control, Nextel Communications and MacKay Shields may be able to influence our business and affairs. Notwithstanding its current ownership of NII Holdings’ stock, Nextel Communications is also a party to a standstill agreement with NII Holdings and certain other parties which prohibits it from exercising voting control over more than 49.9% of NII Holdings’ outstanding common stock.

      Additionally, based on the ownership information relating to Nextel Communications as of September 30, 2002, Motorola beneficially owned about 11% of the outstanding Nextel Communications stock. Motorola is entitled to nominate two directors to the board of directors of Nextel Communications and one director to the board of directors of NII Holdings and may exert influence over our affairs. In addition, as of December 31, 2001, entities controlled by Mr. Craig O. McCaw beneficially owned about 7% of the outstanding stock of Nextel Communications. Digital Radio L.L.C., which is controlled by Mr. McCaw, may designate at least one fourth of the board of directors of Nextel Communications. In addition, Digital Radio may select, from its representatives on the board of directors, a majority of the operations committee of Nextel Communications’ board of directors, which has significant authority relating to Nextel Communications’ business strategy, budgets and financing arrangements and in the nomination and oversight of specified executive officers. As a result, Mr. McCaw and Digital Radio may exert significant influence over our affairs as well.

We rely on Nextel Communications for certain services.

      We rely on Nextel Communications for certain administrative, marketing and engineering services pursuant to an amended and restated overhead services agreement which provides that most of these services may be terminated on notice. Termination of these services could require us to obtain these services from third party providers at a higher expense if such services are available at all.

      In addition, access to the technology, supplier relationships, and network development and marketing expertise of Nextel Communications has afforded us significant competitive advantages. We also benefit from Nextel Communications’ relationship with Motorola, which supplies us with network equipment, digital handsets and related services, generally at the same basic prices extended to Nextel Communications.

Nextel Communications’ significant stockholders may or do compete with us.

      Motorola and its affiliates engage in wireless communications businesses and may in the future engage in additional businesses that do or may compete with some or all of the services that we offer. The potential conflict of interest may adversely affect us in the future. In addition, Motorola is a significant stockholder of Nextel Communications, and indirectly of us, which creates potential conflicts of interest, particularly with regard to significant transactions.

      Digital Radio, Mr. McCaw and their affiliates have and, subject to the terms of agreements between Digital Radio and Nextel Communications, may have other investments or interests in entities that provide wireless telecommunications services that could potentially compete with Nextel Communications and with us. Under the agreements, Mr. McCaw, Digital Radio and their controlled affiliates may not, until one year after termination of the operations committee of the board of directors of Nextel Communications, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless these opportunities have first been presented to and waived or rejected by Nextel Communications. We do not have similar arrangements with these entities, and Nextel Communications may waive or reject these opportunities, even if they are in our best interests.

Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.

      Nextel Communications, Inc. has licensed to us the right to use “Nextel” and other of its trademarks on a royalty-free basis in Latin America. Nextel Communications, Inc. may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls, a change in control of NII Holdings, or certain other material defaults under the New Spectrum Use and Build-Out Agreement) and fail to cure the default within the 60 day period. If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications, Inc. may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. We depend upon our roaming agreements with Nextel Communications, Inc. for access to its iDEN network in the United States.

Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.

      Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets and iDEN technology is a proprietary technology of Motorola, meaning that there are currently no other suppliers of this technology. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Nextel Communications is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Any change by Nextel Communications in its technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.

Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency omissions and health concerns.

We cannot assure you that an active market will develop for the common stock or the notes.

      The common stock and notes have recently been issued and we cannot assure you that an active market will develop, or, if such a market develops, that this market will be liquid.

      The common stock is currently quoted on the OTC Bulletin Board. While there are currently three market makers which provide quotes with respect to the common stock, none of these market makers is obligated to continue to make a market in the common stock. In this event, the liquidity of the common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes.

      The notes are not currently listed on any national securities exchange. Accordingly, we cannot assure you that a holder of the notes will be able to sell these notes in the future or as to the price at which this sale may occur. The liquidity of the market for the notes and the prices at which these notes trade will depend upon the amount outstanding, the number of holders of the notes, the interest of securities dealers in maintaining a market in these notes and other factors beyond our control.

      The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market for high yield securities. These declines may adversely affect the liquidity and trading markets for the notes.

We have not paid dividends on the common stock.

      We have never paid a cash dividend on the common stock and the terms of our financing documents restrict our ability to pay dividends on the common stock.

We may not be able to finance a change of control offer.

      Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes at 101% of their accreted value. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of these notes, or restrictions contained in the Motorola financing agreements may prevent us from being able to do so.

      Moreover, our financing agreements with Motorola provide and, we anticipate any future credit facility to similarly provide, that the occurrence of a change of control could also constitute a default giving Motorola (and any other lenders under future credit facilities) the right to accelerate the maturity of all or portions of our borrowings. We cannot assure you that under these circumstances we would be able to obtain necessary consents from Motorola and any other lenders under the Motorola financing agreements and/or any future credit facility to permit us to repurchase the notes pursuant to a change of control or to repay or refinance all of our indebtedness under the Motorola financing agreements and/or any future credit facility.

Historical financial information may not be comparable to results reported in the future.

      As a result of the recent consummation of our revised third amended joint plan of reorganization and the transactions contemplated thereby, we are operating our existing business under a new capital structure. In addition, we are now subject to fresh start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization may not be comparable to our consolidated financial condition or results of operations reflected in our historical financial statements appearing at the end of this prospectus.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “intends, “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including technical uncertainties, financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties in addition to the other qualifying factors identified in the foregoing “Risk Factors” section, including, but not limited to:

•	our ability to meet the operating goals established by our revised business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency devaluations in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings, including Nextel WorldwideSM and Nextel OnlineSM;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our 2001 annual report on Form 10-K and our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and under the heading “Risk Factors,” above.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock or the notes by the selling security holders under this prospectus.

PRICE RANGE OF NII HOLDINGS COMMON STOCK

      On November 12, 2002 all shares of the common stock of NII Holdings existing prior to the reorganization were cancelled and new shares of the common stock were issued under the revised third amended joint plan of reorganization. The common stock issued under the revised third amended joint plan of reorganization is currently quoted on the OTC Bulletin Board under the symbol “NIHD.OB”. As of December 16, 2002, NII Holdings had 20,000,000 shares of common stock outstanding and had approximately ten stockholders of record.

      The high and low bid quotations quoted on the OTC Bulletin Board for the period from November 20, 2002 (the date on which NII Holdings’ common stock was first quoted on the OTC Bulletin Board) and December 16, 2002 were, respectively, $14.30 and $5.50. Information with respect to over-the-counter bid quotations represents prices between dealers, does not include retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Also, quotations on the OTC Bulletin Board are sporadic and we can give no assurance that there will continue to be an active market for NII Holdings common stock.

DIVIDEND POLICY

      NII Holdings has not paid any dividends on its common stock and does not plan to pay dividends on its common stock for the foreseeable future. Some of its financing documents prohibit, and are expected to continue to prohibit it from paying dividends. In addition, some of the financing agreements to which certain of its subsidiaries are parties restrict the ability of such subsidiaries to make dividends, loans and cash distributions to NII Holdings. Accordingly, while these restrictions are in place, any profits generated by such subsidiaries will not be available to NII Holdings for, among other things, payment of dividends.

      NII Holdings anticipates that for the foreseeable future any cash flow generated from its operations will be used to develop and expand its business and operations in accordance with its revised business plan. Any future determination as to the payment of dividends on its common stock will be at the discretion of its board of directors and will depend upon its operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors as its board of directors deems relevant. There can be no assurance that NII Holdings will pay dividends on its common stock at any time in the future.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents, restricted cash and capitalization as of September 30, 2002 on a historical basis and as adjusted to reflect our best estimates of the fresh start accounting adjustments assuming that the confirmation of our reorganization plan had occurred as of September 30, 2002 and the following reorganization adjustments:

•	the receipt of $25.0 million of a total $50.0 million in proceeds from Nextel Communications on the effective date of our reorganization under a new spectrum use and build-out agreement;

•	the repayment to Motorola Credit Corporation of $56.7 million in outstanding principal plus accrued interest under our international Motorola incremental equipment financing facility and accrued interest under our international Motorola equipment financing facility and Brazil Motorola equipment financing facility;

•	the extinguishment of $2.3 billion of our senior redeemable notes plus accrued interest and some other unsecured, non-trade debt in exchange for the issuance of 3,920,000 shares of our new common stock valued at $2.50 per share;

•	the cancellation of all outstanding preferred stock, common stock and other equity interests and elimination of all components of stockholders’ deficit, including paid-in-capital, accumulated deficit, deferred compensation and accumulated other comprehensive loss;

•	the receipt of $140.0 million in proceeds received through our rights offering in exchange for the issuance of new senior notes and 15,680,000 of new common stock valued at $2.50 per share, allocated between debt and equity based on the relative fair values of each;

•	the payment of $5.0 million and the issuance of 400,000 shares of new common stock valued at $2.50 per share in exchange for the retirement of the entire outstanding balance of $100.7 million under our Argentine credit facilities plus accrued interest; and

•	the reorganization value of our company of $475.8 million, which is comprised of $425.8 million of debt and $50.0 million of equity.

This table should be read in conjunction with “Selected Consolidated Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included at the end of this prospectus.

	September 30, 2002

	Actual	As Adjusted

	(unaudited and in thousands)
Cash and cash equivalents (including cash limited for use in certain markets of $25.6 and $12.7 million)	$91,997	$247,243

Restricted cash	$69,489	$—

Current portion of long-term debt:
International Motorola incremental equipment financing facility	$56,650	$—
Argentine credit facilities	100,769	—

Total current portion of long-term debt	157,419	—

Long-term debt:
International Motorola equipment financing facility	225,000	225,000
Brazilian Motorola equipment financing facility	100,000	100,000
13.0% senior secured discount notes due 2009, net of unamortized discount of $0 and $80,021	—	100,800

Total long-term debt	325,000	425,800

	September 30, 2002

	Actual	As Adjusted

	(unaudited and in thousands)
Debt included in liabilities subject to compromise:
13.0% senior redeemable discount notes due 2007	951,463	—
12.125% senior serial redeemable discount notes due 2008	730,000	—
12.75% senior serial redeemable notes due 2010	650,000	—

Total debt included in liabilities subject to compromise	2,331,463	—

Total debt	2,813,882	425,800
Stockholders’ (deficit) equity:
Series A exchangeable redeemable preferred stock, 11 shares issued and outstanding, actual and no shares issued and outstanding, as adjusted	1,050,300	—
Special Director Preferred Stock, no shares issued and outstanding, actual and 1 share issued and outstanding, as adjusted	—	—
Common stock, no shares issued and outstanding, actual and 20,000,000 shares issued and outstanding, as adjusted	—	20
Common stock, class B, 271,037 shares issued and 270,382 shares outstanding, actual and no shares issued and outstanding, as adjusted	271	—
Paid-in capital	934,958	49,980
Accumulated deficit	(4,201,992)	—
Treasury stock, at cost, 655 shares, actual and no shares, as adjusted	(3,275)	—
Deferred compensation, net	(860)	—
Accumulated other comprehensive loss	(171,169)	—

Total stockholders’ (deficit) equity	(2,391,767)	50,000

Total capitalization	$422,115	$475,800

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

      The financial information presented below for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 has been derived from our audited consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 have been audited by Deloitte & Touche LLP, our independent auditors. Our audited financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 are included at the end of this prospectus. The financial information as of September 30, 2002 and for the nine months ended September 30, 2001 and 2002 has been derived from our unaudited condensed consolidated financial statements, included at the end of this prospectus. This information is only a summary and should be read together with our consolidated historical financial statements and management’s discussion and analysis appearing elsewhere in this prospectus. As a result of the consummation of our revised third amended joint plan of reorganization and the transactions contemplated thereby on November 12, 2002, we are operating our existing business under a new capital structure. In addition, we are subject to the fresh start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization will not be comparable to our consolidated financial condition or results of operations reflected in our historical financial statements contained at the end of this prospectus or in the selected consolidated historical financial information set forth below.

      Operating Revenues and Cost of Revenues. On January 1, 2000, we changed our revenue recognition policy in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000 and therefore did not restate the financial statements for years prior to 2000. Additional information regarding this accounting change can be found in Note 1 to the audited consolidated financial statements included at the end of this prospectus. For all periods presented, we classified revenues from digital handset and accessory sales within operating revenues and the related costs of digital handset and accessory sales within cost of revenues. We had previously classified these amounts within selling, general and administrative expenses.

      Impairment, Restructuring and Other Charges. During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to our Philippine operating company. As a result, we performed an assessment of the carrying values of the long-lived assets related to our Philippine operating company in accordance with Statement of Financial Accounting Standards, or SFAS, No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” As a result, during the third quarter of 2001, we wrote down the carrying values of our long-lived assets related to our Philippine operating company to their estimated fair market values and recorded a $147.1 million pre-tax impairment charge. Additional information regarding this charge can be found in Note 2 to the audited consolidated financial statements included at the end of this prospectus.

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan, during the fourth quarter of 2001, we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.60 billion. Additional information regarding these charges can be found in Note 2 to the audited condensed consolidated financial statements included at the end of this prospectus.

      During 2002, some of our markets further restructured their operations, which included workforce reductions. As a result, during the first three quarters of 2002, we recorded $3.0 million in restructuring charges related to these actions and $4.9 million in other charges that were incurred and paid to third parties assisting us with our debt restructuring efforts. In addition, during the second quarter of 2002, our Argentine operating company recorded a $7.9 million impairment charge to further write down the carrying values of its long-lived assets to their estimated fair values as a result of the continued economic decline in Argentina.

      Depreciation and Amortization. During 2001, we wrote down substantially all of the long-lived assets held by our operating companies, including property, plant and equipment and intangible assets, to their estimated fair values in accordance with SFAS No. 121. We did not make any adjustments to depreciation or amortization expense recorded during the year ended December 31, 2001. The net book value of the impaired assets became the new cost basis as of December 31, 2001. As a result of the lower cost bases, depreciation and amortization decreased significantly in 2002.

      Interest Expense. We reported interest expense incurred subsequent to our bankruptcy filing on May 24, 2002 only to the extent that it would be paid during the reorganization or that is was probable that it would be an allowed claim. Principal and interest payments could not be made on pre-petition debt subject to compromise without approval from the bankruptcy court or until the plan of reorganization defining the repayment terms was confirmed. Further, the Bankruptcy Code generally disallowed the payment of post-petition interest that accrued with respect to unsecured or under secured claims. As a result, we did not accrue interest that we believed was not probable of being treated as an allowed claim. During the nine months ended September 30, 2002, we did not accrue interest aggregating $100.7 million on our senior redeemable notes. We continued to accrue interest expense related to our credit facilities with Motorola Credit Corporation, as our plan of reorganization that was confirmed by the Bankruptcy Court on October 28, 2002 contemplated the reinstatement of these facilities.

      Realized Gains (Losses) on Investments. In October 2000, TELUS Corporation, a publicly traded Canadian telecommunications company, acquired Clearnet Communications, Inc., a publicly traded Canadian company in which we owned an equity interest. In connection with this acquisition, we exchanged our 8.4 million shares of Clearnet stock for 13.7 million shares of TELUS stock, representing about 4.8% of the ownership interest in TELUS. We recorded a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. During the third quarter of 2001, in connection with our review of our investment portfolio, we recognized a $188.4 million reduction in fair value of our investment in TELUS, based on its stock price as of September 30, 2001. Additional information regarding these transactions can be found in Note 5 to the audited consolidated financial statements included at the end of this prospectus.

      Foreign Currency Transaction Losses. Our operations are subject to fluctuations in foreign currency exchange rates. We recognize gains and losses on U.S. dollar-denominated assets and liabilities in accordance with SFAS No. 52, “Foreign Currency Translation.” As a result, significant fluctuations in exchange rates can result in large foreign currency transaction gains and losses.

      In January 2002, the Argentine government devalued the Argentine peso from its previous one-to-one peg with the U.S. dollar. Subsequently, the peso-to-dollar exchange rate significantly weakened in value. As a result, during the nine months ended September 30, 2002, Nextel Argentina recorded $135.5 million in foreign currency transaction losses, primarily related to its Argentine credit facilities. Foreign currency transaction losses in 2001 and 1999 are primarily due to decreases in the value of the Brazilian real compared to the U.S. dollar in those years.

      Reorganization Items. In accordance with American Institute of Certified Public Accountants’ Statement of Position, or SOP, 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” we classified in reorganization items all items of income, expense, gain or loss that were realized or incurred because we were in reorganization. We expensed as incurred professional fees associated with and incurred during our reorganization and reported them as reorganization items. In addition, during the second quarter of 2002, we adjusted the carrying value of our senior redeemable notes to their face values by writing off the remaining unamortized discounts totaling $92.2 million. We also wrote off the entire remaining balance of our debt financing costs of $31.2 million. We also classified in reorganization items interest income earned by NII Holdings, Inc. or NII Holdings (Delaware), Inc. that would not have been earned but for our Chapter 11 filing. Additional information regarding these transactions can be found in Note 6 to the unaudited condensed consolidated financial statements included at the end of this prospectus.

      Equity in (Losses) Gains of Unconsolidated Affiliates. Prior to 2001, we recorded equity in gains (losses) of unconsolidated affiliates related to our equity method investments in Nextel Philippines and NEXNET. As a result of the consolidation of Nextel Philippines during the third quarter of 2000 and the sale of our entire minority interest investment in NEXNET, we no longer record equity in losses of unconsolidated affiliates. Equity in gains of unconsolidated affiliates for 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET.

      Minority Interest in Losses of Subsidiaries. We acquired the remaining minority shareholders’ equity interests in Nextel Brazil and Nextel Peru in the second quarter of 2000.

      Income Tax Benefit (Provision). During the nine months ended September 30, 2002, we incurred an income tax provision of $7.8 million related primarily to intercompany transactions that generate taxable income for certain of our companies incorporated in the U.S. We recognized an income tax benefit during 2001 of $85.9 million primarily due to the reduction of estimated future tax effects of temporary differences related to the value of our licenses held by our operating companies as a result of our asset impairment charges, offset by taxes incurred by our U.S. corporate entities related to interest income and services provided to our markets. The income tax provision for 2000 primarily resulted from the taxable gain from the exchange of our stock in Clearnet for stock of TELUS. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, contributed to the decrease in the income tax benefit for 1999 for our operating companies in those countries. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, contributed to the decrease in the income tax benefit for 1999 for our operating companies in those countries. During 1998, we recognized an income tax benefit of $22.4 million related to net operating losses of our operating companies in Brazil, Mexico and Argentina.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1997	1998	1999	2000	2001	2001	2002

	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues	$13,015	$67,903	$124,364	$330,209	$679,595	$485,819	$584,078
Cost of revenues (exclusive of depreciation shown separately below)	7,424	57,212	96,199	182,160	335,548	249,375	236,228
Selling, general and administrative	26,768	131,386	191,015	280,822	443,898	332,645	245,272
Impairment, restructuring and other charges	—	—	—	—	1,746,907	147,143	15,756
Depreciation and amortization	18,381	56,039	108,091	160,918	234,556	173,070	58,288

Operating (loss) income	(39,558)	(176,734)	(270,941)	(293,691)	(2,081,314)	(416,414)	28,534
Interest expense (contractual interest of $250,203 for the nine months ended September 30, 2002	(56,583)	(106,824)	(179,604)	(248,922)	(299,968)	(220,099)	(149,538)
Interest income	19,666	16,655	8,442	22,157	13,373	10,889	3,613
Realized gains (losses) on investments	—	—	—	239,467	(151,291)	(192,054)	—
Foreign currency transaction gains (losses), net	6,000	9,506	(60,793)	(25,273)	(69,854)	(70,685)	(160,722)
Reorganization items	—	—	—	—		—	(136,035)
Equity in (losses) gains of unconsolidated affiliates	(11,401)	(12,193)	(31,469)	(53,874)	9,640	—	—

						Nine Months Ended
	Year Ended December 31,					September 30,

	1997	1998	1999	2000	2001	2001	2002

	(in thousands, except per share data)
Minority interest in losses of subsidiaries	2,085	17,131	19,314	6,504	—	—	—
Other (expense) income, net	(439)	(7,034)	(5,112)	4,635	(3,803)	(5,263)	(5,586)

Loss before income tax benefit (provision)	(80,230)	(259,493)	(520,163)	(348,997)	(2,583,217)	(893,626)	(419,734)
Income tax benefit (provision)	6,282	22,358	17	(68,209)	85,896	(39,235)	(7,761)

Net loss	(73,948)	(237,135)	(520,146)	(417,206)	(2,497,321)	(932,861)	(427,495)
Accretion of series A redeemable preferred stock to value of liquidation preference	—	—	—	(61,334)	—	—	—

Loss attributable to common stockholders	$(73,948)	$(237,135)	$(520,146)	$(478,540)	$(2,497,321)	$(932,861)	$(427,495)

Loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(1.08)	$(2.37)	$(1.93)	$(9.22)	$(3.44)	$(1.58)

Weighted average number of common shares outstanding	219,000	219,021	219,359	248,453	270,750	270,876	270,382

Selected Financial Data:
Cash flows (used in) provided by operating activities	$(16,464)	$(177,997)	$(163,831)	$(211,766)	$(132,001)	$(166,899)	$68,270
Cash flows used in investing activities	(389,153)	(402,902)	(185,315)	(778,682)	(536,190)	(524,238)	(195,144)
Cash flows provided by (used in) financing activities	512,378	542,225	344,605	1,360,794	446,013	454,162	(19,034)
Operating cash flow (unaudited)(1)	(21,177)	(120,695)	(162,850)	(132,773)	(99,851)	(96,201)	102,578
Other Financial Data:
Ratio of earnings to fixed charges (unaudited)(2)	—	—	—	0.07x	—	—	—

(1)	We define operating cash flow as (loss) earnings before interest, taxes, depreciation and amortization, foreign currency transaction (losses) gains, net, realized gains (losses) on investments, equity in (losses) gains of unconsolidated affiliates minority interest in losses of subsidiaries, other net, and other charges determined to be non-recurring in nature, such as reorganization items and impairment, restructuring and other charges. Although operating cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that the industry accepts operating cash flow as a generally recognized measure of performance and that analysts who report publicly use operating cash flow as a measure of performance. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income (loss), net income (loss), net cash provided by (used in) operating activities or any other measure for determining the operating performance or liquidity that is calculated in accordance with accounting principles generally accepted in the United States. Operating cash flow, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

				Nine Months Ended
	Year Ended December 31,			September 30,

	1999	2000	2001	2001	2002

	(unaudited and in thousands)
Reconciliation of Net Loss to Operating Cash Flow:
Net loss	$(520,146)	$(417,206)	$(2,497,321)	$(932,861)	$(427,495)

Add back:
Income tax (benefit) provision	(17)	68,209	(85,896)	39,235	7,761
Other, net	5,112	(4,635)	3,803	5,263	5,586
Reorganization items	—	—	—	—	136,035
Foreign currency transaction losses, net	60,793	25,273	69,854	70,685	160,722
Realized (gains) losses on investments	—	(239,467)	151,291	192,054	—
Equity in losses (gains) of unconsolidated affiliates	31,469	53,874	(9,640)	—	—
Minority interest in losses of subsidiaries	(19,314)	(6,504)	—	—	—
Interest income	(8,442)	(22,157)	(13,373)	(10,889)	(3,613)
Interest expense	179,604	248,922	299,968	220,099	149,538
Depreciation and amortization	108,091	160,918	234,556	173,070	58,288
Impairment, restructuring and other charges	—	—	1,746,907	147,143	15,756

Operating cash flow	$(162,850)	$(132,773)	$(99,851)	$(96,201)	$102,578

(2)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges less capitalized interest, equity in (losses) gains of unconsolidated affiliates and minority interest in losses of subsidiaries. Fixed charges consist of:

•	interest on all indebtedness, amortization of debt financing costs and amortization of original issue discount; and

•	the portion of rental expense we believe is representative of interest.

The deficiency of earnings to cover fixed charges for the year ended December 31, 1997 was $73.4 million, for the year ended December 31, 1998 was $286.4 million, for the year ended December 31, 1999 was $513.9 million, for the year ended December 31, 2001 was $2.62 billion, for the nine months ended September 30, 2001 was $921.2 million and for the nine months ended September 30, 2002 was $424.4 million.

	December 31,
						September 30,
	1997	1998	1999	2000	2001	2002

	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$90,798	$112,155	$93,748	$473,707	$250,250	$91,997
Restricted cash	68,992	8,961	6,280	145	84,041	69,489
Property, plant and equipment, net	136,210	530,571	539,455	1,070,127	350,001	371,763
Intangible assets, net	543,071	580,282	482,053	978,140	227,551	179,636
Total assets	1,123,038	1,601,136	1,681,792	3,193,226	1,244,420	946,346
Long-term debt, including current portion and as of September 30, 2002 portion classified in liabilities subject to compromise	600,020	1,256,943	1,548,496	2,519,283	2,665,144	2,813,882
Stockholders’ equity (deficit)	296,029	95,898	(179,590)	81,604	(2,022,150)	(2,391,767)

PRO FORMA FINANCIAL DATA

      The following unaudited pro forma financial data has been derived from the application of pro forma adjustments to the unaudited financial statements for the nine months ended September 30, 2002 included at the end of this prospectus. The unaudited pro forma condensed consolidated statements of operations for the period presented give effect to the reorganization as if it had occurred on January 1, 2002. The adjustments are described in the accompanying notes. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2002 is included in note 1 to the unaudited condensed consolidated financial statements for the nine months ended September 30, 2002 included at the end of this prospectus. The pro forma financial data does not purport to represent what our results of operations actually would have been if the reorganization had been consummated on the date or for the period indicated, or what such results will be for any future date or for any future period. The unaudited pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included at the end of this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	For the Nine Months Ended
	September 30, 2002

		Pro Forma
	Historical	Adjustments		Pro Forma

	(unaudited and in thousands)
Operating revenues	$584,078	$—		$584,078
Operating expenses
Cost of revenues	236,228	—		236,228
Selling, general and administrative	245,272	—		245,272
Impairment, restructuring and other charges	15,756	(4,762	)(1)	10,994
Depreciation and amortization	58,288	(10,543	)(2)	47,745

	555,544	(15,305)		540,239

Operating income	28,534	15,305		43,839

Other income
Interest expense	(149,538)	102,392	(3)	(47,146)
Interest income	3,613	—		3,613
Foreign currency transaction losses, net	(160,722)	117,927	(4)	(42,795)
Reorganization items	(136,035)	136,035	(5)	—
Other, net	(5,586)	—		(5,586)

	(448,268)	356,354		(91,914)

Loss before income tax provision	(419,734)	371,659		(48,075)
Income tax provision	(7,761)	—		(7,761)

Net loss	$(427,495)	$371,659		$(55,836)

(1)	This amount represents restructuring and other charges that would not have been incurred had our reorganization occurred on January 1, 2002. The amount consists of legal and consulting fees that we incurred prior to our filing for reorganization under Chapter 11 of the United States Bankruptcy Code to third parties who assisted us with our debt restructuring efforts.

(2)	This amount represents depreciation and amortization expense that would not have been incurred had our reorganization and fresh start accounting adjustments occurred on January 1, 2002.

(3)	This amount primarily consists of interest expense related to our extinguished senior secured notes for the period from January 1, 2002 through our bankruptcy filing on May 24, 2002 and interest expense related to our retired Argentina credit facilities, all of which would not have been incurred had the reorganization occurred on January 1, 2002. The amount is partially offset by interest expense related to our new senior notes that would have been incurred had our reorganization occurred on January 1, 2002.

(4)	This amount consists of foreign currency transaction losses related to our retired Argentina credit facilities that would not have been incurred had the reorganization occurred on January 1, 2002. The amount is partially offset by foreign currency transaction losses related to our Brazilian Motorola equipment financing and our Mexican master equipment financing facility that would have been incurred had the reorganization occurred on January 1, 2002.

(5)	This amount represents reorganization items that would not have been incurred had the reorganization occurred on January 1, 2002. For a description of these items, see note 6 to the unaudited condensed consolidated financial statements included at the end of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

      The following is a discussion and analysis of:

•	our consolidated financial condition and results of operations for each of the three years in the period ended December 31, 2001, and for the nine-month periods ended September 30, 2002 and 2001; and

•	significant factors that could affect our prospective financial condition and results of operations.

      Historical results may not indicate future performance. See “Risk Factors — Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”

      The accounts of our consolidated non-U.S. subsidiaries are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results. Information provided in the table below regarding digital handsets in service is presented as of the end of the applicable calendar quarter.

      We provide digital wireless communication services targeted at meeting the needs of business customers in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. In addition, we owned a direct and indirect interest in a digital mobile services provider in the Philippines, which we sold on November 28, 2002.

      We use a transmission technology called integrated digital enhanced network, or iDEN®, developed by Motorola, Inc., to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. Our digital mobile networks support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced JavaTM enabled business applications, which are marketed as “Nextel Online®” services; and

•	international roaming capabilities, which are marketed as “Nextel WorldwideSM.”

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of Nextel Communications, Inc. and Nextel Partners, Inc. Our customers may also roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or Global System for Mobile Communications, or GSM, 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have about 150 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 80 countries and territories. After we enter into roaming agreements, together with our roaming partners we undertake testing and implementation procedures before roaming can begin. In addition, each operator with whom we enter into a roaming agreement in any given country may have varying service coverage areas; some may operate in metropolitan areas while others may have nationwide service. To reduce our operating costs, including costs we incur to test and implement roaming, we will be reducing the number of our roaming partners in the fourth quarter of 2002. We do not expect that this will have a material adverse effect on our operations as revenues from roaming represented less than 1% of our total consolidated operating revenues for the nine-month period ended September 30, 2002.

      The table below provides an overview of our digital handsets in service as of September 30, 2002 and 2001 for all of our Latin American markets except for Chile, where we do not currently operate a digital mobile network. For purposes of the table, digital handsets in service represent all digital handsets in use on the digital mobile networks of each of the listed operating companies.

	Digital Handsets In Service

	September 30,	September 30,
Country	2002	2001

	(In thousands)
Mexico	487	380
Brazil	411	454
Argentina	195	197
Peru	127	103

Total Latin America	1,220	1,134

Recent Developments

      Our operating results for the nine months ended September 30, 2002 were significantly better than expected compared to our revised business plan. We expect that our operating revenues and segment earnings for the year ended December 31, 2002 will also be significantly better than the amounts expected under our revised business plan and in line with our results reported for the nine months ended September 30, 2002. In addition, our capital expenditures for the year ended December 31, 2002 are expected to be significantly lower than the prior year and the revised business plan and, therefore, we expect our ending cash balance will be significantly greater than that expected under our revised business plan.

      On December 10, 2002, we announced the signing of a definitive agreement with American Tower Corporation for certain of our subsidiaries to sell at least 535 communication towers for an aggregate of $100.0 million to American Tower and lease them back. The transaction will close in stages subject to customary closing conditions. The first closing for about 140 towers for proceeds of about $26.2 million occurred on December 17, 2002. American Tower has also agreed to provide up to 250 additional cell sites to our incremental network build-out, of which at least 100 cell sites must be co-locations on American Tower’s existing towers. The remaining 150 cell sites, if not co-located on the American Tower’s existing towers, will be part of a build-to-suit program, which is expected to be completed over the next three years.

      Reorganization. In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications, Inc. and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign subsidiaries filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 operated as debtors-in-possession under the Bankruptcy Code, our foreign subsidiaries continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Plan of Reorganization on June 27, 2002, our Second Amended Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting the final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from Chapter 11 proceedings.

      The following is a summary of the significant transactions consummated on November 12, 2002 under our confirmed plan of reorganization:

•	NII Holdings amended and restated its Bylaws and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing an aggregate of 100,000,000 shares of common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	NII Holdings exchanged, on a pro rata basis, $2.3 billion in senior redeemable notes and other unsecured, non-trade claims that existed prior to its bankruptcy filing for 3,920,000 shares of new common stock and canceled its then-existing senior redeemable notes and some other unsecured, non-trade debt that existed prior to November 12, 2002;

•	NII Holdings cancelled all shares of its preferred stock, common stock and other equity interests that existed prior to November 12, 2002;

•	Motorola Credit Corporation reinstated in full our $225.0 million international Motorola equipment financing facility and our $100.0 million Brazil Motorola equipment financing facility, subject to deferrals of principal amortization and some structural modifications;

•	NII Holdings repaid the outstanding principal balance, together with accrued interest, due under its $56.7 million international Motorola incremental financing facility using restricted cash held in escrow, which amount will be available for borrowing upon the terms set forth in the international Motorola equipment financing facility;

•	NII Holdings entered into a new spectrum use and build-out agreement with Nextel Communications, Inc., our former parent company, with respect to certain areas on the border between the United States and Mexico, and received $25.0 million of a total payment of $50.0 million, with the remaining $25.0 million placed in escrow to be distributed as costs are incurred during the completion of the build-out; and

•	NII Holdings (Cayman) raised $140.0 million in proceeds from some of our creditors that participated in a rights offering in exchange for the issuance of 15,680,000 additional shares of NII Holdings’ new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity. The rights offering provided the holders of NII Holdings’ then-existing senior redeemable notes, and some of our other creditors, the opportunity to purchase a pro rata share of NII Holdings’ new common stock, as well as new notes issued, by NII Holdings (Cayman), one of our wholly-owned subsidiaries. Through the rights offering, Nextel Communications, Inc. purchased $50.9 million of the new notes and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that NII Holdings issued to Nextel Communications, Inc. in connection with the cancellation of NII Holdings’ senior redeemable notes and in satisfaction of claims by Nextel Communications, Inc. under our 1997 tax sharing agreement. Nextel Communications, Inc. owned about 35.6% of NII Holdings’ issued and outstanding shares of new common stock as of November 12, 2002. MacKay Shields owned or controlled about 21.8% of NII Holdings’ common stock as of November 12, 2002. The new notes are senior secured obligations that accrue interest at a rate of approximately 13% per annum, compounded quarterly, through October 31, 2004, which interest is added to principal, and accrues interest thereafter at a rate of approximately 13% per annum, compounded quarterly and payable in cash quarterly and mature in 2009. The repayment of the new notes is fully, unconditionally and irrevocably guaranteed by NII Holdings and some of our subsidiaries and affiliates that are listed on the cover of this prospectus.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and the issuance to them of 400,000 shares of NII Holdings’ new common stock, or 2% of all shares of new common stock outstanding on November 12, 2002.

      As a result of these transactions, NII Holdings currently has 20,000,000 shares of new common stock outstanding. In addition, on November 12, 2002, its board of directors approved the grant of options to purchase 2,222,222 shares of NII Holdings’ new common stock under its new 2002 Management Incentive Plan.

      Because our plan of reorganization was approved by the Bankruptcy Court on October 28, 2002, for financial reporting purposes we will use an effective date of October 31, 2002 and apply fresh-start accounting to our consolidated balance sheet as of that date in accordance with SOP 90-7. We will adopt fresh-start accounting because the holders of our existing voting shares immediately before filing and confirmation of our plan of reorganization received less than 50% of the voting shares of the emerging company and our reorganization value, which served as the basis for our reorganization plan approved by the Bankruptcy Court, is less than our post petition liabilities and allowed claims, as shown below (in thousands):

Post petition current liabilities	$8,482
Liabilities deferred under the Chapter 11 proceeding	2,446,174

Total post petition liabilities and allowed claims	2,454,656
Reorganization value	(475,800)

Excess of liabilities over reorganization value	$1,978,856

      Under fresh-start accounting, a new reporting entity is considered to be created and we are required to adjust the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting is applied. Accordingly, the reorganization value of our company of $475.8 million represents the total fair value that we will allocate to the assets and liabilities of our reorganized company in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

      Our financial advisors advised us with respect to the reorganization value of our company. Our financial advisors used two methodologies to derive the estimated reorganization value: (a) the application of comparable public company multiples to our historical and projected financial results, and (b) a calculation of the present value of our free cash flows under our revised business plan using financial projections through 2007, including an assumption for a terminal value, discounted back at our estimated post-restructuring weighted average cost of capital. In deriving the reorganization value our financial advisors considered our market share and position, competition and general economic considerations, projected revenue growth, potential profitability, working capital requirements and other relevant factors.

      See Note 1 to our unaudited condensed consolidated financial statements included at the end of this prospectus for our unaudited pro forma balance sheet as of September 30, 2002 that reflects our best estimates of the fresh start accounting adjustments assuming that the confirmation of our reorganization plan had occurred as of September 30, 2002.

Critical Accounting Policies and Estimates

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and related notes for the period presented. Due to the inherent uncertainty involved in making those estimates, actual results to be reported in future periods could differ from those estimates.

      We consider the following accounting policies to be the most important to our financial position and results of operations or policies that require us to exercise significant judgment and/or estimates:

      Going Concern. A fundamental principle of the preparation of financial statements in accordance with accounting principles generally accepted in the United States is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, our policy is to prepare our consolidated financial statements on a going concern basis unless we intend to liquidate or have no other alternative but to liquidate. As a result of our previous defaults under some of our senior notes and bank credit facilities and cross-default provisions included in all of our then outstanding senior notes and bank and vendor credit facilities, and before giving effect to our emergence from Chapter 11, our current liabilities significantly exceeded our current assets, which raised substantial doubt about our ability to continue as a going concern. While we prepared our historical financial statements on a going concern basis, because of the uncertainty that existed surrounding our ability to successfully restructure our debt and receive additional funding, our ability to continue as a going concern could have been impacted. Therefore, we may not have been able to realize our assets and settle our liabilities in the ordinary course of business. While we wrote down the carrying values of our long-lived assets as of December 31, 2001 in accordance with SFAS No. 121, our consolidated financial statements appearing at the end of this prospectus do not reflect any adjustments that might have specifically resulted from the outcome of this uncertainty or our debt restructuring activities. Effective with our financial restructuring and emergence from Chapter 11 on November 12, 2002, we no longer consider our going concern policy to be critical to the preparation of our financial statements.

      Consolidation. Our consolidated financial statements include the accounts of our wholly owned and majority owned operating companies. We own 100% of our operating companies in Brazil, Mexico, Argentina, Peru and Chile. As a result of an additional investment in our Philippine operating company, we consolidated the results of this company in the third quarter of 2000 until we sold it on November 28, 2002. We refer to our operating companies with reference to the countries in which they operate, such as Nextel Argentina, Nextel Brazil, Nextel Mexico, and Nextel Peru.

      Our determination of which subsidiaries to consolidate requires us to make judgments and assumptions. Our decision to consolidate an entity is based on our direct and indirect ownership of a majority interest in the entity. While we owned a direct and indirect majority interest in all of our operating companies as of December 31, 2001, as a result of our defaults under our debt obligations, lenders under the affected facilities were each free to pursue the respective remedies available to them, which included, in the case of our bank and vendor financing facilities, seizing the pledged stock of our operating companies. Our financial statements would likely be significantly affected if we did not consolidate any or all of our operating companies.

      The accounts of our consolidated non-U.S. subsidiaries are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      Revenue Recognition. While our revenue recognition policy does not require the exercise of significant judgment or the use of significant estimates, we believe that our policy is significant as revenue is a key component of our results of operations.

      Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

      We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. We recognize revenues from accessory sales when title passes, upon delivery of the accessory to the customer.

      We recognize revenue from handset sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer has taken title. Our wireless service is essential to the functionality of our handsets due to the fact that the handsets can, with very limited exceptions, only be used on our digital mobile networks. Accordingly, this multiple element arrangement is not accounted for separately.

      Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Our methodology for determining our allowance for doubtful accounts receivable requires significant estimates. Since we have several hundred thousand accounts, it is impractible to review the collectibility of all individual accounts when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.

      Valuation of Long-Lived Assets. We review long-lived assets such as property, plant and equipment, identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

      Our review of our long-lived assets during 2001 required us to make estimates of our undiscounted future cash flows in order to determine whether our long-lived assets were impaired. If the total of the expected undiscounted future cash flows is less than the carrying amount of the assets, we are required to make estimates of the fair value of our long-lived assets in order to calculate the loss, if any, equal to the difference between the fair value and carrying value of the assets. We make significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as future cash flows, remaining useful lives, discount rates and growth rates. The resulting cash flows are computed over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. When known and available, we also use comparable values of similar businesses in lieu of or to corroborate the results from the discounted cash flows approach, although this is generally not entirely comparable since our network technology is proprietary, not widely adopted and relies on the efforts of primarily one vendor for infrastructure, handsets, development and maintenance activities. While we believe that the estimates used were reasonable, different assumptions regarding these future cash flows, discount rates and growth rates could materially affect our valuations.

      Depreciation of Property, Plant and Equipment. Our business is capital intensive because of our digital mobile networks. We record at cost our digital network assets and other improvements that in management’s opinion, extend the useful lives of the underlying assets, and depreciate the assets over their estimated useful lives. Our digital mobile networks are highly complex and, due to constant innovation and enhancements, certain components of the networks may lose their utility faster than anticipated. We periodically reassess the economic life of these components and make adjustments to their expected lives after considering historical experience and capacity requirements, consulting with the vendor and assessing new product and market demands and other factors. When these factors indicate network components may not be useful for as long as anticipated, we depreciate the remaining book value over the remaining useful lives. Further, the timing and deployment of any new technologies could affect the estimated remaining useful lives of our digital network assets, which could have a significant impact on our results of operations in the future.

      Amortization of Licenses. Our licenses are recorded at historical cost and are amortized using the straight-line method based on estimated useful lives of 20 years. Our licenses and the requirements to maintain the licenses are subject to renewal after the initial term, provided that we have complied with applicable rules and policies. We intend to comply and believe we have complied with these rules and policies in all material respects. However, because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed, which could have a significant impact on our estimated useful lives. This would affect our results of operations in the future.

      Foreign Currency. Results of operations for our non-U.S. subsidiaries and affiliates are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are reported as other comprehensive (loss) income.

      The effects of changes in exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are of a long-term investment nature are reported as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. We view a portion of the intercompany loans to Nextel Brazil as of a long-term investment nature. The effects of exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are due, or for which repayment is anticipated, in the foreseeable future, are reported as foreign currency transaction (losses) gains, net in our consolidated statements of operations. As of the dates of the historical consolidated financial statements included at the end of this prospectus, all of our U.S. dollar denominated intercompany loans to Nextel Mexico, and a portion of our U.S. dollar denominated loans to Nextel Brazil, will be due or are expected to be repaid in the foreseeable future. Our determination of whether intercompany loans are of a long-term investment nature can have a significant impact on the calculation of foreign currency transaction (losses) gains and the foreign currency translation adjustment.

      Reporting Under Chapter 11. Our accompanying condensed consolidated financial statements for the quarter ended September 30, 2002 reflect accounting and reporting policies required by SOP 90-7.

      These policies include the following:

      We have segregated and classified as liabilities subject to compromise in the accompanying consolidated balance sheets those liabilities and obligations whose treatment and satisfaction were dependent on the outcome of our reorganization as of the date of such balance sheet. If as of the date of such balance sheet there was uncertainty about whether a secured claim was under secured or impaired under our plan of reorganization, we included the entire amount of the claim in liabilities subject to compromise. Only those liabilities that were obligations of or guaranteed by NII Holdings or NII Holdings (Delaware), Inc. were included in liabilities subject to compromise. Liabilities subject to compromise may vary significantly from the stated amounts of proofs of claim filed with the Bankruptcy Court.

      We classify in reorganization items in our accompanying condensed consolidated statements of operations all items of income, expense, gain or loss that were realized or incurred because we were in reorganization. We expense as incurred professional fees associated with and incurred during our reorganization and report them as reorganization items. We classify in reorganization items interest income earned by NII Holdings or NII Holdings (Delaware), Inc. that would not have been earned but for our Chapter 11 filing.

      We reported interest expense incurred subsequent to our bankruptcy filing only to the extent that it would be paid during the reorganization or that it was probable as of the date of such balance sheet that it would be an allowed claim. Principal and interest payments could not be made on pre-petition debt subject to compromise without approval from the bankruptcy court or until a plan of reorganization defining the repayment terms was confirmed. Further, the Bankruptcy Code generally disallowed the payment of post-petition interest that accrued with respect to unsecured or under secured claims. As a result, we did not accrue interest that as of the date of such balance sheet we did not believe would be probable of being treated as an allowed claim. During the nine months ended September 30, 2002, we did not accrue interest aggregating $100.7 million on our senior redeemable notes. We continued to accrue interest expense related to our credit facilities with Motorola Credit Corporation, as our plan of reorganization that was confirmed by the Bankruptcy Court on October 28, 2002 contemplated the reinstatement of these facilities.

      Consistent with SOP 90-7, we will apply fresh-start accounting as of October 31, 2002 and adopt accounting principles that will be required to be adopted in our financial statements within twelve months of that date.

Results of Operations

      Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone, digital two-way radio and other services, and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

      We recognize revenue from access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses.

      Average monthly revenues per unit, which we refer to as ARPU, is an industry term that measures net service revenues per month from our subscribers divided by the weighted average number of digital handsets in commercial service for that month. For purposes of calculating ARPU, we determine the average number of digital handsets in commercial service for the applicable period as of a date one month earlier than the accounts of our U.S. subsidiaries. Our consolidated ARPU was about $49 for the nine months ended September 30, 2002 and $52 for the nine months ended September 30, 2001. The decrease in consolidated ARPU resulted primarily from the weakening of the functional currencies used by our markets against the U.S. dollar.

      We recognize revenue from handset and accessory sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer has taken title. Therefore, digital handset revenues recognized in the current period largely reflect amortization of digital handset sales that occurred and were deferred in prior periods. Our wireless service is essential to the functionality of our handsets due to the fact that the handsets can, with very limited exceptions, only be used on our digital mobile networks. Accordingly, this multiple element arrangement is not accounted for separately.

      Cost of revenues primarily includes the cost of providing wireless services and the cost of digital handset and accessory sales. Cost of providing wireless services consists primarily of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, such as property taxes, insurance costs, utility costs and rent for the network switches and sites used to operate our digital mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks. Cost of digital handset and accessory sales consists primarily of the cost of the handset and accessories, order fulfillment related expenses and write-downs of digital handset and related accessory inventory for shrinkage. We recognize the costs of handset sales over the expected customer relationship periods of up to four years in amounts equal to revenue recognized from handset sales. We immediately expense as incurred the cost of handset sales in excess of revenue generated, which we refer to as the handset subsidy. As a result, the cost of digital handset sales recognized in the current period is primarily impacted by the handset subsidy generated by that period’s handset sales.

      Selling and marketing expenses includes all of the marketing, sales and fulfillment expenses related to acquiring customers and provisioning service. General and administrative expenses includes expenses related to customer care, bad debt, management information systems, and corporate overhead. In view of the uncertainty related to our restructuring activities, beginning in 2002, we implemented a more conservative bad debt policy to shorten the length of time before we fully reserve against receivables. Each quarter we review our bad debt allowance policy based on our collection performance to date, as well as customer churn and general business conditions, and make modifications as is necessary.

      Our operating revenues and the variable component of the cost of handset and accessory sales are primarily driven by the number of digital handsets sold and not necessarily by the number of customers, as one customer may purchase one or many digital handsets.

      The widespread global economic slowdown, particularly in Latin America, the weakness of the telecommunications industry, and the lack of available new capital led us to revise our business plan in the fourth quarter of 2001. The revised business plan provides for a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. Our limited sources of available funding required us to significantly reduce the financing of continued subscriber growth and network expansion in most of our markets. During 2002, we have been focusing on cash conservation and directing our available funding predominantly toward continuing the growth of our Mexican operations. We made this decision based on our Mexican operating company’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. During 2002, we have been providing substantially less funding to our other markets in Brazil, Argentina and Peru and in late 2001 we ceased funding our Philippine operating company. As a result, growth in these markets has slowed considerably compared to historical growth levels. We expect that this trend towards significantly slower growth in these markets will continue for the foreseeable future. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings.

1.     Nine Months Ended September 30, 2002 vs. Nine Months Ended September 30, 2001

      The table below provides a summary of the results for each of our reportable segments for the nine-month period ended September 30, 2002. We define segment earnings (losses) as income (loss) before interest, taxes, depreciation and amortization, foreign currency transaction (losses) gains, net, and other charges determined to be non-recurring in nature, such as reorganization items and impairment, restructuring and other charges.

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
Nine Months Ended	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)
September 30, 2002

	(dollars in thousands)
Nextel Mexico	$312,736	54%	$(109,722)	46%	$(114,212)	47%	$88,802
Nextel Brazil	139,162	24%	(72,176)	31%	(57,299)	23%	9,687
Nextel Argentina	58,907	10%	(18,653)	8%	(29,041)	12%	11,213
Nextel Peru	60,878	10%	(26,903)	11%	(17,981)	7%	15,994
Corporate & other	12,755	2%	(9,134)	4%	(26,739)	11%	(23,118)
Intercompany eliminations	(360)	—	360	—	—	—	—

Total consolidated	$584,078	100%	$(236,228)	100%	$(245,272)	100%	$102,578

      The following is a discussion of the results of operations in each of our reportable segments.

     a.     Nextel Mexico

		% of		% of
		Nextel		Nextel	Change from
		Mexico’s		Mexico’s	Previous Year
	September 30,	Operating	September 30,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent
Nine Months Ended

	(dollars in thousands)
Operating revenues	$312,736	100%	$200,375	100%	$112,361	56%
Cost of revenues	(109,722)	(35)%	(85,625)	(43)%	(24,097)	28%

Gross margin	203,014	65%	114,750	57%	88,264	77%
Selling and marketing expenses	(59,494)	(19)%	(64,755)	(32)%	5,261	(8)%
General and administrative expenses	(54,718)	(17)%	(45,792)	(23)%	(8,926)	19%

Segment earnings	$88,802	29%	$4,203	2%	$84,599	NM

NM — Not Meaningful

1.     Operating Revenues

      Nextel Mexico’s operating revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Increase from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

	(dollars in thousands)
Wireless service and other revenues	$302,530	$193,958	$108,572	56%
Digital handset and accessory sales	10,206	6,417	3,789	59%

Total operating revenues	$312,736	$200,375	$112,361	56%

      The increase in wireless service and other revenues of 56% for the nine month period ended September 30, 2002 is primarily due to the following:

•	an increase in the average number of digital handsets in service of 55% from the nine months ended September 30, 2001 to the same period in 2002, primarily due to growth in existing markets in Mexico and a continued emphasis on maintaining brand awareness; and

•	the successful introduction of new monthly service plans that have generated higher dollar-based ARPU, from about $73 for the nine months ended September 30, 2001 to about $75 for the same period in 2002.

      Even though the number of handsets sold in Mexico decreased from the nine months ended September 30, 2001 to the same period in 2002, digital handset and accessory sales revenues increased because of revenues recognized from handset sales that occurred and were deferred in prior periods.

2.     Cost of Revenues

      Nextel Mexico’s cost of revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Increase from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services	$64,742	$40,933	$23,809	58%
Cost of digital handset and accessory sales	44,980	44,692	288	1%

Total cost of revenues	$109,722	$85,625	$24,097	28%

      The increase in cost of providing wireless services of 58% is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from an increase in total system minutes of use of 102% from the nine months ended September 30, 2001 to the same period in 2002, principally due to the larger number of handsets in service and usage volume-based promotions; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and insurance costs that Nextel Mexico incurred due to a 37% increase in the number of transmitter and receiver sites in service from September 30, 2001 to September 30, 2002, as well as increased expenses related to the addition of a new switch in Mexico.

      During 2002, Nextel Mexico entered into various interconnection agreements with some carriers that provide lower interconnect fees per minute of use. As a result, Nextel Mexico’s interconnect fees did not increase at the same rate as the increase in its minutes of use.

      As is the case with our other operating companies, Nextel Mexico subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The 1% increase in Nextel Mexico’s cost of digital handset and accessory sales from the nine months ended September 30, 2001 to the nine months ended September 30, 2002 is primarily due to costs recognized from handset sales that occurred and were deferred in prior periods partially offset by a decrease in costs recognized related to lower handset sales.

3.     Selling and Marketing Expenses

      The decrease in Nextel Mexico’s selling and marketing expenses of $5.3 million for the nine months ended September 30, 2002 compared to the same period in 2001 is primarily a result of the following:

•	a decrease in commissions earned by indirect dealers and distributors of $4.0 million, or 14%, as a result of fewer digital handsets sold through indirect channels, partially offset by higher average commissions paid per handset sold by indirect dealers;

•	a decrease in advertising expenses of $2.4 million, or 13%, primarily due to Nextel Mexico’s shift to less costly advertising programs; and

•	a decrease in marketing costs of $1.2 million, or 36%, primarily due to a reduction in temporary and contractor personnel.

These decreases were partially offset by rebates for marketing expenses of $2.3 million that Nextel Mexico earned in the first quarter of 2001, which reduced its total marketing and selling expenses in that period.

4.     General and Administrative Expenses

      The increase in Nextel Mexico’s general and administrative expenses of $8.9 million for the nine months ended September 30, 2002 as compared to the same period in 2001 is primarily a result of the following:

•	an increase in expenses related to information technology, facilities and general corporate expenses of $9.4 million, or 32%, primarily due to activities to support the growth in operations and expansion into new geographic areas since the second half of 2001, an increase in facilities and administrative expenses associated with a new facility in Mexico City that houses Nextel Mexico’s customer care operations and an increase in a business tax that is based on a portion of Nextel Mexico’s service revenues; and

•	an increase in expenses related to billing, collection, customer retention and customer care activities of $4.6 million, or 56%, primarily, due to an increase in customer care headcount to support a larger customer base.

These increases were partially offset by a decrease in bad debt expense of $5.1 million, which decreased as a percentage of operating revenues from 4.3% for the nine months ended September 30, 2001 to 1.2% for the nine months ended September 30, 2002, primarily due to the implementation of stricter payment requirements that have resulted in improved collection efforts.

     b.     Nextel Brazil

		% of		% of
		Nextel		Nextel	Change from
		Brazil’s		Brazil’s	Previous Year
	September 30,	Operating	September 30,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent
Nine Months Ended

	(dollars in thousands)
Operating revenues	$139,162	100%	$130,993	100%	$8,169	6%
Cost of revenues	(72,176)	(52)%	(92,218)	(70)%	20,042	(22)%

Gross margin	66,986	48%	38,775	30%	28,211	73%
Selling and marketing expenses	(18,658)	(13)%	(49,381)	(38)%	30,723	(62)%
General and administrative expenses	(38,641)	(28)%	(45,597)	(35)%	6,956	(15)%

Segment earnings (losses)	$9,687	7%	$(56,203)	(43)%	$65,890	(117)%

      The economic difficulties faced by Argentina as a result of the government’s default on its public debt and the devaluation of the Argentine peso have recently heightened concerns regarding the Brazilian economy. In addition, Brazil’s slowing economic growth, high public debt, and uncertain economic policy as the country prepared to elect a new President have caused concern among investors. As a result, during the nine months ended September 30, 2002, the Brazilian real weakened by about 29% relative to the U.S. dollar, resulting in $12.2 million in foreign currency transaction losses. Continued economic difficulties could further weaken Brazil’s currency and make it more expensive for the government to service its debt, increase inflationary pressure, and force higher interest rates, which could further slow economic growth. While the economic slowdown in Brazil has not significantly affected the operations of our Brazilian operating company, continued economic difficulties could materially adversely affect those operations. In addition, a continued weakening of the Brazilian real relative to the U.S. dollar could result in additional foreign currency transaction losses in the future.

      In accordance with accounting principles generally accepted in the United States, we translated Nextel Brazil’s results of operations using the average exchange rates for the nine months ended September 30, 2002. The average exchange rate for the nine months ended September 30, 2002 depreciated against the U.S. dollar by about 14% from the same period in 2001. As a result, the components of Nextel Brazil’s results of operations for the nine months ended September 30, 2002 after translation into U.S. dollars reflect significant decreases as compared to its results of operations for the same periods in 2001, taking into consideration our one-month lag financial reporting policy for our non-U.S. subsidiaries.

1.     Operating Revenues

      Nextel Brazil’s operating revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Change from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

	(dollars in thousands)
Wireless service and other revenues	$129,293	$119,789	$9,504	8%
Digital handset and accessory sales	9,869	11,204	(1,335)	(12)%

Total operating revenues	$139,162	$130,993	$8,169	6%

      The increase in wireless service and other revenues of 8% for the nine months ended September 30, 2002, as compared to the same period in 2001, is primarily due to an increase in the average number of digital handsets in service of 16%, due primarily to growth in existing markets and modest expansion of service coverage areas in Brazil during the latter part of 2001. This increase was partially offset by a decrease in Nextel Brazil’s dollar-based ARPU from about $35 for the nine months ended September 30, 2001 to about $32 for the nine months ended September 30, 2002 primarily as a result of the depreciation of the Brazilian real against the U.S. dollar. When measured in Brazilian reais, ARPU increased due to the recognition of revenue from calling party pays service agreements that Nextel Brazil signed and implemented with various fixed line and wireless operators. Nextel Brazil began recording revenues collected from these operators in April 2002. While Nextel Brazil is actively negotiating the full implementation of calling party pays agreements with the remaining fixed line and wireless operators, we cannot be sure that Nextel Brazil will be able to successfully negotiate additional agreements.

      Digital handset and accessory sales revenues declined from the nine months ended September 30, 2001 to the same period in 2002 primarily as a result of the depreciation of the Brazilian real against the U.S. dollar, partially offset by an increase in revenues recognized from handset sales that occurred and were deferred in prior periods.

2.     Cost of Revenues

      Nextel Brazil’s cost of revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Change from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services	$53,847	$52,640	$1,207	2%
Cost of digital handset and accessory sales	18,329	39,578	(21,249)	(54)%

Total cost of revenues	$72,176	$92,218	$(20,042)	(22)%

      The increase in cost of providing wireless services of 2% from the nine months ended September 30, 2001 to the nine months ended September 30, 2002 is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from an increase in total system minutes of use of 14% from the nine months ended September 30, 2001 to the nine months ended September 30, 2002, principally due to a higher average number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and insurance costs that Nextel Brazil incurred due to a 6% increase in the number of transmitter and receiver sites in service from September 30, 2001 to September 30, 2002.

These increases were partially offset by nonrecurring charges recorded during the second quarter of 2001 related to the resolution of disputes with local carriers over minutes of use and the depreciation of the Brazilian real against the U.S. dollar.

      As is the case with our other operating companies, Nextel Brazil subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The decrease in Nextel Brazil’s cost of digital handset and accessory sales of 54% from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in the number of handsets sold of 61%.

3.     Selling and Marketing Expenses

      The decrease in Nextel Brazil’s selling and marketing expenses of $30.7 million for the nine months ended September 30, 2002 compared to the same period in 2001 is primarily the result of Nextel Brazil’s less aggressive growth strategy, including:

•	a decrease in advertising and other marketing expenses of $13.2 million, or 93%, due primarily to Nextel Brazil’s shift to less costly advertising programs;

•	a decrease in commissions earned by indirect dealers and distributors of $8.1 million, or 71%, as a result of a decrease in digital handsets sold through indirect channels of 62%, and

•	a decrease in payroll and related expenses, and direct commissions of $11.7 million or 56%, attributable to a reduction in sales and marketing headcount and a decrease in commissions earned by Nextel Brazil’s internal sales force, as a result of a decrease in digital handsets sold through this channel of 60%.

These decreases were partially offset by rebates for marketing expenses of $2.3 million that Nextel Brazil earned in the first quarter of 2001, which reduced its total marketing and selling expenses in that period.

4.     General and Administrative Expenses

      The decrease in Nextel Brazil’s general and administrative expenses of $7.0 million for the nine months ended September 30, 2002 compared to the same period in 2001 is primarily a result of the following:

•	a decrease in bad debt expense of $8.5 million, which decreased as a percentage of operating revenues from 10.8% for the nine months ended September 30, 2001 to 4.0% for the nine months ended September 30, 2002, primarily due to the implementation of stricter credit policies and improved collections procedures; and

•	a decrease in information technology expenses of $3.5 million, or 43%, as a result of cash conservation initiatives.

These decreases were partially offset by the following:

•	an increase in expenses related to billing, collection, customer retention and customer care activities of $1.6 million, or 20%, primarily related to increases in customer care headcount; and

•	an increase in general corporate expenses of $3.4 million, or 22%, primarily attributable to collection agency fees and to increased reserves for tax contingencies related to various tax disputes with the Brazilian government.

     c.     Nextel Argentina

		% of		% of
		Nextel		Nextel	Change from
		Argentina’s		Argentina’s	Previous Year
	September 30,	Operating	September 30,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent
Nine Months Ended

	(dollars in thousands)
Operating revenues	$58,907	100%	$94,318	100%	$(35,411)	(38)%
Cost of revenues	(18,653)	(32)%	(39,417)	(42)%	20,764	(53)%

Gross margin	40,254	68%	54,901	58%	(14,647)	(27)%
Selling and marketing expenses	(8,627)	(14)%	(28,107)	(30)%	19,480	(69)%
General and administrative expenses	(20,414)	(35)%	(27,562)	(29)%	7,148	(26)%

Segment earnings (losses)	$11,213	19%	$(768)	(1)%	$11,981	NM

NM — Not Meaningful

      Nextel Argentina’s operations have been negatively impacted by the adverse economic and political conditions existing in Argentina, including a sharp economic downturn, business closures, banking restrictions and significant currency volatility. Nextel Argentina implemented a contingency plan at the beginning of 2002 to respond effectively to the needs of its customers, employees, vendors and financial supporters under these unpredictable and challenging economic conditions. Key elements of the contingency plan include workforce reductions, the introduction of new handset leasing programs and pricing plans designed to retain customers. As a result of the financial difficulties facing its customers and its policies related to suspension and deactivation of nonpaying customers, Nextel Argentina experienced increased customer churn rates and higher bad debt expense during the first half of 2002. More recently, Nextel Argentina’s bad debt expense has stabilized due to stricter credit and collection policies implemented during 2002 that have increased collections and reduced bad debt expense during the third quarter of 2002. Since the economic conditions in Argentina continue to be volatile, we cannot predict whether this trend will continue. See “Risk Factors — Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”

      In accordance with generally accepted accounting principles in the United States, we translated Nextel Argentina’s results of operations using the average exchange rates for the nine months ended September 30, 2002 and 2001. The average exchange rate for the nine months ended September 30, 2002 depreciated against the U.S. dollar by about 63% from the same period in 2001. As a result, the components of Nextel Argentina’s results of operations for the nine months ended September 30, 2002 after translation into U.S. dollars reflect significant decreases as compared to its results of operations for the nine months ended September 30, 2001, taking into consideration our one-month lag financial reporting policy for our non-U.S. subsidiaries. The results of operations for the nine months ended September 30, 2001 do not reflect any such decreases since the U.S. dollar-to-Argentine peso exchange rate was pegged at one-to-one at that time. Further, as a result of the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar, during the nine months ended September 30, 2002, Nextel Argentina recorded $135.5 million in foreign currency transaction losses related to its U.S. dollar-denominated liabilities, primarily their credit facilities. A continued weakening of the Argentine peso will likely continue to adversely affect Nextel Argentina’s results of operations in future periods. However, Nextel Argentina’s exposure to foreign currency transaction losses will be minimized significantly effective with our purchase of their U.S. dollar denominated credit facilities on November 12, 2002. As a result, we expect that Nextel Argentina’s foreign currency transaction losses will decrease significantly during 2003.

1.     Operating Revenues

      Nextel Argentina’s operating revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Decrease from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

	(dollars in thousands)
Wireless service and other revenues	$56,252	$90,148	$(33,896)	(38)%
Digital handset and accessory sales	2,655	4,170	(1,515)	(36)%

Total operating revenues	$58,907	$94,318	$(35,411)	(38)%

      The decrease in wireless service and other revenues of 38% from the nine months ended September 30, 2001 to the same period in 2002 is primarily a result of the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar. Measured in Argentine pesos, wireless service and other revenues increased as a result of the following:

•	an increase in the average number of digital handsets in service of 23% from the nine months ended September 30, 2001 to the same period in 2002, primarily due to growth in existing markets; and

•	the successful introduction of new monthly service plans that have generated higher local currency ARPU per digital handset in service.

      Nextel Argentina’s dollar-based ARPU decreased from about $60 for the nine months ended September 30, 2001 to about $30 for the nine months ended September 30, 2002 primarily as a result of the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar, which exceeded increases in local currency-based ARPU related to increases in access fees and billable minutes of use per handset.

      Digital handset and accessory sales revenues decreased from the nine months ended September 30, 2001 to the same period in 2002, primarily as a result of the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar, partially offset by revenues recognized from handset sales that occurred and were deferred in prior periods.

      While Nextel Argentina has adjusted the local currency prices of its handsets and services as a result of the peso devaluation, it did not adjust prices established by contracts entered into prior to January 7, 2002 until June 2002. We expect that the price adjustments that Nextel Argentina has implemented will help offset the impact of inflation in Argentina.

2.     Cost of Revenues

      Nextel Argentina’s cost of revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Decrease from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services	$12,972	$20,015	$(7,043)	(35)%
Cost of digital handset and accessory sales	5,681	19,402	(13,721)	(71)%

Total cost of revenues	$18,653	$39,417	$(20,764)	(53)%

      The decrease in cost of providing wireless services of 35% from the nine months ended September 30, 2001 to the same period in 2002 is primarily attributable to the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar. Measured in Argentine pesos, the cost of providing wireless services increased as a result of the following:

•	an increase in variable costs related to interconnect fees resulting from an increase in total system minutes of use of 54% from the nine months ended September 30, 2001 to the same period in 2002, primarily due to a higher average number of handsets in service and an increase in the average number of minutes of use per handset; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent and maintenance costs that Nextel Argentina incurred, due to a 4% increase in the number of transmitter and receiver sites in service from September 30, 2001 to September 30, 2002.

      As is the case with our other operating companies, Nextel Argentina subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The decrease in Nextel Argentina’s cost of digital handset and accessory sales of 71% from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in the number of handsets sold of 44% over the same period and the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar.

3.     Selling and Marketing Expenses

      The decrease in Nextel Argentina’s selling and marketing expenses of $19.5 million from the nine months ended September 30, 2001 to the same period in 2002 is the result of the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar and Nextel Argentina’s less aggressive growth strategy, including:

•	a decrease in advertising expenses and other sales and marketing costs of $4.1 million, or 61%, primarily related to Nextel Argentina’s shift to less costly advertising programs;

•	a decrease in commissions earned by indirect dealers of $8.2, million or 75%, primarily as a result of a decrease in digital handsets sold through indirect channels of 49%; and

•	a decrease in commissions earned by Nextel Argentina’s internal sales force and payroll and related expenses of $8.2 million, or 68%, attributable to a decrease in digital handsets sold through direct channels of 39% and a reduction in sales and marketing headcount in connection with Nextel Argentina’s less aggressive growth strategy over the same period.

In addition, the decrease from the nine months ended September 30, 2001 to the same period in 2002 was partially offset by rebates for marketing expenses of $1.0 million that Nextel Argentina earned in the first quarter of 2001, which reduced its selling and marketing expenses in that period.

4.     General and Administrative Expenses

      The decrease in Nextel Argentina’s general and administrative expenses of $7.1 million from the nine months ended September 30, 2001 to the same period in 2002 is primarily a result of the following:

•	a decrease in expenses related to customer care, customer retention, collections and billing operations expenses of $2.9 million, or 46%, primarily due to the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar, which exceeded an increase in payroll and employee related costs resulting from an increase over the same period in customer care and billing operations headcount to support a larger customer base;

•	a decrease in information technology expenses of $0.8 million, or 17%, primarily due to the implementation of fewer information technology projects during the nine months ended September 30, 2002; and

•	a decrease in general corporate and other expenses of $4.8 million, or 40%, attributable to the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar, which exceeded an increase in payroll costs due to an increase in general and administrative headcount.

These decreases were partially offset by an increase in bad debt expense of $1.4 million, or 32%, which increased as a percentage of revenues from 4.8% for the nine months ended September 30, 2001 to 10.1% for the nine months ended September 30, 2002 as a result of the deteriorating economic conditions in Argentina.

d.	Nextel Peru

		% of		% of
	Nine Months	Nextel	Nine Months	Nextel	Change from
	Ended	Peru’s	Ended	Peru’s	Previous Year
	September 30,	Operating	September 30,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

			(dollars in thousands)
Operating revenues	$60,878	100%	$46,492	100%	$14,386	31%
Cost of revenues	(26,903)	(44)%	(22,447)	(48)%	(4,456)	20%

Gross margin	33,975	56%	24,045	52%	9,930	41%
Selling and marketing expenses	(7,580)	(13)%	(10,640)	(23)%	3,060	(29)%
General and administrative expenses	(10,401)	(17)%	(10,764)	(23)%	363	(3)%

Segment earnings	$15,994	26%	$2,641	6%	$13,353	NM

NM — Not Meaningful

      Primarily all of Nextel’s Peru’s operations are transacted in U.S. dollars. As a result, for financial reporting purposes, we use the U.S. dollar as the functional currency for Nextel Peru, which limits our exposure to foreign currency transaction losses.

1.     Operating Revenues

      Nextel Peru’s operating revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Increase from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

		(dollars in thousands)
Wireless service and other revenues	$59,610	$45,509	$14,101	31%
Digital handset and accessory sales	1,268	983	285	29%

Total operating revenues	$60,878	$46,492	$14,386	31%

      The increase in wireless service and other revenues of 31% from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to an increase in the average number of digital handsets in service of 43% over the same period, primarily due to growth in existing markets as well as expansion of service coverage areas in Peru. This increase was partially offset by a decrease in ARPU from about $59 for the nine months ended September 30, 2001 to about $54 for the nine months ended September 30, 2002, primarily resulting from the implementation of more competitive service pricing plans, which has resulted in lower fixed access fees.

      Even though the number of handsets sold by Nextel Peru decreased from the nine months ended September 30, 2001 to the same period in 2002, digital handset and accessory sales revenues increased due to revenues recognized from handset sales that occurred and were deferred in prior periods.

2.     Cost of Revenues

      Nextel Peru’s cost of revenues for the nine months ended September 30, 2002 and 2001 are as follows:

	Nine Months Ended		Change from
	September 30,		Previous Year

	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services	$18,276	$11,655	$6,621	57%
Cost of digital handset and accessory sales	8,627	10,792	(2,165)	(20)%

Total cost of revenues	$26,903	$22,447	$4,456	20%

      The increase in cost of providing wireless services of 57% is primarily attributable to the following:

•	an increase in variable costs related to interconnect fees resulting from an increase in total system minutes of use of 63% from the nine months ended September 30, 2001 to the same period in 2002, primarily due to the larger number of handsets in service and usage volume-based promotions; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent and maintenance costs incurred by Nextel Peru as a result of a 24% increase in the number of transmitter and receiver sites in service from September 30, 2001 to September 30, 2002.

      As is the case with our other operating companies, Nextel Peru subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The decrease in Nextel Peru’s cost of digital handset and accessory sales of 20% from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in the total number of handsets sold of 18% over the same period.

3.     Selling and Marketing Expenses

      The decrease in Nextel Peru’s selling and marketing expenses of $3.1 million from the nine months ended September 30, 2001 to the same period in 2002 is primarily attributable to the following:

•	a decrease in advertising expenses and other sales and marketing costs of $2.0, or 34%, primarily due to Nextel Peru’s shift to less costly advertising initiatives;

•	a decrease in commissions earned by indirect dealers of $1.0 million, or 41%, as a result of a decrease in digital handsets sold through indirect channels of 18% and the implementation of lower service pricing plans during 2002, which resulted in lower average commissions paid to indirect dealers over the same period; and

•	a decrease in commissions earned by direct dealers and payroll and employee related expenses of $0.8 million, or 17%, resulting from fewer handsets sold through direct channels and reductions in sales and marketing headcount.

The decreases were partially offset by rebates for marketing expenses of $0.7 million that Nextel Peru earned in the first quarter of 2001, which reduced its selling and marketing expenses in that period.

4.     General and Administrative Expenses

      The decrease in Nextel Peru’s general and administrative expenses of $0.4 million from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to the following:

•	a decrease in information technology and general corporate expenses of $1.3 million, or 18%, primarily attributable to a reduction in information technology projects in 2002; and

•	a decrease in bad debt expense of $0.1 million, or 5%, which decreased as a percentage of revenues from 1.8% for the nine months ended September 30, 2001 to 1.3% for the nine months ended September 30, 2002, primarily as a result of improved collection efforts.

These decreases were partially offset by an increase in customer care and billing operations expenses of $1.0 million, or 40%, from the nine months ended September 30, 2001 to the same period in 2001, principally due to an increase in customer care headcount.

e.	Corporate and Other

      Corporate and other includes Nextel Philippines, our Chilean companies and our corporate operations in the U.S.

		% of		% of
		Corporate		Corporate
	Nine Months	and	Nine Months	and	Change from
	Ended	Other	Ended	Other	Previous Year
	September 30,	Operating	September 30,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

			(dollars in thousands)
Operating revenues	$12,755	100%	$13,804	100%	$(1,049)	(8)%
Cost of revenues	(9,134)	(72)%	(9,831)	(71)%	697	(7)%

Gross margin	3,621	28%	3,973	29%	(352)	(9)%
Selling and marketing expenses	(3,555)	(28)%	(9,964)	(72)%	6,409	(64)%
General and administrative expenses	(23,184)	(181)%	(40,083)	(291)%	16,899	(42)%

Segment losses	$(23,118)	(181)%	$(46,074)	(334)%	$22,956	(50)%

      Corporate and other operating revenues and cost of revenues are primarily comprised of the results of operations reported by Nextel Philippines.

1.     Operating Revenues

      The decrease in operating revenues of $1.0 million from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in Nextel Philippines’ U.S. dollar-based ARPU from about $29 for the nine months ended September 30, 2001 to about $22 for the nine months ended September 30, 2002, partially offset by an increase in their average number of digital handsets in service over the same period.

2.     Cost of Revenues

      The decrease in cost of revenues of $0.7 million from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in the cost of providing wireless services as a result of a decrease in payroll, outside service, and facilities and administrative expenses and in the cost of digital handset and accessory sales as a result of a decrease in the number of handsets sold from the nine months ended September 30, 2001 to the same period in 2002.

3.     Selling and Marketing Expenses

      The decrease in selling and marketing expenses of $6.4 million from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in advertising costs related to the implementation of our less aggressive growth strategy and a decrease in commissions earned by direct and indirect dealers resulting from a decrease in digital handsets sold by Nextel Philippines over the same periods.

4.     General and Administrative Expenses

      The decrease in general and administrative expenses of $16.9 million for the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in customer care and billing operations, information technology and general corporate expenses in both Nextel Philippines and at the corporate level resulting from the implementation of our less aggressive growth strategy.

     f.     Depreciation and Amortization — Consolidated

	Nine Months	% of	Nine Months	% of	Decrease from
	Ended	Consolidated	Ended	Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

			(dollars in thousands)
Depreciation	$49,892	9%	$122,887	25%	$(72,995)	(59)%
Amortization	8,396	1%	50,183	11%	(41,787)	(83)%

Depreciation and amortization	$58,288	10%	$173,070	36%	$(114,782)	(66)%

      Depreciation decreased $73.0 million, or 59%, from the nine months ended September 30, 2001 to the same period in 2002, primarily as a result of about $1.1 billion in fixed asset impairment charges that we recorded during the third and fourth quarters of 2001. These impairment charges reduced substantially the cost bases of all of our fixed assets. As a result, we expect that depreciation for the remainder of 2002 will continue to be less than the amount recorded in the comparable period in 2001. However, changes to the carrying values of our long-lived assets resulting from the application of fresh-start accounting adjustments will result in new cost bases of our long-lived assets and will affect the amount of depreciation recorded in the fourth quarter of 2002. As a result, we cannot determine whether depreciation in the fourth quarter of 2002 will increase or decrease from the third quarter amount until we complete our fresh start accounting adjustments in the fourth quarter of 2002.

      Amortization decreased $41.8 million, or 83%, from the nine months ended September 30, 2001 to the same period in 2002, primarily as a result of $634.9 million in intangible asset impairment charges that we recorded during the third and fourth quarters of 2001. These impairment charges reduced substantially the cost bases of all of our intangible assets. As a result, we expect that amortization in the remainder of 2002 will continue to be less than the amount recorded in the comparable period of 2001. However, changes to the carrying values of our long-lived assets resulting from the application of fresh-start accounting adjustments will result in new cost bases of our long-lived assets and will affect the amount of amortization recorded in the fourth quarter of 2002. As a result, we cannot determine whether amortization in the fourth quarter of 2002 will increase or decrease from the third quarter amount until we complete our fresh start accounting adjustments in the fourth quarter of 2002.

     g.     Impairment, Restructuring and Other Charges, and Other Income (Expense) — Consolidated

	Nine Months	% of	Nine Months	% of	Change from
	Ended	Consolidated	Ended	Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Impairment, restructuring and other charges	$(15,756)	(3)%	$(147,143)	(30)%	$131,387	(89)%
Interest expense	(149,538)	(26)%	(220,099)	(45)%	70,561	(32)%
Interest income	3,613	1%	10,889	2%	(7,276)	(67)%
Realized losses on investments	—	—	(192,054)	(40)%	192,054	(100)%
Foreign currency transaction losses, net	(160,722)	(28)%	(70,685)	(15)%	(90,037)	127%
Reorganization items	(136,035)	(23)%	—	—	(136,035)	NM
Other expense, net	(5,586)	(1)%	(5,263)	(1)%	(323)	6%
Income tax provision	(7,761)	(1)%	(39,235)	(8)%	31,474	(80)%

NM — Not Meaningful

1.     Impairment, Restructuring and Other Charges

      During the first quarter of 2002, Nextel Argentina, Nextel Brazil and our corporate headquarters restructured their operations, which included, among other things, the cancellation or deferral of various projects and related workforce reductions. We recorded a $1.9 million restructuring charge in the first quarter of 2002 related to these actions and $3.3 million in other charges that were incurred and paid to third parties assisting us with our debt restructuring efforts.

      During the second quarter of 2002, we incurred $1.7 million in charges to third parties assisting us with our debt restructuring efforts. In addition, Nextel Argentina recorded a $7.9 million impairment charge to further write-down the carrying values of its long-lived assets to their estimated fair values as a result of the continued economic decline in Argentina. Further, Nextel Brazil and Nextel Argentina implemented additional workforce reductions and incurred restructuring charges of $0.3 million.

      During the third quarter of 2002, both Nextel Philippines and our corporate headquarters incurred restructuring charges of $1.0 million related to additional workforce reductions.

      Effective with our Chapter 11 filing on May 24, 2002, we classified separately charges related to our reorganization in reorganization items on our condensed consolidated statements of operations in accordance with SOP 90-7.

2.     Interest Expense

      In accordance with SOP 90-7, effective May 24, 2002, we stopped recognizing interest expense on our senior redeemable notes. As a result, interest expense for the nine months ended September 30, 2002 does not include $100.7 million of interest on our senior redeemable notes. As a result, interest expense decreased significantly from the nine months ended September 30, 2001 to the same period in 2002.

3.     Interest Income

      The decrease in interest income from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to a decrease in our average invested cash balances outstanding during the nine months ended September 30, 2002 compared to the same period in 2001. In addition, while we have been in reorganization, we have classified some of our interest income as a reorganization item in accordance with SOP 90-7.

4.     Realized Losses on Investments

      Realized losses on investments for the nine months ended September 30, 2001 primarily includes a $188.4 million other-than-temporary reduction in fair value of our investment in TELUS Corporation, which we subsequently sold in the fourth quarter of 2001.

5.     Foreign Currency Transaction Losses, Net

      The increase in foreign currency transaction losses from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to the devaluation and subsequent decrease in value of the Argentine peso relative to the U.S. dollar as a result of the current economic environment in Argentina. A continued weakening of the Argentine peso will likely continue to adversely affect Nextel Argentina’s results of operations in future periods. However, Nextel Argentina’s exposure to foreign currency transaction losses will be minimized significantly effective with our purchase of their U.S. dollar denominated credit facilities. As a result, we expect that Nextel Argentina’s foreign currency transaction losses will decrease significantly during 2003.

      For the nine months ended September 30, 2002, increased losses recognized by Nextel Argentina were partially offset by lower foreign currency transaction losses recognized by Nextel Brazil, primarily because beginning in August 2001, we determined that a significant portion of our U.S. dollar-denominated intercompany loans to Nextel Brazil are of a long-term investment nature.

6.     Reorganization Items

      We recognized the following items as reorganization items in our statements of operations during the nine months ended September 30, 2002 (in thousands):

	For the Three Months Ended,

	March 31, 2002	June 30, 2002	September 30, 2002	Total

Write-off of unamortized discounts on senior redeemable notes and debt financing costs	$—	$123,438	$—	$123,438
Key employee retention plan costs	—	951	7,669	8,620
Professional fees and other costs related to reorganization	—	624	3,871	4,495
Interest income related to debtor entities	—	(152)	(366)	(518)

Total reorganization items	$—	$124,861	$11,174	$136,035

      During the second quarter of 2002, we adjusted the carrying value of our senior redeemable notes to their face values by writing off the remaining unamortized discounts totaling $92.2 million. In addition, we wrote off the entire remaining balance of our debt financing costs of $31.2 million.

7.     Other Expense, Net

      The increase in other expense, net from the nine months ended September 30, 2001 to the same period in 2002 is primarily due to the accrual of interest and penalties related to tax contingencies recorded by Nextel Brazil.

8.     Income Tax Provision

      During the nine months ended September 30, 2002 we incurred an income tax provision of $7.8 million related primarily to intercompany income earned by companies incorporated in the U.S. as compared to a provision of $39.2 million during the nine months ended September 30, 2001 which related primarily to a gain from a related party debt retirement.

2.     Year Ended December 31, 2001 vs. Year Ended December 31, 2000

      The table below provides a summary of the components of our consolidated segments for the year ended December 31, 2001.

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Operating		Consolidated	General and	General and	Segment
	Operating	Consolidated	Cost of	Cost of	Administrative	Administrative	Earnings
	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)

	(dollars in thousands)
Nextel Mexico	$289,335	43%	$(118,621)	35%	$(154,781)	35%	$15,933
Nextel Brazil	171,138	25%	(116,508)	35%	(121,940)	28%	(67,310)
Nextel Argentina	135,320	20%	(55,395)	17%	(77,535)	17%	2,390
Nextel Peru	64,952	9%	(31,077)	9%	(28,505)	6%	5,370
Corporate & other	19,389	3%	(14,246)	4%	(61,377)	14%	(56,234)
Intercompany eliminations	(539)	—	299	—	240	—	—

Total consolidated	$679,595	100%	$(335,548)	100%	$(443,898)	100%	$(99,851)

      A discussion of the results of operations in each of our consolidated segments is provided below.

     a.     Mexico

		% of		% of
		Nextel		Nextel	Change from
		Mexico’s		Mexico’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$289,335	100%	$112,327	100%	$177,008	158%
Cost of revenues	(118,621)	(41)%	(57,725)	(51)%	(60,896)	105%

Gross margin	170,714	59%	54,602	49%	116,112	213%
Selling and marketing expenses	(87,257)	(30)%	(45,205)	(40)%	(42,052)	93%
General and administrative expenses	(67,524)	(23)%	(38,257)	(34)%	(29,267)	77%

Segment income (losses)	$15,933	6%	$(28,860)	(25)%	$44,793	155%

1.     Operating Revenues

      The 158% increase in operating revenues for 2001 compared to 2000 consists of a $173.1 million or 161% increase in wireless service and other revenues to $280.3 million and a $3.9 million or 75% increase in digital handset and accessory sales revenues to $9.1 million.

      The 162% increase in wireless service and other revenues was primarily the result of the following:

•	a 146% increase in the average number of digital handsets in service during 2001, primarily due to the expansion of service coverage in Mexico and a continued emphasis on increasing brand awareness, generally through increased advertising; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

      Nextel Mexico continues to subsidize handset sales to attract and retain new customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of Revenues

      The 105% increase in cost of revenues for 2001 compared to 2000 consists of a $32.2 million or 130% increase in cost of providing wireless services to $57.0 million and a $28.7 million or 87% increase in cost of digital handset and accessory sales to $61.6 million.

      The 130% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 176% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Mexico incurred due to a 72% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, costs of digital handset and accessory sales increased primarily due to an increase in the number of handsets sold to new and existing customers.

3.     Selling and Marketing Expenses

      The 93% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $16.9 million or 80% in commissions earned by indirect dealers and distributors as a result of a 77% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $13.2 million or 125% in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $12.0 million or 88% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount and a 26% increase in digital handsets sold through direct channels.

4.     General and Administrative Expenses

      The 77% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $15.3 million or 57% in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $7.9 million or 154% in bad debt expense, which was 4.5% of operating revenues in both 2001 and 2000, primarily due to the 158% increase in operating revenues; and

•	an increase of $6.1 million or 95% in expenses related to billing, collection, customer retention and customer care activities primarily due to an increase in customer care headcount to support a larger customer base and costs associated with a new facility that houses Nextel Mexico’s customer care operations.

b. Brazil

		% of		% of
		Nextel		Nextel	Change from
		Brazil’s		Brazil’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$171,138	100%	$103,815	100%	$67,323	65%
Cost of revenues	(116,508)	(68)%	(65,965)	(64)%	(50,543)	77%

Gross margin	54,630	32%	37,850	36%	16,780	44%
Selling and marketing expenses	(56,998)	(33)%	(46,688)	(45)%	(10,310)	22%
General and administrative expenses	(64,942)	(38)%	(34,268)	(33)%	(30,674)	90%

Segment losses	$(67,310)	(39)%	$(43,106)	(42)%	$(24,204)	56%

1.     Operating Revenues

      The 65% increase in operating revenues for 2001 compared to 2000 consists of a $67.5 million or 73% increase in wireless service and other revenues to $159.8 million and a $0.2 million or 2% decrease in digital handset and accessory sales revenues to $11.3 million.

      The 73% increase in wireless service and other revenues was primarily the result of the following:

•	a 94% increase in the average number of digital handsets in service during 2001, primarily due to the expansion of service coverage in Brazil and a continued emphasis on increasing brand awareness, generally through increased advertising; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

These increases were partially offset by the effect of translating our Brazilian real-based revenues into U.S. dollars during a period when the U.S. dollar to Brazilian real exchange rate declined about 22% in value.

      Nextel Brazil continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory revenues decreased primarily due to the currency translation effect previously described, offset by an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of Revenues

      The 77% increase in cost of revenues for 2001 compared to 2000 consists of a $41.3 million or 144% increase in cost of providing wireless services to $70.0 million and a $9.3 million or 25% increase in cost of digital handset and accessory sales to $46.5 million.

      The 144% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 113% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service;

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Brazil incurred due to a 33% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001;

•	non-recurring charges incurred during the second quarter of 2001 related to the settlement of disputes with local carriers over minutes of use;

•	recurring costs incurred in connection with the introduction of wide-area dispatch services; and

•	fixed interconnect costs per minute of use that are comparatively higher than those incurred by our other operating companies, due to fixed contracts with local carriers that provide excess capacity.

These increases were partially offset by the effect of translating our Brazilian real-based cost of revenues into U.S. dollars during a period when the U.S. dollar to Brazilian real exchange rate declined about 22% in value.

      We recently renegotiated one of our interconnect contracts with a large local handset carrier in Brazil to provide reduced capacity levels that more closely reflect our capacity needs and thereby partially reduce our total interconnect costs. The impact of the revised contract was reflected in the fourth quarter of 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to the increase in the number of handsets sold to new and existing customers.

3.     Selling and Marketing Expenses

      The 22% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $5.2 million or 64% in commissions earned by indirect dealers and distributors primarily as a result of a 86% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $3.7 million or 38% in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $1.4 million or 5% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount.

4.     General and Administrative Expenses

      The 90% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $12.8 million or 56% in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $12.5 million or 223% in bad debt expense, which increased as a percentage of operating revenues from 5.4% in 2000 to 10.6% in 2001, due to the 65% increase in operating revenues and increased customer credit issues; and

•	an increase of $5.4 million or 90% in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

c. Argentina

		% of		% of
		Nextel		Nextel	Change from
		Argentina’s		Argentina’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$135,320	100%	$79,127	100%	$56,193	71%
Cost of revenues	(55,395)	(41)%	(36,444)	(46)%	(18,951)	52%

Gross margin	79,925	59%	42,683	54%	37,242	87%
Selling and marketing expenses	(38,478)	(28)%	(32,597)	(41)%	(5,881)	18%
General and administrative expenses	(39,057)	(29)%	(24,719)	(31)%	(14,338)	58%

Segment income (losses)	$2,390	2%	$(14,633)	(18)%	$17,023	116%

1.     Operating Revenues

      The 71% increase in operating revenues for 2001 compared to 2000 consists of a $53.8 million or 71% increase in wireless service and other revenues to $129.3 million and a $2.4 million or 67% increase in digital handset and accessory sales revenues to $6.0 million.

      The 71% increase in wireless service and other revenues was primarily the result of a 92% increase in the average number of digital handsets in service during 2001, primarily due to the expansion of service coverage in Argentina and a continued emphasis on increasing brand awareness, generally through increased advertising. This increase to operating revenues was offset by a decrease in revenues resulting from Nextel Argentina’s discontinuation of analog services in early 2001 and lower monthly average revenues per digital handset in service. Lower monthly average revenues per digital handset in service primarily resulted from the implementation of more competitive service pricing plans targeted at meeting more of our customers’ needs, including a variety of fixed rate plans offering lower per minute rates and other integrated services and features.

      Nextel Argentina continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of Revenues

      The 52% increase in cost of revenues for 2001 compared to 2000 consists of a $9.7 million or 52% increase in cost of providing wireless services to $28.5 million and a $9.3 million or 53% increase in cost of digital handset and accessory sales to $26.9 million.

      The 52% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 118% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Argentina incurred due to a 30% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to an increase in the number of handsets sold to new and existing customers.

3.     Selling and Marketing Expenses

      The 18% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $4.3 million or 41% in commissions earned by indirect dealers and distributors as a result of a 43% increase in digital handsets sold through indirect channels from 2000 to 2001; and

•	an increase of $2.8 million or 22% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount.

      These increases were offset by a decrease of $1.2 million or 17% in advertising expenses resulting from savings realized from utilizing less costly advertising methods during 2001.

4.     General and Administrative Expenses

      The 58% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $9.1 million or 64% in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $2.3 million or 52% in bad debt expense, which decreased as a percentage of operating revenues from 5.6% in 2000 to 5.0% in 2001, primarily due to the 71% increase in operating revenues; and

•	an increase of $2.9 million or 48% in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

d. Peru

		% of		% of
		Nextel		Nextel	Change from
		Peru’s		Peru’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$64,952	100%	$28,469	100%	$36,483	128%
Cost of revenues	(31,077)	(48)%	(18,326)	(64)%	(12,751)	70%

Gross margin	33,875	52%	10,143	36%	23,732	234%
Selling and marketing expenses	(14,339)	(22)%	(10,860)	(38)%	(3,479)	32%
General and administrative expenses	(14,166)	(22)%	(9,287)	(33)%	(4,879)	53%

Segment income (losses)	$5,370	8%	$(10,004)	(35)%	$15,374	154%

1.     Operating Revenues

      The 128% increase in operating revenues for 2001 compared to 2000 consists of a $35.9 million or 130% increase in wireless service and other revenues to $63.6 million and a $0.6 million or 75% increase in digital handset and accessory sales revenues to $1.4 million.

      The 130% increase in wireless service and other revenues was primarily the result of a 127% increase in the average number of digital handsets in service during 2001, mostly due to the expansion of service coverage in Peru and a continued emphasis on increasing brand awareness, generally through increased advertising.

      Nextel Peru continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of revenues

      The 70% increase in cost of revenues for 2001 compared to 2000 consists of a $10.3 million or 163% increase in cost of providing wireless services to $16.6 million and a $2.5 million or 21% increase in cost of digital handset and accessory sales to $14.5 million.

      The 163% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 147% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Peru incurred due to a 165% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to an increase in the number of handsets sold to new and existing customers.

3.     Selling and marketing expenses

      The 32% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $1.3 million or 66% in commissions earned by indirect dealers and distributors as a result of a 52% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $1.8 million or 88% in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $0.4 million or 5% in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount.

4.     General and Administrative Expenses

      The 53% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $2.7 million or 38% in personnel, information technology, facilities and general corporate expenses to support growth in operations;

•	an increase of $0.8 million or 308% in bad debt expense, which increased as a percentage of operating revenues from 0.9% in 2000 to 1.7% in 2001, primarily due to the 128% increase in operating revenues and an increase in accounts receivable written-off; and

•	an increase of $1.4 million or 66% in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

     e.     Corporate and Other

      Corporate and other includes Nextel Philippines, which we began consolidating late in the third quarter of 2000, our Chilean operating companies, which we purchased in May and August of 2000, and our corporate entity.

		% of		% of
		Corporate		Corporate	Change from
		and other		and other	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$19,389	100%	$6,471	100%	$12,918	200%
Cost of revenues	(14,246)	(73)%	(3,700)	(57)%	(10,546)	285%

Gross margin	5,143	27%	2,771	43%	2,372	86%
Selling and marketing expenses	(13,047)	(67)%	(7,838)	(121)%	(5,209)	66%
General and administrative expenses	(48,330)	(249)%	(31,103)	(481)%	(17,227)	55%

Segment losses	$(56,234)	(289)%	$(36,170)	(559)%	$(20,064)	55%

      Corporate and other operating revenues and cost of revenues are primarily comprised of the results of operations reported by Nextel Philippines.

1.     Operating Revenues

      The 200% increase in operating revenues for 2001 compared to 2000 is primarily due to a $11.5 million or 225% increase in wireless service and other revenues recorded by Nextel Philippines to $16.6 million, as a result of consolidating twelve months of revenue in 2001 as compared to four months in 2000.

2.     Cost of Revenues

      The 285% increase in cost of revenues for 2001 compared to 2000 consists of a $5.3 million or 312% increase in cost of providing wireless services recorded by Nextel Philippines to $7.0 million and a $3.2 million or 178% increase in cost of digital handset and accessory sales recorded by Nextel Philippines to $5.0 million. Both increases are primarily due to consolidating twelve months of cost of revenue for Nextel Philippines in 2001 as compared to four months in 2000.

3.     Selling and Marketing Expenses

      The $5.2 million or 66% increase in selling and marketing expenses for 2001 compared to 2000 is primarily due to increased advertising costs in the Philippines and higher payroll and related costs for sales and marketing efforts in the Philippines and Chile. The increase in selling and marketing expenses also resulted from consolidating twelve months of Nextel Philippines’ expenses in 2001 as compared to four months in 2000.

4.     General and Administrative Expenses

      The 55% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of an increase in expenses related to billing, collection and customer care activities. The increase in general and administrative expenses also resulted from consolidating twelve months of Nextel Philippines’ expenses in 2001 as compared to four months in 2000.

     f.     Depreciation and Amortization — Consolidated

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Depreciation	$171,108	25%	$117,808	36%	$53,300	45%
Amortization	63,448	9%	43,110	13%	20,338	47%

Depreciation and amortization	$234,556	34%	$160,918	49%	$73,638	46%

      Depreciation increased for the year ended December 31, 2001 over the year ended December 31, 2000 but decreased as a percentage of consolidated operating revenues. The 45% increase in depreciation is primarily due to additional transmitter and receiver sites placed into service in existing markets to improve and enhance coverage of our digital mobile networks. During 2001, we increased the number of transmitter and receiver sites by 52% and increased the number of operational switching offices by 50%. System assets relating to the development and expansion of our digital mobile networks represent the largest portion of our capital expenditures during each period.

      Amortization increased for the year ended December 31, 2001 over the year ended December 31, 2000 but decreased as a percentage of consolidated operating revenues. The 47% increase in amortization is primarily due to a full year of amortization related to significant acquisitions completed during 2000, which primarily included licenses and customer lists in Brazil, Peru, Chile and the Philippines.

      As a result of the write-downs of our long-lived assets, including property, plant and equipment, licenses, goodwill and customer lists, depreciation and amortization will decrease significantly in 2002.

     g.     Impairment, Restructuring and Other Charges, and Other Income (Expense) — Consolidated

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Impairment, restructuring and other charges	$(1,746,907)	(257)%	$—	0%	$(1,746,907)	NM
Interest expense	(299,968)	(44)%	(248,922)	(75)%	(51,046)	21%
Interest income	13,373	2%	22,157	7%	(8,784)	(40)%
Realized gains (losses) on investments	(151,291)	(22)%	239,467	73%	(390,758)	(163)%
Foreign currency transaction losses, net	(69,854)	(10)%	(25,273)	(8)%	(44,581)	176%

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Equity in gains (losses) of unconsolidated affiliates	9,640	1%	(53,874)	(16)%	63,514	(118)%
Minority interest in losses of subsidiaries	—	0%	6,504	2%	(6,504)	(100)%
Other (expense) income, net	(3,803)	(1)%	4,635	1%	(8,438)	(182)%
Income tax benefit (provision)	85,896	13%	(68,209)	(21)%	154,105	(226)%

NM — Not Meaningful

1.     Impairment, Restructuring and Other Charges

      As previously discussed, we recorded $1,741.0 million of asset impairment charges in 2001 to write down the carrying values of the long-lived assets held by our operating companies. We also recorded $5.9 million of restructuring and other charges during the fourth quarter of 2001.

2.     Interest Expense

      The 21% increase in interest expense for 2001 over 2000 is primarily due to a full year of interest on our 12.75% senior serial notes issued in August 2000.

3.     Interest Income

      The 40% decrease in interest income in 2001 is due to a decrease in our average year-to-date cash balance from 2000 to 2001 and a decrease in average interest rates from 2000 to 2001.

4.     Realized (Losses) Gains on Investments

      Realized losses on investments in 2001 primarily consist of the following:

•	a $188.4 million other-than-temporary pre-tax loss realized during the third quarter of 2001 on our investment in TELUS Corporation; and

•	a $3.7 million write-off related to our warrant to purchase shares of China United Telecommunications Corporation upon expiration of the warrant.

These losses were offset by a $41.6 million pre-tax gain realized during the fourth quarter of 2001 on the sale of our investment in TELUS.

      Realized gains on investments in 2000 represent a pre-tax gain realized during the fourth quarter of 2000 from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS as the result of the acquisition of Clearnet by TELUS for cash and stock.

5.     Foreign Currency Transaction Losses, Net

      The increase in foreign currency transaction losses is primarily due to a 22% decrease in the value of the Brazilian real compared to the U.S. dollar during 2001, which resulted in foreign currency transaction losses of $62.6 million in 2001, an increase of $53.0 million over 2000.

      In August 2001, we determined that a portion of the U.S. dollar denominated intercompany loans to Nextel Brazil are of a long-term investment nature. As a result, beginning in August 2001, we recorded the effects of changes in the U.S. dollar to Brazilian real exchange rate on this portion of our intercompany loans to Nextel Brazil as part of the cumulative translation adjustment. Prior to August 2001, the effect of exchange rate changes on these intercompany loans was reported as foreign currency transaction losses in our consolidated statements of operations.

6.     Equity in Gains (Losses) of Unconsolidated Affiliates

      Equity in gains of unconsolidated affiliates for 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET.

      Prior to 2001, we recorded equity in gains (losses) of unconsolidated affiliates related to our equity method investments in Nextel Philippines and NEXNET. As a result of the consolidation of Nextel Philippines during the third quarter of 2000 and the sale of our entire minority interest investment in NEXNET, we no longer record equity in losses of unconsolidated affiliates.

7.     Minority Interest in Losses of Subsidiaries

      The decrease in minority interest in losses of subsidiaries is due to our acquisitions of the remaining minority shareholders’ equity interests in Nextel Brazil and Nextel Peru in the second quarter of 2000.

8.     Other (Expense) Income, Net

      The change in other (expense) income is primarily due to a $6.1 million pre-tax gain recorded during the third quarter of 2000 as a result of the dissolution of a joint venture in Shanghai, China in which we participated, and a $3.4 million write-off of initial public offering costs in 2001.

9.     Income Tax Benefit (Provision)

      The change from income tax provision in 2000 to income tax benefit in 2001 is primarily due to the write-off of deferred tax liabilities resulting from our asset impairment charges.

3.     Year Ended December 31, 2000 vs. Year Ended December 31, 1999

     a.     Operating Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars and handsets in thousands)
Operating revenues	$330,209	100%	$124,364	100%	$205,845	166%
Mexico	112,327	34%	29,719	24%	82,608	278%
Brazil	103,815	31%	46,537	38%	57,278	123%
Argentina	79,127	24%	42,794	34%	36,333	85%
Peru	28,469	9%	5,314	4%	23,155	436%
Corporate & other	6,471	2%	—	—	6,471	NM
Digital handsets in service at year end for operating companies	783	—	279	—	504	181%

NM — Not Meaningful

      The increase in operating revenues for 2000 over 1999 consists primarily of an increase in wireless service and other revenues of $204.6 million or 196%. Handset and accessory sales increased by $1.2 million or 6%, after giving effect to a $20.9 million reduction in operating revenues, representing the net effect of adopting SAB 101 in 2000. Had we adopted SAB 101 effective January 1, 1999, handset and accessory sales in 2000 would have increased by $8.5 million or 68%. The increase in operating revenues was primarily the result of an increase of 165% in the number of digital handsets in service during 2000 in our Latin American operating companies. This increase is primarily attributable to our Brazilian and Mexican operating companies. Digital handset growth across our Latin American markets is the result of a number of factors, principally:

•	the expansion of coverage in those markets;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising;

•	an increased number of indirect distributors;

•	the introduction of new products and services, such as international roaming services; and

•	the launch of digital interconnect service in Peru during June 1999. Before June 1999, only digital two-way radio service was available from Nextel Peru. We believe the potential customer base expanded significantly with the addition of interconnect service.

      The following factors also contributed to the growth in wireless service and other revenues and generated higher average monthly revenues per digital handset:

•	increased charges for airtime in Brazil and Mexico due to higher minutes of use;

•	the establishment of the calling party pays program in Argentina in May 1999 and in Peru in April 2000, resulting in additional revenue from fees paid by non-subscribers placing calls to our subscribers in these markets;

•	a shift in our customer use patterns away from use of digital two-way radio only to full use of our integrated services, across all our Latin American markets with a corresponding increase in total minutes of use of our digital interconnect services; and

•	the successful introduction of new monthly service plans, primarily in Mexico.

      Corporate and other operating revenues for the year ended December 31, 2000 primarily represent revenues generated by Nextel Philippines after we began consolidating it in the third quarter of 2000.

     b.     Cost of Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)
Cost of revenues	$182,160	55%	$96,199	77%	$85,961	89%
Mexico	57,725	17%	25,194	20%	32,531	129%
Brazil	65,965	20%	43,114	35%	22,851	53%
Argentina	36,444	11%	20,542	16%	15,902	77%
Peru	18,326	6%	7,349	6%	10,977	149%
Corporate & other	3,700	1%	—	—	3,700	NM

NM — Not Meaningful

      The increase in cost of revenues for 2000 over 1999 consists of an increase in cost of providing wireless services of $39.5 million or 96% and an increase in cost of handset and accessory sales of $46.5 million or 84%. Had we adopted SAB 101 effective January 1, 1999, the cost of handset and accessory sales in 2000 would have increased by about $53.8 million or 112%.

      The increase in cost of wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect costs on higher minutes of use; and

•	an increase in site ground lease costs and utility expenses that we incurred due to an increase of about 79% in the number of our transmitter and receiver sites placed in service in our Latin American markets from December 31, 1999 to December 31, 2000.

      The increase in cost of handset and accessory sales is primarily due to the 165% increase in digital handsets in service during 2000 in our Latin American operating companies offset by the deferral of digital handset costs attributable to the adoption of SAB 101 in 2000.

      Cost of revenues as a percentage of operating revenues decreased primarily as a result of economies of scale achieved as a result of increases in system usage and digital handsets placed in service during 2000.

      Corporate and other cost of revenues for 2000 primarily represents costs incurred by Nextel Philippines after we began consolidating it in the third quarter of 2000.

     c.     Selling, General and Administrative Expenses

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)
Selling, general and administrative	$280,822	85%	$191,015	154%	$89,807	47%
Selling and marketing	143,188	43%	76,752	62%	66,436	87%
General and administrative	137,634	42%	114,263	92%	23,371	20%

      The increase in selling and marketing expenses during 2000 over 1999 consisted of increased costs incurred in connection with higher consolidated sales of digital handsets across all of our reportable segments during 2000, including:

•	$18.0 million of increased marketing costs; and

•	$48.4 million of increased sales costs, primarily increased employee compensation and commissions earned by indirect dealers and distributors as a result of increased digital handset sales.

      The increase in general and administrative expenses during 2000 over 1999 is attributable to the following:

•	$32.0 million of increased general corporate expenses, including facilities, billing and information technology related costs to support the growth of our operations; and

•	$8.5 million of increased payroll and related expenses primarily attributable to our collection and customer care activities to support a larger customer base;

      offset by a $17.1 million reduction of bad debt expense due to our increased focus on credit and collection activities.

     d.     Segment Losses

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)
Segment losses	$132,773	40%	$162,850	131%	$(30,077)	(18)%
Mexico	28,860	9%	28,813	23%	47	—
Brazil	43,106	13%	68,554	55%	(25,448)	(37)%
Argentina	14,633	4%	36,979	30%	(22,346)	(60)%
Peru	10,004	3%	12,579	10%	(2,575)	(20)%
Corporate & other	36,170	11%	15,925	13%	20,245	127%

      We define segment losses as earnings before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as impairment, restructuring and other charges. Although we incurred segment losses across all of our operating companies during 1999 and 2000, segment losses in all of our markets except for Mexico decreased from 1999 to 2000. In addition, segment losses in each of our Latin American markets as a percentage of each of their operating revenues decreased from 1999 to 2000. Segment losses in Brazil, Argentina and Peru have decreased for 2000 over 1999 as a result of increases in operating revenues due to increases in digital handsets in service and reductions in bad debt expense in these markets. Segment losses in Mexico remained relatively flat for 2000 over 1999 primarily as a result of higher service revenues offset primarily by additional costs generated from increased sales of digital handsets, as well as by higher advertising costs. The losses for corporate and other increased for 2000 over 1999 due to increased personnel, facilities and general corporate expenses primarily reflecting increased staffing for support activities required to serve a larger customer base. In addition, corporate and other losses increased due to the consolidation of Nextel Philippines beginning in the third quarter of 2000.

     e.     Depreciation and Amortization

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)
Depreciation and amortization	$160,918	49%	$108,091	87%	$52,827	49%
Depreciation	117,808	36%	81,594	66%	36,214	44%
Amortization	43,110	13%	26,497	21%	16,613	63%

      Depreciation increased for 2000 over 1999 but decreased as a percentage of consolidated operating revenues. The increase in depreciation is primarily due to additional transmitter and receiver sites placed into service in existing markets to improve and enhance coverage of our digital mobile networks. System assets relating to the development and expansion of our digital mobile networks represent the largest portion of our capital expenditures during each period. Depreciation begins when system assets are placed into service in the relevant markets.

      Amortization increased for 2000 over 1999 but decreased as a percentage of consolidated operating revenues. The increase in amortization is primarily due to the acquisition of licenses and customer lists in Brazil, Peru, Chile and the Philippines in 2000 through the purchase of additional ownership interests in our operating companies in Brazil, Peru and the Philippines as well as the acquisition of our Chilean operating companies.

     f.     Interest Expense, Interest Income and Other

		% of		% of	Change from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2000	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)
Interest expense	$248,922	75%	$179,604	144%	$69,318	39%
Interest income	22,157	7%	8,442	7%	13,715	162%
Realized gain on exchange of investment	239,467	73%	—	—	239,467	NM
Equity in losses of unconsolidated affiliates	53,874	16%	31,469	25%	22,405	71%
Foreign currency transaction losses, net	25,273	8%	60,793	49%	(35,520)	(58)%
Minority interest in losses of subsidiaries	6,504	2%	19,314	16%	(12,810)	(66)%
Other income (expense), net	4,635	1%	(5,112)	(4)%	(9,747)	(191)%
Income tax (provision) benefit	(68,209)	(21)%	17	—	(68,226)	NM

NM — Not Meaningful

      The increase in interest expense for 2000 over 1999 resulted from the issuance of our 12.75% senior serial notes on August 1, 2000, as well as higher levels of outstanding debt under our bank and credit facilities. We used this debt primarily to finance our expansion and enhancement of digital mobile network coverage in our Latin American markets.

      The increase in interest income for 2000 over 1999 is primarily due to higher average outstanding cash balances as a result of $692.7 million in proceeds received from the issuance of our series A exchangeable redeemable preferred stock during 2000 and $623.8 million in net proceeds received from the issuance of our 12.75% senior serial notes in August 2000.

      The realized gain on exchange of investment for 2000 represents a pre-tax gain realized during the fourth quarter of 2000 from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS Corporation as the result of the acquisition of Clearnet by TELUS for cash and stock.

      The increase in equity in losses of unconsolidated affiliates for 2000 over 1999 is attributable to increased operating losses incurred by Nextel Philippines, prior to consolidation, and by NEXNET, including a pre-tax loss of about $21.0 million representing a one time non-cash charge to write off our entire investment in NEXNET.

      The foreign currency transaction loss for 2000 is due primarily to the weakening of the Brazilian real and Philippine peso relative to the U.S. dollar during the fourth quarter of 2000, which continued in 2001 with respect to the Brazilian real. The foreign currency transaction loss for 1999 is primarily due to the weakening of the Brazilian real relative to the U.S. dollar during the early part of 1999. The Brazilian real weakened significantly more relative to the U.S. dollar during 1999 than during 2000, resulting in higher foreign currency transaction losses during 1999 as compared to 2000.

      The decrease in minority interest in losses of subsidiaries for 2000 over 1999 is attributable to the purchase of minority stockholders’ interests in our Brazilian and Peruvian operating companies.

      The decrease in other expense, net from 1999 to 2000 is primarily due to the following:

•	dividends received on our TELUS stock of about $3.2 million recorded during the fourth quarter of 2000; and

•	a pre-tax gain of about $6.1 million realized during the fourth quarter of 2000 as a result of the dissolution of a joint venture in Shanghai, China in which we participated.

      Our income tax provision for 2000 primarily resulted from the taxable gain on the exchange of our stock in Clearnet for stock in TELUS offset by other tax benefits, including benefits realized in connection with the write off of our entire investment in NEXNET. Under our tax sharing agreement, our liability to Nextel Communications for taxes for 2000 was about $65.0 million.

Liquidity and Capital Resources

      As of September 30, 2002, we had $161.5 million in cash and cash equivalents, including $69.5 million in restricted cash. We also had about $2.3 billion in outstanding senior notes and $482.4 million in secured debt. The $2.3 billion in senior notes are classified in liabilities subject to compromise as of September 30, 2002. See “Future Capital Needs and Resources” for a discussion of our capital resources.

      We incurred net losses of $932.9 million during the nine months ended September 30, 2001 and $427.5 million during the nine months ended September 30, 2002. The operating expenses and capital expenditures associated with developing, enhancing and operating our digital mobile networks, as well as interest expense, have more than offset our operating revenues.

      Cash Flows. Our operating activities provided us with $68.3 million of net cash during the nine months ended September 30, 2002. We used $166.9 million of net cash in our operating activities during the nine months ended September 30, 2001. The increased generation of cash was primarily due to our less aggressive growth strategy that targets cash conservation.

      We used $195.1 million of net cash in our investing activities during the nine months ended September 30, 2002, a decrease of $329.1 million compared to the nine months ended September 30, 2001, primarily due to a $307.2 million decrease in cash paid for capital expenditures to $181.4 million for the nine months ended September 30, 2002. The decrease in capital expenditures is consistent with the implementation of our cash conservation objectives, including reduced network expansion and subscriber growth.

      We used $19.0 million of net cash in our financing activities during the nine months ended September 30, 2002. Our financing activities provided us with $454.2 million during the nine months ended September 30, 2001. The $473.2 million decrease in cash from our financing activities was primarily due to the following:

•	$500.0 million in proceeds received during 2001 from the issuance of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications; and

•	a $37.1 million decrease in advances from Nextel Communications.

These changes were partially offset by the following:

•	a $6.7 million decrease in repayments to Nextel Communications, primarily for vendor invoices paid on our behalf;

•	a $36.5 million decrease in transfers to restricted cash; and

•	a $17.6 million decrease in repayments under our long-term credit facilities.

      We used $132.0 million of net cash in our operating activities during 2001, a decrease of $79.8 million as compared to 2000. The decrease is primarily due to improved operating performance resulting from growth in our customer base and the implementation of cash conservation measures in connection with our revised business plan.

      We used $536.2 million of net cash in our investing activities during 2001, a decrease of $242.5 million as compared to 2000. The decrease is primarily due to a $374.0 million decrease in amounts paid for licenses purchases and to acquire additional ownership interests in our operating companies and $139.1 million in net cash proceeds received from the sale of our investment in TELUS, which does not include $57.4 million in proceeds placed directly into escrow. These decreases were offset by a $276.2 million increase in cash payments for capital expenditures under our previous business plan, which emphasized rapid growth.

      Our financing activities provided us with $446.0 million of net cash during 2001, primarily resulting from $500.0 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications.

      Our financing activities provided us with $1,360.9 million of net cash during 2000, which consisted primarily of the following:

•	$641.0 million in aggregate gross proceeds from the issuance of our 12.75% senior serial redeemable notes; and

•	$692.7 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications.

      We used $211.8 million of net cash in our operating activities during 2000, an increase of $47.9 million as compared to 1999. The increase is primarily due to increased interest payments in 2000.

      We used $778.7 million of net cash in our investing activities during 2000, an increase of $593.4 million as compared to 1999. This increase is primarily due to increases in capital expenditures and payments for investments in and advances to affiliates and purchases of licenses. Cash payments for capital expenditures increased $223.8 million to $368.7 million for 2000. The increase in capital expenditures was part of our previous strategy to focus on aggressive expansion and enhancement of digital mobile network coverage in our Latin American markets, primarily in Brazil, Mexico and Argentina. During 2000, we made payments of about $410.7 million for license purchases and acquisitions of additional ownership interests in Nextel Brazil, Nextel Peru and Nextel Philippines, as well as ownership interests in third party companies.

      Our financing activities provided us with $344.6 million of net cash during 1999, which consisted primarily of the following:

•	$200.0 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications; and

•	$132.9 million from additional borrowings under our long-term credit facilities.

Future Capital Needs and Resources

      Capital Resources. As of September 30, 2002, our capital resources included $92.0 million of cash and cash equivalents, excluding $69.5 million of restricted cash. In addition, the transactions that we consummated in connection with our emergence from reorganization provided us with about $143.9 million in net cash, excluding some professional fees. In addition, we released all of the restricted cash that was held in escrow to Motorola in satisfaction of our international Motorola incremental equipment financing facility, as well as accrued interest on the facility and on our other Motorola credit facilities. Our ongoing capital needs depend on a variety of factors, including the extent to which we are able to fund the cash needs of our business from our existing cash balance and cash flows generated by our operating companies. Our ability to generate sufficient cash flows is dependent upon, among other things:

•	the amount of revenue we are able to generate from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers, including the subsidies we incur to provide handsets to both our new and existing customers; and

•	our ability to continue to grow our customer base.

      As of September 30, 2002, there were no amounts available for borrowing under our bank and vendor credit facilities. However, in connection with the reinstated $225.0 million international Motorola equipment financing facility that became effective following our emergence from reorganization on November 12, 2002, until December 31, 2006, if our consolidated cash balance falls below $100.0 million for seven consecutive days, we will be eligible to borrow from Motorola Credit Corporation an amount necessary to increase our consolidated cash balance to $100.0 million. Our aggregate cash borrowings from Motorola under this facility cannot exceed $56.7 million. In addition, Nextel Brazil and Nextel Mexico have facilities in place under which they can finance handset purchases. Borrowings under these facilities have 180 day and 360 day maturities and interest is prepaid at variable market rates.

      Capital Needs. Historically, our strategy was focused on aggressive expansion and improvement of digital mobile coverage in our Latin American markets, as well as continued support of our other operations. Consistent with this strategy, our business plan was originally developed to rapidly grow our digital customer base, increase our revenues and improve other key financial and credit performance measurements, obtain access to the capital markets and achieve a profitable wireless operation that provided economies of scale in all of our markets.

      We are operating in a difficult business environment. The global telecommunications industry has suffered due to the widespread economic slowdown affecting growth and demand, the contraction of the capital markets and intense competition resulting from an abundance of telecommunications service providers. The contraction of the capital markets has severely affected the Latin American region, as investors have been hesitant to invest incremental capital in the region. This situation has only been aggravated further by the recent heightened economic and political uncertainty in Argentina and Brazil.

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. Although we have made substantial progress to date in reducing operating expenses and capital expenditures, we cannot be sure that we will be successful in achieving our cash conservation targets in the future.

      Our limited sources of available funding have required us to cease providing significant financing to stimulate operating growth in most of our markets. We are focusing on cash conservation and directing substantially all of our available funding toward continuing the growth of our Mexican operations. We made this decision based on Nextel Mexico’s cash generation potential, return on invested capital, growth potential and capital investment requirements. During 2002, we have been providing substantially less funding to our other markets in Brazil, Argentina and Peru and in late 2001 we ceased funding Nextel Philippines and subsequently sold our interest in Nextel Philippines on November 28, 2002. As a result, growth in these markets has slowed considerably compared to historical growth levels. We expect that this trend towards significantly slower growth in these markets will continue for the foreseeable future. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings. We cannot be sure that we will be successful in effectively implementing our revised business plan.

      We currently anticipate that our future capital needs will principally consist of funds required for:

•	capital expenditures to expand and enhance our digital mobile networks, primarily in Mexico, as discussed immediately below under “Capital Expenditures”;

•	operating expenses relating to our digital mobile networks;

•	future spectrum purchases,

•	debt service requirements; and

•	other general corporate expenditures.

      The following table sets forth the amounts and timing of contractual payments for our most significant contractual obligations determined as of September 30, 2002, assuming that we emerged from Chapter 11 on September 30, 2002. The information in the table reflects future unconditional payments and is based upon, among other things, the current terms of the relevant agreements, appropriate classification of items under accounting principles generally accepted in the United States that are currently in effect and certain assumptions, such as future interest. Future events could cause actual payments to differ significantly from those amounts.

      See “Risk Factors — Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.” Except as required by law, we disclaim any obligation to modify or update the information contained in the table.

	Three Months
	Ending
	December 31,
	2002	2003	2004	2005	2006	Thereafter	Total
Contractual Commitments

	(in thousands)
Senior redeemable notes and credit facilities(1)	$18,881	$19,597	$74,623	$119,414	$122,197	$399,826	$754,538
Handset financing obligations(1)	32,569	33,522	—	—	—	—	66,091
Spectrum acquisition obligations	—	10,400	—	—	—	—	10,400
Operating leases(2)	15,276	31,738	30,053	26,588	21,823	85,829	211,307
Motorola purchase commitments(3)	323	1,080	—	—	—	—	1,403

Total contractual commitments	$67,049	$96,337	$104,676	$146,002	$144,020	$485,655	$1,043,739

(1)	These amounts include estimated interest payments based on our expectations as to future interest rates, assuming the current payment schedule.

(2)	The amounts principally include future lease costs, transmitter and receiver sites and switches and office facilities as of September 30, 2002.

(3)	These amounts represent maximum contractual obligations under our supply agreement with Motorola and not expected equipment purchases.

      Capital Expenditures. Our capital expenditures, including capitalized interest, were $139.1 million for the nine months ended September 30, 2002 compared to $524.1 million for the nine months ended September 30, 2001. Capital expenditures, including capitalized interest, were $667.8 million for the year ended December 31, 2001, $593.9 million for the year ended December 31, 2000 and $183.9 million for the year ended December 31, 1999. In the future, our capital spending is expected to be driven by several factors including:

•	the construction of additional transmitter and receiver sites to increase system capacity and maintain system quality and the installation of related switching equipment in some of our existing market coverage areas;

•	the enhancement of our digital mobile network coverage around some major domestic market areas; and

•	the enhancements to our existing iDEN technology to increase voice capacity and deliver packet data service at higher speeds.

      Our future capital expenditures are significantly affected by future technology improvements and technology choices. In October 2001, Motorola and Nextel Communications announced an anticipated significant technology upgrade to the iDEN digital mobile network, the 6:1 voice coder software upgrade, which Motorola is developing. We expect that this technology upgrade will be available to us by the fourth quarter of 2003 and we plan to implement this technology in our markets. We expect that this software upgrade will nearly double our voice capacity for interconnect calls and leverage our existing investment in infrastructure. See “Risk Factors — Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”

      Future Outlook. We believe that, with the $143.9 million in net cash proceeds, excluding some professional fees, that we received as a result of the transactions consummated in connection with our emergence from reorganization on November 12, 2002, our current business plan as contemplated in our plan of reorganization will not require any additional funding and we will be able to operate and grow our business while servicing our debt obligations as scheduled.

      If our business plans change, including as a result of changes in technology, or if economic conditions in any of our markets generally or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business as well as the conclusions as to the adequacy of the available sources could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.

      We have had and may in the future have discussions with third parties regarding potential sources of new capital to satisfy actual or anticipated financing needs. At present, other than the existing arrangements that have been consummated or are described in this prospectus, we have no legally binding commitments with any third parties to obtain any material amount of additional capital. The entirety of the above discussion is subject to the risks and other cautionary and qualifying factors set forth under “Risk Factors — Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”

Effect of Inflation and Foreign Currency Exchange

      Our net assets are subject to foreign currency exchange risks since they are primarily maintained in local currencies. Additionally, our debt is denominated entirely in U.S. dollars, which exposes us to foreign currency exchange risks. Nextel Argentina, Nextel Brazil, Nextel Mexico and Nextel Philippines conduct business in countries in which the rate of inflation is significantly higher than that of the United States. Further, the recent economic developments in Argentina, including the devaluation of the Argentine peso, have increased our foreign currency exchange risk. We seek to protect our earnings from inflation and possible currency devaluation by periodically adjusting the local currency prices charged by each operating company for sales of handsets and services to its customers. In Argentina we are required by law to charge our customers in local currency, and while we have adjusted the local currency prices of our handsets and services as a result of the devaluation, we were not legally permitted to adjust prices established by contracts entered into prior to January 7, 2002 until June 2002. Therefore, beginning in 2002, the revenues generated by Nextel Argentina, after translating them to U.S. dollars, have been significantly negatively affected. While we routinely assess our foreign currency exposure, we have not entered into any hedging transactions.

      While inflation in each of our markets has generally been higher than that in the United States, it has not historically been a material factor affecting our business. However, the recent economic difficulties facing Argentina have resulted in an inflation rate of about 37% for the nine months ended September 30, 2002 in contrast to recent historical rates of less than 2%. A continuation of the recent economic problems in Argentina could lead to significant prolonged inflation in that country. As a result, general operating expenses such as salaries, employee benefits and other services provided by domestic Argentine companies could continue to become more expensive. In addition, the recent decline in value of the Argentine peso has caused foreign products and services to be more expensive, including infrastructure equipment and digital handsets that Nextel Argentina must purchase using U.S. dollars.

Effect of New Accounting Standards

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations arising from the retirement of tangible long-lived assets and the associated asset retirement costs. In accordance with SOP 90-7, we will adopt SFAS No. 143 in conjunction with our application of fresh-start accounting on October 31, 2002. We are evaluating the impact of adopting SFAS No. 143 on our financial position and results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires us to classify gains and losses from extinguishments of debt as extraordinary items only if they meet the criteria for such classification in Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” These provisions are effective January 1, 2003. Any gain or loss on extinguishment of debt classified as an extraordinary item in prior periods that does not meet the criteria for such classification must be reclassified to other income or expense. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. In accordance with SOP 90-7, we will adopt SFAS No. 145 in conjunction with our application of fresh-start accounting on October 31, 2002. We do not expect the adoption of SFAS No. 145 to have a material impact on our financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. These provisions are effective for exit or disposal activities initiated after December 31, 2002. In accordance with SOP 90-7, we will adopt SFAS No. 146 in conjunction with our application of fresh-start accounting on October 31, 2002. As a result, we will apply the provisions of SFAS No. 146 to all exit or disposal activities initiated after October 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk.

      Our revenues are denominated in foreign currencies, while a significant portion of our operations are financed through bank and vendor credit facilities, which are denominated in U.S. dollars. As a result, fluctuations in exchange rates relative to the U.S. dollar expose us to foreign currency exchange risks. See “Effect of Inflation and Foreign Currency Exchange” for additional information.

      We are also exposed to interest rate risk due to fluctuations in the U.S. prime rate, the London Interbank Offered Rate, or LIBOR, the Eurodollar rate and the Average Base Rate, or ABR. These rates are used to determine the variable rates of interest that are applicable to borrowings under our bank and vendor credit facilities. The available hedging products are generally short-term and do not match our long-term capital flows.

      In December 2001, we failed to make a scheduled principal payment under our Argentina credit facilities. We also failed to make a scheduled interest payment in February 2002 under our 12.75% senior serial redeemable notes due 2010. In March 2002, we failed to make a scheduled interest payment under our international Motorola incremental equipment financing facility, as well as a second scheduled principal payment and an interest payment on our Argentine credit facilities. As a result of our Chapter 11 filing, we classified all of our senior redeemable notes in liabilities subject to compromise in our condensed consolidated balance sheets prior to our emergence from Chapter 11 Reorganization on November 12, 2002. We classified our international Motorola incremental equipment financing facility in current portion of long-term debt since we repaid the entire outstanding balance of the facility on November 12, 2002. We classified our international Motorola equipment financing facility and our Brazil Motorola equipment financing facility in long-term debt due to related party as a result of the reinstatement of these facilities on November 12, 2002. We classified our Argentine credit facilities in current portion of long-term debt as these facilities were in default but were not obligations of or guaranteed by NII Holdings, Inc. or NII Holdings (Delaware), Inc. Descriptions of these events and our senior notes and bank and vendor credit facilities are contained in note 3 to the audited consolidated financial statements included at the end of this prospectus and in notes 1 and 3 to our condensed consolidated financial statements included at the end of this prospectus.

      The table below presents principal cash flows and related interest rates by year of maturity for our fixed and variable rate debt obligations as of September 30, 2002. For our senior notes, we determined fair values based on the fair value of the shares of our new common stock that we exchanged for the notes in connection with the completion of our reorganization on November 12, 2002. For our bank credit facilities, we determined fair value based on the settlement of the facility on November 12, 2002 for $5.0 million and 400,000 shares of our new common stock. For our vendor credit and handset financing facilities, we determined fair value based on the respective carrying values of the facilities as interest rates are reset periodically. The change in the fair values of our debt since December 31, 2001 reflects changes in applicable market conditions.

	Year of Maturity						September 30, 2002

	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value

	(U.S. dollars in thousands)
Long-Term Debt:
Fixed Rate	$2,331,463	—	—	—	—	—	$2,331,463	$9,800
Average Interest Rate	12.7%	—	—	—	—	—	12.7%
Variable Rate	$186,281	$32,021	$56,250	$56,250	$81,250	$131,250	$543,302	$448,534
Average Interest Rate	8.7%	11.9%	7.0%	7.0%	6.9%	6.8%	7.8%

      The table below presents principal cash flows and related interest rates by year of maturity for our fixed and variable rate debt obligations that exist subsequent to the completion of our reorganization on November 12, 2002.

							September 30,
	Year of Maturity						2002

	2002	2003	2004	2005	2006	Thereafter	Total

	(U.S. dollars in thousands)
Long-Term Debt:
Fixed Rate	—	—	—	—	—	$180,821	$180,821
Average Interest Rate	—	—	—	—	—	13.0%	13.0%
Variable Rate	$28,862	$32,021	$56,250	$56,250	$82,048	$133,645	$389,076
Average Interest Rate	11.2%	11.9%	7.0%	7.0%	6.9%	6.8%	7.6%

BUSINESS

      We provide wireless communication services targeted at meeting the needs of business customers in selected international markets. Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. In addition, we owned a direct and indirect interest in a digital mobile services provider in the Philippines, which we sold on November 28, 2002. Our markets are generally characterized by high population densities and, we believe, a concentration of the country’s business users and economic activity. In addition, vehicle traffic congestion, low landline penetration and unreliability of the land-based telecommunications infrastructure encourage the use of mobile wireless communications services in these areas.

      We use a transmission technology called integrated digital enhanced network, or iDEN, technology developed by Motorola to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. We are designing our digital mobile networks to support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced JavaTM enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwide”.

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of Nextel Communications and Nextel Partners, Inc. Our customers may also roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have about 150 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 80 countries and territories. After we enter into roaming agreements, together with our roaming partners we undertake testing and implementation procedures before roaming can begin. In addition, each operator with whom we enter into a roaming agreement in any given country may have varying service coverage areas; some may operate in metropolitan areas while others may have nationwide service. To reduce our operating costs, including costs we incur to test and implement roaming, we have been reducing the number of our roaming partners. We do not expect that this will have a material adverse effect on our operations as revenues from roaming represent less than 1% of our total consolidated operating revenues.

      The table below provides an overview of our digital handsets in service as of September 30, 2002 and 2001 for all of our Latin American markets except for Chile, where we do not currently operate a digital mobile network. For purposes of the table, digital handsets in service represent all digital handsets in use on the digital mobile networks of each of the listed operating companies.

	Digital Handsets In Service

	September 30,	September 30,
Country	2002	2001

	(in thousands)
Mexico	487	380
Brazil	411	454
Argentina	195	197
Peru	127	103

Total Latin America	1,220	1,134

      For additional information concerning our market segments, see the consolidated financial statements appearing at the end of this registration statement.

      In the fourth quarter of 2001, we sold our minority interest in NEXNET Co. Ltd., our Japanese operating company, to Motorola. We received a $6.5 million credit for equipment purchases from Motorola and cash proceeds of $3.5 million from a partner in NEXNET, in exchange for the forgiveness of our loans to NEXNET. We also sold our investment in TELUS Corporation, a Canadian wireless company, for cash proceeds of $196.5 million, of which $57.4 million was placed in escrow to secure an outstanding loan from Motorola Credit Corporation that had been secured by our TELUS shares.

      In the latter half of 2000, we began a process to complete an initial public offering to raise funds to support the continued expansion and enhancement of our digital wireless networks. In March 2001, due to adverse market conditions, we announced our decision to discontinue our initial public offering at that time and withdrew our registration statement. In the first quarter of 2001, we also amended the terms of our vendor financing agreements with Motorola to extend the maturities and modify the covenants under those facilities. The downturn in the global capital markets, among other things, made it impossible for us to obtain significant new financing from third parties through the issuance of our equity or debt securities.

      During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to our Philippine operating company. In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan and our decision to discontinue funding to our Philippine operating company, during 2001 we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.75 billion, resulting from the write-down of the carrying values of our long-lived assets and the restructuring of some of our operations to reduce our operating costs and improve our operating efficiencies. On November 28, 2002, we sold our remaining direct and indirect interest in our Philippine operating company.

      Reorganization. In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications, Inc. and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign subsidiaries filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 operated as debtors-in-possession under the Bankruptcy Code, our foreign subsidiaries continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Plan of Reorganization on June 27, 2002, our Second Amended Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting the final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from Chapter 11.

      The following is a summary of the significant transactions consummated on November 12, 2002 under our confirmed plan of reorganization:

•	NII Holdings amended and restated its Bylaws and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing an aggregate of 100,000,000 shares of common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	NII Holdings exchanged, on a pro rata basis, $2.3 billion in senior redeemable notes and other unsecured, non-trade claims that existed prior to its bankruptcy filing for 3,920,000 shares of new common stock and canceled its then-existing senior redeemable notes and some other unsecured, non-trade debt that existed prior to November 12, 2002;

•	NII Holdings cancelled all shares of its preferred stock, common stock and other equity interests that existed prior to November 12, 2002;

•	Motorola Credit Corporation reinstated in full our $225.0 million international Motorola equipment financing facility and our $100.0 million Brazil Motorola equipment financing facility, subject to deferrals of principal amortization and some structural modifications;

•	NII Holdings repaid the outstanding principal balance, together with accrued interest, due under its $56.7 million international Motorola incremental financing facility using restricted cash held in escrow, which amount will be available for borrowing upon the terms set forth in the international Motorola equipment financing facility;

•	NII Holdings entered into a new spectrum use and build-out agreement with Nextel Communications, Inc., our former parent company, with respect to certain areas on the border between the United States and Mexico, and received $25.0 million of a total payment of $50.0 million, with the remaining $25.0 million placed in escrow to be distributed as costs are incurred during the completion of the build-out; and

•	NII Holdings (Cayman) raised $140.0 million in proceeds from some of our creditors that participated in a rights offering in exchange for the issuance of 15,680,000 additional shares of NII Holdings’ new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity. The rights offering provided the holders of NII Holdings’ then-existing senior redeemable notes, and some of our other creditors, the opportunity to purchase a pro rata share of NII Holdings’ new common stock, as well as new notes issued, by NII Holdings (Cayman), one of our wholly-owned subsidiaries. Through the rights offering, Nextel Communications, Inc. purchased $50.9 million of the new notes and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that NII Holdings issued to Nextel Communications, Inc. in connection with the cancellation of NII Holdings’ senior redeemable notes and in satisfaction of claims by Nextel Communications, Inc. under our 1997 tax sharing agreement. Nextel Communications, Inc. owned about 35.6% of NII Holdings’ issued and outstanding shares of new common stock as of November 12, 2002. MacKay Shields owned or controlled about 21.8% of NII Holdings’ common stock as of November 12, 2002. The new notes are senior secured obligations that accrue interest at a rate of approximately 13% per annum, compounded quarterly, through October 31, 2004, which interest is added to principal, and accrues interest thereafter at a rate of approximately 13% per annum, compounded quarterly and payable in cash quarterly and mature in 2009. The repayment of the new notes is fully, unconditionally and irrevocably guaranteed by NII Holdings and some of our subsidiaries and affiliates that are listed on the cover of this prospectus.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and the issuance to them of 400,000 shares of NII Holdings’ new common stock, or 2% of all shares of new common stock outstanding on November 12, 2002.

      As a result of these transactions, NII Holdings currently has 20,000,000 shares of new common stock outstanding. In addition, on November 12, 2002, its board of directors approved the grant of options to purchase 2,222,222 shares of NII Holdings new common stock under its new 2002 Management Incentive Plan.

      Because our plan of reorganization was approved by the Bankruptcy Court on October 28, 2002, for financial reporting purposes we will use an effective date of October 31, 2002 and apply fresh-start accounting to our consolidated balance sheet as of that date in accordance with SOP 90-7. We will adopt fresh-start accounting because the holders of our existing voting shares immediately before filing and confirmation of our plan of reorganization received less than 50% of the voting shares of the emerging company and our reorganization value, which served as the basis for our reorganization plan approved by the Bankruptcy Court, is less than our post petition liabilities and allowed claims, as shown below (in thousands):

Post petition current liabilities	$8,482
Liabilities deferred under the Chapter 11 proceeding	2,446,174

Total post petition liabilities and allowed claims	2,454,656
Reorganization value	(475,800)

Excess of liabilities over reorganization value	$1,978,856

      Under fresh-start accounting, a new reporting entity is considered to be created and we are required to adjust the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting is applied. Accordingly, the reorganization value of our company of $475.8 million, represents the total fair value that we will allocate to the assets and liabilities of our reorganized company in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

      See Note 1 to our unaudited condensed consolidated financial statements included at the end of this prospectus for our unaudited pro forma balance sheet as of September 30, 2002 that reflects our best estimates of the fresh start accounting adjustments assuming that the confirmation of our reorganization plan had occurred as of September 30, 2002.

Wireless Technology

      Currently, most mobile wireless communications services in our markets are either specialized mobile radio (SMR), cellular or personal communications services (PCS) systems. Our operating companies offer analog SMR or digital enhanced specialized mobile radio (EMSR) services, or a combination of both.

      Our digital mobile networks combine the advanced iDEN technology developed and designed by Motorola with a low-power, multi-site transmitter and receiver configuration that permits frequency reuse. iDEN is a hybrid technology employing a variant of the global system for mobile communications, or GSM, standard for the switching layer with a TDMA radio air interface. The design of our existing and proposed digital mobile networks currently is premised on dividing a service area into multiple sites. These sites have a typical coverage area ranging from less than one mile to thirty miles in radius, depending on the terrain and the power setting. Each site contains a low-power transmitter, receiver and control equipment referred to as the base station. The base station in each site is connected by microwave, fiber optic cable or telephone line to a computer controlled switching center. The switching center controls the automatic transfer of wireless calls from site to site as a subscriber travels, coordinates calls to and from a digital handset and connects wireless calls to the public switched telephone network. In the case of two-way radio, a piece of equipment called a dispatch application processor provides call setup, identifies the target radio and connects the subscriber initiating the call to other targeted subscribers. These two-way radio calls can be connected to one or several other subscribers and can be made without interconnecting to the public switched telephone network.

      Nortel Networks Corporation supplies the majority of the mobile telephone switches for our digital networks. As of September 30, 2002, our operating companies had 13 operational switches and about 2,215 transmitter and receiver sites constructed and in operation in our digital mobile networks.

      Currently, there are three principal digital technology formats used by providers of cellular telephone service or personal communications services:

•	time division multiple access, or TDMA, digital transmission technology;

•	code division multiple access, or CDMA, digital transmission technology; and

•	GSM digital transmission technology.

      Although TDMA, CDMA and GSM are digital transmission technologies that share basic characteristics and areas of contrast to analog transmission technology, they are not compatible or interchangeable with each other. Although Motorola’s proprietary iDEN technology is a hybrid of the TDMA technology format, it differs in a number of significant respects from the versions of this technology used by cellular and personal communications services providers.

      The implementation of a digital mobile network using iDEN technology significantly increases the capacity of our existing channels and permits us to utilize our current holdings of specialized mobile radio spectrum more efficiently. This increase in capacity is accomplished in two ways.

•	First, each channel on our digital mobile networks is capable of carrying up to six voice and/or control paths, by employing six-time slot TDMA digital technology. Alternatively, each channel is capable of carrying up to three voice and/or control paths, by employing three-time slot TDMA digital technology. Each voice transmission is converted into a stream of data bits that are compressed before being transmitted. This compression allows each of these voice or control paths to be transmitted on the same channel without causing interference. Upon receipt of the coded voice data bits, the digital handset decodes the voice signal. Using iDEN technology, our two-way radio dispatch service achieves about six times improvement over analog specialized mobile radio in channel utilization capacity. We also achieve about three times improvement over analog specialized mobile radio in channel utilization capacity for channels used for mobile telephone service.

•	Second, our digital mobile networks reuse each channel many times throughout the market area in a manner similar to that used in the cellular industry, further improving channel utilization capacity.

      Unlike other digital transmission technologies, iDEN can be deployed on non-contiguous frequency holdings. This benefits us because our 800 MHz channel holdings are, in large part, composed of non-contiguous channels. Further, iDEN technology allows us to offer our multi-functional package of digital mobile services. While iDEN offers a number of advantages in relation to other technology platforms, unlike other wireless technologies, it is a proprietary technology that relies solely on the efforts of Motorola and any future licensees of this technology for further research, and for technology and product development and innovation. Motorola is also the sole source supplier of iDEN infrastructure and digital handsets. Our agreements with Motorola impose limitations and conditions on our ability to use other technologies. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost. Furthermore, iDEN technology is not as widely adopted in relation to other wireless technologies and currently has fewer subscribers on a worldwide basis.

Network Implementation, Design and Construction

      After obtaining necessary regulatory authorizations to develop and deploy our networks, we undertake a careful frequency planning and system design process. Our sites have been selected on the basis of their proximity to targeted customers, the ability to acquire and build the sites and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits and, in many cases, zoning approvals. Once the requisite governmental approvals are obtained, the preparation of each site, including grounding, ventilation, air conditioning and construction, typically takes three months. We must also obtain all equipment necessary for the site. Equipment installation, testing and optimization generally takes at least an additional four weeks. Any scheduled build-out or expansion may be delayed due to typical construction and other delays as well as the need to obtain additional financing, which may not be available due to our current financial condition.

Marketing

      Our operating companies market their wireless communications services primarily to business customers and mobile work forces, such as service companies, security firms, contractors and delivery services. Companies with mobile work forces often need to provide their personnel with the ability to communicate directly with one another. To meet the needs of these customers, we offer a package of services and features that combines multiple communications services in one digital handset. This package includes Nextel Direct Connect, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call. For a more detailed description of the marketing focus of each managed operating company, see the “Marketing” discussion for each of those operating companies under “— Operating Companies.”

Competition

      In each of the markets where our operating companies operate, we compete with other communications services providers, based primarily on our differentiated product offerings and price. Our competitors include landline telephone companies and other wireless communications companies. Many of our competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than we have. In addition, many existing telecommunications enterprises in the markets in which our operating companies conduct business have successfully attracted significant investments from multinational communications companies. Because of their financial resources, these competitors may be able to reduce prices to gain market share. We expect that the prices we charge for our products and services will decline over the next few years as competition intensifies in our markets.

      In addition, the iDEN technology we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services or with other iDEN networks not operating in the 800 MHz spectrum. Therefore, our customers will not be able to roam on non-GSM 900 MHz or non-iDEN 800 MHz cellular or personal communications services systems or any system for which we do not have a roaming agreement. Further, they will not be able to roam on GSM 900 MHz systems unless they elect to purchase dual-band handsets that are compatible both with iDEN 800 MHz and GSM 900 MHz. At present, the i2000TM and i2000plusTM digital handsets developed by Motorola, which enable our customers to roam on other providers’ GSM 900 MHz cellular systems, are the only dual-band handsets that we expect will be available to our customers in the foreseeable future. Consequently, our customers will only be able to roam on specified systems, which may place us at a disadvantage relative to our competitors who do not have similar technological constraints or who have more roaming arrangements in place. Furthermore, we use specialized mobile radio technology, which subjects us to uncertainty in some jurisdictions where our operating companies may not be considered operators of public communications networks. Differences in the regulatory framework applicable to companies who are and are not deemed to be operators of public communications networks may place us at a competitive disadvantage with respect to requirements under our licenses and our ability to interconnect with public switched telephone networks, provide services to all segments of the population and provide services under particular programs, such as calling party pays programs.

      For a more detailed description of the competitive factors affecting each managed operating company, see the “Competition” discussion for each of those operating companies under “— Operating Companies.”

Regulation

      The licensing, construction, ownership and operation of wireless communications systems are regulated by governmental entities in the markets in which our operating companies conduct business. The grant, maintenance, and renewal of applicable licenses and radio frequency allocations are also subject to regulation. In addition, these matters and other aspects of wireless communications system operations, including rates charged to customers and the resale of wireless communications services, may be subject to public utility regulation in the jurisdiction in which service is provided. Further, statutes and regulations in some of the markets in which our operating companies conduct business impose limitations on the ownership of telecommunications companies by foreign entities. Changes in the current regulatory environments, the interpretation or application of current regulations or future judicial intervention in those countries could impact our business. These changes may affect interconnection arrangements, requirements for increased capital investments, prices our operating companies are able to charge for their services or foreign ownership limitations, among other things. In addition, due to our financial condition, we may lose government and regulatory support for various initiatives that we believe are critical to our success. For a more detailed description of the regulatory environment in each of the countries in which our managed operating companies conduct business, see the “Regulatory and Legal Overview” discussion for each of those operating companies under “— Operating Companies.”

Foreign Currency Controls and Dividends

      In some of the countries in which we operate, the purchase and sale of foreign currency is subject to governmental control. Additionally, local law in some of these countries may limit the ability of our operating companies to declare and pay dividends. Local law may also impose a withholding tax in connection with the payment of dividends. For a more detailed description of the foreign currency controls and dividend limitations and taxes in each of the countries in which our managed operating companies conduct business, see the “Foreign Currency Controls and Dividends” discussion for each of those operating companies under “— Operating Companies.”

Operating Companies

      NII Holdings currently owns 100% of its operating companies in Mexico, Brazil, Argentina, Peru and Chile.

1.	Mexico

      Operating Company Overview. We refer to the wholly owned Mexican operating company of NII Holdings, Comunicaciones Nextel de Mexico, S.A. de C.V., as Nextel Mexico. Several wholly owned subsidiaries of Nextel Mexico provide analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Mexico City	Mexico City
Guadalajara	Tijuana
Puebla	Monterrey
León
Monterrey
Toluca

      We are currently offering digital services in a number of smaller markets, including Querétaro, Celaya, Irapuato, Salamanca, Guanajuato, Nuevo Laredo, Cuernavaca, La Piedad, Tlaxcala, San Juan del Río, Lagos de Moreno, Cuautla, Chilpancingo and Acapulco. Nextel Mexico continues to offer analog services in several other markets.

      Nextel Mexico has licenses in markets covering more than 50 million people. As of September 30, 2002, Nextel Mexico provided service to about 486,600 digital handsets.

      Nextel Mexico is headquartered in Mexico City and has regional offices in Guadalajara, Monterrey, Tijuana, Toluca, Puebla and Querétaro. As of September 30, 2002, Nextel Mexico had about 1,300 employees.

      Marketing. Nextel Mexico offers its digital and analog services primarily to business customers, offering a broad range of services and pricing plans designed to meet their specific needs.

      Nextel Mexico offers integrated services, including interconnect services, digital two-way radio and paging in its digital markets and analog two-way radio in its analog markets.

      Nextel Mexico markets its services through a distribution network that includes a variety of direct sales representatives and independent dealers. The development of alternate distribution channels has been a key factor in its commercial performance. Additionally, Nextel Mexico has used an advertising campaign supported by press, radio, magazines, television and direct marketing to develop brand awareness.

      Nextel Mexico spectrum acquisitions. Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, S.A. de C.V., entered into agreements with license holders to purchase additional spectrum in different parts of Mexico. These agreements were executed as follows: (i) in January 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a license, also known as a concession under Mexican law, of Radiocom del Pacífico, S.A. de C.V.; (ii) in January 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of Telecomunicaciones Móviles de Mexico, S.A. de C.V.; (iii) in August 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of FM 500, S.A. de C.V. and (iv) in November 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of Internacional Lamothe, S.A. de C.V. As a result of these transactions, Nextel Mexico acquired a total of 630 channels covering 52 cities.

      Nextel Mexico potential spectrum acquisitions. On September 25, 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, entered into a license purchase agreement with a license holder for the purchase of 240 channels covering 12 cities. On October 15, 2001, Inversiones Nextel de Mexico entered into a license purchase agreement for the purchase of 10 channels in the city of Guadalajara. On February 26, 2002, Inversiones Nextel de Mexico entered into a license purchase agreement for the purchase of 20 channels covering 23 cities, including new cities in Zihuatanejo and Valle de Bravo. These three agreements are subject to pre-closing conditions, including receipt of required regulatory approvals. On June 19, 2002, Inversiones Nextel de Mexico entered into a license purchase agreement for the purchase of 5 channels in the city of Monterrey. These transactions may not be completed in a timely manner or at all.

      Competition. Nextel Mexico’s analog operations compete with those of Delta Comunicaciones Digitales, S.A. de C.V., one of the largest analog operators in Mexico, and with other analog system operators in its markets. Nextel Mexico’s digital mobile networks compete with cellular and personal communications services system operators (PCS) in its market areas.

      The Mexican cellular market is divided into nine regions. The Secretary of Communications and Transportation of Mexico has divided the cellular telephone system in each region into the Cellular A-Band and the Cellular B-Band. In each region, Radiomovil Dipsa, S.A. de C.V., known as Telcel, and a subsidiary of America Movil, S.A. de C.V., in turn a subsidiary of Carso Global Telecom, S.A. de C.V., the holding company controlling Teléfonos de Mexico, S.A. de C.V., known as Telmex, holds the Cellular B-Band concession. Its cellular competitor in each region holds the Cellular A-Band concession. Iusacell, S.A. de C.V., a joint venture controlled by Verizon Communications, holds the right to provide cellular service in the greater Mexico City area, as well as in the regions covering most of the central and southern areas of Mexico. In the northern region of Mexico, cellular service is provided by Movitel del Noroeste, S.A. de C.V., Celular de Telefonía, S.A. de C.V., Telefonía Celular del Norte, S.A. de C.V. and Baja Celular Mexicana, S.A. de C.V., currently owned by Telefonica de España. Telefonica de España has acquired a controlling interest in the Mexican cellular operator Pegaso PCS, S.A. de C.V. making it the second largest wireless operator in the country with over 2.2 million subscribers.

      Cellular service in the southeast region of Mexico is provided by Portatel del Sureste, S.A. de C.V. In October 1999, Sistemas Profesionales de Comunicaciones, S.A. de C.V., referred to as Unefon, obtained a nationwide concession in the 1.9 GHz band. This concession allows Unefon to provide personal communications services and wireless local loop commercial services. Currently Unefon is providing services in Acapulco, Toluca, León, Mexico City, Monterrey and Guadalajara, among other cities and has over 1.2 million subscribers.

      Regulatory and Legal Overview. The Secretary of Communications and Transportation of Mexico, known as the SCT, regulates the telecommunications industry in Mexico. The Mexican Telecommunications Commission, known as COFETEL, oversees specific aspects of the telecommunications industry on behalf of the SCT.

      The Mexican Federal Telecommunications Law requires that all telecommunications concessions, except those for cellular telephony, must be owned by Mexican individuals or entities that do not have more than 49% of their voting equity interest owned by foreign entities. Although the foreign ownership limitation existed before the enactment of the Mexican Federal Telecommunications Law for specific types of telecommunications licenses, the Mexican Foreign Investment Law effective as of December 28, 1993, deleted the reference to this rule. It also allowed up to a 100% foreign ownership participation in entities involved in SMR services.

Due to this change, the foreign participation in Nextel Mexico and its subsidiaries was increased to become a majority foreign-owned corporation. However, the Mexican Federal Telecommunications Law enacted on June 8, 1995, reinstituted the former 49% foreign ownership limitation. This did not affect Nextel Mexico and its subsidiaries since they became majority foreign owned companies during the time that this level of ownership was legally permitted. For this reason, in May 1996, Nextel Mexico and its subsidiaries applied for and obtained a modification of their then-owned licenses. These modifications deleted, among other things, all conditions that related to the 49% foreign ownership limitation. As a result, all of the licenses in which Nextel Mexico had an interest as of January 1, 2000, except for one license covering 10 channels along a major highway from Mexico City to Guadalajara, are not subject to the foreign ownership limitation. To comply with the 49% foreign ownership limitation, all of the licenses acquired by Nextel Mexico after January 1, 2000, are held through a neutral stock corporation, Inversiones Nextel de Mexico, in which Nextel Mexico has about 99% of the economic interest but only 49% of the voting interest. All of the interests in Inversiones Nextel de Mexico, however, are subject to a voting trust agreement between Nextel Mexico and the other shareholders, as well as a shareholders’ agreement under which Nextel Mexico has limited corporate governance rights. The terms of these agreements are described below under “— Corporate Governance.”

      The Mexican Federal Telecommunications Law provides all wireless communications services providers with the right to interconnect to the public switched telephone network operated by Telmex. Some of these telecommunications companies have had difficulty obtaining interconnect services from Telmex, despite having interconnection agreements with Telmex. Because Nextel Mexico operates under SMR licenses, it is not deemed to be a local telecommunications services provider in Mexico. As a result, it is unclear whether Nextel Mexico is entitled to interconnection. For assurance, Nextel Mexico entered into a 2-year commercial agreement with Telmex providing for interconnection between its networks and the public switched telephone network, effective from August 6, 2001. Similarly we have executed commercial agreements with other local, point to point links and long distance carriers such as Avantel, Axtel and Alestra.

      As of December 31, 2002, Nextel Mexico’s license holding subsidiaries will have filed before the SCT-COFETEL requests for renewal of 15 licenses. There is no guarantee that such applications for renewal will be granted.

      In addition, Nextel Mexico was notified in April, May, December 2001 and October 2002 that Pegaso had also filed before Mexican courts four different claims seeking to obtain injunctions against Mexico’s federal competition commission, known as COFECO. These claims allege that COFECO had granted on four different occasions authorizations with respect to specified spectrum acquisitions by Nextel Mexico, violating this competitor’s constitutional right to be heard. In one of those cases the court definitively ruled against Pegaso. However, Nextel Mexico cannot be sure of the outcome of the other three claims or their current impact on its operations.

      Foreign Currency Controls and Dividends. Because there are no foreign currency controls in place, Mexican currency is convertible into foreign currency without restrictions. Mexican companies may distribute dividends and profits outside of Mexico if the Mexican company meets specified distribution and legal reserve requirements. A Mexican company must distribute 10% of its pretax profits to employees and allocate 5% of net profits to the legal reserve until 20% of the stated capital is set aside. Under Mexican corporate law, approval of a majority of stockholders of a corporation is required to pay dividends. Dividends paid by Nextel Mexico to any U.S. stockholder are subject to a 5% withholding tax. Interest payments to U.S. residents are subject to a 15% withholding tax; interest payments to a U.S. financial institution registered with the Mexican tax authorities are subject to a 5% withholding tax; and interest payments to a U.S. fixed asset or machinery supplier registered with the Mexican tax authorities are subject to a 10% withholding tax.

      Corporate Governance. To comply with the restrictions on foreign ownership interests under Mexican law, Inversiones Nextel de Mexico holds the licenses and telecommunications assets acquired since 2000. Inversiones Nextel de Mexico is authorized to issue two classes of stock: (i) common voting stock, no more than 49% of which can be held directly or indirectly by foreign investors, and (ii) “neutral” or preferred stock, which has only limited voting rights, but with respect to which foreign ownership is not limited. Nextel Mexico owns 49% of the common stock and all of the neutral stock of Inversiones Nextel de Mexico, giving Nextel

Mexico about 99% of the economic interest but only 49% of the voting interest in Inversiones Nextel de Mexico. The remaining 51% of the voting interest and 1% of the economic interest are owned by three Mexican nationals.

      As a holder of common stock, Nextel Mexico is entitled to vote on all matters submitted to a vote of the shareholders of Inversiones Nextel de Mexico. Further, Nextel Mexico and the three other shareholders have entered into a trust agreement and a shareholders agreement. The shareholders’ agreement gives Nextel Mexico substantial rights concerning the corporate governance of Inversiones Nextel de Mexico, including:

•	veto rights with respect to managerial and operational decisions; and

•	a right of first refusal and call option, under which we have the right, in our sole discretion, to acquire all or part of the common stock of Inversiones Nextel de Mexico if the 49% foreign ownership limitation is ever abrogated.

      Telecom Tax. On December 31, 2001, the Mexican Congress imposed a new tax on certain telecommunications services (the “Telecom Tax”).

      The license holding subsidiaries of Nextel Mexico, along with many other telecommunications companies in Mexico, are currently disputing this tax. The guidance received from legal experts in Mexico related to the expected outcome of this dispute has been inconclusive to date.

      The portion of our billings related to collection of this new tax has been excluded from revenue and recorded as a liability for future remittance to the Mexican tax authorities at the time that the customers pay the invoices. In order to minimize potential penalties and interest upon resolution of this dispute, Nextel Mexico has chosen to remit to the tax authorities the new tax on some components of revenue for which we anticipate an unfavorable resolution, and withhold payment on other components for which we hope a favorable resolution will be obtained. Up to August 31, 2002, the license holding subsidiaries of Nextel Mexico have recorded as a liability a total of $27.0 million from its customers in connection with this new tax, and have remitted $15.5 million to the tax authorities. The remaining liability of $11.5 million is included in accrued liabilities in our consolidated balance sheet at September 30, 2002. In the future and until a final resolution of the courts is reached, the contingency will continue to increase in the amount withheld from remittance.

2.     Brazil

      Operating Company Overview. We refer to the wholly owned Brazilian operating company of NII Holdings, Nextel Telecomunicações Ltda., as Nextel Brazil. Nextel Brazil provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Rio de Janeiro	Salvador	Recife
Sao Paulo	Belo Horizonte	Porto Alegre
Curitiba	Fortaleza
Brasilia

      We recently constructed a digital network in Belo Horizonte, but we have not yet launched our services in that market.

      Nextel Brazil has licenses in markets covering about 62 million people. As of September 30, 2002, Nextel Brazil provided service to about 411,500 digital handsets.

      Nextel Brazil’s operations are headquartered in São Paulo, with branch offices in Rio de Janeiro and other cities. As of September 30, 2002, Nextel Brazil had about 980 employees.

      Marketing. Nextel Brazil offers both a broad range of service options and pricing plans designed to meet the specific needs of its targeted business customers. It currently offers digital two-way radio only plans and integrated service plans, including two-way radio and interconnect, in its digital markets. Nextel Brazil also offers analog two-way radio in its analog markets. Nextel Brazil’s target customers are businesses with mobile work forces, as well as utilities and government agencies. Nextel Brazil uses a direct sales force, as well as dealers and independent agents.

      Competition. Nextel Brazil competes with other analog SMR and cellular service providers in Brazil. Other SMR service providers of analog services include Splice do Brasil Telecomunicações e Eletrônica Ltda., Teleglobal Representações Ltda. and Rádio Móvel Digital S.A. Nextel Brazil competes with the following cellular and wireless operators nationally and in various states: Telesp Celular S.A, BCP S.A., TESS S.A., ATL Algar Telecom Leste S.A., Telefônica Celular, Telemig Celular S.A., Maxitel S.A., Global Telecom S.A., TIM Sul, Tele Centro Oeste Celular Participações S.A., Americel S.A., Portale Rio Norte S.A., TIM Celular Centro Sul S.A., Portale São Paulo S.A. and TNL PCS S.A.

      Regulatory and Legal Overview. On April 27, 2000, Brazil’s telecommunications regulatory agency, Agência Nacional de Telecomunicações, known as ANATEL, approved new rules relating to SMR services in Brazil. These regulations were supplemented on September 26, 2001 with regulations relating to new areas of authorization and on October 17, 2001, with new regulations relating to calling party pays. As a result, Brazil has begun to open its markets to wider competition in the mobile wireless communications segment where we operate. The former regulations imposed various restrictions that significantly limited the ability of Nextel Brazil to provide digital mobile services to all potential customer groups. The former regulations also limited Nextel Brazil’s ability to be fully responsive to customers’ demands and needs for mobile wireless communications services. The new regulations, as supplemented, are expected to have a significant positive impact on our ability to operate in Brazil, principally by:

•	allowing service to be provided not only to formal legal entities but also to groups of individuals characterized by a common professional activity, such as doctors or lawyers. However, our service still may not be provided to stand-alone individuals;

•	lifting restrictions on the volume of interconnect traffic, which previously required that the volume of traffic interconnected with the public switched telecommunications network could not exceed one third of the sum of intra-network traffic volume and outgoing calls interconnected to the public switched telecommunications network;

•	allowing SMR companies to provide their users with other services that are not characterized as telecommunications services, such as short messaging, packet data and Internet data services; and

•	confirming that SMR networks in different service areas can interconnect among themselves for two-way radio services. This allows for long distance two-way radio communications within Nextel Brazil’s network without any interconnection costs.

      The new regulations now permit affiliated companies to hold more than one license in the same service area. Additionally, SMR licensees and their affiliates are still limited to a maximum holding of 10 MHz of spectrum in the same service area, unless the licensee can demonstrate that it needs additional spectrum. Moreover, the regulations approved by ANATEL on September 26, 2001, provide specifically for SMR companies to request extension of their current coverage areas. Under the new regulations, ANATEL may also lift the spectrum restriction from 10 MHz up to 15 MHz in localities where the need for more spectrum is duly justified. In the case of São Paulo and Rio de Janeiro, major cities in Brazil, ANATEL has already acknowledged in writing that Nextel Brazil may increase its spectrum up to 15 MHz.

      Although we believe that the new regulations give us significantly greater flexibility to provide digital mobile services, we are still required to provide two-way radio as a basic service before we can provide any other service. For example, we cannot offer interconnection to the public telephone system without providing two-way radio. In addition, we are required to provide services to similarly situated customers on a similar basis.

      The new regulations published on October 17, 2001, also allow for implementation of a calling party pays program. In these regulations, ANATEL clarifies, among other things, how SMR companies, like Nextel

Brazil, would be paid by other companies if they wished to interconnect with Nextel Brazil’s network. These rules also allowed Nextel Brazil to amend its interconnection agreements to reflect this additional payment. Nextel Brazil has already executed interconnection agreements with the most relevant public switched telephone networks in the country, as well as the cellular operators located in the digital markets where Nextel Brazil operates. Even though we believe that calling party pays will eventually be fully implemented in Brazil. We cannot predict when this will happen.

      No material changes were introduced under the new regulations in regard to the grant of new licenses. Any company interested in obtaining new SMR licenses from ANATEL must apply and present documentation demonstrating the technical, legal and financial qualifications. ANATEL may communicate its intention to grant new licenses, as well as the terms and conditions applicable, such as the relevant price. If it intends to grant a license, ANATEL is required to publish an announcement in the official gazette. Any company willing to respond to ANATEL’s invitation, or willing to render the applicable service in a given area claimed by another interested party, may have the opportunity to obtain a license. Whenever the number of claimants is larger than the available spectrum, ANATEL is required to conduct competitive bidding to determine which interested party will be granted the available licenses.

      A license for the right to provide SMR in Brazil is granted for an undetermined period of time. While the associated radio frequencies are licensed for a period of 15 years, they are renewable only once for an additional 15-year period. Renewal of the license is subject to rules established by ANATEL. The renewal process must be filed at least three years before the expiration of the original term and must be decided by ANATEL within 12 months. ANATEL may deny a request for renewal of the license only if the applicant is not making rational and adequate use of the frequency, the applicant has committed repeated breaches in the performance of its activities, or there is a need to modify the radio frequency allocation.

      The new rules require that Nextel Brazil’s services comply with the terms and minimum coverage and signal requirements detailed in the regulations. Failure to meet ANATEL’s requirements may lead to repossession of the channels by ANATEL and forfeiture of Nextel Brazil’s license. We believe that Nextel Brazil is currently in compliance with the operational requirements of its licenses in all material respects.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Brazil is subject to governmental control. There are two foreign exchange markets in Brazil that are subject to Central Bank of Brazil regulations. The first is the commercial/financial floating exchange rate market. This market is reserved generally for trade-related transactions such as import and export, registered foreign currency investments in Brazil, and other specific transactions involving remittances abroad. The second foreign exchange market is the tourism floating exchange rate market. The commercial/financial exchange rate market is restricted to transactions that require prior approval of the Brazilian monetary authorities. Both markets operate at floating rates freely negotiated between the parties. The purchase of currency for repatriation of capital invested in Brazil and for payment of dividends to foreign stockholders of Brazilian companies is made in the commercial/financial floating exchange rate market. Purchases for these purposes may only be made if the original investment of foreign capital and capital increases were registered with the Central Bank of Brazil. There are no significant restrictions on the repatriation of registered share capital and remittance of dividends.

      Nextel S.A., the Brazilian subsidiary through which any dividend is expected to flow, has applied to the Central Bank of Brazil for registration of its investments in foreign currency. Nextel S.A. intends to structure future capital contributions to Brazilian subsidiaries to maximize the amount of share capital and dividends that can be repatriated through the commercial/financial exchange rate market. However, Nextel S.A. may not be able to repatriate through the commercial/financial exchange rate market share capital and dividends on foreign investments that have not been registered.

      Brazilian law provides that the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. These restrictions may be imposed whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments. The Brazilian government may also impose restrictions on the conversion of Brazilian currency into foreign currency. These restrictions may hinder or prevent us from purchasing equipment required to be paid for in any currency other than Brazilian reais. Under current Brazilian law, a company may pay dividends from current or accumulated earnings and dividend payments from current earnings are not subject to withholding tax. Payments of foreign loans are generally subject to a 15% withholding tax.

3.     Argentina

      Operating Company Overview. We refer to the wholly owned Argentine operating company of NII Holdings, Nextel Communications Argentina S.A. (formerly, Nextel Argentina S.R.L.), as Nextel Argentina. Nextel Argentina provides digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital

Buenos Aires
Cordoba
Rosario
Mendoza

      Nextel Argentina has licenses in markets covering about 23 million people. As of September 30, 2002, Nextel Argentina provided service to about 195,300 digital handsets.

      Nextel Argentina is headquartered in Buenos Aires and has regional offices in Mar del Plata, Rosario, Mendoza and Cordoba, and seven branches in Buenos Aires. As of September 30, 2002, Nextel Argentina had about 610 employees.

      Marketing. Nextel Argentina’s digital mobile service offerings include telephone interconnect, digital two-way radio, paging, and data and Internet applications.

      Nextel Argentina markets its services through a direct sales force and employs independent dealers. Nextel Argentina provides extensive training to each of its distribution channels to ensure a high level of customer satisfaction.

      Competition. Nextel Argentina’s major competitors among the other SMR providers, as measured by the number of subscribers, are Movilink, which is owned by CRM S.A., a joint venture that includes BellSouth Corporation and Motorola, and Unifon Team, which is owned by Telefónica de Argentina S.A. Movicom/ Movilink holds channels in Buenos Aires and in each of Argentina’s three other major cities. In addition to operating various analog networks, Movilink also operates an iDEN based digital mobile system in Buenos Aires, Cordoba, Mendoza and Rosario. Unifon Team operates analog networks in Buenos Aires and other major cities.

      There are four cellular service providers in Argentina with which Nextel Argentina also competes: Movicom, Unifon, Compañía de Teléfonos del Interior S.A., which is owned by a joint venture between Verizon Communications Inc. and Clarin Group S.A., and Telecom Personal S.A., which is owned by Telecom Argentina STET-France Telecom S.A. All of these companies or their subsidiaries also hold personal communications services licenses that were auctioned in 1999. The cellular and personal communication services licenses each cover only a specific geographic area, but together the licenses provide each company with national coverage. In addition, these competitors operate in our primary markets in Argentina. The grant of personal communication services licenses did not result in the entry of new competitors to the market because the licenses were awarded only to the existing providers of cellular telephone services. The licenses and associated frequencies provide existing cellular companies with increased spectrum capabilities and the ability to launch a new range of wireless products. The four holders of cellular and personal communication services licenses also hold wireline local and long distance telephone licenses.

      New regulations aimed at opening the Argentine market to wider competition went into effect in November 2000. As a result, a number of new companies have applied for licenses to offer a variety of services, some of which have already started operations.

      Regulatory and Legal Overview. The Comisión Nacional de Comunicaciones, referred to as the Argentina CNC, and the Secretary of Communications of Argentina are the Argentine telecommunications authorities responsible for the administration and regulation of the SMR industry.

      Specialized mobile radio licenses have an indefinite term but are subject to revocation for violation of applicable regulatory rules. Depending on the type of network configuration, analog and digital mobile service must begin within six months to one year after receipt of channel assignment. Failure to meet service or loading requirements can result in revocation of the channel authorizations. The Argentina CNC will revoke SMR licenses upon the occurrence of a third breach by the licensee of service requirements. Specialized mobile radio licenses and channel authorizations also may be revoked for violation of other regulatory authority rules and regulations. All analog and digital channel holders that received their channel authorizations in the November 1995 auction, including Nextel Argentina, were granted an extension to meet initial loading requirements. This extension provided for one additional year, to December 1997, to meet the requirements. Nextel Argentina believes it has satisfied all of its loading requirements. Argentina does not impose any limitation on foreign ownership of SMR licenses.

      Specialized mobile radio providers are assured interconnection with the public switched telephone network according to the terms of the rules under which the channels were awarded, as well as under other applicable laws. Furthermore, interconnection with the public switched telephone network must be on a nondiscriminatory basis. Nextel Argentina provides interconnect services to its subscribers under interconnection agreements with Telefónica de Argentina S.A. and Telecom Argentina STET-France Telecom S.A., as well as other smaller local carriers. In May 1999, the Argentina CNC authorized Nextel Argentina to implement a calling party pays program with the fixed line carriers with whom it interconnects, which it has since implemented.

      In September 2000, Argentina’s president signed a decree that put into effect new telecommunications regulations. The purpose of the new regulations is to guarantee the complete deregulation and free competition of the telecommunications industry in Argentina. The rules cover the following:

•	Licenses of telecommunications services. The new regulations establish a single license system that allows the license holder to offer any and all types of telecommunications services. The licensee is free to choose the geographic area, technology, infrastructure and architecture through which its services will be provided. However, each specific service to be offered must be separately registered with the Secretary. Holders of existing telecommunications licenses, including holders of cellular, personal communications service and SMR licenses, are automatically deemed to have a universal license under the new regulatory scheme, and all services currently offered which had been previously approved by the regulatory authorities are treated as having been registered. However, to the extent an existing license holder wishes to offer a new service, the new service must be registered. In addition, existing license holders who acquired spectrum under a public bid or auction must continue to abide by the original terms and conditions under which the spectrum was granted.

      The new regulations do not impose any minimum investment, loading or other requirements on holders. However, some requirements do apply to the launch of a new service, such as a requirement to launch the service within 18 months from the date of its registration. The grant of a license is independent of the resources required to provide a service, and specifically does not include the right to use of spectrum.

•	Network interconnection. The general principles of the new interconnection regulations are:

•	freedom of negotiation and agreement between the parties with respect to prices charged for interconnection, although the regulations include guidelines which are generally followed in practice and which can be imposed by the Secretary in the event of a dispute between parties;

•	mandatory provision of interconnection with other carriers so long as interconnection is technically feasible;

•	non-discrimination;

•	reciprocal compensation; and

•	maintenance of an open architecture, to avoid conditions that would restrict the efficiency of interconnected operators.

      All interconnection agreements entered into must be registered with the Argentina CNC. Additional requirements are imposed on all dominant carriers to ensure opening up of the Argentine telecommunications market to competition. The referential prices included in the new regulations for various interconnection services, such as local termination and transit fees, represent a reduction of more than 50% of the prices in effect prior thereto.

•	Universal service. The regulations establish a tax equal to 1% of service revenue minus applicable taxes and specified related costs. The license holder can choose either to pay the resulting amount into a fund for universal service development or participate directly in offering services to specific geographical areas under an annual plan designed by the federal government, which is known as a pay or play system. Although regulations state that this tax would be applicable beginning January 1, 2001, the regulatory authorities have not taken the necessary actions to implement it yet.

•	Administration of spectrum. The new regulations contain only general principles and guidelines with respect to the authorization of new spectrum and frequencies. To ensure the efficient and effective use of spectrum, the Secretary is empowered to partially or totally revoke awarded spectrum if it is not used, or if it is not used in accordance with the terms and conditions under which it was granted. Authorizations for spectrum may not be transferred, rented or assigned, in whole or in part, without prior regulatory approval. In addition, the government may impose obligations on a spectrum holder in order to provide a service for which other spectrum holders were required to pay a price or had other obligations to provide the service.

      In July 2001, the Secretary of Communications issued Resolution No. 235/01 establishing the rules under which new spectrum is awarded. New spectrum authorizations expire in 10 years. In April and October of each year, authorizations to operate channels are granted directly or by auction, depending on the number of available channels existing in each city. Nextel Argentina recently participated in an auction to acquire new channels and as a result has been awarded a total of 625 channels distributed among various provinces.

      Foreign Currency Controls and Dividends. On January 7, 2002, the Argentine Emergency Law No. 25,651 was published in the Official Gazette, which formally declares a public emergency in economic, administrative, financial, and exchange control matters. Based on Section 76 of the Argentine National Constitution, this law empowers the Federal Executive Power to regulate those areas until December 10, 2003, subject to control by the National Congress. The Emergency Law amends several provisions of the 1991 Convertibility Law No 23,928, the most significant of which is the repeal of the exchange rate of one Argentine peso to one US dollar. The Emergency Law provides that the Federal Executive Power will set the system to determine the exchange rate between the peso and foreign currencies, including the dollar. Decree No. 71/2002, which created a dual exchange market: the official and the free market, stated that the purchase and sale of dollars to be carried out by the Argentine Central Bank, i.e. within the official market, was to be set at 1.40 pesos for each dollar. This rate was to be used to liquidate foreign currency resulting from exports and other export-related transactions, as well as for those imports regarded as essential or critical by the Secretariat of Industry and Commerce. All other transactions were to be carried out at the price set daily in the free market. Decree No. 71/2002 empowered the Argentine Central Bank to issue the resolutions regulating the purchase and sale of foreign currency. The provisions of the Emergency Law are public policy and therefore no one may allege pre-existing rights against them. However, this declaration may affect constitutional rights.

      The Emergency Law empowered the Federal Executive Power to take measures to preserve deposits in pesos or dollars that have been subject to restrictions since November 30, 2001, in accordance with decree No. 1570/2001. Resolutions No. 6/2002 and No. 9/2002, as amended by Resolutions No. 10, 18, 23 and 46, of the Ministry of Economy provide the schedule for the reimbursement of deposits and the restrictions relating to the operation of both banking and savings accounts of Argentine currency. Generally, new deposits are not subject to these restrictions except those applicable to cash withdrawals.

      Pursuant to the Emergency Law utility tolls and other government contracts priced or calculated in foreign currency, or providing readjustment clauses related to foreign currency exchange rates or the inflation index of foreign countries such as the United States, have been repealed and converted into pesos at a one-to-one exchange rate. The Emergency Law has vested the Federal Executive Power with authority to re-negotiate these contracts based on the criteria established therein.

      Also, the Emergency Law sets forth obligations arising from private contracts not related to the financial system which provide for payments in dollars are payable in pesos at the exchange rate of one peso to one dollar. The law provides that parties will re-negotiate to ensure that the impact of the new exchange rate is shared equitably. Once the parties have agreed the new conditions, any resulting differences between the payments already made by the debtor and the values finally agreed upon will be offset. If the parties do not reach an agreement, mediation, litigation or arbitration procedures can be implemented, in accordance with the relevant agreements.

      As a consequence of decree No. 214/2002, published on February 4, 2002, the dollar began to float freely in the Argentine exchange market. Therefore, all foreign trade transactions will be made at the prevailing market exchange rate with the Argentine Central Bank’s intervention at its discretion. Pursuant to decree No. 214/2002, the Argentine Central Bank has issued several communications providing that, generally, transfers abroad for the purpose of loan repayments, interest payments and payment of dividends shall be subject to clearance from the Argentine Central Bank until February 8, 2003.

      Pursuant to decree No. 214/2002 all obligations arising from private contracts not related to the financial system and existing before January 6, 2002 denominated in U.S. dollars or any other foreign currency are converted into pesos at a one dollar to one peso ratio. Beginning February 4, 2002, the Argentine Central Bank publishes on a daily basis an adjustment coefficient that applies to all payable obligations existing before January 6, 2002. Any party may require a judicial price adjustment, absent an agreement between the parties, if there is a price difference between the market value of a good or service and its price at the time of payment. If the payment is to be made periodically, as in the case of leases or services, the application of the adjustment coefficient may be requested annually, except for agreements that last for less than a one year period or if the economic equation of the agreement is unbalanced. Obligations entered into after January 6, 2002 will not, and cannot, be subject to any type of adjustment procedure.

      Future contracts could still provide for payment in foreign currency since the decree has not amended Sections 617 and 619 of the Argentine Civil Code, which governs payments in foreign currencies. In any event, payments over 1,000 pesos, or its equivalent in foreign currency, must be made by deposit in financial entities, banking transfers, checks or credit cards. Currently, Nextel Argentina has no banking accounts in Argentina in a currency other than pesos.

      The decree No. 214/2002 also provides that all existing deposits in financial entities in foreign currency are converted to pesos at a 1.4 pesos to one dollar ratio plus the adjustment coefficient from February 4, 2002. All debts in foreign currency with financial entities are converted to pesos at a one dollar to one peso ratio plus the adjustment coefficient from February 4, 2002. Savings accounts holders in foreign currency were given the option to convert their deposits into a dollar denominated government bond. Amounts due in foreign currency with financial entities which are payable in installments will remain fixed for the next six months; after this period, the installments will be adjusted based on the adjustment coefficient and will incorporate the balance corresponding to the adjustment coefficient for the first six months. All other debts in foreign currency with financial entities will be placed on hold for a six month period, except for credit card balances.

      Dividends. Under applicable Argentine corporate law, a company may pay dividends only from liquid and realized profits as shown on the company’s financial statements prepared in accordance with Argentine generally accepted accounting principles. Of those profits, 5% must be set aside until a reserve of 20% of the company’s capital stock has been established. Subject to these requirements, the balance of profits may be declared as dividends and paid in cash upon a majority vote of the stockholders. Under current law, dividend payments are not subject to withholding tax, except when the dividend payments are the result of profits paid out in excess of the profits computed for income tax purposes. If paid in this manner, a 35% withholding tax applies on the amount of the surplus. Interest payments are subject to withholding taxes ranging from 15.05% to 35% unless tax treaty benefits apply.

4.     Peru

      Operating Company Overview. We refer to the wholly owned Peruvian operating company of NII Holdings, Nextel del Perú, S.A., as Nextel Peru. Nextel Peru provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with a population in excess of 1 million and along related transportation corridors:

Digital

Department of Lima
Department of Ancash
Department of La Libertad

      Nextel Peru operates some parallel analog and digital mobile networks in the metropolitan areas of Lima and Arequipa. Nextel Peru launched digital mobile service in the greater Lima area in June 1999, and extended this service to the entire Department of Lima by March 2000 and to the Departments of Ica, Ancash and La Libertad by July 2001. As of September 2000, Nextel Peru offers analog services in the major business centers of Arequipa and Lima.

      Nextel Peru has licenses in markets covering about 8 million people. As of September 30, 2002, Nextel Peru provided service to about 126,700 digital handsets.

      Nextel Peru is headquartered in Lima. As of September 30, 2002, Nextel Peru had about 430 employees.

      Marketing. Nextel Peru’s digital mobile service offerings include interconnect services, two-way radio, short messaging services, and data and Internet applications on its digital mobile network. To establish brand identity for its digital mobile services, Nextel Peru has undertaken a promotional advertising campaign that targets the business segment of the market. In addition to advertising, Nextel Peru relies heavily on its direct sales force to educate potential customers on the benefits of using its digital mobile services and has built an indirect sales channel to increase presence and sales.

      Competition. Nextel Peru competes with all other providers of mobile services in Peru, including cellular operators. BellSouth Perú S.A., a BellSouth subsidiary, and Telefónica Móviles S.A.C., a subsidiary of Spain’s Telefónica, and personal communications services provider TIM Peru S.A.C., a subsidiary of Italy’s Telecom Italia Mobile. Telefónica Móviles S.A.C. provides nationwide coverage and operates under the brand name “MoviStar.” BellSouth Perú S.A. offers cellular service in the greater Lima area and 13 other major cities and has nationwide roaming agreements with Telefónica Móviles S.A.C. TIM Perú S.A.C. also has coverage in the greater Lima area and 10 other major cities nationwide.

      Regulatory and Legal Overview. The Organismo Supervisor de Inversión Privada en Telecomunicaciones of Peru, known as OSIPTEL, and the Ministry of Transportation and, Communications of Peru, referred to as the Peruvian Ministry of Communications, regulate the telecommunications industry in Peru. OSIPTEL oversees private investments and competition in the telecommunications industry. The Peruvian Ministry of Communications grants telecommunications licenses and issues regulations governing the telecommunications industry. In 1991, the Peruvian government began to deregulate the telecommunications industry to promote free and open competition. The Telecommunications Law of Peru, the general regulations under that law and the regulations issued by OSIPTEL govern the operation of SMR services in Peru, which is considered a public mobile service, in the same category as cellular and PCS operators.

      In Peru, SMR service providers are granted 20-year licenses, which may be extended for an additional 20-year term, subject to compliance with the terms of the license. Licenses may be revoked before their expiration for violations of applicable regulatory rules. Licensees must also comply with a five-year minimum expansion plan that establishes the minimum loading requirements for the licensees, as well as spectrum targets under the licenses. Nextel Peru has met its loading requirements and has reached its spectrum targets.

      Under the general regulations of Peru’s telecommunications law, all public telecommunications service providers have the right to interconnect to the networks of other providers of public telecommunications services. Furthermore, interconnection with these networks must be on an equal and nondiscriminatory basis. The terms and conditions of interconnection agreements must be negotiated in good faith between the parties in accordance with the interconnect regulations and procedures issued by OSIPTEL. In February 1999, Nextel Peru executed an interconnection agreement with Telefónica del Perú S.A.A., which was approved by OSIPTEL and became effective in June 1999, to interconnect with Telefónica del Perú S.A.A.’s public switched telephone network, as well as to its cellular and long distance networks. In August 1999, Nextel Peru executed an agreement to interconnect to the cellular network of BellSouth Perú S.A., which was approved by OSIPTEL and became effective in September 1999. Beginning in April 2000, the interconnection agreement between Telefónica del Perú S.A.A. and Nextel Peru was amended to offer a calling party pays program to fixed line users of Telefónica del Perú S.A.A. Nextel Peru is presently interconnected with all major telecommunications operators in Peru, including a calling party pays program with AT&T Perú S.A.’s fixed telephony service and TIM Perú S.A.C.’s personal communications service. Peru imposes no limitation on foreign ownership of SMR or paging licenses or licensees.

      Foreign Currency Controls and Dividends. Under current law, Peruvian currency is convertible into U.S. dollars without restrictions. Peru has a free exchange market for all foreign currency transactions. On October 1, 1998, Nextel Peru executed a legal stability agreement with the Peruvian government, which, among other things, guarantees free conversion of foreign currency for Nextel Peru and its stockholders for a term of 10 years.

      The payment and amount of dividends on Nextel Peru’s common stock is subject to the approval of a majority of the stockholders at a mandatory meeting of its stockholders. According to Peruvian corporate law, the stockholders may decide on the distribution of interim dividends or, alternatively, delegate the decision to the board of directors. Dividends are also subject to the availability of earnings, determined in accordance with Peruvian generally accepted accounting principles. Earnings are available for distribution only after 10% of pre-tax profits have been allocated for mandatory employee profit sharing and 10% of the net profits have been allocated to a legal reserve. This reserve is not available for use except to cover losses in the profit and loss statement. This reserve obligation remains until the legal reserve constitutes 20% of the capital stock. After the legal reserve has been allocated, the stockholders may act at a meeting to allocate any portion of the net profits to any special reserve. The remaining amount of the net profits is available for distribution.

      Dividends paid by Nextel Peru to its U.S. stockholders are not subject to withholding tax. Interest paid by Nextel Peru to U.S. residents is subject to a 30% withholding tax, unless they qualify for a reduced rate.

5.     Chile

      Operating Companies Overview. NII Holdings owns 100% of the equity interests in two analog companies in Chile, Centennial Cayman Corp. Chile S.A. and Multikom S.A. These operating companies provide analog services in the following major business centers with populations in excess of 1 million and along related transportation corridors:

Analog

Santiago

      Our Chilean companies have licenses in markets covering about 15 million people. As of September 30, 2002, these companies in Chile provided services to about 4,000 analog handsets.

      These companies are headquartered in Santiago de Chile and have regional offices in Valparaíso and Concepción. As of September 30, 2002, these companies had about 43 employees.

      Marketing. Our Chilean companies currently offer exclusively analog two-way radio services, focusing on small and medium size companies. We have received temporary regulatory approvals to deploy a digital mobile network. This network is currently in the preliminary stages of its deployment.

      Competition. Presently, there are no providers of digital SMR services in Chile. Competitors in the analog SMR business in Chile are Gallyas S.A., CTC Comunicaciones Móviles S.A. and Sharfstein, S.A.

      There are also five mobile telephone service providers authorized to operate throughout Chile, three of which are in the personal communications services 1,900 MHz band and two of which are in the cellular 800 MHz band. These mobile telephone service providers are Entel PCS Telecomunicaciones S.A., a personal communications services concessionaire controlled by Entel Chile, a Chilean corporation controlled in turn by Stet-Telecom Italia; Entel Telefonía Móvil S.A., another personal communications services concessionaire controlled by Entel Chile; Smartcom PCS, a personal communications services concessionaire controlled by Endesa España; CTC Comunicaciones Móviles S.A., a corporation controlled by Telefónica of Spain, which, in addition to its SMR concessions, is the holder of a cellular concession; and BellSouth Comunicaciones S.A., a cellular concessionaire controlled by BellSouth Corporation.

      Regulatory and Legal Overview. The main regulatory agency of the Chilean telecommunication sector is the Ministry of Transportation and Telecommunications, which acts primarily through the Undersecretary of Telecommunications. The application, control and interpretation of the provisions of the General Telecommunications Law and other applicable regulations is, subject to review by the courts and the Chilean antitrust commissions, the responsibility of the Ministry which, for these purposes, acts through the Undersecretary.

      Telecommunications concessions, including SMR concessions, may be granted only to legal entities duly incorporated and domiciled in Chile. However, there is no restriction or limitation on the participation or ownership of foreign investors in Chilean telecommunications concessionaires.

      As a general rule, telecommunications concessions are granted in Chile without any initial payment of fees. However, telecommunication concessionaires that use the radioelectric spectrum for the operation of their respective concessions, such as SMR concessionaires, are subject to an annual fee. The amount of the fee is based on the size of the applicable system, the portion of the spectrum utilized and the service area that has been authorized.

      Telecommunications concessions are not limited as to their number, type of service or geographical area. Therefore, it is possible to grant two or more concessions for the provision of the same service on the same location, except where technical limitations exist. Concessions for the provision of public telecommunication services are generally granted for a 30-year period. These concessions may be renewed for additional 30-year periods if requested by the concessionaire. There are a number of regulatory issues, some of which have recently been addressed by the Chilean regulatory authorities, including issues relating to interconnection, numbering and routing plans, and access charges.

      In Chile, concessionaires of public telecommunications services and concessionaires of intermediate services of telecommunications that render long distance telephonic services are required to establish and accept interconnections with each other. These interconnections permit subscribers and users of public telecommunications services of the same type to be interconnected with each other inside or outside Chile. Telecommunications services of the same type are those which are technically compatible with each other. The Undersecretary determines which telecommunications services are technically compatible. The interconnection must be performed according to the technical rules, procedures and terms established by the Undersecretary. The Undersecretary has issued regulations relating to the interconnection of public telephone networks with other public telecommunications services of the same type. On January 31, 2001, the Undersecretary approved a new technical rule related to the provision of digital SMR services. However, Asociación de Empresas de Telefonía Móvil, a trade association known as ATELMO, initiated a claim before the General Comptrollership office challenging the legality of this new technical rule. This claim was rejected by the General Comptrollership in September 2001. However, under these regulations, even if services are determined to be of the same type, providers of public telecommunications services may not interconnect with the public telephone networks unless the concessions held by these other providers expressly authorize interconnection, which in many cases, including ours, will require an amendment to the concession. If we are not able to amend our concessions to obtain these interconnection authorizations, we will not be able to enjoy the interconnection benefits of these new regulations. Currently, there are no SMR concessionaires in Chile effectively interconnected to the public switched telephone network or to other public telecommunications services established in Chile.

      Additionally, under new regulations, providers of public telecommunication services of the same type that are authorized to be interconnected with public telephone networks will also be able to request the assignment of specific numbering blocks for their subscribers. New rules governing routing procedures have also been adopted. As with interconnection, a provider of public telecommunications services of the same type must be specifically authorized in their concessions to interconnect before obtaining numbering and routing.

      Specialized mobile radio concessionaires may freely determine the fees charged to their subscribers. However, the fees and tariffs charged by a telecommunications concessionaire to another telecommunications concessionaire for the services rendered through interconnection, specifically the access charges, must be fixed by the authorities. The authorities fix the charges in accordance with a tariff setting procedure based upon, among other things, the cost structure of the respective concessionaire, as set forth in the General Telecommunications Law. This procedure is necessary for the mandatory application of the calling party pays system among the telecommunications concessionaires. To date, this procedure has never been applied to any SMR concessionaire.

      In order to provide digital mobile services in Chile and incorporate digital technology to the networks of our Chilean operating companies, our Chilean operating companies have filed for the amendment of a group of SMR concessions totaling 130 channels according to the procedures established in the General Telecommunications Law. In accordance with these procedures, third parties have exercised the right to file oppositions against the corresponding concession’s amendment applications. Notwithstanding, the Undersecretary has granted us a temporary building permit that has allowed us to begin the digitalization of 130 channels and to continue with the deployment of our network until a final decision on the case is reached. On November 21, 2002, the 29th Civil Court of Santiago issued a judgment declaring 180 channels acquired from Centennial and Motorola “void ab initio” pursuant to a claim by the competition that these channels were not awarded through public auction. We appealed this judgment on December 3, 2002, and even though we find it to be without merit, we cannot be sure of the impact a final decision will have on our operations. These 180 channels are not part of the 130 channels that are in the process of being digitalized under the temporary building permit granted by the Undersecretary.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Chile is subject to governmental control. There are two foreign exchange markets in Chile that are subject to regulations of the Chilean Central Bank. The first is the formal exchange market, which consists of banks and other entities authorized to participate in the market by the Central Bank. This market is generally used for trade-related transactions, such as import and export transactions, registered foreign currency investments and other transactions, such as remittances abroad. Other purchases and sales of foreign exchange may be effected in the informal exchange market by entities not expressly authorized to operate in the formal exchange market, such as foreign exchange houses and travel agencies. Both markets operate at floating rates freely negotiated between the participants. There are no limits imposed on the extent to which the informal exchange rate can fluctuate above or below the formal exchange rate or the observed exchange rate. The observed exchange rate is the official exchange rate determined each day based on the average exchange rates observed in the formal exchange market.

      Foreign investments in Chile are subject to exchange controls. Appropriate registration of a foreign investment in Chile, among other things, grants investors access to the formal exchange market. Registration also provides specified guaranties with respect to the ability to repatriate funds and the stability of the applicable tax regime. Foreign investments can be registered with the Chilean Foreign Investment Committee under Decree Law No. 600 of 1974 or with the Central Bank of Chile under the Chapter XIV of the

Compendium of Foreign Exchange Regulations issued by the Central Bank of Chile under the Central Bank Act.

      The foreign investment regulations permit the foreign investor to access the formal exchange market to repatriate their investments and profits. They do not, however, necessarily guarantee that foreign currency will be available in the market.

      Under Chilean corporate law, corporations, such as our Chilean companies, may distribute dividends among their stockholders only from the net profits of that fiscal year or from retained profits recognized by balance sheets approved by the stockholders meeting. However, if the company has accumulated losses, profits of that corporation must first be allocated to cover the losses. Losses in a specific fiscal year must be offset with retained profits, if any.

      Unless otherwise agreed at a stockholders meeting by the unanimous vote of all issued shares, publicly traded corporations must annually distribute at least 30% of the net profits of each fiscal year. This distribution must be in the form of a cash dividend to their stockholders in proportion to their ownership or as otherwise stated in the bylaws. Privately held corporations must follow the provisions of their bylaws; if the bylaws do not contain these provisions, the rules described above for the distribution of profits by open stock corporations apply.

      In any event, the board of directors may distribute provisional dividends if the corporation has no accumulated losses, subject to the personal responsibility of the directors approving the distributions.

Employees

      As of September 30, 2002, NII Holdings had about 115 employees at the corporate level, and its operating companies had about 3,525 employees. Neither NII Holdings nor any its operating companies is a party to any collective bargaining agreement. We believe the relationship between us and our employees, and between each of our operating companies and its employees, is good.

Legal Proceedings

      In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications, Inc. and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings and NII Holdings (Delaware), Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign subsidiaries filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 protection operated as debtors-in-possession under the Bankruptcy Code, our foreign subsidiaries continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Plan of Reorganization on June 27, 2002, our Second Amended Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting the final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from the Chapter 11 proceedings.

      Nextel Brazil has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Nextel Brazil has filed various petitions disputing these assessments. In some cases Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases our petitions have been denied and Nextel Brazil is currently appealing those decisions. Additionally, Nextel Brazil has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates.

      On December 31, 2001, the Mexican Congress created a new tax on the revenues of telecommunications companies. Nextel Mexico, along with several other telecommunications companies in Mexico, is currently disputing this tax. The guidance received from legal experts in Mexico related to the expected outcome of this dispute has been inconclusive to date. In order to minimize potential penalties and interest upon resolution of this dispute, Nextel Mexico has chosen to remit to the tax authorities the new tax on some components of revenue for which we anticipate an unfavorable resolution, and withhold payment on other components for which we hope a favorable resolution will be obtained. Through September 30, 2002, Nextel Mexico has incurred liabilities totaling $27.2 million in connection with this new tax, and has remitted $15.6 million to the tax authorities. The remaining liability of $11.6 million is included in accrued liabilities in our consolidated balance sheet at September 30, 2002. Until the courts reach a final resolution regarding these disputes, our liabilities will continue to increase by the amount withheld from remittance to the tax authorities.

      We are also subject to claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these pending claims or legal actions will have a material effect on our business or results of operations. In addition, some of our competitors and others are currently challenging in administrative or judicial proceedings the validity of some of our SMR concessions or the scope of services we provide under those concessions, particularly in Mexico and Chile. While we believe that our SMR concessions are valid and that our services are within the scope of our SMR concessions, any revocation of our SMR concessions or limitation of our services would adversely affect our business.

Properties

      The principal executive and administrative offices of NII Holdings and NII Holdings (Cayman) are located in Reston, Virginia, where we lease about 16,900 square feet of office space under a lease expiring in December 2011 and about 27,000 additional square feet at the same location under a lease expiring in January 2009. We also lease office space Miami, Florida, under a lease expiring on or about March 1, 2007. In addition, our operating companies lease office space and transmitter and receiver sites in each of the countries where they conduct business.

      Each operating company leases transmitter and receiver sites for the transmission of radio service under various individual site leases. Most of these leases are for terms of five years or less, with options to renew. As of September 30, 2002, our operating companies (excluding our Philippine operating company which we sold on November 28, 2002) had constructed sites at leased locations for their digital mobile business, as shown below:

Operating Company	Number

Nextel Brazil	750
Nextel Mexico	735
Nextel Argentina	355
Nextel Peru	235

Total	2,075

MANAGEMENT

Executive Officers and Directors

      We have set forth below information on our executive officers and directors as of November 12, 2002. Mr. John T. Stupka was a director as of November 12, 2002, but resigned from the board effective December 16, 2002.

Name	Age	Positions

Steven M. Shindler	39	Chief executive officer, director and chairman of the board of directors
Lo van Gemert	47	President and chief operating officer
Byron R. Siliezar	47	Vice president and chief financial officer
Robert J. Gilker	52	Vice president and general counsel
John McMahon	37	Vice president of business operations
Douglas Dunbar	42	Vice president of marketing and distribution
Alan Strauss	42	Vice president of engineering and chief technology officer
Ricardo L. Israele	49	Vice president and controller
Jose Felipe	52	President, Nextel Cono Sur
Peter A. Foyo	37	President, Nextel Mexico
Alexis Mozarovski	48	President, Nextel Brazil
Miguel A. Rivera	50	President, Nextel Peru
Steven P. Dussek	46	Director
Timothy Donahue	54	Director
Neal P. Goldman	33	Director
Carolyn Katz	40	Director
Donald E. Morgan	33	Director
John W. Risner	43	Director
Charles F. Wright	53	Director

      Steven M. Shindler has been a director on the board of NII Holdings since May 1997, chairman of the board since November 12, 2002, and has been the chief executive officer since March 24, 2000. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from May 1996 until December 2000. From 1987 to May 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where, most recently, he was a managing director in its communications finance group. Mr. Shindler also serves as a director of SpectraSite Holdings, Inc.

      Lo van Gemert has been the president and chief operating officer of NII Holdings since September 1999. Mr. van Gemert served as senior vice president of Nextel Communications from July 1999 until August 2000 and as Nextel Communications president of the north region from October 1996 until August 1999. Before joining Nextel Communications in 1996, Mr. van Gemert served as executive vice president at Rogers Cantel, Inc. in Canada, where he was responsible for personal communications services, paging, data and air-to-ground services. From 1980 to 1994, Mr. van Gemert held various senior management positions, domestically and abroad, at Sony Corporation and BellSouth Corporation.

      Byron R. Siliezar has been the vice president and chief financial officer of NII Holdings since January 1999. From July 1998 to January 1999, Mr. Siliezar was the vice president and controller of NII Holdings. Mr. Siliezar served as vice president of finance at Neodata Corporation, a subsidiary of EDS Corporation, from 1997 until joining us and as international controller of Pagenet, Inc. from 1996 until 1997. From 1982 to 1996, Mr. Siliezar held various executive and management positions at GTE Corporation both domestically and overseas.

      Robert J. Gilker has been the vice president and general counsel of NII Holdings since September 2000. From August 1998 to August 2000, he served as vice president, law and administration and secretary of MPW Industrial Services Group, Inc., a publicly held provider of industrial cleaning and facilities support services. From 1987 until he joined MPW, Mr. Gilker was a partner with the law firm of Jones, Day, Reavis & Pogue.

      John McMahon has been the vice president of business operations of NII Holdings since joining NII Holdings in October 1999. Prior to joining NII Holdings, Mr. McMahon served as vice president of finance and business operations, north region, for Nextel Communications from April 1997 to October 1999, where he was responsible for developing and managing all budgets and financial reporting for the region, and as director of finance for the mid-Atlantic region of Nextel Communications from October 1995 to April 1997.

      Douglas Dunbar has been the vice president of marketing and distribution of NII Holdings since joining NII Holdings in December 1999. Prior to joining NII Holdings, Mr. Dunbar held various positions at Nextel Communications starting in 1994, including general manager of the west Florida market from March 1999 to November 1999, where he was responsible for sales, marketing, business operations and customer care functions, and vice president of sales and marketing, north region, from April 1997 to March 1999.

      Alan Strauss has been our vice president of engineering and chief technology officer since February 2001. From August of 1998 until February 2001, Mr. Strauss was the vice president and general manager of Nextel Communication’s Strategic Business Operations Group. Since 1994, Mr. Strauss held various positions with Nextel Communications.

      Ricardo L. Israele has been our vice president — controller since November 1, 2002. From May 1999 to October 2002, Mr. Israele was chief financial officer of Nextel Argentina. Prior to joining Nextel Argentina, Mr. Israele served as chief financial officer for Provincia Seguros de Salud, S.A. from February 1998 to May 1999, where he was responsible for finances and administration. Mr. Israele held various positions in Movicom-Bell South; namely, controller from March 1996 to January 1998, and director of treasury from October 1990 to February 1996.

      Jose Felipe has served as president of Nextel Cono Sur, which manages our southern South American operations, since January 1999. He is also the president of Nextel Argentina. From July 1998 to January 1999, Mr. Felipe was our vice president — Latin America. From 1991 to 1998, Mr. Felipe held various senior management positions with AT&T Corp., most recently president and chief executive officer of the Puerto Rico and Virgin Islands region and vice president of emerging markets of the Latin American region.

      Peter A. Foyo has served as president of Nextel Mexico since August 1998. From 1988 to August 1998, Mr. Foyo held various senior management positions with AT&T Corp., including corporate strategy director of Alestra, S.A. de C.V., a joint venture between AT&T and a local Mexican partner for which Mr. Foyo was responsible for developing a pan regional network plan for Latin America including fixed, wireless and network services on Alestra’s behalf, and managing director of AT&T NS Wireless Southern Cone. Mr. Foyo is also a director of Compa ia de Tel fonos del Interior, S.A. de C.V., an Argentine joint venture in which AT&T is a member.

      Alexis Mozarovski has served as president of Nextel Brazil since June 1999. From 1980 to June 1999, Mr. Mozarovski held various positions with Aydin Corp., most recently as vice president for Latin American operations and president of Aydin S.A. where he was responsible for implementing communication systems for government agencies and cellular companies throughout Latin America.

      Miguel E. Rivera has served as president of Nextel Peru since January 2000. Previously, Mr. Rivera was the general manager of the Lima Stock Exchange from February 1999 to January 2000. From 1986 to March 1998, Mr. Rivera held various executive positions with IBM in Latin America, most recently as general manager — manufacturing industry, Latin America, where he was responsible for implementing the IBM manufacturing industry strategy throughout the region.

      Steven P. Dussek has served as a director on the board of NII Holdings since March 1999. From September 1999 until March 2000, Mr. Dussek was the chief executive officer of NII Holdings. Mr. Dussek was the president and chief operating officer of NII Holdings from March 1999 until September 1999. From

May 1996 until April 2002, Mr. Dussek has served in various senior management positions with Nextel Communications, most recently as executive vice president. From May 1995 to May 1996, Mr. Dussek served as vice president and general manager of the Northeast region for the PCS division of AT&T Wireless Services. From 1993 to March 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc.

      Timothy M. Donahue has served as a director of NII Holdings since November 2002. He was a director of NII Holdings from August 1997 until April 22, 2002, and served as chairman of the board from July 1999 until February 15, 2001. Mr. Donahue has served as chief executive officer of Nextel Communications since July 1999. He served as chief operating officer of Nextel Communications from February 1996 until July 1999. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc. including regional president for the northeast. Mr. Donahue is also a director of Nextel Communications, Nextel Partners, Inc. and Eastman Kodak Company.

      Neal P. Goldman has served as a director on the board of NII Holdings since November 2002. Mr. Goldman is currently a director in the High Yield Division of MacKay Shields LLC. He joined MacKay Shields LLC in 2001 from Banc of America Securities where he was a Principal in the Special Situations Group from 1999-2001. He was previously with Salomon Smith Barney from 1995 to 1999 where he last served as a Vice President on the High Yield Trading Desk.

      Carolyn Katz has served as a director on the board of NII Holdings since November 2002. Ms. Katz is an independent consultant, providing advisory services to communications companies. She was a Principal at Providence Equity Partners, a $5 billion private equity firm specializing in media and telecommunications, from June 2000 to October 2001, and from June 1984 to April 2000, was with Goldman Sachs, most recently as Managing Director. Ms. Katz is on the Board of Directors of Universal Access, a publicly-traded provider of outsourced telecommunications connectivity, and Riptech, a managed security company.

      Donald E. Morgan has served as a director on the board of NII Holdings since November 2002. He has been Senior Managing Director and Co-Head of Fixed Income-High Yield Division of MacKay Shields since 2001. He has been with MacKay Shields since 1997. Prior to joining MacKay Shields, Mr. Morgan was a High Yield Analyst with Fidelity Management & Research, where he worked from 1994 to 1997.

      John W. Risner has served as a director on the board of NII Holdings since November 2002. He is currently the Senior Vice President-Senior Portfolio Manager-High Yield Bonds for SunAmerica Asset Management. He has been with SunAmerica since 1997. Prior to joining SunAmerica, Mr. Risner was Vice President-Senior Portfolio Manager-High Yield and Convertible Bonds at Value Line Asset Management, where he worked from 1991 to 1997.

      Charles F. Wright has served as a director on the board of NII Holdings since November 2002. He currently serves as Senior Vice President & General Manager North American Cellular & PCS Infrastructure Global Telecom Solutions Sector Motorola, Inc. and has managed Motorola’s iDEN Infrastructure business since its inception in early 1993. In addition, for the past two and a half years Mr. Wright has also managed the North America Cellular and PCS infrastructure business.

Committees of the Board of Directors

      We have established two committees: an audit committee and a compensation committee.

      Audit Committee. John W. Risner, Carolyn Katz and Steven P. Dussek serve as members of the audit committee. The audit committee reviews with our management, the internal auditors and the independent auditors, our policies and procedures with respect to internal controls; reviews significant accounting matters; approves the audited financial statements before public distribution; approves any significant changes in our accounting principles or financial reporting practices; reviews independent auditor services; and recommends to our board of directors the firm of independent auditors to audit our consolidated financial statements.

      Compensation Committee. Our compensation committee will have the authority to make all ongoing determinations concerning matters relevant to executive compensation, bonus, incentive compensation plans, incentive equity plans, and benefit plans. Timothy M. Donahue and Neal Goldman serve as members of the compensation committee.

Compensation of Executive Officers

      In the table and discussion below, we summarize the compensation earned during the last three fiscal years by: (1) the chief executive officer of NII Holdings during 2001, and (2) each of our four other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 2001.

      The equity awards reflected in the table below include options granted (1) under the 1997 stock option plan and incentive equity plan, each of which has been cancelled in connection with the reorganization of NII Holdings and (2) under the Nextel Communications, Inc. incentive equity plan.

	Annual
	Compensation							Long-Term Compensation
								Awards
						Other
						Annual				Securities	All Other
						Compen-		Restricted		Underlying	Compen-
Name and Principal Position	Year	Salary($)		Bonus($)		sation($)		Stock Awards($)		Options(#)	sation($)

Steven M. Shindler	2001	338,428		175,434		521,315	(2)	—		450,000	28,628	(4)
Chief executive officer	2000	325,620	(1)	227,120	(1)	—		499,750	(3)	1,970,000	5,250
	1999	—		—		—		—		—	—
Lo van Gemert	2001	320,619		137,746		—		—		300,000	6,800
President and chief	2000	306,810		178,337		—		374,813	(5)	1,670,000	4,233
operating officer	1999	98,928		79,270		—		1,438,200	(6)	250,000	2,672
Robert J. Gilker	2001	258,420		111,024		14,473	(8)	—		400,000	29,248	(9)
Vice president and	2000	72,110	(7)	47,434	(7)	3,428	(8)	—		—	10,521	(9)
general counsel	1999	—		—		—		—		—	—
Jose Felipe	2001	270,030		150,000		301,155	(10)	—		127,500	6,800
President,	2000	284,507		150,000		266,080	(10)	—		106,250	4,228
Nextel Cono Sur	1999	236,688		149,900		153,074	(10)	—		530,000	36,805	(11)
Alexis Mozarovski	2001	366,075		90,300		60,000	(12)	—		120,000	—
President, Nextel	2000	351,309		150,000		60,000	(12)	—		640,000	—
Brazil	1999	178,750		150,000		30,000	(12)	—		170,000	—

(1)	Mr. Shindler has been the chief executive officer of NII Holdings since March 2000. Since Mr. Shindler was also the executive vice president and chief financial officer of Nextel Communications, Inc. until November 2000, Nextel Communications paid his entire salary through November 2000. The 2000 salary shown represents $27,430 paid by NII Holdings and $298,190 paid by Nextel Communications. NII Holdings paid the entire 2000 bonus shown.

(2)	Amount consists of a $250,000 loan made to Mr. Shindler by Nextel Communications, Inc. in 1996 and subsequently forgiven by Nextel Communications during 2001, $90,419 in accrued interest forgiven on the loan and $180,896 in taxes on the loan and accrued interest that was paid by Nextel Communications on Mr. Shindler’s behalf.

(3)	On February 17, 2000, Mr. Shindler received 8,000 deferred shares of Nextel Communications, Inc.’s class A common stock which vest on the fourth anniversary of the grant date. The value of the shares covered by Mr. Shindler’s deferred stock award as of December 31, 2001 was $87,680 (8,000 shares times $10.96, the closing price of Nextel Communications, Inc.’s class A common stock on that date).

(4)	Mr. Shindler’s other compensation for 2001 includes $21,828 representing the value of his use of Nextel Communications, Inc.’s corporate plane.

(5)	On February 17, 2000, Mr. van Gemert received 6,000 deferred shares of Nextel Communications, Inc.’s class A common stock which vest on the fourth anniversary of the grant date. The value of the shares covered by Mr. van Gemert’s deferred stock award as of December 31, 2001 was $65,760 (6,000 shares times $10.96, the closing price of Nextel Communications, Inc.’s class A common stock on that date).

(6)	Mr. van Gemert was granted two deferred stock awards by Nextel Communications, Inc. during 1999. On February 18, 1999, Mr. van Gemert received 20,000 deferred shares of Nextel Communications, Inc.’s class A common stock, which vest ratably on each of the first three anniversary dates of the grant date. On September 1, 1999, Mr. van Gemert received 40,000 deferred shares of Nextel Communications, Inc.’s class A common stock, which vest on the fourth anniversary of the grant date. Mr. van Gemert sold 6,668 shares of the February 18, 1999 award during 2000 and an additional 6,666 shares of the award during 2001. The combined value of the remaining shares covered by Mr. van Gemert’s deferred stock awards as of December 31, 2001 was $511,459 (46,666 shares times $10.96, the closing price of Nextel Communications, Inc.’s class A common stock on that date).

(7)	Mr. Gilker has been the vice president and general counsel of NII Holdings since September 2000. Mr. Gilker’s bonus for 2000 was pro-rated based on his hiring date.

(8)	Mr. Gilker’s other annual compensation for 2001 consists of $14,473 in tax assistance paid to the appropriate taxing authorities on Mr. Gilker’s behalf to compensate him for the additional taxes he incurred because of relocation cost reimbursements and for 2000 consists of $3,428 in tax assistance paid to the appropriate taxing authorities on Mr. Gilker’s behalf. See note 9 below.

(9)	Mr. Gilker’s other compensation for 2001 includes $26,448 in relocation cost reimbursements paid to him and for 2000 includes $9,479 in relocation cost reimbursements paid to him.

(10)	Each amount consists of a foreign services differential, a housing allowance, a living expenses reimbursement and the aggregate personal travel costs reimbursed to Mr. Felipe as follows:

	Foreign			Aggregate
	Services	Housing	Living Expense	Personal
Year	Differential	Allowance	Reimbursement	Travel Costs	Total

2001	$120,000	$108,000	$9,757	$63,398	$301,155
2000	120,000	108,000	9,900	28,180	266,080
1999	70,000	63,000	4,568	15,506	153,074

(11)	Amount includes a $35,436 allowance for relocation expenses in 1999.

(12)	Amounts represent a $5,000 monthly housing allowance.

Option Grants in Fiscal Year 2001

      The following table lists information concerning options to purchase shares of NII Holdings’ common stock, referred to as NII options, that were granted to the named executive officers in 2001. All NII options, issued pursuant to NII Holdings’ 1997 stock option plan and equity incentive plan have been cancelled in connection with our revised third amended joint plan of reorganization.

					NII Options
					Potential Realized
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term($)
	Options	Employees in	Base Price	Expiration
	Granted(#)	Fiscal Year(%)	($/Shares)	Date	5%	10%

Steven M. Shindler	450,000	4.93	5.00	—	—	—
Lo van Gemert	300,000	3.29	5.00	—	—	—
Robert J. Gilker	400,000	4.38	5.00	—	—	—
Jose Felipe	127,500	1.40	5.00	—	—	—
Alexis Mozarovski	120,000	1.31	5.00	—	—	—

Aggregated Option Exercises in Year 2001 and Year-End Option Values

      In the table below, we list information on the unexercised option values as of December 31, 2001 for each of the named executive officers. The value of the unexercised in-the-money options to purchase Nextel

Communications, Inc.’s Class A common stock, referred to as NCI options, is based on the closing price of Nextel Communications, Inc.’s class A common stock as reported by the Nasdaq Stock Market on December 31, 2001, which was $10.96 per share, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options. All NII options issued pursuant to NII Holdings’ 1997 stock option plan and equity incentive plan have been cancelled in connection with NII Holdings’ revised third amended joint plan of reorganization.

      The fair value of each Nextel Communications, Inc. option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	2001	2000	1999

Expected stock price volatility	66%	51 – 57%	51%
Risk-free interest rate	4.85%	6.10 – 6.84%	5.67 – 5.93%
Expected life in years	5	5	5
Expected dividend yield	0.00%	0.00%	0.00%

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes model require the input of highly subjective assumptions, including the expected stock price volatility. Because the Nextel Communications, Inc. stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at Fiscal		In-the-Money Options at
	Year-End(#)		Fiscal Year-End($)

Name	Exercisable	Unexercisable(1)	Exercisable	Unexercisable(1)

Steven M. Shindler
NII options	46,878	2,250,000	—	—
NCI options	414,000	250,000	390,165	—
Lo van Gemert
NII options	—	1,800,000	—	—
NCI options	191,250	290,000	71,941	—
Robert J. Gilker
NII options	—	400,000	—	—
NCI options	—	—	—	—
Jose Felipe
NII options	714,840	368,910	—	—
NCI options	47,500	92,500	—	—
Alexis Mozarovski
NII options	93,750	776,250	—	—
NCI options	20,000	60,000	—	—

(1)	All of the NII options reflected in this table were cancelled with the effectiveness of our revised third amended joint plan of reorganization on November 12, 2002 and are no longer outstanding. In addition, vesting of all NCI options reflected in this table ceased upon the effectiveness of our revised third amended joint plan of reorganization.

Employment Agreements

      Nextel Communications, Inc. executed on our behalf a letter agreement with Mr. Felipe dated May 1999 providing for his employment effective April 1, 1999. The letter provides for base compensation of $250,000 per year, as well as eligibility for bonuses of $150,000 based on the achievement of specified performance objectives. Further, Mr. Felipe is paid a foreign services differential of $120,000 per year to compensate him for the higher cost of living in Argentina as compared to the United States, and an allowance to cover Mr. Felipe’s cost of rental housing. The letter also provides that if we terminate Mr. Felipe’s employment with us other than for cause, then we will continue to pay Mr. Felipe’s then-current salary for one year following termination. Mr. Felipe would also be entitled to receive a pro rata portion of the targeted bonus for the year in which the termination occurs, based upon the number of months worked in that year.

      Nextel Communications, Inc. executed on our behalf a letter agreement with Mr. Mozarovski in May 1999 providing for his employment effective June 15, 1999. The letter provides for a base salary of $330,000 per year, as well as eligibility for a bonus of up to $150,000 based on the achievement of specified performance objectives. Further, we pay Mr. Mozarovski an allowance to cover the cost of rental housing in Brazil.

      We do not have employment agreements with any of our other named executive officers.

Key Employee Retention Plan

      Prior to our reorganization, each of our named executive officers participated in Nextel Communications, Inc.’s Change of Control Retention Bonus and Severance Pay Plan. Each of our named executive officers currently participates in our Key Employee Retention Plan. Under this plan, the executive officers are classified into different “tiers” and are eligible for a retention bonus based on a percentage of such Employee’s base salary in effect as of the date of the executive officer’s participation multiplied by a number that varies depending on the tier in which a particular executive officer is classified. Tier I comprises 2 employees; tier II comprises 13 employees; and tier III comprises 9 employees. Under this plan, a participant’s retention bonus may be paid upon the involuntary termination of the executive officer without “cause.”

Compensation of Directors

      In 2001, none of the members of the Board of Directors received compensation for their services as directors. Currently, the members of the Board of Directors who are not employed by us or any of our subsidiaries are entitled to be paid a retainer of $30,000 per year, payable in arrears in quarterly installments, plus $1,000 per board meeting or committee meeting attended (other than telephonic meetings of less than an hour in duration), plus expenses incurred in connection with attendance at these meetings.

Equity Incentive Plans

      The NII Holdings’ 1997 stock option plan and equity incentive plan were terminated and all options issued pursuant to the terms thereof were cancelled in connection with the revised third amended joint plan of reorganization.

      2002 Management Incentive Plan. Pursuant to the revised third amended joint plan of reorganization, on the effective date, we adopted the 2002 Management Incentive Plan (the “MIP”) for the benefit of employees and directors of NII Holdings. The MIP provides equity and equity-related incentives to non-affiliate directors, officers or key employees of, and consultants to, NII Holdings up to a maximum of 2,222,222 shares of common stock subject to adjustments. The MIP is administered by NII Holdings’ board of directors, or by a committee of the board of directors to which such authority is delegated by the board of directors. The MIP provides for the issuance of options for the purchase of shares of common stock, as well as grants of shares of common stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by NII Holdings for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The MIP also provides for the issuance to non-affiliate directors, officers or key employees of, and consultants to, NII Holdings of stock appreciation rights whose value shall be tied to the market value per share, as defined in the MIP, of the common stock, and performance units which shall entitle the recipients to payments upon the attainment of specified performance goals.

      The MIP provides for the issuance of incentive stock options in compliance with Section 422 of the Internal Revenue Code, as well as “non-qualified” options which do not purport to qualify for treatment under Section 422. All options issued under the MIP shall vest as determined by the board of directors.

2002 Management Incentive Plan Information

      The following table sets forth the options held under the 2002 Management Incentive Plan by: (1) the chief executive officer of NII Holdings during 2001, and (2) each of our four other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 2001.

		Number of shares of common		Number of securities
		stock, par value $0.001, to be	Weighted-average	remaining available
		issued upon exercise of	exercise price of	for future issuance
Name	Title	outstanding options	outstanding options	under Plan

Steven M. Shindler	Chief executive officer and director	300,000	$2.50	—
Lo van Gemert	President and chief operating officer	225,000	$2.50	—
Robert J. Gilker	Vice president and general counsel	100,000	$2.50	—
Jose Felipe	President, Nextel Cono Sur	90,000	$2.50	—
Alexis Mozarovski	President, Nextel Brazil	80,000	$2.50	—

PRINCIPAL STOCKHOLDERS

      In the table below, we list, as of November 12, 2002, the amount and percentage of shares of NII Holdings’ new common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each person who served as one of our directors as of that date;

•	each of the named executive officers;

•	all directors and executive officers as a group; and

•	each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding voting common stock.

      Unless otherwise indicated below, figures stated in the table below do not include any shares of common stock that may be acquired through the exercise of options.

      The address of each named person or group is 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, unless otherwise specified.

Amount and
Nature of
		Beneficial	Approximate
Title of Class	Name of Beneficial Owner	Ownership(1)	Percent of Class

Common Stock	Timothy M. Donahue	1,500(2)	*
Common Stock	Steven P. Dussek	1,500(2)	*
Common Stock	Neal P. Goldman(3)	1,500(2)	*
Common Stock	Carolyn Katz	1,500(2)	*
Common Stock	Donald E. Morgan(4)	1,500(2)	*
Common Stock	John W. Risner	1,500(2)	*
Common Stock	Steven M. Shindler	95,725(5)	*
Common Stock	Charles F. Wright(6)	1,500(2)	*
Common Stock	Lo van Gemert	67,500(2)	*
Common Stock	Robert J. Gilker	30,000(2)	*
Common Stock	Jose Felipe	27,000(2)	*
Common Stock	Alexis Mozarovski	24,000(2)	*
Common Stock	All directors and executive officers as a group
	(19 persons)	429,775	2.1%
Common Stock	Nextel Communications, Inc.	7,120,652	35.6%
2001 Edmund Halley Drive
Reston, Virginia 20191
Common Stock	MacKay Shields LLC(7)	4,360,978	21.8%
(f/k/a MacKay Shields Financial Corporation)
9 West 57th Street, 33rd Floor
New York, New York 10019
Common Stock	Merrill Lynch & Co., Inc.(8)	2,488,297	12.44%
(on behalf of Merrill Lynch Investment Managers)
World Financial Center, North Tower
250 Veasey St.
New York, NY 10381
	ML Bond: High Income Portfolio(9)	1,417,228	7.09%
800 Scudders Mill Road
Plainsboro, NJ 10381

*	Less than one percent (1%)

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our stock beneficially owned. You may review Nextel Communications’ proxy statement relating to its annual meeting of stockholders for information regarding beneficial ownership of its equity securities.

(2)	Amount represents shares of common stock that may be acquired through the exercise of options.

(3)	Mr. Goldman has entered into an agreement to turn over to a third party any benefit obtained from any shares obtained from these options. Mr. Goldman disclaims beneficial ownership of these options or any shares acquired upon exercise of these options.

(4)	Mr. Morgan has entered into an agreement to turn over to a third party any benefit obtained from any shares obtained from these options. Mr. Morgan disclaims beneficial ownership of these options or any shares acquired upon exercise of these options.

(5)	Amount includes 90,000 shares of common stock that may be acquired through the exercise of options.

(6)	Mr. Wright’s employer has a policy requiring him to turn over to the employer any benefit obtained from any shares obtained from these options. Mr. Wright disclaims beneficial ownership of these options or any shares acquired upon exercise of these options.

(7)	According to a Schedule 13D, dated November 13, 2002, the reporting person has sole voting power and sole dispositive power with respect to all 4,360,978 shares.

(8)	According to a Schedule 13G, dated December 5, 2002, the reporting person shares voting power and dispositive power with respect to all 2,488,297 shares.

(9)	According to a Schedule 13G, dated December 5, 2002, the reporting person shares voting power and dispositive power with respect to all 1,417,228 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Nextel Communications, Inc.

New Spectrum Use and Build-Out Agreement

      On November 12, 2002, NII Holdings and Nextel Communications, Inc. (“NCI”) and certain of their subsidiaries executed and delivered the New Spectrum Use and Build-Out Agreement. Under this agreement, certain subsidiaries of NII Holdings committed to complete the construction of our network in the Baja region of Mexico, in exchange for which NCI paid $25.0 million to NII Holdings on the effective date of the reorganization and placed $25.0 million in escrow to be disbursed as costs are incurred in connection with the build-out. The balance of the escrowed funds will be disbursed at the earlier of 18 months or completion of the Baja build-out in accordance with the requirements set forth in the agreement, including network definitions, cell sites and coverage area requirements. Each party to the New Spectrum Use and Build-Out Agreement agreed to (A) forever waive any right to terminate the existing Spectrum Use and Build-Out Agreement or terminate or limit the other party’s right to use or operate frequencies in certain zones as described in the original agreement, and (B) continue perpetually the existing Spectrum Use and Build-Out Agreement to the maximum extent permitted under applicable regulations. Notwithstanding the foregoing, in the event that NCI implements a technology change that results in the inability of NCI to coordinate interference with NII Holdings on the relevant channels, then NCI may give NII Holdings at least 24 months written notice of its intent to terminate the New Spectrum Use and Build-Out Agreement. If NCI terminates the New Spectrum Use and Build-Out Agreement in accordance with this provision, all rights that any party may have under the New Spectrum Use and Build-Out Agreement shall be extinguished.

      The New Spectrum Use and Build-Out Agreement also provides a $50.0 million liquidated damages provision to NCI with respect to certain defaults by NII Holdings. The amount of liquidated damages decreases to $25.0 million 24 months following the effective date of the reorganization, to $10.0 million 36 months following the effective date, and to zero 48 months following the effective date.

Tax Cooperation Agreement with Nextel Communications, Inc.

      We had a tax sharing agreement with NCI, dated January 1, 1997, in effect through November 11, 2002. NII Holdings entered into a Tax Cooperation Agreement with NCI on November 12, 2002, under which NCI and NII Holdings agreed to retain, for 20 years following the effective date of the plan of reorganization, books, records, accounting data and other information related to the preparation and filing of consolidated tax returns filed for NCI’s consolidated group pursuant to the 1997 tax sharing agreement, which was terminated as part of the chapter 11 proceedings. Under the tax cooperation agreement, each of NCI and NII Holdings agrees to provide the other with access to certain tax records and certain employees.

Amended and Restated Overhead Services Agreement with Nextel Communications, Inc.

      We had an overhead services agreement with NCI in effect through November 11, 2002. On November 12, 2002, we entered into the Amended and Restated Overhead Services Agreement, pursuant to which NCI will provide NII Holdings, for agreed upon service fees, certain (i) information technology services, (ii) payroll and employee benefit services, (iii) procurement services, (iv) engineering and technical services, (v) marketing and sales services, and (vi) accounts payable services. Either NCI or NII Holdings can terminate one or more of the other services at any time with 30 days advance notice.

Third Amended and Restated Trademark License Agreement with Nextel Communications, Inc.

      On November 12, 2002, we entered into a Third Amended and Restated Trademark License Agreement with NCI, which superseded a Second Amended and Restated Trademark License Agreement. Under the new agreement, NCI granted to us an exclusive, royalty-free license to use within Latin America certain trademarks, including but not limited to the mark “Nextel”, with respect to specified goods and services offered by us and our Latin American subsidiaries. The license does not permit us to use the trademarks in Puerto Rico or any other territory or protectorate of the United States. Subject to certain restrictions, NCI has reserved for itself the right to use the licensed trademarks in Latin America solely to market products and services that it offers in the United States. The license continues indefinitely unless terminated by NCI on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls, a change in control of NII Holdings, or certain other material defaults under the New Spectrum Use and Build-Out Agreement) and fail to cure the default within the 60 day period. Subject to certain restrictions, we may develop our own trademarks and service marks that are not confusingly similar to the licensed trademarks. Under a separate license agreement containing reciprocal terms and conditions, we have granted to NCI an exclusive license to use within the United States certain of our trademarks in the Spanish language with respect to specified goods and services.

Transactions with Motorola, Inc.

Second Amended and Restated Master Equipment Financing Agreement

      We had a master equipment financing agreement with Motorola Credit Corporation in effect through November 11, 2002 (the “MEFA”). On November 12, 2002, as part of our plan of reorganization, we entered into a new master equipment financing agreement (the “New MEFA”), with Motorola, comprised of two tranches, Tranche A (comprised of amounts formerly outstanding under a secured loan agreement with Motorola) in the amount of $56.650 million, and Tranche B (comprised of amounts formerly outstanding under the MEFA) in the amount of $225.0 million. The borrowers under the New MEFA were Nextel Mexico, Nextel Peru and other of our operating companies and the maturity date is December 31, 2007. Under the New MEFA, interest accrues at current rates as specified in the secured loan agreement (with respect to Tranche A) and the MEFA (with respect to Tranche B), payable semi-annually in arrears, on June 30 and December 31, and the principal amortization of Tranche A is in equal semi-annual payments, in arrears, on the earlier to occur of June 30 or December 31, beginning no earlier than one year from the date that Tranche A is drawn down, provided that Tranche A is to be paid in full on or before December 31, 2007, and that the principal amortization of Tranche B is in semi-annual payments of $28.1 million, in arrears, on June 30 and December 31, beginning on June 30, 2004. The New MEFA is secured by all of our assets, subject to an intercreditor agreement among Motorola, the holders of the notes, a trustee, and a collateral agent with a first lien on certain assets (primarily those relating to non-Brazilian affiliates), and providing a second lien in certain assets for the notes and the new equipment financing agreement on a pari passu basis (see discussion below in “— Equipment Financing Agreement” and “— Intercreditor Agreement”). The New MEFA is guaranteed by NII Holdings and certain of its subsidiaries (and their respective intermediate parents and subsidiaries), and any existing or new debt owed to NII Holdings or any of its affiliates or subsidiaries by the guarantors of the New MEFA or by NII Holdings to the guarantors of the New MEFA or any of NII Holdings’ subsidiaries or “downstream” affiliates must be expressly subordinated to the New MEFA.

      Pursuant to the New MEFA, $56.650 million in cash collateral, plus the pre- and post-petition interest on such cash collateral, was released to Motorola and the $56.650 million is available to be borrowed under Tranche A to NII Holdings for working capital needs.

      Under the New MEFA, we are permitted to raise up to $150.0 million of unsecured indebtedness, and up to $50.0 million of secured indebtedness ranking pari passu with the New MEFA, provided that 50% of proceeds in excess of $250.0 million in aggregate of funding (equity, debt, sale leaseback, etc.) will be used to prepay the New MEFA (or at our election a pro rata portion of the New EFA).

Second Amended and Restated Equipment Financing Agreement

      As part of our joint plan of reorganization, we entered into a new equipment financing agreement (the “New EFA”) with Motorola, with a maturity date of November 1, 2009, and a commitment amount of $100.0 million (all of which has been funded). Interest is payable at the current rate specified in the EFA, semi-annually in arrears, on June 30 and December 31 and interest payments until December 31, 2004 are paid only out of positive free cash flow from our Brazilian operating subsidiaries to the extent that there is cash available, otherwise, the interest will be deferred until the earlier of when cash is available or January 1, 2005.

Principal amortizes in semi-annual payments of $12.5 million, in arrears, on June 30 and December 31, beginning on June 30, 2006. We and certain of our operating subsidiaries and intermediate parents provide a guarantee of debts under the New EFA, and the New EFA is secured by all of our assets and the assets of our operating subsidiaries. The obligations under the New EFA are secured by a first lien in certain of those assets (primarily those of the Brazilian operating companies), and the obligations under the new notes and the New EFA have a second lien in certain of those assets on a pari passu basis. Pursuant to the Intercreditor Agreement described in the immediately following paragraph, until January 1, 2005, Motorola’s ability to exercise its rights and remedies with respect to NII Holdings’ guaranty will be limited. Until that date, Motorola agrees to forbear from exercising such rights and remedies with respect to NII Holdings’ guaranty of the New EFA unless our Brazilian holding company defaults on its obligation to pay interest under the New EFA or defaults on certain other required payments. Beginning on January 1, 2005, unless there is a default in the obligation to pay interest under the EFA, Motorola may make a demand on NII Holdings’ guaranty after the occurrence of any default by our Brazilian holding company under the New EFA.

Intercreditor Agreement

      On November 12, 2002, we entered into the Intercreditor Agreement with Motorola Credit Corporation, a collateral agent and the Indenture trustee. Under the Intercreditor Agreement, notwithstanding the priority of any liens, collateral proceeds from (i) the New MEFA collateral will be paid first to satisfy the New MEFA and second to satisfy the notes and the New EFA on a pari passu basis, and (ii) the New EFA collateral will be paid first to satisfy the New EFA and second to satisfy the notes and the New MEFA on a pari passu basis.

Registration Rights Agreement

      We have entered into a Registration Rights Agreement dated as of November 12, 2002 with certain holders of our notes and common stock under which we agreed to register their securities with the SEC for resale. The registration statement of which this prospectus is a part registers these securities.

Other Transactions

      On April 10, 2001 we loaned $193,000 to Mr. Felipe as an advance to pay income taxes in exchange for his non-negotiable promissory note, which was due and fully paid as of March 31, 2002.

DESCRIPTION OF OUR INDEBTEDNESS

      On November 12, 2002, as part of our reorganization, Motorola Credit Corporation reinstated in full our $225.0 million international Motorola equipment financing facility and our $100.0 million Brazilian Motorola equipment financing facility, subject to deferrals of principal amortization and some structural modifications, and we repaid the outstanding principal balance, together with accrued interest, due under our $56.7 million international Motorola incremental financing facility using restricted cash held in escrow, which amount is now available for borrowing subject to the terms of the New MEFA. We also issued the notes that are being offered pursuant to this prospectus.

      See discussion of Second Amended and Restated Master Equipment Financing Agreement and Second Amended and Restated Equipment Financing Agreement above in “Certain Relationships and Related Transactions — Transactions with Motorola, Inc.”, and “Description of the Notes.”

SELLING SECURITY HOLDERS

      The common stock and notes offered under this prospectus were issued on November 12, 2002 under our revised third amended joint plan of reorganization upon emergence from Chapter 11 bankruptcy proceedings. In connection with that issuance the selling security holders were granted registration rights covering the common stock and the notes under a registration rights agreement. This registration statement is intended to satisfy such registration rights.

      The following table provides information with respect to the common stock and the principal amounts of notes held by each selling security holder. The table is based on information provided by or on behalf of the selling security holders. Because the selling security holders may sell all or some part of the common stock and/or notes which they hold under this prospectus, no estimate can be given as to the amount of common stock or notes that will be held by the selling security holders upon termination of this offering. See “Plan of Distribution.” The selling security holders may from time to time offer and sell any or all of the common stock and/or the notes under this prospectus. The term “selling security holders” includes their transferees, pledgees or donees or their successors.

	Common Stock
	Beneficially		Notes Beneficially
	Owned and Offered		Owned and Offered

	Number of		Principal
Name	Shares	Percentage	Amount	Percentage

Nextel Communications, Inc.	7,118,688	62.11%	$50,900,000	51.82%
MacKay Shields LLC	4,342,595	37.89%	$47,319,990	48.18%

PLAN OF DISTRIBUTION

      This prospectus covers the sale of the shares of common stock and notes by the selling security holders. As used in this prospectus, selling security holders includes donees and pledgees selling securities received from a named selling security holder after the date of this prospectus. The selling security holders may sell their shares of common stock and notes under this prospectus:

•	through one or more broker-dealers acting as either principal or agent;

•	through underwriters;

•	directly to investors; or

•	through any combination of these methods.

      The selling security holders will fix a price or prices, and they may change the price, of the shares of common stock and notes offered based upon:

•	market prices prevailing at the time of sale;

•	prices related to those market prices; or

•	negotiated prices.

      These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions):

•	on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes and common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

      Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock or notes as principal, it may effect sales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

      To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profits they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      Any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus or pursuant to another available exemption.

      To the extent required, the specific securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We may suspend the use of this prospectus in certain circumstances because of pending corporate developments or a need to file a post-effective amendment. In any such event, we will use our reasonable efforts to ensure that the use of the prospectus is resumed as soon as practicable.

      Under the registration rights agreement with the selling security holders, we have agreed to indemnify the selling security holders and each underwriter, if any, against certain liabilities, including under the Securities Act of 1933, or will contribute to payments the selling security holders or underwriters may be required to make in respect of those liabilities.

      We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the securities covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective from the time this registration statement becomes effective until the earlier of November 12, 2007 and that time when all securities covered by this registration statement have been sold.

DESCRIPTION OF CAPITAL STOCK

      The following description is a summary of the material provisions of the corporate charter and bylaws of NII Holdings. Copies of the corporate charter and bylaws have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

General

      NII Holdings has 110,000,001 shares of capital stock authorized. This authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.001 per share, 20,000,000 of which are currently outstanding;

•	1 share of preferred stock, par value $1.00 per share (“Special Director Preferred Stock”), which is currently outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share (“Undesignated Preferred Stock”), none of which are currently outstanding.

Common Stock

Voting

      Subject to the rights of the holder of the Special Director Preferred Stock and any outstanding rights granted to preferred stock outstanding at the time, each share of common stock of NII Holdings entitles its holder to one vote on all matters submitted to a vote of the stockholders of NII Holdings on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally.

Dividends

      Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the corporation’s board of directors from time to time out of assets or funds of the corporation legally available therefor.

Liquidation

      If NII Holdings shall be liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in the net assets of NII Holdings remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Special Director Preferred Stock

      The Special Director Preferred Stock of NII Holdings gives the holder thereof, Motorola Credit Corporation (“MCC”), the right to nominate, elect, remove and replace a single member of the board of directors (the “Special Preferred Stock Director”); provided that at the time any such action is taken, MCC or an MCC Permitted Transferee must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under the master equipment financing agreement entered into as part of the reorganization (the “New MEFA”) and the equipment financing agreement entered into as part of the reorganization (the “New EFA”). “MCC Permitted Transferee” means a successor or assign of MCC under the New MEFA and the New EFA if such successor or assign is a subsidiary of Motorola, Inc. or its successor. At such time as MCC or an MCC Permitted Transferee does not hold such a debt position, there shall be no Special Preferred Stock Director regardless of the relevant debt position after such time. Such stock has no dividend rights or other economic value, except for a liquidation value equal to the par value thereof.

      Except as described herein, the Special Director Preferred Stock has no voting rights, except such as may be required by applicable law. The certificate of incorporation of NII Holdings may not be amended, altered or repealed (whether by merger, consolidation or otherwise) so as to (i) change the number of directorships without the affirmative vote of all holders of Special Director Preferred Stock then outstanding, or (ii) affect adversely the holder of the Special Director Preferred Stock without the affirmative vote of such holder. So long as the Special Director Preferred Stock is outstanding, without the approval of at least two-thirds of the members of the board of directors, NII Holdings may not grant to any person or entity any right to designate individuals to serve on its board of directors, or issue Undesignated Preferred Stock which grants the holders thereof rights to representation on the board of directors, except, in each case, customary rights given to preferred stockholders to board representation in the event of a failure to pay dividends or other default.

Dividends

      The Special Director Preferred Stock has no dividend rights. For so long as a member of MCC or an MCC Permitted Transferee is entitled to designate one director, NII Holdings shall not, without the affirmative vote of at least two-thirds of the members of the board of directors, create an executive committee of the board of directors, or any other committee, however named, having substantially similar power and authority.

Liquidation

      Upon liquidation, dissolution or winding up of the corporation, each holder of Special Director Preferred Stock shall be entitled to receive one dollar ($1.00) per share before payment of any amounts to the holders of common stock.

      The Special Director Preferred Stock has certain special rights and powers set forth in the restated certificate of incorporation. For example, for as long as the holder of Special Director Preferred Stock is entitled to designate a director, NII Holdings may not amend its restated certificate of incorporation to change the number of directors unless there is an affirmative vote of two-thirds of the board and NII Holdings may not amend its restated certificate of incorporation so as to adversely affect the holder of the Special Director Preferred Stock without the holder’s consent.

Undesignated Preferred Stock

      The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock (including the Special Director Preferred Stock) could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of NII Holdings.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Relevant Provisions of Our Certificate of Incorporation, Restated Bylaws and Delaware Law

      The restated certificate of incorporation and bylaws of NII Holdings contain provisions that could make more difficult an acquisition of NII Holdings by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with NII Holdings. Although these provisions may have the effect of delaying, deferring or preventing a change in control, NII Holdings believes that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Board of Directors

      According to the bylaws of NII Holdings, the board of directors must be composed of at least one and no more than twelve directors. The board of NII Holdings currently consists of eight directors. The number of directors may be changed from time to time by resolution of the board of directors provided at least two third of the members must consent so long as the Special Director Preferred Stock is outstanding. Directors need not be stockholders of the corporation. According to our certificate of incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class hold office until the next annual meeting or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term. The holder of the Special Director Preferred Stock has the power and authority to nominate, elect, remove and replace a single member of the board. Additionally, the consent of at least two-thirds of the members of the board is necessary to create an executive committee of the board, for so long as the share of Special Director Preferred Stock is outstanding.

Stockholder Actions and Special Meetings

      In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. The bylaws of NII Holdings provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the bylaws provide that a special meeting may be called by the secretary upon the written request of a majority of the board of directors or of the holder of the Special Director Preferred Stock or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

Anti-Takeover Statute

      Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

      Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with the Company for a three-year period, although the stockholders of NII Holdings may elect to exclude NII Holdings from the restrictions imposed under this section.

DESCRIPTION OF THE NOTES

      The following description is a summary of the material terms of the notes. It does not restate the Indenture in its entirety. For more complete information regarding the notes, reference is made to the Indenture and other agreements and instruments governing such indebtedness, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part, and which are incorporated by reference in this prospectus. You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Other defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

Principal, Maturity and Interest

      The notes accrue interest at a rate of approximately 13% per annum, compounded quarterly, through October 31, 2004, which interest is added to principal, and accrues interest thereafter at a rate of 13% per annum, compounded quarterly payable in cash quarterly. The notes were issued at an “original issue discount” as a result of (1) the accretion of non-cash interest for the period through October 31, 2004 and (2) the allocation of a portion of the purchase price of the notes and common stock sold in the Rights Offering to the common stock. The notes will mature on the seventh anniversary of their issuance. Interest shall accrue on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2% in excess of the rate otherwise payable.

Redemption

      The notes are not entitled to any mandatory redemption or sinking fund. The notes will be redeemable, at the option of NII Holdings (Cayman), in whole or in part, at any time on or after January 1, 2006 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each noteholder’s last address as it appears in the note register, at the following Redemption Prices (expressed in percentages of their Accreted Value), plus accrued and unpaid interest to the Redemption Date if redeemed during the 12-month period commencing on January 1 of the applicable year set forth below:

Year	Redemption Price

2006	106.50%
2007	103.25%
2008 and thereafter	100.000%

      Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed. Notes in original denominations larger than $1.00 may be redeemed in part. On and after the Redemption Date, interest will cease to accrue on notes or portions of notes called for redemption, unless NII Holdings (Cayman) defaults in the payment of the Redemption Price.

Security for the Notes

      Subject to certain exceptions, the notes are secured by perfected security interests in the existing and future assets of NII Holdings (Cayman) and the guarantors. Such security interests will be subject to Permitted Liens and will be junior to the security interests on such assets securing (i) the New MEFA, the New EFA and any refinancings thereof permitted pursuant to the terms of the Indenture and (ii) certain indebtedness of Restricted Group Members (other than NII Brazil) of up to $50.0 million in aggregate principal amount. The Intercreditor Agreement will provide, notwithstanding the priority of any Liens, that collateral proceeds from (i) the New MEFA collateral will be paid first to satisfy the New MEFA and second to satisfy the notes and the New EFA on a pari passu basis, and (ii) the New EFA collateral will be paid first to satisfy the New EFA and second to satisfy the notes and the New MEFA on a pari passu basis. The Intercreditor Agreement significantly limits the Trustee’s rights to exercise remedies so long as the New MEFA and the New EFA are outstanding.

      If an Event of Default as discussed below exists, the Trustee, in addition to any rights and remedies available to it under the Indenture and the Security Documents, may, subject to the Intercreditor Agreement, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. While Indebtedness is outstanding under the New MEFA or the New EFA, rights of the noteholders and the Trustee are subject to the terms of the Intercreditor Agreement. The proceeds received by the Trustee from any sale or foreclosure will be applied, subject to the Intercreditor Agreement, first to pay the expenses of the sale or foreclosure and fees or any other amounts then payable to the Trustee under the Indenture, and thereafter to pay amounts due and payable with respect to the notes.

Guarantees

      The repayment of the notes will, subject to certain exceptions, be fully and unconditionally and irrevocably guaranteed by NII Holdings, its Restricted Subsidiaries and Restricted Affiliates (collectively, the “Guarantors”), jointly and severally, pursuant to the guarantees by such entities set out in the Indenture (collectively, the “Note Guarantees”). The Indenture provides that as long as any notes remain outstanding, any future Restricted Group Member will also enter into a Note Guarantee. The Note Guarantees will be secured by security interests in substantially all of the Guarantors’ existing and future assets, junior to the security interests on such assets securing the Guarantors’ obligations with respect to of the New MEFA and New EFA and any refinancings thereof permitted pursuant to the terms of the Indenture. The obligations of each Guarantor under its Note Guarantee are intended to be limited as necessary to prevent that Note Guarantee from being or becoming a fraudulent conveyance under applicable law.

Certain Bankruptcy Limitations

      The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against NII Holdings (Cayman), NII Holdings or any other Restricted Group Member prior to the Trustee having repossessed and disposed of the Collateral. Under bankruptcy law, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from that debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of that collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of the collateral. In addition, since the enforcement of the Lien of the Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy case, the holders may not have any consent rights with respect to the use of those funds by NII Holdings or any of its Subsidiaries during the pendency of the case. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral.

Mandatory Repurchase of Notes

      Upon the occurrence of a Change of Control, NII Holdings (Cayman) will be required to offer to repurchase all the notes then outstanding by making an Offer to Purchase at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”). Following certain major dispositions of assets, if the proceeds thereof are not reinvested in assets or used to reduce indebtedness within a twelve month period, such proceeds must be used to make an offer to purchase notes at the Accreted Value plus accrued and unpaid interest (an “Excess Proceeds Offer”).

      NII Holdings (Cayman) will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations in connection with an Offer to Purchase or an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Offer to Purchase” or the “Excess Proceeds Offer” provisions of the Indenture, NII Holdings (Cayman) will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Offer to Purchase” or the “Excess Proceeds Offer” provisions of the Indenture by virtue thereof.

      There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

Certain Covenants

      Limitation on Restricted Payments. No Restricted Group Member shall, directly or indirectly: (i) declare or pay any dividend or make any distribution on or with respect to its Equity Interests (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on its Capital Stock held by Persons other than another Restricted Group Member, provided, that any Restricted Group Member holding shares of Capital Stock of such dividend or distribution-paying Restricted Group Member shall receive such pro rata dividends or distributions as may be due to such Restricted Group Member at or prior to the payment of such pro rata dividends or distributions to such other Persons); provided, that no such dividend or distribution may be declared, paid or made to NII Brazil; (ii) purchase, redeem, retire or otherwise acquire for value any Equity Interest in (a) a Restricted Group Member, which Equity Interest is held by (1) NII Brazil, (2) any Affiliate of NII Holdings (Cayman) that is not a Restricted Group Member (other than NII Brazil), or (3) any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of NII Holdings, or (b) NII Holdings, any Unrestricted Subsidiary or any Unrestricted Affiliate; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of NII Holdings or any Restricted Group Member that is subordinated in right of payment to the notes or any Guarantor’s Note Guarantee; (iv) make any Investment in NII Brazil (other than a Permitted Investment) unless at the time there is no default or event of default and the Investment (together with all other Investments under this (iv) and (v) below would not exceed the Permitted Amounts, or (v) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”) unless at the time and giving effect to the Investment there is (A) no default or event of default, (B) the Consolidated Leverage Ratio would not be greater than the Permitted Consolidated Leverage Ratio, provided that for Investments made prior to November 12, 2003, the Permitted Consolidated Leverage Ratio

shall be 5 to 1 and (C) such Investments together with all other Investments under this (v) and (iv) above would not exceed Permitted Amounts.

      The Indenture provides that none of the following constitute a restricted payment: (i) dividends paid within 60 days of declaration if payment would have been permitted at the time of declaration; (ii) the payment of subordinated debt (other than NII Brazil debt) with proceeds of other subordinated debt or equity; (iii) repurchases or redemptions of Capital Stock from the proceeds of a concurrent sale of Capital Stock; (iv) purchases of shares of dissenting shareholders in a permitted merger or consolidation; (v) Investments acquired as a capital contribution to NII Holdings or in exchange for Capital Stock of NII Holdings; (vi) repurchases to protect a material license or franchise; and (vi) certain Investments in Persons who have ceased to be Restricted Affiliates.

      Not later than the date of making any Restricted Payment, NII Holdings will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted by the Indenture and setting forth the basis upon which the calculations required by the Indenture were computed, which calculations may be based upon NII Holding’s latest available financial statements.

      Limitation on Incurrence of Indebtedness. No Restricted Group Members shall, directly or indirectly, Incur any Indebtedness (other than the notes and other Indebtedness existing on November 12, 2002) or issue any Redeemable Stock; provided, that Restricted Group Members may incur Indebtedness if after giving effect to such incurrence, the Consolidated Leverage Ratio would not be greater than the Permitted Consolidation Leverage Ratio. In addition, Restricted Group Members may without limitation Incur (i) certain refinancing Indebtedness, (ii) Indebtedness pursuant to Permitted Tower Transactions, (iii) secured Indebtedness of up to $50 million in aggregate principal owed by Restricted Group Members (other than NII Brazil), (iv) certain intercompany indebtedness (other than NII Brazil), (v) certain customary indebtedness under performance surety or appeal bonds in the ordinary course of business or under certain currency or interest rate swap agreements or certain obligations arising from other agreements and (v) guarantees under certain permitted indebtedness.

      Limitation on Asset Sales. No Restricted Group Member shall consummate any Asset Sale unless:

(i) the seller receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by an Officers’ Certificate) of the assets subject to such Asset Sale;

(ii) at least 75% of the consideration for such Asset Sale is in the form of (a) cash or Cash Equivalents, or (b) liabilities of NII Holdings or a Restricted Group Member (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of such assets if, following such Asset Sale, there is no further recourse to NII Holdings or any Restricted Group Member with respect to such liabilities; and

(iii) within 12 months of such Asset Sale, the Net Cash Proceeds thereof, at NII Holdings’ election, are (a) invested in assets related to the business of NII Holdings and the other Restricted Group Members, (b) used to repay Indebtedness under the New MEFA or the New EFA, or (c) to the extent not used as provided in clause (a) or (b), applied to make an Excess Proceeds Offer (the process for which is described above in the section entitled “Description of Notes — Mandatory Repurchase of Notes”);

provided, that NII Holdings (Cayman) will not at any time be required to take the actions described in clause (iii) above unless and until the aggregate amount of Net Cash Proceeds from all Asset Sales exceeds $5 million. Pending the final application of any such Net Cash Proceeds, a Restricted Group Member may temporarily invest such Net Cash Proceeds in Cash Equivalents.

      Limitation on Liens. Subject to certain exceptions set forth in the Indenture, no Restricted Group Member shall directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or properties of any character, other than Permitted Liens and liens securing not more than $50 million in aggregate principal amount.

      Merger, Consolidation or Sale of Assets. The Indenture prohibits mergers, consolidations and sales of substantially all assets of NII Holdings (Cayman) and NII Holdings unless (i) one of them is the survivor or acquiror, as the case may be, or (ii) (A) the survivor or acquiror, as the case may be, becomes liable for all obligations under the notes and the Indenture, (B) no Default or Event of Default would exist upon consummation of the transaction at issue, (C) immediately after giving effect to the transaction, NII Holdings (Cayman) or any Person becoming the successor obligor of the notes and the Indenture shall have a Consolidated Net Worth meeting the threshold set forth in the Indenture, (D) immediately after giving effect to the transaction, the Consolidated Leverage Ratio would not be greater than the Consolidated Leverage Ratio set forth at such time in the covenant limiting the Incurrence of Indebtedness in the Indenture and (E) NII Holdings (Cayman) delivers to the Trustee an Officer’s Certificate and an opinion of counsel in each case stating that such consolidation merger or transfer and such supplemental indenture complies with the covenant that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and, in the event the continuing Person is organized under the laws of any jurisdiction other than the United States of America or any jurisdiction thereof, that the Indenture, the notes and each of the Collateral Documents constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms.

      Limitation on Transactions with Affiliates. Subject to certain exceptions set out in the Indenture, no Restricted Group Member shall, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Person known by NII Holdings (Cayman) or NII Holdings to be an Affiliate of such a holder) of 5% or more of any class of Capital Stock of NII Holdings, with any Affiliate of NII Holdings or any Restricted Group Member, except, among other exceptions, (i) upon fair and reasonable terms no less favorable to such Restricted Group Member than could be obtained, at the time of such transaction, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate, (ii) the transaction is approved by a vote of a majority of the disinterested directors of NII Holdings or (iii) the Board of Directors receives a fairness opinion obtained from a nationally recognized investment banking firm.

      Reports. Whether or not NII Holdings (Cayman) is required to file reports with the Commission, for so long as any notes are outstanding NII Holdings (Cayman) shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13 and 15 under the Exchange Act if it were subject to such rules. Within 15 days of the required filings, NII Holdings (Cayman) will supply the Trustee and deliver or cause to be delivered to each holder, copies of such reports and other information. As long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, NII Holdings (Cayman) will provide the Trustee and the holders with any information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

      Additional Covenants. In addition, the Indenture contains additional covenants which, subject to certain exceptions, restrict the ability of Restricted Group Members from (i) paying intercompany dividends, paying intercompany indebtedness, and making intercompany loans, transfers or Guarantees; (ii) issuing, selling or otherwise transferring any shares of Capital Stock of a Restricted Group Member other than NII Holdings (including options, warrants or other rights to purchase shares of such Capital Stock); and (iii) entering into certain sale-leaseback transactions. Further, the Indenture contains covenants controlling advances to certain non-Restricted Group Members and other entities that may become Restricted Group Members after the date of the Indenture, and describing the procedures pursuant to which Subsidiaries and Affiliates may be designated and/or undesignated or Restricted or Unrestricted, as the case may be.

      Offer to Repurchase Upon Change of Control. Upon the occurrence of a Change of Control, NII Holdings (Cayman) will be required to offer to repurchase all the notes then outstanding by making an Offer to Purchase at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”). NII Holdings (Cayman) will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations in connection with any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the “Offer to Purchase” provisions of the Indenture, NII Holdings (Cayman) will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Offer to Purchase” provisions of the Indenture by virtue thereof.

Events of Default and Remedies

      An Event of Default shall exist with respect to the notes if any of the following occurs and is continuing: (a) NII Holdings (Cayman) defaults in the payment of Accreted Value of (or premium, if any, on) any note when the same becomes due and payable, at maturity, upon acceleration, redemption, required purchase or otherwise; (b) NII Holdings (Cayman) defaults in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; (c) NII Holdings (Cayman) fails to make or consummate a required Excess Proceeds Offer or a required Offer to Purchase, or defaults in the observance of any material provision of the merger covenant; (d) any Restricted Group Member defaults in the performance of or breaches any other covenant or agreement applicable to it contained in the Indenture or the notes (other than a default specified in clause (a), (b) or (c) above), any Note Guarantee, or any Collateral Document, and such default or breach continues for a period of 30 consecutive days after written notice shall have been given (i) by the Trustee to NII Holdings (Cayman) or (ii) to the Trustee and NII Holdings (Cayman) by the holders of 25% or more in aggregate Accreted Value amount of the notes; (e) there occurs with respect to the New MEFA: (i) an event of default that permits the lender(s) under the New MEFA to declare the New MEFA to be due and payable prior to its Stated Maturity and the failure of the obligor to cure or receive a waiver with respect to the event of default within 30 days after its occurrence; (ii) an event of default and the declaration by the lender(s) under the New MEFA that the New MEFA is due and payable prior to its Stated Maturity; or (iii) an event of default and the request for payment by the lender(s) under the New MEFA on any guarantee securing the New MEFA; provided, however, that if an Event of Default occurs under clause (i), no Event of Default has occurred under clauses (ii) or (iii) and the lender(s) under the New MEFA subsequently waive(s) the event of default under the New MEFA, then the Event of Default under clause (i) will also be waived without any further action; (f) there occurs with respect to the New EFA an event of default and the request for payment by the lender(s) under the New EFA on any Guarantee securing the New EFA; (g) there occurs with respect to Indebtedness (other than the New MEFA or the New EFA) of any Restricted Group Member having an outstanding principal amount of $10 million or more in the aggregate an event of default that permits any holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity; (h) any final judgment or order (not fully covered by insurance) for the payment of money in excess of $10 million, individually or in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered), shall be rendered against any Restricted Group Member, and shall not be paid or discharged for any period of 30 consecutive days, unless a stay or enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall be in effect; (i) a court having jurisdiction enters a decree or order for (A) relief in respect of NII Holdings (Cayman) or any significant Restricted Group Member in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of NII Holdings (Cayman) or any significant Restricted Group Member or for all or substantially all of their respective property or assets, or (c) the winding up or liquidation of the affairs of NII Holdings (Cayman) or any significant Restricted Group Member and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (j) NII Holdings (Cayman) or any significant Restricted Group Member (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official, or (C) effects any general assignment for the benefit of creditors; or (k) actual invalidity (or the assertion hereof any by Restricted Group Member) of any Note Guarantee, Lien, priority status or subordination of other claims in respect of the notes resulting from acts or omissions of any Restricted Group Member, other than in accordance with the terms hereof or thereof.

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency or upon the acceleration of any outstanding principal owing under certain other Indebtedness specified in the Indenture, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate Accreted Value of the then outstanding notes may direct the Trustee in its exercise of any trust or power, subject in all instances to the Intercreditor Agreement.

      The holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to NII Holdings (Cayman) and the Trustee, may on behalf of the holders of all of the notes (i) waive any existing Default or Event of Default and its consequences under the Indenture (except a continuing default in the payment of principal, interest or premium, an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected); and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Transfer and Exchange

      A holder may transfer its notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. The Registrar is not required to transfer or exchange any note selected for redemption. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

      Except as provided in the two succeeding paragraphs, the Indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding and certain existing Defaults or Events of Default or compliance with certain provisions of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder of notes): (i) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity or redemption provisions of any note, alter the provisions with respect to the redemption of the notes in a manner adverse to the holders of the notes, or alter the price at which repurchases of the notes may be made pursuant to an Offer to Purchase; (iii) reduce the rate of or change the time for payment of interest on any note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes; (v) make any note payable in money other than that stated in the notes; (vi) reduce the percentage vote necessary to waive past Defaults or the rights of holders of notes to receive payments of principal of, premium or interest on the notes; (vii) waive a redemption payment with respect to any note; (viii) release all or substantially all Guarantors or Collateral; or (ix) make any change in the foregoing amendment and waiver provisions.

      Notwithstanding the foregoing, without the consent of the holders, NII Holdings (Cayman) and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, provided that such amendments or supplements do not adversely affect the interests of the holders in any material respect, to provide for the assumption of NII Holdings (Cayman)’s obligations to holders or any Guarantor’s obligation under its Note Guarantee of the notes in the case of a merger or consolidation permitted under the Indenture, to evidence and provide for the acceptance and appointment of a successor Trustee under the Indenture to make any change that, in the good faith opinion of the Board of Directors of NII Holdings, does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

      The holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss or liability that might be incurred by it in connection with such request.

Governing Law

      The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery; Form and Transfer

      The notes have been issued pursuant to the exemption from Securities Act registration afforded by Section 1145 of the Bankruptcy Code in the form of one or more registered global notes without interest coupons (collectively, the “Global Notes”). The Global Notes have been deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s direct and indirect participants.

      Transfer of beneficial interests in any Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Interest in the Global Notes shall be freely tradeable.

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See “Transfer of Interests in Global Notes for Certificated Notes.”

      Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Transfers of Interests in One Global Note for Interests in Another Global Note

      Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of another Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note.

Transfers of Interests in Global Notes for Certificated Notes

      An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons (“Certificated Notes”) if, and only if, (i) DTC (x) notifies NII Holdings (Cayman) that it is unwilling or unable to continue as depositary for the Global Notes, and NII Holdings (Cayman) thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) NII Holdings (Cayman), at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes, (iii) any beneficial owner of interests in a Global Note so requests, (iv) any beneficial owner of interests in a Global Note so requests or (v) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes and the Trustee requests Certificated Notes. In any such case, NII Holdings (Cayman) will notify the Trustee in writing that, upon surrender by the beneficial owners of their interests in such Global Note, Certificated Notes will be issued to each person that such direct and indirect participants in the DTC identify as being the beneficial owner of the related notes. The Certificated Notes so issued will be freely tradeable and shall not bear the restrictive transfer legend required by Section 2.02 of the Indenture.

Certain Definitions

      As used in this section, the following terms have the meanings set forth below. References to sections in the following defined terms shall be sections of the Indenture unless otherwise indicated.

      “Accreted Value” means (i) as of any date prior to November 1, 2004, an amount per $1,000 principal amount at maturity of the notes that is equal to the sum of (a) the Issue Price ($774.25 per $1,000 principal amount at maturity of the notes) of such notes and (b) the portion of the excess of the principal amount of such notes over such Issue Price which shall have been accreted through such date, such amount to be so accreted on a daily basis and compounded quarterly on February 1, May 1, August 1, and November 1, of each year at the rate of 13% per annum from November 12, 2002 through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and (ii) as of any date on or after November 1, 2004, the principal amount at maturity of such notes.

      “Acquired Debt” means Indebtedness of a Person existing at the time such Person is merged with or into any Restricted Group Member or becomes a Restricted Group Member; provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into a Restricted Group Member or becomes a Restricted Group Member shall not be Acquired Debt.

      “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of NII Holdings and the other Restricted Group Members for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Unrestricted Subsidiary or Unrestricted Affiliate, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to any Restricted Group Member by such Unrestricted Subsidiary or Unrestricted Affiliate during such period, and (y) with respect to net losses, to the extent of the amount of cash contributed by any Restricted Group Member to such Unrestricted Subsidiary or Unrestricted Affiliate during such period;

(2) the net income of any Restricted Group Member to the extent that the declaration or payment of dividends or similar distributions by such Restricted Group Member of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Group Member; provided, in the case of restrictions imposed in connection with outstanding Indebtedness, that the amount of net income excluded during any period shall not exceed the aggregate amount of such Indebtedness that would need to be repaid to enable such Restricted Group Member to declare and pay dividends or similar distributions of such net income;

(3) any gains or losses (on an after-tax basis) attributable to Asset Sales;

(4) all extraordinary gains and extraordinary losses; and

(5) to the extent not otherwise excluded in accordance with GAAP, the net income (or loss) of any Restricted Group Member in a percentage amount that corresponds to the percentage ownership interest in the income of such Restricted Group Member not owned on the last day of such period, directly or indirectly, by NII Holdings.

      “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      “Agent” means any Registrar, Paying Agent, authenticating agent or co-Registrar.

      “Asset Acquisition” means (1) an investment by any Restricted Group Member in any other Person pursuant to which such Person becomes a Restricted Group Member or is merged into or consolidated with any Restricted Group Member; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such investment or (2) an acquisition by any Restricted Group Member of the property and assets of any Person other than NII Holdings (Cayman) or any other Restricted Group Member that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such acquisition.

      “Asset Disposition” means the sale or other disposition by any Restricted Group Member (other than to another Restricted Group Member) of (1) all or substantially all of the Capital Stock of any Restricted Group Member or (2) all or substantially all of the assets that constitute a division or line of business of any Restricted Group Member.

      “Asset Sale” means any sale, lease, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by any Restricted Group Member to any Person other than a Restricted Group Member of:

(1) all or any of the Capital Stock of a Restricted Group Member, other than in respect of director’s qualifying shares or investments by foreign nationals mandated by applicable law;

(2) all or substantially all of the property and assets of an operating unit or business of any Restricted Group Member; or

(3) any other property and assets of any Restricted Group Member outside the ordinary course of business of such Restricted Group Member;

provided that “Asset Sale” does not include:

(a) sales or other dispositions of inventory, receivables and other assets in the ordinary course of business;

(b) sales or other dispositions of obsolete equipment;

(c) sales or other dispositions of the Capital Stock of an Unrestricted Subsidiary or an Unrestricted Affiliate;

(d) sales or other distributions of assets (in one transaction or a series of related transactions) having an aggregate fair market value (as certified in an Officers’ Certificate delivered to the Trustee) not in excess of $1 million;

(e) Permitted Tower Transactions;

(f) any Restricted Payment permitted by Section 4.04 of the Indenture or transaction permitted by Section 5.01 of the Indenture; or

(g) sales of any assets or stock of NII Philippines.

      “Board of Directors” unless otherwise stated, means the Board of Directors of NII Holdings (Cayman) or any committee of such Board of Directors duly authorized to act under the Indenture.

      “Board Resolution” means a copy of a resolution, certified by the Secretary of NII Holdings (Cayman) or NII Holdings, as the case may be, to have been duly adopted by the Board of Directors of NII Holdings (Cayman) or NII Holdings, as the case may be, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

      “Capex” means, for any period, the aggregate of all cash expenditures (including all amounts expended in connection with Capitalized Lease Obligations but excluding any amount representing the interest component thereof) made on account of property, plant, equipment or similar assets during such period by the Restricted Group Members, including the purchase price paid in connection with any spectrum purchases whether such amounts are allocable to property, assets, plant or equipment.

      “Capitalized Lease” means, as applied to any Person, any lease of property (whether real, personal or mixed) that in conformity with GAAP is required to be shown as an asset on that Person’s balance sheet.

      “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after November 12, 2002, including, without limitation, all Common Stock and Preferred Stock.

      “Cash Equivalents” means (i) obligations issued by the United States of America or any agency or instrumentality thereof, or obligations fully and unconditionally guaranteed by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and commercial paper issued by others rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or, in each case, such equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) and in each case maturing within 180 days after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

      “Change of Control” means the occurrence of any of the following events:

(i) the transfer (in one transaction or a series of transactions) of all or substantially all of NII Holdings’ assets to any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act);

(ii) the liquidation or dissolution of NII Holdings or the adoption of a plan by the stockholders of NII Holdings relating to the dissolution or liquidation of NII Holdings;

(iii) the acquisition by any “Person” or “Group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) of beneficial ownership, directly or indirectly, of 50% or more of the aggregate ordinary voting power of the total outstanding Voting Stock of NII Holdings; or

(iv) at any time, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of NII Holdings then still in office.

      For purposes of this definition, “Continuing Directors” means at any time, (i) individuals who, prior to such time, were directors of NII Holdings, other than those individuals appointed, designated or nominated by Nextel, (ii) any director whose election by the Board of Directors of NII Holdings or whose nomination for election by the stockholders of NII Holdings was approved by a majority of the Continuing Directors then in office; or (iii) any directors designated by the holder of NII Holdings’s Special Director Preferred Stock; provided, however, than no officer, director or employee of Nextel or its affiliates constitute a “Continuing Director”.

      “Collateral” has the meaning given to it in the Intercreditor Agreement.

      “Collateral Agent” means Citibank, N.A., not in its individual capacity but solely as the initial “Collateral Agent” under the Collateral Documents, and any successor “Collateral Agent” designated and appointed under the Collateral Documents.

      “Collateral Documents” has the meaning given to it in the Intercreditor Agreement.

      “Commission” means the Securities and Exchange Commission, as from time to time constituted, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

      “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s common equity, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common equity.

      “Consolidated EBITDA” means, for any period, the sum of the amounts for such period of:

(1) Adjusted Consolidated Net Income;

(2) Consolidated Interest Expense, to the extent deducted in calculating Adjusted Consolidated Net Income;

(3) income taxes, to the extent deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(4) depreciation expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income;

(5) amortization expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income; and

(6) all other non-cash items to the extent reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items to the extent increasing Adjusted Consolidated Net Income, as determined in conformity with GAAP.

      “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of any Indebtedness that is Guaranteed or secured by the Restricted Group Member) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Restricted Group Members during such period; excluding, however, (1) any amount of such interest of any Restricted Group Member if the net income of such Restricted Group Member is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) or (5) of the definition thereof (but only in the same proportion as the net income of such Restricted Group Member is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) or (5) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes, all as determined (without taking into account Unrestricted Subsidiaries or Unrestricted Affiliates) in conformity with GAAP.

      “Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of:

(1) the aggregate amount of Indebtedness of the Restricted Group Members as at such Transaction Date to

(2) the aggregate amount of Annualized Consolidated EBITDA

provided, however, that:

(i) pro forma effect shall be given to (x) any Indebtedness Incurred from the beginning of the four-quarter period through the Transaction Date (the “Reference Period”), to the extent such Indebtedness is outstanding on the Transaction Date and (y) any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date;

(ii) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(iii) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Group Member or has been merged with or into NII Holdings (Cayman) or any Restricted Group Member during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Group Member as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided further that to the extent that clause (ii) or (iii) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such Asset Acquisition Asset Disposition shall be treated as if the same had occurred at the beginning of the applicable Reference Period.

      “Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of NII Holdings (Cayman) and its Restricted Group Members (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries or Unrestricted Affiliates), less any amounts of such stockholders’ equity attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of any Restricted Group Member, each item to be determined in conformity with GAAP.

      “Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of the Indenture, located at 520 Madison Avenue, 33rd Floor, New York, NY 10022.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default as described above in “Events of Default and Remedies.”

      “Effective Date” means November 12, 2002.

      “Equity Interests” means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

      “fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of NII Holdings, whose determination shall be conclusive if evidenced by a Board Resolution of NII Holdings.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as specifically provided, all ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

      “Guarantee” means any obligation, contingent or otherwise (including. without limitation, letters of credit and reimbursement agreements), of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of such Person’s business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Guarantors” means the Persons listed as Guarantors on the signature pages to the Indenture and any other Persons who become Guarantors pursuant to Section 4.20 of the Indenture.

      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Indebtedness by reason of a Person becoming a Restricted Group Member; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all liabilities or obligations, contingent or otherwise, of such Person for borrowed money, including Acquired Debt;

(2) all liabilities or obligations, contingent or otherwise, of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all liabilities or obligations, contingent or otherwise, of such Person in respect of letters of credit, banker’s acceptances or other similar instruments (including reimbursement obligations with respect thereto);

(4) all liabilities or obligations, contingent or otherwise, of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5) all liabilities or obligations, contingent or otherwise, of such Person as lessee under Capitalized Leases;

(6) all liabilities or obligations, contingent or otherwise, of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such assets at such date of determination and (B) the amount of such Indebtedness;

(7) all liabilities or obligations, contingent or otherwise, of other Persons Guaranteed by such Person to the extent such liabilities or obligations are Guaranteed by such Person; and

(8) to the extent not otherwise included in this definition, all liabilities or obligations, contingent or otherwise, under Currency Agreements and Interest Rate Agreements.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) Indebtedness shall not include any liability for federal, state, local or other taxes; and (C) Indebtedness shall not include lease payments owed in respect of any so-called “build-to-suit” Permitted Tower Transaction.

      “Indenture” means that certain Indenture, dated as of November 12, 2002, among NII Holdings, the Trustee and the Guarantors, as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemented to the Indenture entered into pursuant to the applicable provisions of the Indentures.

      “Intercreditor Agreement” means the Intercreditor Agreement, dated November 12, 2002, by and among the Trustee, the Collateral Agent, Motorola Credit Corporation, NII Holdings (Cayman), NII Holdings and the Guarantors.

      “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

      “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person.

      “Involuntary Event” has the meaning specified in the definition of “Permitted Investments.”

      “Issue Price” means with respect to the notes, the aggregate issue price of such notes, which equals $140,000,000.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any option or other agreement to give any security interest); provided that the amount of assets of a Restricted Group Member subject to a Lien shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the NII Holdings.

      “Minority Owned Affiliate” of any specified Person, means any other Person (other than a direct or indirect Subsidiary of such specified Person) in which an Investment in the Capital Stock of such Person has been made by such specified Person.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means:

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) reasonable and customary brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, other than fees and expenses paid or payable to an Affiliate of NII Holdings (Cayman), (b) provisions for all taxes paid or payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Restricted Group Members, taken as a whole, (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale, and (d) appropriate amounts to be provided by any Restricted Group Member as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and reflected on an Officers’ Certificate delivered to the Trustee; provided that with respect to any Asset Sale by a Restricted Group Member, Net Cash Proceeds shall be reduced by a percentage amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of such Asset Sale, directly or indirectly, by NII Holdings; and

(2) with respect to any capital contribution or issuance or sale of Capital Stock, the proceeds of such capital contribution or issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of reasonable attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such capital contribution or issuance or sale and net of taxes paid or payable as a result thereof.

      “New EFA” means that certain Second Amended and Restated Equipment Financing Agreement in the aggregate principal amount of $103,193,135.28 to be entered into as of November 12, 2002 by Nextel Telecomunicacoes Ltda., a Brazil limited liability company, and Motorola Credit Corporation together with all guaranty agreements, collateral documents and other documents, instruments and agreements now or hereafter evidencing or securing the whole or any part of the New MEFA, including documents evidencing, securing or guaranteeing any complete, partial or successive refunding, refinancing thereof or replacement of the New EFA and any amendments, modifications, renewals or extensions of any of the foregoing (other than those relating to the New MEFA and executed by its borrowers or guarantors) (the “EFA Obligations”). At no time after November 12, 2002 shall the outstanding principal amount of the New EFA exceed $103,193,135.28 plus 10% of such amount minus any payments in respect of the principal amount of the EFA Obligations.

      “New MEFA” means that certain Master Equipment Loan Agreement providing a Tranche A commitment of $56,650,000 and a Tranche B commitment of $225,000,000 to be entered into as of November 12, 2002 by certain subsidiaries of NII Holdings and Motorola Credit Corporation, together with all guaranty agreements, collateral documents and other documents, instruments and agreements now or hereafter evidencing or securing the whole or any part of the New MEFA, including any documents evidencing, securing or guaranteeing any complete, partial or successive refunding, refinancing thereof or replacement of the New EFA and any amendments, modifications, renewals or extensions of any of the foregoing (other than those relating to New EFA and executed by its borrowers or guarantors) (the “MEFA Documents”). At no time after November 12, 2002 shall the outstanding principal amount of the New MEFA exceed $281,650,000 plus 10% of such amount minus any permanent commitment reductions under the New MEFA or payments in respect of the principal amount of the MEFA Obligations.

      “NII Brazil” means, collectively: (1) McCaw International (Brazil) Ltd., organized under the laws of Virginia, and any successor thereto and any Subsidiary or Minority Owned Affiliate of McCaw International (Brazil), Ltd., (2) Airfone Holdings, Inc., a corporation organized under the laws of Delaware, Nextel S.A., a corporation organized under the laws of Brazil, Nextel Telecomunicaoes Ltda., a limited company organized under the laws of Brazil, H-Telecom Ltda., a limited company organized under the laws of Brazil, Promobile Telecomunicacoes Ltda., a limited company organized under the laws of Brazil, Telemobile Telecomunicacoes Ltda., a limited company organized under the laws of Brazil, Master-Tec Telecomunicacoes Industria e Comercio de Produtos Electronicos Ltda., a limited company organized under the laws of Brazil, and Telecomunicacoes Brastel S/ C Ltda., a limited company organized under the laws of Brazil, and (3) any other Subsidiary or Minority Owned Affiliate of NII Holdings incorporated or otherwise formed under the laws of Brazil or doing business in Brazil on or after November 12, 2002.

      “Note Guarantee” means the guarantee of a Guarantor under the Indenture.”

      “Offer to Purchase” means an offer by NII Holdings (Cayman) to purchase notes from the holders commenced by mailing a notice to the Trustee and each holder at its last registered address stating such disclosures as are required by law and:

(1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any note not tendered will continue to amortize original issue discount or accrue interest, as the case may be, pursuant to its terms;

(4) that, unless NII Holdings (Cayman) defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to amortize original issue discount or accrue interest on and after the Payment Date;

(5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Payment Date;

(6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the Accreted Value of notes delivered for purchase and a statement that such holder is withdrawing such holder’s election to have such notes purchased; and

(7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1.00 or integral multiples thereof; and

(8) the instructions holders must follow to properly tender their notes.

      “Officer” means, with respect to NII Holdings (Cayman) or NII Holdings, as the case may be, the following of its officers, (i) the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

      “Officers’ Certificate” means a certificate of NII Holdings (Cayman) or, if so stated in the Indenture, NII Holdings signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof. Each Officers’ Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

      “Permitted Amounts” means, at any date of determination, an amount equal to:

(1) Net Cash Proceeds of all sales of Equity Interests in NII Holdings subsequent to November 12, 2002; plus

(2) Ten percent (10%) of the Consolidated EBITDA during the period from November 12, 2002 through December 31, 2004, plus

(3) Twenty percent (20%) of the remainder of (i) Consolidated EBITDA less (ii) cumulative Capex of the Restricted Group Members during the period from January 1, 2005 through such date of determination.

      “Permitted Consolidated Leverage Ratio” means, at any time: (i) if such time occurs during the period November 13, 2003 through November 12, 2004, 5 to 1; (ii) if such time occurs during the period November 13, 2004 through November 12, 2005, 4.5 to 1; (iii) if such time occurs during the period November 13, 2005 through November 12, 2006, 4 to 1; and (iv) if such time is after November 12, 2006, 3.5 to 1.

      “Permitted Investment” means:

(1) in a Restricted Group Member other than a Restricted Affiliate (or a Person that will, upon the making of such Investment, become a Restricted Group Member or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, any Restricted Group Member, provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such Investment);

(2) in a Restricted Affiliate (or a Person that will, upon the making of such Investment, become a Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Affiliate; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Restricted Group Members on the date of such Investment), provided that any such Investment shall cease to be a Permitted Investment if such Restricted Affiliate ceases to be a Restricted Affiliate or ceases to observe any of the provisions of the covenants that are applicable to such Restricted Affiliate, provided further that if such Restricted Affiliate ceases to be a Restricted Affiliate or such Restricted Affiliate ceases to observe any of the provisions of the covenants applicable to it solely as a result of circumstances, developments or conditions beyond the control of NII Holdings (such failure to be a Restricted Affiliate or failure to observe a covenant as a result of any such circumstance, development or condition, being an “Involuntary Event”) any such Investment previously made in such Restricted Affiliate will not cease to be a Permitted Investment unless such Involuntary Event continues for 90 days;

(3) in Cash Equivalents;

(4) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(5) in stocks, obligations or securities received in satisfaction of judgments or as part of or in connection with the bankruptcy, winding up or liquidation of a Person, except if such stocks, obligations or securities are received in consideration for an Investment made in such Person in connection with or anticipation of such bankruptcy, winding up or liquidation;

(6) made pursuant to, or payments made in satisfaction of, Permitted Tower Transactions;

(7) in inventory and accounts receivable made in the ordinary course of business; and

(8) received as consideration in an Asset Sale made in compliance with Section 4.10 of the Indenture.

(9) in any guaranty by NII Holdings of Permitted Handset Obligations (as defined in the New MEFA and the new EFA).

      Notwithstanding the foregoing, the term “Permitted Investment” excludes any Investment in NII Brazil, other than pursuant to clause (6) above or an Investment in any entity referred to in the definition of NII Brazil made solely by one or more other entities referred to in the definition of NII Brazil.

      “Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are not yet due or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds provided in the ordinary course of business, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of any Restricted Group Member;

(6) Liens (including extensions and renewals thereof) upon real or personal property acquired after November 12, 2002; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with the relevant Section of the Indenture (i) to finance the cost (including the cost of design, development, construction, improvement, installation or integration) of the items of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, or (ii) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of that property and (c) any such Lien shall not extend to or cover any property or assets other than such items of property or assets and any improvements on such items;

(7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Restricted Group Members, taken as a whole;

(8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of a Restricted Group Member relating to such property or assets;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(10) Liens arising from filing Uniform Commercial Code financing statements (or substantially equivalent filings outside the United States) regarding leases other than Capitalized Leases;

(11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person is acquired by, merged into or consolidated with any Restricted Group Member; so long as such Liens were not created in contemplation of such acquisition, merger or consolidation and do not extend to or cover any property or assets of any Restricted Group Member other than the property or assets acquired;

(12) Liens in favor of any Restricted Group Member;

(13) Liens arising from the rendering of a final judgment or order against any Restricted Group Member that does not give rise to an Event of Default;

(14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect any Restricted Group Member from fluctuations in interest rates, currencies or the price of commodities;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Restricted Group Member in the ordinary course of business in accordance with the past practices of the Restricted Group Members prior to November 12, 2002;

(18) Liens on or sales of receivables;

(19) Liens on the Capital Stock of Unrestricted Subsidiaries and Unrestricted Affiliates; and

(20) Liens securing the Notes, the New MEFA, the New EFA and Guarantees of any of the foregoing.

      Notwithstanding the foregoing, except with respect to Liens (except with respect to clause (20) above, the term “Permitted Lien” shall not include any Lien to the extent such lien was created (or increased) after November 12, 2002 if such Lien secures Indebtedness or other obligations of one or more Unrestricted Subsidiaries and encumbers assets (other than Capital Stock of an Unrestricted Subsidiary) of a Restricted Group Member.

      “Permitted Tower Transaction” means (i) a payment or other Investment by NII Holdings or a restricted Group Member in a Subsidiary of NII Holdings or any Restricted Group Member, and (ii) the sale-leaseback of assets or properties (whether now owned or hereafter acquired) by a Restricted Group Member, made to enable such Subsidiary or Restricted Group Member to comply with obligations and commitments under a sale-leaseback tower transaction (including, without limitation, any build-to suit arrangement entered into in connection with such sale leaseback) entered into by or on behalf of any one or more of NII Holdings’ Subsidiaries or Restricted Group Members, which transaction has been determined to be in the best interests of NII Holdings by its Board of Directors, as evidenced by a resolution of the Board of Directors and an Officers’ Certificate of NII Holdings.

      “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

      “principal” of a debt security, including the notes, means the principal amount due on the Stated Maturity of such debt security.

      “Redeemable Stock” means any class or series of Equity Interest of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise is or upon the happening of an event could be:

(1) required to be redeemed or repurchased prior to the one-year anniversary of the Stated Maturity of the principal of the notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to such one-year anniversary of the Stated Maturity of the principal of the notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to such one-year anniversary of the Stated Maturity of the principal of the notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the one-year anniversary of the Stated Maturity of the principal of the notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.10 of the Indenture and Section 4.11 of the Indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to NII Holdings (Cayman)’s repurchase of such notes as are required to be so repurchased pursuant to Section 4.10 of the Indenture and Section 4.11 of the Indenture.

      “Redemption Date”, when used with respect to any note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

      “Redemption Price”, when used with respect to any note to be redeemed, means the price at which such note is to be redeemed pursuant to the Indenture.

      “Reference Period” means the beginning of the four-quarter period preceding the Transaction Date through the Transaction Date.

      “Restricted Affiliate” means NII Holdings, NII Holdings (Cayman), Ltd., Nextel International (Services), Ltd, Nextel International Investment Company, McCaw International (Brazil), Ltd., Airfone Holdings, Inc., Nextel International (Mexico), Ltd., Nextel International (Peru) LLC, Nextel International Uruguay, Inc., Nextel del Peru S.A., Transnet del Peru S.R.L., Comunicaciones Nextel de Mexico, S.A. de C.V., Sistemas de Comunicaciones Troncales, S.A. de C.V., Radiophone, S.A. de C.V., Prestadora de Servicios de Radiocomunicacion, S.A. de C.V., Fonotransportes Nacionales, S.A. de C.V., Servicios Protel, S.A. de C.V., Nextel de Mexico, S.A. de C.V., Teletransportes Integrales, S.A. de C.V., Servicios de Radiocomunicacion Movil de Mexico, S.A. de C.V., Multifon, S.A. de C.V., Nextel S.A., Nextel Telecomunicaçoes Ltda., Promobile Telecomunicaçoes Ltda., Telemobile Telecomunicaçoes Ltda., Master-Tec Telecomunicaçoes Industria e Comercio de Produtos Electronicos Ltda., Telecomunicaçoes Brastel S/ C Ltda., Inversiones Nextel de Mexico, S.A. de C.V. and any direct or indirect Minority Owned Affiliate of NII Holdings that has been designated by the Board of Directors of NII Holdings (as the case may be) as a Restricted Affiliate based upon a good faith determination by such Board of Directors that NII Holdings has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from Incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the Indenture that are applicable to Restricted Affiliates; provided that immediately after giving effect to such designation (x) the Liens and Indebtedness of such Minority Owned Affiliate outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture and (y) no Default or Event of Default shall exist. NII Holdings will be required to deliver an Officers’ Certificate of NII Holdings to the Trustee upon designating any Minority Owned Affiliate as a Restricted Affiliate.

      “Restricted Group Members” means collectively, NII Holdings (Cayman), NII Holdings, each Restricted Subsidiary of NII Holdings (Cayman) or NII Holdings, each Restricted Affiliate and each Restricted Subsidiary of a Restricted Affiliate.

      “Restricted Subsidiary” means any Subsidiary of NII Holdings (Cayman) or NII Holdings other than an Unrestricted Subsidiary.

      “Securities Act” means the Securities Act of 1933, as amended.

      “S&P” means Standard & Poor’s Credit Market Services, a division of The McGraw Hill Companies, Inc., and its successors.

      “Stated Maturity” means, with respect to any debt security, (1) the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and (2) with respect to any scheduled installment of principal or interest on any debt security, the date specified in such debt security as the fixed date on which any scheduled installment of principal of or interest is due and payable.

      “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, and (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person or one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

      “TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb), as in effect on the date the Indenture was executed.

      “Trade Payables” means, with respect to any Person, (i) the deferred and unpaid purchase price of subscriber units so long as the purchase price is due no later than 365 days after taking delivery and title thereto, and (ii) any accounts payable or any other indebtedness or monetary obligation to trade creditors not more than 90 days past due, created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Transaction Date” means, with respect to the Incurrence of any Indebtedness by any Restrictive Group Member, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

      Trustee” means Wilmington Trust Company, until a successor replaces it (or any previous successor) in accordance with the provisions of the Indenture and thereafter means such successor.

      “Unrestricted Affiliate” means any Minority Owned Affiliate of NII Holdings other than a Restricted Affiliate.

      “Unrestricted Subsidiary” means (1) Nextel International (Argentina), Ltd., Nextel Communications Argentina S.A., Centennial Cayman Corp., Centennial Cayman Corp. Chile S.A., Multikom S.A., Nextel International (Philippines) LLC, Nextel International Asia Holdings Limited, East Holdings Limited, Emerald Investments, Inc., Foodcamp Industries and Marketing, Inc., Top Mega Enterprises Limited, Joyce Link Holdings, Ltd., Nextel Communications Philippines, Inc., Gamboa Holdings, Inc., Nextel International (Japan), Ltd, Holding Protel S.A. de C.V., H-Telecom Ltda, (2) any Subsidiary of NII Holdings that at the time of determination shall be designated an Unrestricted Subsidiary in the Indenture or by its Board of Directors in the manner provided below, and (3) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of NII Holdings may designate any Subsidiary as an Unrestricted Subsidiary provided, that a Subsidiary may not be designated as an “Unrestricted Subsidiary” unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any Restricted Group Member, (ii) immediately after giving effect to such designation on a pro forma basis, the Consolidated Leverage Ratio would not exceed certain limits, and (iii) the creditors of such Subsidiary have no direct or indirect recourse (including without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of any Restricted Group Member; and provided further that (A) any Guarantee by any Restricted Group Member of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by such Restricted Group Member in such Subsidiary at the time of such designation; (B) either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described herein under “Limitation on Restricted Payments”; (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the covenant described herein under “Limitation on Indebtedness”; and (D) the Investment resulting from operation of the penultimate sentence of this definition shall be permitted under the covenant described herein under “Limitation on Restricted Payments”, and (5) no Default or Event of Default would exist. The Board of Directors of NII Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately after giving effect to such designation (x) the Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture (y) no Default or Event of Default would exist, and (z) immediately after giving effect to such designation, on a pro forma basis, the Consolidated Leverage Ratio would not exceed certain limits. Any such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions. NII Holdings (Cayman) shall be deemed to make an Investment in each Subsidiary designated as an “Unrestricted Subsidiary” immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the Fair Market Value of the net consolidated assets of such Subsidiary on the date of such redesignation.

      “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. federal income tax considerations relevant to purchasing, owning and disposing of the notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated under the Code and administrative and judicial interpretations, all as presently in effect or proposed and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed below, and there accordingly can be no assurance that the IRS or a court will agree with the statements made or the conclusions reached herein.

      This discussion does not deal with all aspects of U.S. federal income taxation that may be important to holders of the notes, and it does not include any description of the tax laws of any state, local or foreign government. This discussion is limited to beneficial owners who hold the notes as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular purchasers that may be subject to special rules, including, without limitation, banks, holders subject to the alternative minimum tax, tax-exempt organizations, non-United States persons, including without limitation nonresident aliens subject to the tax on expatriates under Section 877 of the Code, persons having a functional currency other than the U.S. dollar, persons receiving the notes as compensation, persons holding notes in a tax-deferred or tax-advantaged account, persons who are partners, shareholders or beneficiaries of an entity that holds the notes, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, or persons deemed to sell notes under the constructive sale provisions of the Code.

      PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON THESE TAX CONSEQUENCES.

Original Issue Discount

      The notes were issued with original issue discount because interest on the notes accretes to principal for the first two years of the term of the notes, and because the original purchasers of the notes received both common stock and notes with a face value equal to the aggregate purchase price for the notes and common stock together. As a result, a holder of a note is required to include in gross income for United States federal income tax purposes as interest income an amount equal to the sum of the “daily portions,” determined on a constant yield basis, of the original issue discount for all days during the taxable year on which the holder holds the note, less the daily portion of acquisition premium, if any (see “Amortizable Bond Premium” below).

      For this purpose, the amount of original issue discount with respect to a note is equal to the excess of its “stated redemption price at maturity” over its “issue price.” For this purpose, the “issue price” is the price at which a substantial amount of the notes were initially sold to the public for money (excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler), and is determined by allocating to the notes a portion of the aggregate purchase price paid for the notes and common stock based on the relative fair market value of the notes compared to the relative fair market value of the common stock on the original issue date. We intend to take the position that the issue price of the notes was $557 per $1000 principal amount at maturity, and thus that the original issue discount of the notes equals $443 per $1000 principal amount at maturity.

      The “stated redemption price at maturity” of a note is the total of all payments to be made on the note, other than “qualified stated interest” payments. Because none of the payments on the note are “qualified stated interest”, the “stated redemption price at maturity” of a note is the total of all payments to be made on the note.

      The “daily portion” of the original issue discount is determined by allocating to each day during the taxable year in which the holder holds the notes a pro rata portion of the original issue discount attributable to the “accrual period” in which such day is included. Accrual periods with respect to a note may vary in length over the term of the note provided that no accrual period is longer than one year and each scheduled payment of interest or principal occurs on either the first or final day of an accrual period. The amount of original issue discount attributable to each accrual period is equal to the product of:

(1) the “adjusted issue price” at the beginning of such accrual period and

(2) the “yield to maturity” of the instrument stated in a manner appropriately taking into account the length of the accrual period.

      The “yield to maturity” is the discount rate that, when used in computing the present value of all payments to be made on a note, produces an amount equal to the issue price of the note. The “adjusted issue price” of a note at the beginning of an accrual period is generally defined as the issue price plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the note on or before the first day of the accrual period other than payments of qualified stated interest. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of a note is the difference between the amount payable at the maturity of the note and its adjusted issue price as of the beginning of the final accrual period.

Payments of Interest on the Notes

      Payments of interest on the notes will not be separately included in a holder’s income, but instead will be treated first as a payment of original issue discount accrued as of the date the payment is due and not allocated to prior payments and second as a payment of principal.

Effect of Optional Redemption and Mandatory Offer to Repurchase

      NII Holdings (Cayman) may redeem the notes at a price in excess of the then Accreted Value at any time during 2006 or 2007. In addition, in the event of a Change of Control (as defined above under “Description of the Notes — Certain Definitions”), NII Holdings (Cayman) will be required to offer to redeem all of the notes at 101% of Accreted Value plus accrued and unpaid interest. Under Treasury Regulations, the possibility of the redemption of the notes prior to maturity may be disregarded for purposes of determining the amount of interest or original issue discount income (or the timing of their recognition) if as of the date the notes are issued, the likelihood of the payment is remote. We intend to take the reporting position, based on all of the facts and circumstances as of the date of issuance, that the likelihood of such an optional redemption or of a Change of Control is remote and do not intend to treat such possibilities as affecting the yield to maturity of the notes. Our reporting position that there is a remote likelihood of a Change of Control is binding on each holder unless the holder explicitly discloses in a manner required by applicable Treasury Regulations that its determination is different from ours. Our reporting position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue income on its notes in excess of the daily portions of original issue discount described above. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

Amortizable Bond Premium

      In general, if a holder of a note purchases the note at a premium — that is, for an amount in excess of the amount payable upon the maturity of the note — the holder will be considered to have purchased the note with “amortizable bond premium” equal to the amount of the excess. The beneficial owner of a note may elect to amortize bond premium as an offset to interest income, and not as a separate deduction item, as it accrues under a constant yield method over the remaining term of the note. The holder’s tax basis in the note will be reduced by the amount of the amortized bond premium. Any election will apply to all debt instruments, other than instruments the interest on which is excludable from gross income, held by that holder at the beginning of the first taxable year for which the election applies or later acquired, and cannot be revoked without the consent of the IRS. Bond premium on a note held by a holder who does not elect to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the note.

      A holder of a note that is purchased at an acquisition premium (that is, at a price greater than the “adjusted issue price”, computed in accordance with the original issue discount rules above) may reduce the amount of the original issue discount otherwise includible in income with respect to the note by the “acquisition premium fraction.” The acquisition premium fraction is that fraction the numerator of which is the excess of the holder’s adjusted tax basis in the note immediately after its acquisition over the adjusted issue price of the note and the denominator of which is the excess of the remaining amounts payable under the note over the adjusted issue price of the note. Alternatively, a holder of a note that is purchased at an acquisition premium may elect to compute the original issue discount accrual on the note by treating the purchase as a purchase of the note at original issuance, treating the purchase price as the issue price, and applying the original issue discount rules described above.

Market Discount

      A holder receives a “market discount” if he purchases a note on issuance for an amount below the issue price (i.e., the price at which a substantial amount of notes were sold to persons other than bond houses, brokers or similar persons, or organizations acting in the capacity of underwriter, placement agent, or wholesaler), or, in the case of a subsequent purchase, for an amount below the adjusted issue price on the date of purchase (as determined in accordance with the original issue discount rules above). Under the market discount rules, subject to a de minimis exception, a holder is required to treat any partial principal payment on, or any gain from the sale, exchange, retirement or other taxable disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, a holder that disposes of a note with market discount in certain otherwise nontaxable transactions must include accrued market discount as ordinary income as if such holder had sold the note at its then fair market value. Further, the holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. Any market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue such discount using a constant interest rate method.

      Alternatively, a taxpayer may elect to include market discount income in income currently either ratably or under the constant interest rate method. If this election is made, the holder’s basis in the note will be increased on a periodic basis to reflect the amount of income recognized, thereby reducing any gain or increasing any loss on a sale or other taxable disposition, and the rules described above regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Total Accrual Election

      As an alternative to separately accruing stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount, unstated interest, premium, and acquisition premium, a holder of a note may elect to include all income that accrues on the note using a constant yield method. If a holder makes this election, interest income on a note will be calculated as though:

•	the issue price of the note were equal to the holder’s adjusted basis in the note immediately after its acquisition by the holder;

•	the note were issued on the holder’s acquisition date; and

•	none of the interest payments on the note were “qualified stated interest.”

      A holder may make this election for a note that has premium or market discount, respectively, only if the holder makes, or has previously made, an election to amortize bond premium or to include market discount in income currently. See “— Market Discount” and “— Amortizable Bond Premium.”

Disposition of Notes

      A holder will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement and the tax basis of the note. A holder’s adjusted tax basis in a note will be its cost, increased by the amount of any original issue discount, market discount and gain previously included in income with respect to the note, and reduced by the amount of any payment on the note that is not qualified stated interest and the amount of bond premium previously amortized with respect to the note. The gain or loss will be capital gain or loss except to the extent attributable to OID not previously accrued, accrued but unpaid interest, or as described above under “—Market Discount”, and will be long-term capital gain or loss if the note was held for more than one year. In addition, if there was an intention to call a note before maturity, any gain, up to the amount of original issue discount on the note that has not accrued at the time of the payment in full of the note will be treated as ordinary income. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is currently 20%. The deductibility of capital losses is subject to limitations.

Information Reporting And Backup Withholding Of Taxes

      We are required to report annually to the IRS, and to each holder of a note, the amount of original issue discount on the notes and the amount withheld for federal income taxes for each calendar year, except as to exempt recipients which are generally corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status. Each holder of a note, other than holders owners who are not subject to the reporting requirements, will be required to provide, under penalty of perjury, a certificate containing the holder’s name, address, correct federal taxpayer identification number, and a statement that the holder is not subject to backup withholding. Should a non-exempt holder fail to provide the required certification or should the IRS notify us that the holder has provided an incorrect federal taxpayer identification number or is otherwise subject to backup withholding, we will be required to withhold, or cause to be withheld, a percentage of the interest otherwise payable to the holder, and remit the withheld amounts to the IRS as a credit against the holder’s federal income tax liability. The applicable withholding percentage is currently 30 percent and will be reduced to 29 percent on January 1, 2004 and 28 percent on January 1, 2006. The withholding percentage is currently scheduled to increase to 31% beginning January 1, 2011.

LEGAL MATTERS

      Certain U.S. legal matters regarding the common stock of NII Holdings being issued pursuant to this prospectus and the guarantees of the notes issued by NII Holdings (Cayman), Inc. being offered pursuant to this prospectus of Nextel International (Services), Ltd, NII Funding Corp., McCaw International (Brazil), Ltd., Airfone Holdings, Inc., Nextel International (Mexico), Ltd., Nextel International (Peru) LLC, and Nextel International Uruguay, Inc., will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. Certain matters under the laws of the Cayman Islands relating to the notes and the guarantees of the notes by Nextel International (Peru) LLC and Nextel International (Indonesia) LLC will be passed upon by Maples and Calder, Grand Cayman, Cayman Islands. Certain matters under the laws of Peru relating to the guarantees of the notes by Nextel del Peru, S.A. and Transnet del Peru, S.R.L. will be passed upon by Miranda & Amado, Lima, Peru. Certain matters under the laws of Mexico relating to the guarantees of the notes by Comunicaciones Nextel de Mexico, S.A. de C.V., Sistemas de Comunicaciones Troncales, S.A. de C.V., Radiophone, S.A. de C.V., Prestadora de Servicios de Radiocomunicacion, S.A. de C.V., Fonotransportes Nacionales, S.A. de C.V., Servicios Protel, S.A. de C.V., Nextel de Mexico, S.A. de C.V.

Teletransportes Integrales, S.A. de C.V., Servicios de Radiocomunicacion Movil de Mexico, S.A. de C.V., and Multifon, S.A. de C.V. will be passed upon by Gallastegui y Lozano, D.F., Mexico, Mexico. Certain matters under the laws of Brazil relating to the guarantees by Nextel S.A., Nextel Telecomunicacoes Ltda., Promobile Telecomunicacoes Ltda., Telemobile Telecomunicacoes Ltda., Master-Tec Telecomunicacoes Industria e Comercio de Produtos Electronicos Ltda., and Telecomunicacoes Brastel S/C Ltda, will be passed upon by Pinheiro Neto — Advogados, São Paulo, Brazil.

EXPERTS

      The consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 and the related financial statement schedules included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to conditions that raise substantial doubt about NII Holdings’ ability to continue as a going concern, the adoption of Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” in 2000 and NII Holdings’ reorganization under Chapter 11 of the United States Bankruptcy Code) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the offering (file no. 333-                  ). As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information contained in the registration statement. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the notes or the common stock. For further information about us and the offerings and the material contracts and other documents described in this prospectus, you can read the registration statement and the exhibits and financial statement schedules filed with the registration statement.

      We are currently subject to some the informational reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information with the Securities and Exchange Commission.

      You can inspect the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information we file with the Securities and Exchange Commission, without charge, at the Public Reference Room of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of all or any portion of these filings from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission’s Web site (http://www.sec.gov).

NII HOLDINGS, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

NII HOLDINGS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

     NII HOLDINGS, INC.

      We have audited the accompanying consolidated balance sheets of NII Holdings, Inc. and subsidiaries (NII Holdings, formerly known as Nextel International, Inc.), formerly a substantially wholly owned subsidiary of Nextel Communications, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed on page F-1. These consolidated financial statements and financial statement schedules are the responsibility of NII Holdings’ management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NII Holdings, Inc. and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

      The accompanying consolidated financial statements for the year ended December 31, 2001 have been prepared assuming that NII Holdings will continue as a going concern. As discussed in notes 1, 2 and 3 to the consolidated financial statements, NII Holdings was previously in default under certain of its outstanding senior redeemable notes and bank and vendor credit facilities, which resulted in all outstanding senior redeemable notes and bank and vendor credit facilities being classified in current liabilities. Accordingly, NII Holdings’ current liabilities significantly exceed its current assets. As further discussed in note 1 to the consolidated financial statements, NII Holdings required additional funding to continue its operations. Such conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in note 1 to the consolidated financial statements, NII Holdings, Inc. and subsidiaries adopted the provisions of Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” in 2000.

      As discussed in note 16 to the consolidated financial statements, NII Holdings emerged from reorganization under Chapter 11 of the United States Bankruptcy Code on November 12, 2002.

DELOITTE & TOUCHE LLP

McLean, Virginia

March 19, 2002 (December 16, 2002 as to paragraphs 43, 44 and 45 of note 1 and note 16)

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED BALANCE SHEETS

As of December 31, 2001 and 2000
(in thousands)

	2001	2000

ASSETS
Current assets
Cash and cash equivalents	$250,250	$473,707
Restricted cash	84,041	145
Accounts receivable, less allowance for doubtful accounts of $24,277 and $22,163	116,819	73,178
Handset and accessory inventory	24,486	26,724
Prepaid expenses and other	75,506	86,200

Total current assets	551,102	659,954
Property, plant and equipment, net	350,001	1,070,127
Investments	—	357,610
Intangible assets, net	227,551	978,140
Other assets	115,766	127,395

	$1,244,420	$3,193,226

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$129,800	$65,638
Accrued expenses and other	233,306	151,435
Accrued interest	58,131	44,581
Due to related parties	139,871	129,636
Current portion of long-term debt, including $1,274,462 and $11,111 due to related parties (note 3)	2,665,144	34,149

Total current liabilities	3,226,252	425,439
Long-term debt, including $0 and $417,761 due to related parties	—	2,485,134
Deferred income taxes	15,134	174,178
Deferred revenues	25,184	26,871

Total liabilities	3,266,570	3,111,622
Commitments and contingencies (notes 3, 4, 10 and 13)
Stockholders’ (deficit) equity
Series A exchangeable redeemable preferred stock, 11 and 6 shares issued and outstanding; accreted liquidation preference of $1,187,569 and $567,953	1,050,300	550,300
Common stock, class B, 271,037 shares issued, 270,382 and 271,025 shares outstanding	271	271
Paid-in capital	934,948	941,921
Accumulated deficit	(3,774,497)	(1,277,176)
Treasury stock, at cost, 655 and 12 shares	(3,275)	(62)
Deferred compensation, net	(903)	(5,173)
Accumulated other comprehensive loss	(228,994)	(128,477)

Total stockholders’ (deficit) equity	(2,022,150)	81,604

	$1,244,420	$3,193,226

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001, 2000 and 1999
(in thousands, except per share amounts)

	2001	2000	1999

Operating revenues	$679,595	$330,209	$124,364

Operating expenses
Cost of revenues (exclusive of depreciation shown seperately below)	335,548	182,160	96,199
Selling, general and administrative	443,898	280,822	191,015
Impairment, restructuring and other charges (note 2)	1,746,907	—	—
Depreciation	171,108	117,808	81,594
Amortization	63,448	43,110	26,497

	2,760,909	623,900	395,305

Operating loss	(2,081,314)	(293,691)	(270,941)

Other income (expense)
Interest expense	(299,968)	(248,922)	(179,604)
Interest income	13,373	22,157	8,442
Realized (losses) gains on investments	(151,291)	239,467	—
Foreign currency transaction losses, net	(69,854)	(25,273)	(60,793)
Equity in gains (losses) of unconsolidated affiliates	9,640	(53,874)	(31,469)
Minority interest in losses of subsidiaries	—	6,504	19,314
Other (expense) income, net	(3,803)	4,635	(5,112)

	(501,903)	(55,306)	(249,222)

Loss before income tax benefit (provision)	(2,583,217)	(348,997)	(520,163)
Income tax benefit (provision)	85,896	(68,209)	17

Net loss	(2,497,321)	(417,206)	(520,146)
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	(61,334)	—

Loss attributable to common stockholders	$(2,497,321)	$(478,540)	$(520,146)

Loss per share attributable to common stockholders, basic and diluted	$(9.22)	$(1.93)	$(2.37)

Weighted average number of common shares outstanding	270,750	248,453	219,359

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For The Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	Series A				Class B
	Preferred Stock		Common Stock		Common Stock				Treasury Stock
							Paid-in	Accumulated			Deferred
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Compensation

Balance, January 1, 1999	1	$98,886	219,142	$396,574	—	$—	$—	$(339,824)	—	$—	$—
Net loss	—	—	—	—	—	—	—	(520,146)	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of series A exchangeable redeemable preferred stock to parent	2	200,000	—	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	1,198	2,827	—	—	—	—	—	—	—

Balance, December 31, 1999	3	298,886	220,340	399,401	—	—	—	(859,970)	—	—	—
Net loss	—	—	—	—	—	—	—	(417,206)	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—
Available- for-sale securities:
Unrealized holding gains arising during the year	—	—	—	—	—	—	—	—	—	—	—
Reclassification adjustments for gains included in net loss, net of taxes of $100,872	—	—	—	—	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of series A exchangeable redeemable preferred stock to parent	8	777,985	—	—	—	—	—	—	—	—	—
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	61,334	—	(61,334)	—	—	—	—	—	—	—
Issuance of common stock:
Conversion of series A exchangeable redeemable preferred stock at accreted liquidation preference value	(5)	(587,905)	49,682	587,905	—	—	—	—	—	—	—
Exercise of stock options and warrants	—	—	1,015	1,725	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	(12)	—	—	—	—	—	12	(62)	—
Deferred compensation	—	—	—	4,773	—	—	3,045	—	—	—	(5,173)
Tax benefits on exercise of stock options	—	—	—	—	—	—	6,677	—	—	—	—
Conversion of common stock to class B common stock	—	—	(271,025)	(932,470)	271,025	271	932,199	—	—	—	—

Balance, December 31, 2000	6	550,300	—	—	271,025	271	941,921	(1,277,176)	12	(62)	(5,173)
Net loss	—	—	—	—	—	—	—	(2,497,321)	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—
Available- for-sale securities:
Unrealized holding losses arising during the year	—	—	—	—	—	—	—	—	—	—	—
Reclassification adjustments for losses included in net loss, net of taxes of $0	—	—	—	—	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of series A exchangeable redeemable preferred stock to parent	5	500,000	—	—	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(643)	—	—	—	643	(3,213)	—
Deferred compensation and other	—	—	—	—	—	—	(6,973)	—	—	—	4,270

Balance, December 31, 2001	11	$1,050,300	—	$—	270,382	$271	$934,948	$(3,774,497)	655	$(3,275)	$(903)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated Other
	Comprehensive Income
	(Loss)

	Unrealized	Cumulative
	Gain (Loss)	Translation
	on Investments	Adjustment	Total

Balance, January 1, 1999	$(35,688)	$(24,050)	$95,898
Net loss	—	—	(520,146)
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	(113,539)	(113,539)
Unrealized gain on available-for-sale securities	155,370	—	155,370

Total comprehensive loss			(478,315)

Issuance of series A exchangeable redeemable preferred stock to parent	—	—	200,000
Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	2,827

Balance, December 31, 1999	119,682	(137,589)	(179,590)
Net loss	—	—	(417,206)
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	3,340	3,340
Available- for-sale securities:
Unrealized holding gains arising during the year	28,284	—	28,284
Reclassification adjustments for gains included in net loss, net of taxes of $100,872	(142,194)	—	(142,194)

Total comprehensive loss			(527,776)

Issuance of series A exchangeable redeemable preferred stock to parent	—	—	777,985
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	—	—
Issuance of common stock:
Conversion of series A exchangeable redeemable preferred stock at accreted liquidation preference value	—	—	—
Exercise of stock options and warrants	—	—	1,725
Purchase of treasury stock	—	—	(62)
Deferred compensation	—	—	2,645
Tax benefits on exercise of stock options	—	—	6,677
Conversion of common stock to class B common stock	—	—	—

Balance, December 31, 2000	5,772	(134,249)	81,604
Net loss	—	—	(2,497,321)
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	(94,745)	(94,745)
Available- for-sale securities:
Unrealized holding losses arising during the year	(197,859)	—	(197,859)
Reclassification adjustments for losses included in net loss, net of taxes of $0	192,087	—	192,087

Total comprehensive loss			(2,597,838)

Issuance of series A exchangeable redeemable preferred stock to parent	—	—	500,000
Purchase of treasury stock	—	—	(3,213)
Deferred compensation and other	—	—	(2,703)

Balance, December 31, 2001	$—	$(228,994)	$(2,022,150)

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999

Cash flows from operating activities:
Net loss	$(2,497,321)	$(417,206)	$(520,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt financing costs and accretion of senior redeemable notes	187,302	137,633	133,019
Depreciation and amortization	234,556	160,918	108,091
Provision for losses on accounts receivable	40,902	16,115	33,219
Foreign currency transaction losses, net	69,854	25,273	60,793
Equity in (gains) losses of unconsolidated affiliates	(9,640)	53,874	31,469
Minority interest in losses of subsidiaries	—	(6,504)	(19,314)
Asset impairment charges	1,741,007	—	8,950
Realized losses (gains) on investments	151,291	(239,467)	—
Deferred income tax (benefit) provision	(131,005)	88,538	(24)
Stock-based compensation	(17)	2,645	829
Other, net	5,848	(3,737)	—
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(80,339)	(58,733)	(21,013)
Handset and accessory inventory	1,466	(11,193)	15,729
Prepaid expenses and other assets	1,631	(51,962)	(3,640)
Accounts payable, accrued expenses and other	152,464	92,040	8,207

Net cash used in operating activities	(132,001)	(211,766)	(163,831)

Cash flows from investing activities:
Capital expenditures	(644,977)	(368,732)	(144,976)
Payments for acquisitions, purchases of licenses and other	(35,183)	(409,152)	(38,406)
Payments for investments in and advances to affiliates, net	—	(1,582)	—
Net proceeds from sale of available-for-sale securities	139,080	—	—
Net proceeds from sale of unconsolidated affiliate	3,500	—	—
Purchase of short-term investments	—	(154,374)	—
Proceeds from maturities and sales of short-term investments	—	154,374	—
Other	1,390	784	(1,933)

Net cash used in investing activities	(536,190)	(778,682)	(185,315)

Cash flows from financing activities:
Proceeds from issuance of series A exchangeable redeemable preferred stock to parent	500,000	692,686	200,000
Issuance of debt securities	—	641,043	—
Borrowings under long-term credit facilities and other	—	56,650	132,924
Repayments under long-term credit facilities and other	(34,149)	(34,440)	(16,198)
Increase in restricted cash	(26,524)	(145)	—
Borrowings from parent, net	9,899	13,867	8,847
Purchase of treasury stock	(3,213)	(62)	—
Capital contributions from minority stockholders	—	6,223	17,035
Debt financing costs	—	(16,753)	—
Proceeds from exercise of stock options and warrants	—	1,725	1,997

Net cash provided by financing activities	446,013	1,360,794	344,605

Effect of exchange rate changes on cash and cash equivalents	(1,279)	3,333	(16,547)

Net (decrease) increase in cash and cash equivalents	(223,457)	373,679	(21,088)
Cash and cash equivalents, beginning of year	473,707	100,028	121,116

Cash and cash equivalents, end of year	$250,250	$473,707	$100,028

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Operations and Significant Accounting Policies

      Operations. NII Holdings, formerly known as Nextel International, Inc., was an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. See note 16 for a summary of significant subsequent events affecting our capital structure. We provide wireless communications services targeted at meeting the needs of business customers in selected international markets. We are designing our digital wireless networks to support multiple wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct ConnectR service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and Java™ enabled business applications, which are marketed as “Nextel OnlineSM” services; and

•	international roaming capabilities, which are marketed as “Nextel WorldwideSM”.

      Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. In addition, as of December 31, 2001, we owned, directly and indirectly, a 59.1% interest in a digital mobile services provider in the Philippines, which we subsequently sold during 2002 (see note 16).

      In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We cannot be sure that we will be successful in achieving our cash conservation targets. Even if we are successful in implementing our revised business plan, we required additional funding to continue our operations beyond the third quarter of 2002. There can be no assurance that we will be successful in raising sufficient additional funds to finance our operations on a timely basis or at all. In connection with the implementation of this plan and our decision to discontinue funding to our Philippine operating company, during 2001 we recorded non-cash pre-tax impairment charges of $1,741.0 million in accordance with Statement of Financial Accounting Standards, or SFAS, No. 121 and pre-tax restructuring and other charges of $5.9 million during 2001. See note 2, “Impairment, Restructuring and Other Charges.”

      Since debt service payments were a significant portion of our current and future commitments and because we did not believe that funds generated from our operating activities or realistically available from other sources had been sufficient to meet our expected commitments, we were reviewing various alternatives to restructure our outstanding indebtedness. See note 16 for a summary of our reorganization under Chapter 11 of the United States Bankruptcy Code.

      Going Concern. A fundamental principle of the preparation of financial statements in accordance with accounting principles generally accepted in the United States is the assumption that an entity will continue in existence as a going concern, which contemplates continuity of operations and the realization of assets and settlement of liabilities occurring in the ordinary course of business. This principle is applicable to all entities except for entities in liquidation or entities for which liquidation appears imminent. In accordance with this requirement, our policy is to prepare our consolidated financial statements on a going concern basis unless we intend to liquidate or have no other alternative but to liquidate. As a result of our defaults under some of our senior redeemable notes and bank credit facilities and cross-default provisions included in all of our senior redeemable notes and bank and vendor credit facilities, our current liabilities significantly exceed our current assets, which raised substantial doubt about our ability to continue as a going concern. While we have prepared our financial statements on a going concern basis, if we had been unable to successfully restructure our debt and did not receive additional funding, our ability to continue as a going concern would have been impacted. Therefore, we may not be able to realize our assets and settle our liabilities in the ordinary course of business. While we have written down the carrying values of our long lived assets in accordance with SFAS No. 121, our consolidated financial statements do not reflect any adjustments that might specifically result from the outcome of this uncertainty or our debt restructuring activities.

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results to be reported in future periods could differ from those estimates.

      We are subject to the laws and regulations governing telecommunication services in effect in each of the countries in which we operate. These laws and regulations can have a significant influence on our results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the countries. We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions used to prepare our financial statements accordingly.

      Principles of Consolidation. The consolidated financial statements include the accounts of NII Holdings, Inc. and our majority owned subsidiaries. Our decision to consolidate an entity is based on our direct and indirect ownership of a majority interest in the entity. While we owned a direct and indirect majority interest in all of our operating companies as of December 31, 2001, as a result of our defaults under our debt obligations, lenders under the affected facilities were each free to pursue the respective remedies available to them, including, in the case of our vendor and bank financing facilities, seizing our pledged stock of our operating companies. See note 3 for more information about our defaults. We have eliminated all significant intercompany transactions and balances in consolidation. Our majority owned subsidiaries consist of:

	Effective
	Ownership as of
	December 31,

	2001	2000

Comunicaciones Nextel de México, S.A. de C.V.	100.0%	100.0%
Nextel Argentina S.R.L.	100.0%	100.0%
Nextel Telecomunicações Ltda. (Brazil)	100.0%	100.0%
Nextel del Peru, S.A.	100.0%	100.0%
Comunicaciones Multikom Limitada (Chile)	100.0%	100.0%
Centennial Cayman Corporation Chile Limitada	100.0%	100.0%
Nextel Communications Philippines, Inc.	59.1%	51.1%

      We refer to our majority owned subsidiaries with reference to the countries in which they operate, such as Nextel Argentina, Nextel Brazil, Nextel Mexico, Nextel Peru and Nextel Philippines.

      We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have a controlling interest.

      The accounts of our consolidated foreign subsidiaries are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      Foreign Currency. Results of operations for our non-U.S. subsidiaries and affiliates are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are reported as other comprehensive (loss) income.

      During 2001 and 1999, the Brazilian currency, the real, significantly decreased in value relative to the U.S. dollar. As a result, we recorded a pre-tax charge of about $62.5 million for 2001 and $57.0 million for 1999 in our consolidated statements of operations, related to foreign currency transaction losses associated with our Brazilian operations. In addition, during 2001 and 1999 we recorded negative translation adjustments of about $114.9 million and $126.5 million as other comprehensive loss in stockholders’ (deficit) equity based on the applicable exchange rates.

      The effects of changes in exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are of a long-term investment nature are reported as part of the cumulative foreign currency translation adjustment in our consolidated financial statements.

      In August 2001, we determined that a portion of the U.S. dollar denominated intercompany loans to Nextel Brazil are of a long-term investment nature. Impacts of changes in the Brazilian real to the U.S. dollar exchange rate on the portion of the loans determined to be long-term are now reported as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. Prior to August 2001, the effects of changes in exchange rates on all intercompany loans to Nextel Brazil were reported as foreign currency transaction (losses) gains, net in our consolidated statements of operations.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. A portion of our cash and cash equivalents held by Nextel Brazil and Nextel Argentina is not available to fund any of the cash needs of NII Holdings or any of our other subsidiaries due to debt covenants contained in agreements related to those operations. The portion of our cash and cash equivalents limited for use in Nextel Brazil and Nextel Argentina was $22.3 million at December 31, 2001 and $37.1 million at December 31, 2000.

      Restricted Cash. Restricted cash represents cash that we placed in escrow to fund some debt obligations, which is not available to fund any of the other cash needs of NII Holdings or any of our subsidiaries.

Supplemental Cash Flow Information.

	Year Ended December 31,

	2001	2000	1999

	(in thousands)
Capital expenditures
Cash paid for capital expenditures, including capitalized interest	$644,977	$368,732	$144,976
Change in capital expenditures accrued and unpaid or financed, including accreted interest capitalized	22,854	225,205	38,901

	$667,831	$593,937	$183,877

Interest costs
Interest expense	$299,968	$248,922	$179,604
Interest capitalized	42,927	26,513	10,434

	$342,895	$275,435	$190,038

Acquisitions
Fair value of assets acquired	$—	$603,876	$—
Less liabilities assumed	—	(95,866)	—
Less cash acquired	—	(3,468)	—

	$—	$504,542	$—

Cash paid for interest	$142,043	$82,131	$19,510

Cash paid for income taxes	$2,785	$1,780	$2,624

Cash received from sales placed directly into escrow	$57,372	$—	$—

Credit for equipment purchases received in exchange for sale of ownership interest in NEXNET	$6,500	$—	$—

Borrowings under long-term credit facilities to fund debt financing costs	$—	$—	$2,575

      Prepaid Expenses and Other. Prepaid expenses and other include refundable value added taxes of $20.7 million at December 31, 2001 and $35.8 million at December 31, 2000.

      Handset and Accessory Inventory. We value handsets and accessories at the lower of cost or market. We determine cost by the weighted average method. We expense handset costs in excess of the revenue generated from the handset sales, which we refer to as handset subsidies, at the time of sale. We do not recognize the expected handset subsidy prior to the point of sale because we expect to recover the handset subsidy through service revenues. See “Customer Related Direct Costs” below for additional information.

      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation using the straight-line method based on estimated useful lives of 3 to 20 years for digital mobile network equipment and software and 3 to 10 years for office equipment, furniture and fixtures, and other. We amortize leasehold improvements over the shorter of the lease terms or the useful lives of the improvements.

      Construction in progress includes labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of our digital wireless networks. Assets under construction are not depreciated until placed into service. We capitalize interest that is applicable to the construction of, and significant improvements to, our digital mobile network equipment.

      We periodically review the depreciation method, useful lives and estimated salvage value of our property, plant and equipment and revise those estimates if current estimates are significantly different from previous estimates.

      Investments. We classify investments in marketable equity securities as available-for-sale as of the balance sheet date and report them at fair value. We record unrealized gains and losses, net of income tax, as other comprehensive (loss) income. We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, on available-for-sale securities in realized (losses) gains on investments. We record investments in privately held companies at cost, adjusted for other-than-temporary declines in value, if any, because they do not have readily determinable fair values.

      We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment.

      Intangible Assets. We amortize our intangible assets using the straight-line method over the estimated period benefited. We amortize all of our licenses and goodwill over their estimated useful lives of 20 years. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time. The licenses are generally renewable provided the licensee has complied with applicable rules and policies. We intend to comply and believe we have complied with these standards in all material respects.

      We amortize our debt financing costs as interest expense over the term of the underlying obligations. We amortize customer lists, which we generally acquire through business combinations and which may include both digital and analog customers, over their respective estimated useful lives, generally two years.

      Valuation of Long-Lived Assets. We review long-lived assets such as property, plant and equipment, identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value and carrying value of the asset. See note 2, “Impairment, Restructuring and Other Charges,” for a description of asset impairment charges recognized during 2001.

      Revenue Recognition. Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone, digital two-way radio and other services and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

      We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage and long-distance revenue at contractual rates per minute as minutes are used. We recognize revenue from accessory sales when title passes upon delivery of the accessory to the customer. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses.

      We recognize revenue from handset sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer has taken title. Our wireless service is essential to the functionality of our handsets due to the fact that the handsets can, with very limited exceptions, only be used on our digital mobile networks. Accordingly, this multiple element arrangement is not accounted for separately.

      In January 2000, we changed our revenue and handset cost recognition policy in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” Under the prior method of accounting, we recognized sales and the related costs of handsets sold when title passed to the customer. We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000, and therefore did not restate the 1999 financial statements for the change in accounting policies related to our handset sales and cost of handset sales. This accounting change had no impact loss attributable to common stockholders or related per share amounts for any period. Had we adopted SAB No. 101 effective January 1, 1999, operating revenues would have been $117.0 million and cost of revenues would have been $88.9 million for the year ended December 31, 1999. As a result of our adoption of SAB No. 101, we recognized revenues from digital handset sales and equal amounts of cost of revenues during the following periods that are attributable to handset sales previously reported prior to 2000 as follows:

	2001	2000

	(in thousands)
Year ended December 31	$8,387	$14,357

      Customer Related Direct Costs. We recognize the costs of handset sales over the expected customer relationship periods of up to four years in amounts equivalent to the revenues recognized from handset sales. Other customer related costs in excess of the revenue generated from handset sales, such as handset subsidies, commissions, and fulfillment costs, are expensed at the time of sale as these amounts currently exceed the minimum contractual revenues. Minimum contractual revenues are currently limited to the revenue generated from handset sales as our history of enforcing cancellation fee provisions where contracts exist with terminating customers is insufficient.

      Stock-based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and comply with the disclosure provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation expense is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of the common stock and the relevant exercise price. We account for stock-based compensation to non-employees at fair value using a Black-Scholes option pricing model in accordance with the provisions of SFAS No. 123 and other applicable accounting principles.

      Advertising Costs. We expense costs related to advertising and other promotional expenditures as incurred. Advertising costs totaled about $51.2 million during 2001, $31.1 million during 2000 and $23.3 million during 1999.

      Income Taxes. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not. Our financial results are included in the consolidated tax return of Nextel Communications; however, our income tax accounts are stated as if our U.S. companies filed separate returns, which is consistent with our tax sharing agreement with Nextel Communications.

      Loss per Share Attributable to Common Stockholders, Basic and Diluted. Basic loss per share attributable to common stockholders includes no dilution and is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share attributable to common stockholders reflects the potential dilution of securities that could share in our earnings. As presented, our basic and diluted loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period and does not include other potential common shares, including shares issuable upon exercise of options, warrants or conversion rights, since their effect would be antidilutive to our losses. Our weighted average number of common shares outstanding reflects the effect of the 4-for-1 and 3-for-2 common stock splits described in note 11.

      Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.

      Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Brazil, Argentina, Mexico, and Peru. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks, and certain other aspects of our business, including the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 2001, about $912.0 million of our assets are located in Brazil, Argentina, Mexico, Peru and the Philippines. Political and economic developments in any of these countries could impact the recoverability of our assets.

      Motorola is currently our sole source for the digital mobile network equipment, software and handsets used throughout our markets. If Motorola fails to deliver system infrastructure, handsets or necessary technology improvements and enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. We expect to rely principally on Motorola or its licensees for the manufacture of our handsets and a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks for the next several years.

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that all derivatives be recognized on our balance sheet as either assets or liabilities and measured at fair value. Additionally, it requires that changes in the derivative instrument’s fair value be recognized in our statement of operations unless specific hedge accounting criteria are met. Effective January 1, 2001, we adopted SFAS No. 133. With respect to derivative instruments embedded in other contracts, we applied SFAS No. 133 to all contracts issued, acquired or substantively modified after December 31, 1998. The adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” which addresses the accounting and reporting for business combinations and broadens the criteria for recording intangible assets separate from goodwill. On July 1, 2001, we adopted SFAS No. 141, which eliminates the pooling of interest method and requires us to use the purchase method of accounting for all business combinations initiated after June 30, 2001.

      Adoption of SFAS No. 142. In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that we no longer amortize goodwill and intangible assets with indefinite useful lives, but rather test them for impairment at least annually. It also requires that we continue to amortize intangible assets that have finite lives over their estimated useful lives and that we evaluate their estimated remaining useful lives and residual values each reporting period.

      Effective January 1, 2002, we applied the provisions of SFAS No. 142 to all goodwill and intangible assets recognized on our financial statements at that date. Since we wrote off the entire balance of our goodwill as of December 31, 2001 and determined that our licenses and customer lists have finite useful lives, we were not required to and did not perform an impairment test on our intangible assets. Further, we determined that the estimated remaining useful lives and residual values of our intangible assets did not require adjustments. As a result, the adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on our financial position or results of operations.

      Had we adopted SFAS No. 142 effective January 1, 1999 and accordingly not amortized goodwill for the years ended December 31, 2001, 2000 and 1999, our net loss and basic and diluted consolidated loss per share attributable to common stock would have been as follows (in thousands, except per share amounts):

	For the Years Ended December 31,

	2001	2000	1999

Net loss as reported	$(2,497,321)	$(478,540)	$(520,146)
Add back: Amortization of goodwill	8,572	5,608	5,036

Adjusted net loss	$(2,488,749)	$(472,932)	$(515,110)
Net loss per share basic and diluted as reported	$(9.22)	$(1.93)	$(2.37)
Amortization of goodwill	.03	.02	.02

Adjusted net loss per share basic and diluted	$(9.19)	$(1.91)	$(2.35)

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations arising from the retirement of tangible long-lived assets and the associated asset retirement costs. In accordance with SOP 90-7, we will adopt SFAS No. 143 in conjunction with our application of fresh-start accounting on October 31, 2002. We are evaluating the impact of adopting SFAS No. 143 on our financial position and results of operations.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. It also broadens the presentation of discontinued operations to include more disposal transactions. The adoption of SFAS No. 144 on January 1, 2002 did not have a material impact on our financial position or results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires us to classify gains and losses from extinguishments of debt as extraordinary items only if they meet the criteria for such classification in Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” These provisions are effective January 1, 2003. Any gain or loss on extinguishment of debt classified as an extraordinary item in prior periods that does not meet the criteria for such classification must be reclassified to other income or expense. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. In accordance with SOP 90-7, we will adopt SFAS No. 145 in conjunction with our application of fresh-start accounting on October 31, 2002. We do not expect the adoption of SFAS No. 145 to have a material impact on our financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. These provisions are effective for exit or disposal activities initiated after December 31, 2002. In accordance with SOP 90-7, we will adopt SFAS No. 146 in conjunction with our application of fresh-start accounting on October 31, 2002. As a result, we will apply the provisions of SFAS No. 146 to all exit or disposal activities initiated after October 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material impact on our financial position or results of operations.

2. Impairment, Restructuring and Other Charges

      Third Quarter Impairment Charges. During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to Nextel Philippines. As a result, we performed an assessment of the carrying values of the long-lived assets related to Nextel Philippines, including property, plant and equipment, intangible assets and other long-lived assets, in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.”

      SFAS No. 121 requires that long-lived assets to be held and used be reviewed for impairment on the basis of undiscounted future cash flows before interest and that those assets be grouped at the lowest level for which there are independent identifiable cash flows. To perform our review, we grouped all of the long-lived assets of Nextel Philippines together. Our review indicated that the assets related to Nextel Philippines were impaired because the estimated undiscounted future cash flows were less than the carrying values of the assets reviewed.

      To estimate fair value of the long-lived assets related to Nextel Philippines, we used a market value-based approach as reviewed and determined to be reasonable by an independent appraiser. Based on the results of the market-based approach, we estimated the fair value of the long-lived assets related to Nextel Philippines to be about $15.2 million. As a result, during the third quarter of 2001 we wrote-down the carrying values of our long-lived assets related to Nextel Philippines to their estimated fair market values and recorded a $147.1 million pre-tax impairment charge.

      Fourth Quarter Impairment Charges. As a result of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We retained an investment banking firm to assist us in studying various strategic alternatives.

      Our revised business plan pursues a less aggressive growth strategy and reflects currently anticipated available sources of funding. Our revised business plan includes capital expenditures necessary to continue to selectively build out some of our digital mobile networks, but at slower rates. We were in discussions with our various lenders regarding the restructuring of our debt obligations (see note 16). We had been advised by Nextel Communications that it was reviewing a possible investment of up to $250.0 million. The revised business plan contemplated the restructuring of our outstanding indebtedness, the receipt of this $250.0 million of capital funding to finance capital expenditures and some operating expenses, and the continued availability of short-term handset financing. However, any additional sources of funding may only become available under specific conditions, which have not been, and may never be, satisfied. Therefore, we cannot be sure that we will receive the capital funding or the handset financing on acceptable terms, or at all.

      Under our revised business plan, we intend to focus substantially all of our available funding towards continuing the growth of Nextel Mexico’s operations. We made this decision based on Nextel Mexico’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. We plan to provide substantially less funding to our other markets, including Brazil, Argentina and Peru. Further, during the fourth quarter of 2001, we began exploring the possibility of selling Nextel Philippines. Our primary objectives with respect to our markets other than Mexico are to minimize operating costs and capital expenditures and maximize cash resources and segment earnings.

      In connection with the implementation of our revised business plan, we reviewed the long-lived assets, including property, plant and equipment, intangible assets and other long-term assets, held by each of our operating companies in accordance with SFAS No. 121. Since our receipt of additional funding is uncertain, we did not consider in our analysis the future cash flows expected to be generated by any additional funding. Our analysis indicated that all of the long-lived assets held by each of our operating companies were impaired, primarily due to our curtailed growth projections.

      With the assistance of an independent appraiser, we estimated the fair values of the long-lived assets held by our operating companies. Due to our unique wireless technology and specific spectrum holdings, comparable market prices are not readily available. As a result, fair values were derived primarily from the estimated discounted cash flows from future operations; however, we also took into consideration market-based valuations of Latin American wireless telecommunications companies to corroborate the results from the discounted cash flows approach. Our determination of fair value required us to make estimates and assumptions that significantly affect the reported amounts of long-lived assets at December 31, 2001 and the resulting impairment charges. These estimates and assumptions primarily include, but are not limited to, estimates of future cash flows, discount rates, growth rates and terminal values. Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates. The following describes the general methods and assumptions used to determine fair value:

      Discounted Cash Flows Approach: To determine fair value, we discounted the cash flows included in our revised business plan. The discount rates used represent our estimated weighted average cost of capital in each market, which reflects the overall level of inherent risk involved in our Latin American operations and the rate of return an outside investor would expect to earn.

      To estimate cash flows beyond the final year of our business plan, we used a terminal value approach. Under this approach, we used estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, in the final year of our business plan and applied multiples to determine the terminal value in each market. For each market, we incorporated the present values of the resulting terminal values into our estimates of fair value. The discount rates, EBITDA multiples and long-term growth rates used in our discounted cash flows approach were reviewed and determined to be reasonable by an independent appraiser.

      Market-Based Approach: To corroborate the results of the discounted cash flows approach, we also estimated the fair values of our long-lived assets using a market-based approach. We obtained estimates of total subscribers, total revenues, total EBITDA and enterprise values, defined as the market value of equity plus net long-term debt, of similar companies in our markets. We compared three measures of fair value to our operating companies: enterprise value per EBITDA, enterprise value per revenues and enterprise value per subscribers. The results of comparing these measures to our operating companies after making adjustments to arrive at estimated fair value of our long-lived assets were similar to the results derived from using the discounted cash flows approach. This approach was also reviewed and determined to be reasonable by an independent appraiser.

      In consultation with our outside financial advisors and an independent appraiser, we determined that the most appropriate valuation approach is based on discounted cash flows. Using the results from this approach, during the fourth quarter of 2001, we wrote-down the carrying values of the long-lived assets held by our operating companies to their estimated fair market values and recorded pre-tax impairment charges of about $1,593.9 million. We did not make any adjustments to depreciation expense recorded during the year ended December 31, 2001. The net book value of the impaired assets of $541.2 million has become the new cost basis as of December 31, 2001. We will depreciate the new cost basis of the long-lived assets over their estimated remaining useful lives.

      Restructuring and Other Charges. In connection with the fourth quarter implementation of our revised business plan, Nextel Brazil and Nextel Philippines restructured their operations to align their objectives with our less aggressive growth strategy. The restructurings included reductions to their workforces and cancellations of contracts that had been required to sustain their earlier growth expectations. As a result of these restructurings, Nextel Brazil recorded a $0.8 million restructuring charge, and Nextel Philippines recorded a $3.4 million restructuring charge. In addition, we wrote-off $1.0 million related to an information technology development project that was abandoned in connection with our revised business plan. As of December 31, 2001, we had $0.4 million of restructuring charges recorded in accrued expenses and other.

      During the fourth quarter of 2001, we retained an investment banking firm and a law firm to assist us in exploring various strategic alternatives. We incurred about $0.7 million in other costs related to these initiatives.

      Total impairment, restructuring and other charges recorded during 2001 are as follows:

	Impairment	Restructuring	Other	Total
	Charges	Charges	Charges	Charges

	(in thousands)
Argentina	$262,541	$—	$—	$262,541
Brazil	678,672	768	—	679,440
Chile	31,953	—	—	31,953
Mexico	433,945	—	—	433,945
Peru	171,590	—	—	171,590
Philippines	162,306	3,437	—	165,743
Corporate	—	1,025	670	1,695

Total	$1,741,007	$5,230	$670	$1,746,907

3. Debt

	December 31,

	2001	2000

	(dollars in thousands)
13.0% senior redeemable discount notes due 2007, net of unamortized discount of $45,988 and $155,791	$905,475	$795,672
12.125% senior serial redeemable discount notes due 2008, net of unamortized discount of $102,533 and $172,237	627,467	557,763
12.75% senior serial redeemable notes due 2010, net of unamortized discount of $8,262 and $8,765	641,738	641,235
International Motorola Equipment Financing Facility, interest payable semiannually at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 5.0% over LIBOR (8.71% to 11.21% — 2001; 11.17% to 11.93% — 2000)	225,000	225,000
International Motorola Incremental Equipment Financing Facility, interest payable quarterly at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 5.0% over LIBOR (7.25% to 10.50% — 2001; 12.00% — 2000)	56,650	56,650
Brazil Motorola Equipment Financing Facility, interest payable semiannually at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 4.63% over LIBOR (8.34% to 10.84% — 2001; 10.80% to 11.56% — 2000)	100,000	100,000
Argentina Credit Facility, interest payable quarterly at adjustable rates calculated either based on the Adjusted Base Rate (ABR) or the Eurodollar rate (7.63% to 11.50% — 2001; 11.69% — 2000)	72,222	94,445
Motorola Argentina Incremental Facility, interest payable quarterly at adjusted rates calculated either based on the ABR or the Eurodollar rate (7.63% to 11.50% — 2001; 11.69% — 2000)	36,112	47,222
Other	480	1,296

Total debt	2,665,144	2,519,283
Less current portion	(2,665,144)	(34,149)

	$—	$2,485,134

      On December 31, 2001 we failed to make a scheduled principal payment of $8.3 million to the lenders under our $108.3 million Argentina credit facilities. On February 1, 2002 we failed to make our scheduled $41.4 million interest payment under our 12.75% senior serial redeemable notes due 2010. As a result of these events of default and cross-default provisions contained in our senior redeemable notes, the entire balance of unpaid principal under our 12.75% senior serial redeemable notes was subject to being declared immediately due and payable together with accrued interest. In addition, the entire balance of unpaid principal under our 13.0% senior redeemable discount notes due 2007 and our 12.125% senior serial redeemable notes due 2008 was subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration was declared under any of our other significant indebtedness, which were in default. No such acceleration occurred. As a result of these events of default and cross default provisions contained in our debt arrangements, our entire debt balance was subject to being declared immediately due and payable. We therefore classified all of our debt in current liabilities. See note 16 for a summary of our reorganization under Chapter 11 of the United States Bankruptcy Code.

      As discussed below, some of our debt facilities are secured by pledges of the stock of all of our operating subsidiaries or by a first priority lien on some of their assets. Our lenders were free to pursue these or any of their remedies under our agreements as described below.

Senior Redeemable Notes

      13.0% Senior Redeemable Discount Notes due 2007. In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit was comprised of a 13.0% senior discount note due 2007 with a principal due at maturity of $1,000 and one warrant to purchase about 2.3 shares of our class B common stock at an exercise price of $1.67 per share. The warrants expire April 15, 2007. Cash interest on the 13.0% senior discount notes does not accrue until April 15, 2002, and then is payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. Upon a change of control, as defined in the Indenture for these notes, we must make an offer to repurchase all of the outstanding 13.0% senior redeemable discount notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      12.125% Senior Serial Redeemable Discount Notes due 2008. In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior serial redeemable discount notes due 2008, generating about $387.0 million in net cash proceeds. Cash interest does not accrue until April 15, 2003, and then is payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. Upon a change of control, as defined in the Indenture for these notes, we must make an offer to repurchase all of the outstanding 12.125% senior serial redeemable discount notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      12.75% Senior Serial Redeemable Notes due 2010. In August 2000, we completed the sale of $650.0 million aggregate principal amount of our 12.75% senior serial redeemable notes due 2010, generating about $623.8 million in net cash proceeds. Cash interest is payable semiannually at a rate of 12.75% per year. We were required to make an interest payment on February 1, 2002, however we did not make this payment. Upon a change of control, as defined in the Indenture for these notes, we must make an offer to repurchase all of the outstanding 12.75% senior serial redeemable discount notes at 101.0% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated unsecured indebtedness. On February 1, 2002, we failed to make a scheduled $41.4 million interest payment under these notes. As a result, the entire balance of unpaid principal was subject to being declared immediately due and payable together with accrued interest.

Bank and Vendor Credit Facilities

      As of December 31, 2001, there were no amounts available for borrowing under our bank and vendor credit facilities.

      International Motorola Equipment Financing Facility. In February 1999, we entered into an equipment financing facility with Motorola Credit Corporation providing for $225.0 million of secured term loans primarily used to finance the cost of qualifying purchases of digital mobile network equipment and related services. As permitted by this facility, we used a portion of the available funds to repay all our previously outstanding long-term debt of Nextel Philippines. Our operating companies in Mexico, Peru, the Philippines and Japan were eligible borrowers under this facility. This facility was subsequently amended on February 19, 2001 to, among other things, limit eligible borrowers under the facility to our operating companies in Mexico, Peru and the Philippines. Amounts borrowed under this facility were originally payable in eight equal semiannual installments beginning June 30, 2001 and maturing December 31, 2004. The February 19, 2001 amendment deferred repayment until December 31, 2002 and extended the maturity to June 30, 2006. This facility was secured by, among other things, a pledge of our equity interests in the eligible borrowers and the related holding companies, and a pledge by some of the minority stockholders of their equity interests in Nextel Philippines. As a result of cross-default provisions contained in this facility, Motorola Credit was free to pursue its remedies available under this facility, which included seizing the pledged stock of our operating companies in Mexico, Peru and the Philippines. Motorola Credit provided notice of our continuing events of default under this facility.

      In March 2000, we and Motorola Credit entered into an amendment to the International Motorola Equipment Financing Facility, which, among other things, eliminated issues related to financial covenant compliance as of December 31, 1999 and provides for cure mechanisms for any future financial covenant compliance issues. This facility was also amended in July 2000 to permit the offering of the 12.75% senior serial redeemable notes.

      International Motorola Incremental Equipment Financing Facility. In December 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us. In January 2000, we borrowed the full $56.6 million available under this facility to acquire infrastructure equipment and related services from Motorola. We and Motorola Credit entered into an amendment to this facility on February 19, 2001 under which amounts borrowed under this facility mature June 30, 2003. Before this amendment, loans under this facility were to mature December 31, 2001. Loans under this facility were secured by a cash escrow account of $57.4 million, which is classified as restricted cash in our consolidated balance sheet as of December 31, 2001. As a result of cross-default provisions contained in this facility, Motorola Credit was free to pursue its remedies available under this facility, which included seizing the $57.4 million balance in our cash escrow account. Motorola Credit provided notice of our continuing events of default under this facility. This facility contained restrictive covenants similar to those contained in our equipment financing facility from Motorola Credit.

      Brazil Motorola Equipment Financing Facility. In October 1997, McCaw International (Brazil), the holding company through which we hold our Brazilian operations, and Motorola Credit entered into an equipment financing agreement under which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw International (Brazil). Loans made were used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement was originally repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000. McCaw International (Brazil) and Motorola Credit entered into an amendment to this agreement on February 19, 2001, which permitted installments due after that date to be repaid beginning December 31, 2002, with final payment due on June 30, 2005. The loans made under this agreement were secured by a first priority lien on substantially all of McCaw International (Brazil)’s assets, a pledge of all of the stock of McCaw International (Brazil) and its subsidiaries, and our guarantee of the obligations. As a result of cross-default provisions contained in this facility, Motorola Credit was free to pursue its remedies available under this facility, which included seizing the pledged assets of McCaw International (Brazil) and the pledged stock of McCaw International (Brazil) and its subsidiaries. Motorola Credit provided notice of our continuing event of default under this facility.

      Argentina Credit Facility. In February 1998, Nextel Argentina entered into a credit facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility bear interest at a rate equal to, at our option, either the ABR plus 4.0%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%, or the Eurodollar rate plus 5.0% where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate. Loans under this facility were repayable in quarterly installments from September 30, 2000 through March 31, 2003. The first nine installments were equal to 1/18 of the September 30, 2000 outstanding balance and the final installment was to be in an amount equal to the remaining balance. Borrowings under this facility were secured by a pledge of stock of, and a first priority lien on a substantial portion of the assets of, Nextel Argentina. As a result of our failure to make a scheduled principal payment of $8.3 million due December 31, 2001 under our Argentina credit facilities, of which $5.5 million relates to this Argentina credit facility, the lenders under the Argentina credit facility were free to pursue their remedies available under this facility, which included seizing our pledged stock of Nextel Argentina and all of its iDEN equipment purchased from Motorola.

      In May 1999, Nextel Argentina and the lenders under the Argentina credit facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we entered into capital subscription agreements under which we contributed equity of $84.1 million to Nextel Argentina during 1999.

      In June 2000, in conformity with our previous business plan, Nextel Argentina and the lenders under the credit facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement, which required us to make cumulative contributions totaling $218.0 million through 2000, $328.0 million through 2001 and $445.0 million through 2002, all subject to adjustment in case of specified events. The contributions were required to be either equity contributions to Nextel Argentina or cash contributions to an escrow account, which served as collateral to the Argentina credit facility and available for future equity contributions to Nextel Argentina. As of December 31, 2001, we had contributed $356.5 million of cumulative equity contributions and had a balance of $9.8 million in our cash collateral account. In connection with our default under this facility, the lenders seized the full cash balance in our collateral account of $7.9 million during February 2002.

      Motorola Argentina Incremental Facility. In May 1999, and concurrent with the then current modification of the Argentina credit facility, Motorola Credit agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Argentina credit facility for the purchase from Motorola of qualifying network equipment and related services. As a result of our failure to make a scheduled principal payment of $8.3 million due December 31, 2001, under our Argentina credit facilities, of which $2.8 million relates to this incremental facility, Motorola Credit was free to pursue its remedies available under this facility, which included seizing our pledged stock of Nextel Argentina and all of its iDEN equipment purchased from Motorola.

4. Significant Business Combinations and Investments

      Each of the acquisitions described below was accounted for under the purchase method.

      Nextel Brazil. On January 30, 1997, we purchased 81.0% of the outstanding capital stock of McCaw International (Brazil), Ltd., which is referred to as McCaw Brazil, from Telcom Ventures, LLC and various affiliated and unaffiliated investors. McCaw Brazil owned, through Nextel S.A., a 95.0% ownership interest in Nextel Brazil. Under a shareholders’ agreement among the stockholders of McCaw Brazil dated January 29, 1997, the minority stockholders, acting through Telcom Ventures, had the right to defer until April 29, 1999 the contribution of their pro rata share of any capital contributions that we made to McCaw Brazil up to that date without suffering any dilution of their ownership interest or right to receive dividends and other cash or noncash distributions. The minority stockholders ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of the shareholders’ agreement, which resulted in the proportionate dilution of their equity interest in McCaw Brazil. Consequently, our capital contributions to McCaw Brazil increased our ownership interest in McCaw Brazil to about 92.0% of contributed capital and diluted the ownership interest of the minority stockholders in McCaw Brazil to about 8.0% of contributed capital. The capital contributions, in turn, increased our ownership in Nextel Brazil, through Nextel S.A., to about 87.4%. Telcom Ventures, in its individual capacity as a member of the group of minority stockholders, disputed the resulting reduction in its ownership interest in McCaw Brazil. On August 16, 1999, we and McCaw Brazil filed a Motion for Judgment in the Circuit Court for the City of Alexandria, Virginia, against Telcom Ventures, seeking a declaration from the court that the minority stockholders’ option to make their pro rata share of capital contributions was not properly exercised.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation, an indirect wholly owned subsidiary of Motorola, in Nextel S.A. for an aggregate purchase price of about $31.1 million in cash. This purchase increased our ownership of Nextel Brazil, through Nextel S.A., from about 87.4% to about 92.0%.

      In July 2000, we entered into a purchase, release and settlement agreement with Telcom Ventures. Under that agreement, on August 4, 2000, we made a cash payment to Telcom Ventures totaling $146.0 million, received all of the equity interests held by Telcom Ventures in McCaw International (Brazil) and exchanged mutual releases with Telcom Ventures. In addition, all pending court disputes between us and Telcom Ventures were permanently dismissed. As a result, we increased our ownership interest in both Nextel Brazil and its parent to 100.0%. Additionally, all rights of Telcom Ventures in McCaw International (Brazil), including their rights to put their equity interests to us beginning in October 2001, were terminated.

      Nextel Mexico. During 2000, Nextel Mexico purchased $118.6 million of licenses to help consolidate and significantly expand our spectrum position in Mexico in key cities in which we currently operate, as well as in new service areas. During 2001, Nextel Mexico purchased an additional $27.8 million of licenses.

      Nextel Peru. In May 2000, we purchased another stockholder’s interest in Nextel Peru for about $2.8 million in cash and increased our ownership interest from about 63.5% to about 69.4%. Also in May 2000, we purchased all of the equity interests of Motorola International in Nextel Peru. This purchase increased our ownership from about 69.4% to 100.0%. We paid Motorola International an aggregate purchase price of about $30.0 million in cash for the acquisition.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Peru. At closing, we paid $20.0 million of the total purchase price of about $36.5 million. We paid an additional $15.8 million and accrued interest in August 2001. During 2001, we merged the specialized mobile radio companies we purchased from Cordillera Communications Corporation with Nextel Peru.

      Chilean Operating Companies. In May 2000, we purchased three Chilean specialized mobile radio companies from Motorola International. We paid Motorola International an aggregate purchase price of about $16.6 million in cash for the acquisition.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Chile. At closing, we paid $6.0 million of the total purchase price of about $30.0 million. The remaining $24.0 million, plus accrued interest at a rate of 8.0% per year, is due by August 2002, subject to reduction by up to $14.0 million if we are unable to obtain, on or before August 2002, the regulatory relief necessary to provide integrated digital mobile services in Chile. We have accrued $10.0 million at December 31, 2001, representing the remaining non-contingent amount due for this purchase.

      In August 2000, we entered into an agreement with Gallyas S.A. and its affiliates to acquire specialized mobile radio channels in Chile. The purchase price for the acquisition is payable partially in cash and equipment of up to $8.1 million, of which $0.8 million has been paid, and partially in shares of a new Chilean company which will hold our Chilean operations. Completion of the acquisition is subject to, among other things, receipt of the regulatory relief necessary for us to provide integrated digital mobile services in Chile and regulatory approval of the transfer of the channels to us.

      Nextel Philippines. In July 2000, we increased our direct and indirect ownership interests in Nextel Philippines from about 38.0% to about 51.1% by purchasing some of the minority owners’ equity interests for about $9.8 million. As a result of this transaction, we began consolidating Nextel Philippines late in the third quarter of 2000. Prior to July 2000, we accounted for this investment using the equity method.

      In January 2001, we increased our direct and indirect ownership interest in Nextel Philippines from about 51.1% to about 59.1% by purchasing additional minority owners’ equity interests for about $3.7 million.

      Under an agreement dated August 21, 1998 between our indirect wholly owned subsidiary and ACCRA Investments Corporation, a corporation organized under the laws of the Philippines and owned by Philippine nationals, referred to as ACCRAIN, ACCRAIN granted us a call right on its shares in Gamboa Holdings, exercisable at any time, provided that the actual purchaser of the shares is either us or a qualified purchaser in accordance with applicable Philippine foreign corporate ownership rules. Upon expiration of the agreement, ACCRAIN may put to us, or any of our qualified designees, its shares in Gamboa Holdings for about $8.0 million. This agreement was extended until August 2002. During 2002, we sold our remaining interest in Nextel Philippines (see note 16).

      Acquisitions. The total purchase price and net assets acquired for our business acquisitions completed during 2000 are presented below. There were no significant business acquisitions completed during 2001 or 1999. The direct cost of our business acquisitions and the net assets we acquired during 2000 include the effect of the consolidation of Nextel Philippines.

2000

(in thousands)
Direct cost of acquisitions	$504,542

Net assets acquired:
Working capital, net	$3,280
Property, plant and equipment	68,030
Intangible assets	502,846
Other assets	5,628
Minority interest	24,956
Deferred income taxes	(100,198)

$504,542

5. Investments

	December 31,

	2001	2000

	(in thousands)
Marketable equity securities available-for-sale	$—	$355,334
Nonmarketable equity securities, at cost	—	884
Warrant	—	1,392

	$—	$357,610

      Our percentage ownership for each of our material investments is as follows:

	Effective
	Ownership
	December 31,

	2001	2000

Equity Method Investments
NEXNET Co., Ltd.	—	32.1%
Marketable Equity Securities
TELUS Corporation	—	4.8%

      Japan. In March 2000, Nichimen Corporation, a partner in NEXNET Co., Ltd., a wireless communications services provider in Japan in which we had a minority interest, declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET to the contributing stockholders, including us. Additionally, on March 30, 2000, we purchased from Nichimen additional shares for about $0.4 million in cash. As a result of these share acquisitions, our equity ownership interest in NEXNET increased from about 21.0% to about 32.1%.

      During the third quarter of 2000, we engaged an outside consultant to advise us on how to maximize the value of our investment in NEXNET. The findings of this review were presented to us in December 2000. The review concluded, among other things, that a fundamental change was required in the specialized mobile radio regulatory framework and in NEXNET’s deployment of specialized mobile radio technology in the 1.5 GHz spectrum band. These changes were deemed necessary given the competitive landscape in the Japanese wireless market. During December 2000, we held several meetings with the regulatory entities in conjunction with the Japan Mobile Telecommunication — System Association. As a result of these meetings, we determined that the required regulatory changes could not be effected in a timely manner and that the network buildout under the existing specialized mobile radio technology would be costly and inefficient. Consequently, we notified NEXNET that we were exercising our rights under the shareholders agreement and the credit agreement, to which we are a party, by declining to honor NEXNET’s request for additional funding made December 15, 2000 and any future request to advance funds for continued investment in the existing specialized mobile radio infrastructure in Japan. As a result, we reached the conclusion that the value of our existing investment in NEXNET was not recoverable. In light of this conclusion, we recorded a one time non-cash charge included in equity in losses of unconsolidated affiliates of about $21.0 million in the fourth quarter of 2000 that represents the write off of the entire amount of our investment, including shareholder advances, in NEXNET.

      In the fourth quarter of 2001, we sold our minority interest in NEXNET to Motorola. We received a $6.5 million credit for equipment purchases from Motorola and cash proceeds of $3.5 million from a partner in NEXNET, in exchange for the forgiveness of our loans to NEXNET. We recognized a $9.6 million net pre-tax gain during the fourth quarter of 2001 as a result of this sale.

      TELUS Corporation. In October 2000, TELUS acquired Clearnet, a publicly traded Canadian company in which we owned an equity interest, for cash and stock. TELUS is a publicly traded Canadian telecommunications company that, before its acquisition of Clearnet, provided wireline, wireless data and internet communications services to western Canada. Under agreements among us, TELUS and Clearnet, we exchanged all of our Clearnet stock for non-voting shares of TELUS stock. In exchange for our 8.4 million shares of Clearnet stock, we received 13.7 million shares of TELUS stock, representing about 4.8% of the ownership interest in TELUS. We recorded a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. In accordance with SFAS No. 115, the shares of TELUS stock were recorded at their current market value in our financial statements.

      During the third quarter of 2001, in connection with our review of our investment portfolio, we recognized a $188.4 million reduction in fair value of our investment in TELUS, based on its stock price as of September 30, 2001.

      In November 2001, we completed the sale of our entire investment in TELUS. This transaction resulted in proceeds of $196.5 million to us, of which $57.4 million is classified as restricted cash on our consolidated balance sheet as of December 31, 2001 and is pledged in escrow to secure the outstanding loan under the international Motorola incremental equipment financing facility that had been previously secured by the TELUS shares. We recognized a $41.6 million pre-tax gain during the fourth quarter of 2001 as a result of this sale.

      Shanghai CCT McCaw. Until September 2000, we were an investor in Shanghai CCT McCaw Telecommunications Systems Co., Ltd., a joint venture that participated in the development of a Global System for Mobile Communications, or GSM, system in Shanghai, China through a profit sharing arrangement with China United Telecommunications Corporation, referred to as Unicom. In September 1999, Unicom advised Shanghai CCT McCaw, and all similarly situated investors in Unicom, that under a new policy of the Chinese government, all existing arrangements between Unicom and joint ventures in which foreign companies had invested needed to be terminated. On March 17, 2000, Shanghai CCT McCaw and Unicom executed a termination agreement setting forth the terms and conditions for the termination of the cooperation agreement with Unicom. In consideration for entering into this termination agreement, Shanghai CCT McCaw received about $61.3 million in cash, and we and the other joint venture participants received warrants in June 2000 to purchase shares of Unicom stock. We also received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT McCaw. On September 29, 2000, the joint venture was formally dissolved, and we received about $9.8 million in cash, representing our pro rata equity percentage interest in the joint venture. As a result, we recorded a pre-tax gain of about $6.1 million.

6. Fair Value of Financial Instruments

      We have estimated the fair value of our financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,

	2001		2000

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in thousands)
Marketable equity securities and warrant	$—	$—	$356,726	$356,726
Debt, including current portion	2,665,144	613,537	2,519,283	2,043,935

      Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, Accrued Expenses, Accrued Interest, and Due to Related Parties. The carrying amounts of these items are reasonable estimates of their fair values.

      Marketable Equity Securities and Warrant. We estimated the fair value of these securities based on quoted market prices. The fair value of our warrant to purchase shares of Unicom stock was estimated using the Black-Scholes option-pricing model. This warrant expired in June 2001. At December 31, 2000, marketable equity securities and warrant included within investments consist of the following:

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

(in thousands)
2000
Available-for-sale equity securities and warrant	$353,863	$5,137	$(2,274)	$356,726

      Debt. The fair value of our debt is based on quoted market prices for the senior notes. As our bank and vendor credit facilities do not have quoted market prices, we estimated fair value for these facilities based on current carrying values because interest rates are reset periodically. However, as a result of defaults under these facilities, other methods used to determine fair value may result in significantly different amounts. See note 3 for more information about our debt.

7. Property, Plant and Equipment

	December 31,

	2001	2000

	(in thousands)
Land	$1,846	$3,086
Leasehold improvements	30,404	25,171
Digital network equipment	139,294	668,871
Office equipment, furniture and fixtures, and other	90,256	145,090
Less accumulated depreciation and amortization	(48,435)	(194,201)

	213,365	648,017
Construction in progress	136,636	422,110

	$350,001	$1,070,127

      During 2001, we wrote down substantially all of our property, plant and equipment to their estimated fair values and recorded pre-tax asset impairment charges of $1,089.5 million. See note 2 for more information about these charges.

8. Intangible Assets

			Debt
			Financing	Customer	Other
	Licenses	Goodwill	Costs	Lists	Intangibles	Total

	(in thousands)
December 31, 2001
Gross value	$191,658	$—	$40,649	$814	$177	$233,298
Accumulated amortization	—	—	(5,747)	—	—	(5,747)

Net carrying value	$191,658	$—	$34,902	$814	$177	$227,551

December 31, 2000
Gross value	$802,558	$198,090	$45,918	$36,717	$93	$1,083,376
Accumulated amortization	(90,602)	(2,202)	(4,658)	(7,774)	—	(105,236)

Net carrying value	$711,956	$195,888	$41,260	$28,943	$93	$978,140

      During 2001, we wrote down substantially all of our intangible assets, except debt financing costs, to their estimated fair values and recorded pre-tax impairment charges of $475.6 million for licenses, $144.4 million for goodwill, $11.6 million for customer lists and $3.3 million for other intangibles. See note 2 for more information about these charges.

9. Income Taxes

      The components of the income tax benefit (provision) were as follows:

	Year ended December 31,

	2001	2000	1999

	(in thousands)
Current:
Federal	$(13,718)	$(62,484)	$—
State	(2,503)	(9,163)	—
Foreign	(26,205)	(2,518)	(3,247)
Deferred:
Foreign	128,322	5,956	3,264

Income tax benefit (provision)	$85,896	$(68,209)	$17

      The tax benefits resulting from our asset impairment charges are reflected in the deferred foreign tax benefit.

      Our income tax benefit reconciles to the amount computed by applying the U.S. statutory rate to loss before income tax (provision) benefit as follows:

	Year ended December 31,

	2001	2000	1999

	(in thousands)
Income tax benefit at statutory rate	$904,126	$122,150	$182,057
State taxes (net of federal benefit)	13,968	(455)	—
Foreign taxes	(67,699)	(2,352)	—
Nonconsolidated subsidiary adjustments	7,348	(11,508)	(11,014)
High yield discount obligations	(4,524)	(3,985)	(3,486)
Increase in valuation allowance	(342,934)	(154,970)	(150,470)
Loss on impairment charges	(377,681)	—	—
Intercompany transactions	(11,873)	—	—
Other	(34,835)	(17,089)	(17,070)

	$85,896	$(68,209)	$17

      Deferred tax assets and liabilities consist of the following:

	December 31,

	2001	2000

	(in thousands)
Deferred tax assets:
Loss carryforwards	$445,170	$234,958
Deferred interest	214,581	149,696
Intangible assets	45,867	—
Other	82,215	31,060

	787,833	415,714
Valuation allowance	(787,556)	(395,272)

	277	20,442

Deferred tax liabilities:
Intangible assets	14,180	186,133
Unrealized gain on investment	—	4,095
Other	1,231	4,392

	15,411	194,620

Net deferred tax liability	$15,134	$174,178

      At December 31, 2001, we had about $146.0 million of net operating loss carryforwards for U.S. federal income tax purposes that expire beginning in 2018 and about $146.7 million of capital loss carryforwards that expire in 2006.

      At December 31, 2001, net operating loss carryforwards for our foreign subsidiaries are about $238.5 million for Mexican income tax purposes, $251.0 million for Argentine income tax purposes, $61.2 million for Philippine income tax purposes and $56.0 million for Peruvian income tax purposes. These carryforwards expire in various amounts through 2011. Additionally, our foreign subsidiaries had about $329.2 million of net operating loss carryforwards for Brazilian income tax purposes that have no expiration date and that can only be utilized up to the limit of 30.0% of taxable income for the year. In Chile, we had about $11.9 million of net operating loss carryforwards, which have no expiration. At December 31, 2001, asset tax credit carryforwards are about $0.9 million for Mexican income tax purposes, $6.5 million for Argentine income tax purposes and about a $0.1 million credit for alternative minimum tax in the Philippines. These credits expire in various amounts through 2010. Our foreign subsidiaries may be limited in their ability to use foreign tax net operating losses in any single year depending on their ability to generate sufficient taxable income.

      SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance at December 31, 2001 applies to tax loss carryforwards, some temporary differences and tax credit carryforwards that, in management’s opinion, are more likely than not to expire unused. Our foreign subsidiaries do not have positive cumulative undistributed earnings and therefore no deferred taxes have been recorded.

10. Commitments and Contingencies

      Operating Lease Commitments. We lease various cell sites and office facilities under operating leases. The remaining terms of our cell site leases range from one to five years and are generally renewable, at our option, for additional terms. The remaining terms of our office leases range from one to ten years. Total rent expense under operating leases was $41.6 million during 2001, $25.4 million during 2000 and $13.0 million during 1999.

      For years subsequent to December 31, 2001, future minimum payments for all operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

2002.	$48,142
2003.	41,854
2004.	35,763
2005.	28,235
2006.	20,717
Thereafter	53,098

$227,809

      Motorola. On August 14, 2000, NII Holdings and some of our operating companies entered into agreements with Motorola under which Motorola will provide us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. We have also agreed to provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology. In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. These agreements also contain other purchase commitments that, if not met, subject us to payments based on a percentage of the commitment shortfall. We met our commitment for 2000 of $230.0 million. We did not meet our $230.0 million purchase commitment for 2001, resulting in the payment of $8.0 million to Motorola during 2001 based on the shortfall of purchases. During 2001, we and Motorola amended the infrastructure purchase agreements to reduce our purchase commitments to $75.0 million for both 2002 and 2003. The maximum payment pursuant to commitment shortfall provisions under these agreements for 2002 is $1.4 million.

11. Capital Stock

      Stock Splits and Reclassification. See note 16 for a summary of our reorganization under Chapter 11 of the United States Bankruptcy Code, which significantly affected NII Holdings’ capital stock. On June 12, 2000, NII Holdings increased the number of authorized shares of its common stock from 73,000,000 to 200,000,000, enabling it to complete a 4-for-1 common stock split.

      On October 23, 2000, NII Holdings amended its charter to authorize 2,160,037,500 shares of capital stock, reclassified its no par value common stock into class A and class B common stock, par value $0.001 per share, and converted its outstanding common stock to class B common stock, enabling it to complete a 3-for-2 common stock split. NII Holdings’ authorized capital stock now consists of:

•	1,500,000,000 shares of class A common stock, par value $0.001 per share;

•	650,000,000 shares of class B common stock, par value $0.001 per share;

•	12,500 shares of series A exchangeable redeemable preferred stock, par value $10.00 per share;

•	25,000 shares of series B redeemable preferred stock, par value $10.00 per share; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share.

      Information presented throughout these financial statements and related notes has been adjusted to reflect both the 4-for-1 common stock split and the 3-for-2 common stock split.

      Common Stock. Holders of common stock are entitled to share equally, share for share, if dividends are declared on the common stock. If common stock dividends are declared, shares of class A common stock would be distributed with respect to shares of class A common stock and shares of class B common stock would be distributed with respect to shares of class B common stock. There is no provision for cumulative voting with respect to the election of directors.

      In the event of a liquidation, dissolution or winding-up, the holders of class A common stock and the holders of class B common stock will be entitled to share ratably, as a single class, in all of our assets remaining after payment of our liabilities and the liquidation preferences of any preferred stock then outstanding.

      Class A Common Stock. The holders of class A common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

      Class B Common Stock. The holders of class B common stock are entitled to ten votes per share on all matters submitted for action by the stockholders. Each share of class B common stock is convertible at the holder’s option, on a one-for-one basis, into an equal number of shares of class A common stock. Upon the occurrence of specified events, the shares of class B common stock automatically convert, on a one-for-one basis, into an equal number of shares of class A common stock.

      Preferred Stock Issuance and Conversion. NII Holdings’ series A preferred stock is issued at an original liquidation preference of $100,000 per share and thereafter, the liquidation preference on the series A preferred stock accretes at an annual rate equal to 13.625%. Except as required by law, the holders of the series A preferred stock are not entitled to receive dividends or other distributions. NII Holdings has the right at any time to redeem the series A preferred stock in full (or with the consent of the holder of the affected shares of series A preferred stock, in part) at a redemption price equal to 100% of the accreted liquidation preference thereof on the redemption date. The holders of the series A preferred stock have the right under some circumstances to exchange the series A preferred stock for shares of NII Holdings’ series B redeemable preferred stock having a liquidation preference equal to the accreted liquidation preference of the series A preferred stock so exchanged.

      The series B preferred stock into which the shares of series A preferred stock are exchangeable have an initial annual dividend rate equal to 13.625%, increasing to 18.0% on March 13, 2010. The series B preferred stock will have terms substantially similar to those of the series A preferred stock, except that the holders of the series B preferred stock have the right to elect one director to the board of directors and to the accrual of cumulative dividends, payable quarterly in cash. In addition, NII Holdings may not issue shares of its series B preferred stock, except in exchange for shares of its series A preferred stock, without the consent of the holders of a majority of the outstanding shares of its series A preferred stock and its series B preferred stock, voting together as a class.

      During 1999, 2,000 shares of NII Holdings’ series A preferred stock were issued to Unrestricted Subsidiary Funding Company, or USF Company, a wholly owned subsidiary of Nextel Communications, in exchange for cash proceeds of $200.0 million.

      On April 4, 2000, NII Holdings received an advance of $77.7 million from USF Company. This advance was received in connection with its anticipated purchase of Motorola International’s equity interests in Nextel Peru and Nextel Brazil and the Chilean specialized mobile radio companies, as discussed in note 4. On June 2, 2000, NII Holdings issued 777 shares of its series A preferred stock to USF Company as repayment of this intercompany advance. Additionally, on April 7, 2000, NII Holdings issued 1,500 shares of its series A preferred stock to USF Company in exchange for cash proceeds of $150.0 million.

      Under a stock exchange agreement between NII Holdings and USF Company, on June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for 49,682,088 shares of its class B common stock based on the accreted value of the series A preferred stock at that date of $587.9 million. Before June 12, 2000, the series A preferred stock was not exchangeable for common stock.

      On June 29, 2000, NII Holdings issued an additional 2,150 shares of its series A preferred stock to USF Company in exchange for cash proceeds of $215.0 million. On December 8, 2000, NII Holdings issued 853 shares of its series A preferred stock to USF Company to satisfy its tax liability incurred on the exchange of its stock in Clearnet for stock in TELUS to Nextel Communications and NII Holdings issued 2,500 additional shares to USF Company in exchange for cash proceeds of $250.0 million. Under a separate stock exchange agreement dated December 8, 2000, shares of the series A preferred stock issued as of that date, plus dividends accreted to the time of exchange, are exchangeable into shares of our class B common stock at the option of the holder of those shares of series A preferred stock at any time between June 30, 2001 and December 1, 2002.

      On April 25, 2001, NII Holdings issued 2,500 shares of its series A exchangeable redeemable preferred stock to USF Company for cash proceeds of $250.0 million. On July 16, 2001, NII Holdings issued another 2,500 shares of its series A exchangeable redeemable preferred stock to USF Company for another $250.0 million in cash.

      Common Stock Reserved for Issuance. As of December 31, 2001, under its employee stock option plans, NII Holdings had reserved for future issuance 9,129,875 shares of its class A common stock and 43,995,948 shares of its class B common stock. NII Holdings also had reserved for future issuance 2,211,456 shares of its class B common stock for the conversion of the warrants issued in connection with the sale of its 13.0% senior serial redeemable discount notes due 2007.

12. Employee Stock and Benefit Plans

      Nextel Communications Employee Stock Option Plan. Some of NII Holdings’ employees participate in the Nextel Communications, Inc. Incentive Equity Plan. Generally, non-qualified stock options outstanding under this Plan:

•	are granted at prices equal to the market value of Nextel Communications’ stock on the grant date;

•	vest ratably over a four year service period; and

•	expire ten years subsequent to the award date.

      If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel Communications, then that holder’s unvested options will immediately vest or otherwise become payable, subject to some limits.

      A summary of the activity under the Nextel Communications, Inc. Incentive Equity Plan related to NII Holdings’ employees is as follows:

		Weighted
		Average Exercise
	Shares	Price

Outstanding, December 31, 1998	1,063,362	$11.01
Granted	1,226,990	18.52
Transferred	1,082,474	10.31
Exercised	(762,668)	9.15
Canceled	(413,416)	12.87

Outstanding, December 31, 1999	2,196,742	15.04
Granted	2,117,499	61.53
Transferred	1,190,217	32.14
Exercised	(1,201,564)	12.06
Canceled	(382,720)	21.35

Outstanding, December 31, 2000	3,920,174	38.13
Granted	—	—
Transferred	139,209	28.71
Exercised	(62,884)	12.23
Canceled	(255,661)	50.37

Outstanding, December 31, 2001	3,740,838	37.34

Exercisable, December 31, 1999	139,040	10.41

Exercisable, December 31, 2000	623,089	15.04

Exercisable, December 31, 2001	1,619,594	27.40

      Following is a summary of the status of employee stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable

Exercise Price		Weighted Average	Weighted Average		Weighted Average
Range	Shares	Life Remaining	Exercise Price	Shares	Exercise Price

$ 6.75 — 11.41	354,700	7.34 years	$8.67	340,131	$8.57
13.16 — 35.13	1,614,189	6.97 years	17.30	833,535	16.98
43.50 — 69.69	1,771,949	8.13 years	61.34	445,928	61.24

	3,740,838			1,619,594

      NII Holdings Employee Stock Option Plans. See note 16 for a summary of our reorganization under Chapter 11 of the United States Bankruptcy Code, which resulted in the cancellation of these stock options. In June 1997, the board of directors of NII Holdings adopted the NII Holdings, Inc. 1997 Employee Stock Option Plan, under which eligible employees participate. Generally, options outstanding under this plan:

•	are granted at fair value, based on periodic valuations of NII Holdings in accordance with the terms of the plan;

•	vest monthly over a four year service period; and

•	expire ten years subsequent to the award date.

      In addition, holders of NII Holdings’ shares of class B common stock issued upon the exercise of options under the 1997 Employee Stock Option Plan are entitled to put rights which, subject to some conditions, require NII Holdings to repurchase those shares from them.

      On June 12, 2000, NII Holdings’ board of directors ratified the Nextel International, Inc. Incentive Equity Plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to NII Holdings’ nonaffiliate directors, officers, including officers who are members of the board of directors, and other key employees, consultants and advisors with respect to 30,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market price on the date of grant. Generally, options outstanding under this plan vest over a four year service period and expire ten years subsequent to the award. If an option holder’s employment is involuntarily terminated within one year after the effective date of a defined change of control of NII Holdings, then that holder’s unvested options and other equity awards under this plan will immediately vest or otherwise become payable, subject to some limits.

      On May 7, 2001, NII Holdings’ plan administration committee approved the grant of options to its employees under its incentive equity plan. These options vest over a three-year period, with 50% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and 25% vesting on the third anniversary of the grant date.

      A summary of the activity under NII Holdings’ plans is as follows:

		Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 1998	10,508,352	$3.31
Granted	4,701,000	3.99
Exercised	(1,197,780)	1.67
Canceled	(2,121,558)	5.26

Outstanding, December 31, 1999	11,890,014	3.39
Granted	11,952,750	10.85
Exercised	(1,014,198)	1.70
Canceled	(144,939)	6.78

Outstanding, December 31, 2000	22,683,627	7.35
Granted	9,129,875	5.00
Exercised	—	—
Canceled	(2,826,876)	5.97

Outstanding, December 31, 2001	28,986,626	6.75

Exercisable, December 31, 1999	6,981,264	2.51

Exercisable, December 31, 2000	8,065,443	3.06

Exercisable, December 31, 2001	9,294,575	3.30

      We recognized compensation expense for stock options as follows:

December 31,

2001	2000	1999

(in thousands)
$(17)	$2,645	$829

      Following is a summary of the status of stock options outstanding and exercisable at December 31, 2001:

	Options Outstanding			Options Exercisable

Exercise		Weighted Average	Weighted Average		Weighted Average
Price	Shares	Life Remaining	Exercise Price	Shares	Exercise Price

$1.67	5,304,877	5.6 years	$1.67	5,304,877	$1.67
4.01	4,502,249	7.6 years	4.01	3,149,333	4.01
5.00	8,394,750	9.3 years	5.00	—	—
10.96	947,000	6.6 years	10.96	840,365	10.96
11.83	9,837,750	8.4 years	11.83	—	—

	28,986,626			9,294,575

      All options that NII Holding’s granted during 2001 had an exercise price equal to the fair value at the date of grant. The weighted average exercise price of options granted during 2001 was $5.00 and the weighted average fair value of options granted during 2001 was $2.98. Corresponding information for 2000 is as follows:

	Weighted Average	Weighted Average
	Exercise Price of	Fair Value of
	Options Granted	Options Granted

Options granted during 2000 with exercise price equal to fair value	$11.83	$6.45
Options granted during 2000 with exercise price less than fair value	4.01	4.32

      Fair Value Disclosures. The fair value of each NII Holdings and Nextel Communications option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	2001	2000	1999

Expected stock price volatility	66%	51 — 57%	51%
Risk-free interest rate	4.85%	6.10 — 6.84%	5.67 — 5.93%
Expected life in years	5	5	5
Expected dividend yield	0.00%	0.00%	0.00%

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes model require the input of highly subjective assumptions, including the expected stock price volatility. Because the NII Holdings and Nextel Communications stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options. Further, as a result of our debt restructuring activities and revised business plan, we believe that the fair value of options granted under NII Holdings plans have only nominal value as of December 31, 2001. The weighted average estimated fair value of the stock options granted during 2001 was $2.98, during 2000 was $10.11 and during 1999 was $2.04.

      Generally, NII Holdings’ stock options are non-transferable, except to family members or by will, as provided for in NII Holdings’ plans, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. NII Holdings has based its assumptions for stock price volatility on the historical variance of weekly closing prices of Nextel Communications’ class A common stock.

      Consistent with the provisions of SFAS No. 123, had compensation costs been determined based on the fair value of the awards granted since 1997, our loss and loss per common share attributable to common stockholders would have been as follows:

	Year Ended December 31,

	2001	2000	1999

Loss attributable to common stockholders (in thousands):
As reported	$(2,497,321)	$(478,540)	$(520,146)

Pro forma	$(2,537,614)	$(510,632)	$(529,920)

Loss per common share attributable to common stockholders, basic and diluted:
As reported	$(9.22)	$(1.93)	$(2.37)

Pro forma	$(9.37)	$(2.06)	$(2.42)

      Employee Benefit Plan. Some of NII Holdings’ officers and employees are eligible to participate in Nextel Communications’ defined contribution plan established pursuant to section 401(k) of the Internal Revenue Code. Participants may contribute up to 15% of their compensation and be fully vested over four years of employment. NII Holdings provides a matching contribution of 100% of the first 4% of salary contributed by the employee. NII Holdings’ contributions were about $304,000 during 2001, $70,000 during 2000 and $49,000 during 1999.

13. Related Party Transactions

      At December 31, 2001, Nextel Communications owned about 99% of NII Holdings’ common equity (see note 16). Nextel Communications also holds about $856.7 million in aggregate principal amount, or about 37%, of NII Holdings’ total senior notes and owns all of its series A preferred stock.

      Nextel Communications performs accounting, legal and other services for us under an overhead services agreement. We reimburse Nextel Communications for costs incurred, which totaled $4.0 million during 2001, $1.4 million during 2000 and $1.2 million during 1999. We also reimburse Nextel Communications for some vendor payments made on our behalf. At December 31, 2001 and 2000, amounts due to Nextel Communications of $31.8 million and $2.4 million, consisted primarily of amounts due under a tax sharing agreement we have with Nextel Communications and reimbursements for vendor payments made on our behalf. In addition, included in accrued interest as of December 31, 2001 is $9.1 million due to Nextel Communications as a holder of our senior notes.

      At December 31, 2001, Motorola beneficially owned about 14% of Nextel Communications’ common equity, assuming the conversion of its investment in shares of Nextel Communications’ class B nonvoting common stock into class A common stock. We purchase handsets and accessories and a substantial portion of our digital mobile network equipment from Motorola. Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of digital mobile network equipment manufactured by Motorola. We have minimum purchase commitments under these agreements that if not met subject us to payments based on a percentage of the commitment shortfall. We also have various equipment and handset financing agreements with Motorola. We and Motorola have agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair and training and are reimbursed for costs we incur under various marketing and promotional arrangements. (See note 3).

      Our purchases from Motorola during the years ended December 31, 2001, 2000 and 1999 consisted of the following:

	Year Ended December 31,

	2001	2000	1999

	(in thousands)
Digital infrastructure equipment	$200,371	$368,141	$88,702
Handsets	186,463	146,796	65,372
Software maintenance	9,148	1,353	675
Training	1,120	635	611

	$397,102	$516,925	$155,360

      Accounts payable due to Motorola as of December 31, 2001 and 2000 are as follows:

	December 31,

	2001	2000

	(in thousands)
Deferred handset financing obligations	$93,802	$91,564
Equipment purchases	11,573	35,687
Other	2,695	—

Total due to Motorola	$108,070	$127,251

      In addition, as further discussed in note 3, we had $417.8 million and $428.9 million in debt due to Motorola as of December 31, 2001 and 2000.

14. Segment Information

      We operate in four reportable segments: (1) Mexico, (2) Brazil, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the reporting thresholds are included in the “Corporate and other” segment below. The Corporate and other segment includes Nextel Philippines, which we began consolidating late in the third quarter of 2000, our Chilean operating companies, which we purchased in May and August of 2000, and the corporate entity that held our equity investment in Japan and our investment in Canada prior to our sale of those investments during the fourth quarter of 2001. We evaluate performance of these segments and allocate resources to them based on earnings before interest, taxes, depreciation and amortization and other charges determined to be non-recurring in nature, such as impairment, restructuring and other charges.

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
2001
Operating revenues	$289,335	$171,138	$135,320	$64,952	$19,389	$(539)	$679,595

Segment earnings (losses)	15,933	(67,310)	2,390	5,370	(56,234)	—	(99,851)
Impairment, restructuring and other charges	(433,945)	(679,440)	(262,541)	(171,590)	(199,391)	—	(1,746,907)
Depreciation and amortization	(67,106)	(73,026)	(44,507)	(26,117)	(24,718)	918	(234,556)
Interest expense	(6,398)	(15,885)	(13,474)	(4,270)	(288,962)	29,021	(299,968)
Interest income	1,153	26,011	662	129	20,287	(34,869)	13,373
Realized losses on investments	—	—	—	—	(151,291)	—	(151,291)
Equity in gains of unconsolidated affiliates	—	—	—	—	9,640	—	9,640
Foreign currency transaction gains (losses), net	1,816	(62,590)	(1)	573	(9,800)	148	(69,854)
Other (expense) income, net	(954)	(5,690)	(2,601)	(765)	6,207	—	(3,803)

Loss before income tax provision	$(489,501)	$(877,930)	$(320,072)	$(196,670)	$(694,262)	$(4,782)	$(2,583,217)

Property, plant and equipment, net	$243,424	$40,004	$31,392	$33,869	$17,001	$(15,689)	$350,001

Identifiable assets	$514,198	$157,137	$134,662	$98,200	$633,386	$(293,163)	$1,244,420

Capital expenditures	$213,191	$244,310	$93,674	$75,354	$54,028	$(12,726)	$667,831

2000
Operating revenues	$112,327	$103,815	$79,127	$28,469	$6,471	$—	$330,209

Segment losses	(28,860)	(43,106)	(14,633)	(10,004)	(36,170)	—	(132,773)
Depreciation and amortization	(33,090)	(54,266)	(43,317)	(15,099)	(15,508)	362	(160,918)
Interest expense	(4,372)	(24,289)	(17,218)	(4,584)	(230,947)	32,488	(248,922)
Interest income	426	19,778	1,611	174	23,422	(23,254)	22,157
Realized gain on investment	—	—	—	—	239,467	—	239,467
Equity in losses of unconsolidated affiliates	—	—	—	—	(53,874)	—	(53,874)
Foreign currency transaction losses, net	(55)	(9,595)	—	(224)	(15,399)	—	(25,273)
Minority interest in losses of subsidiaries	—	3,721	—	2,783	—	—	6,504
Other (expense) income, net	(2,086)	(349)	(379)	191	7,258	—	4,635

Loss before income tax provision	$(68,037)	$(108,106)	$(73,936)	$(26,763)	$(81,751)	$9,596	$(348,997)

Property, plant and equipment, net	$306,385	$418,439	$185,332	$96,401	$69,008	$(5,438)	$1,070,127

Identifiable assets	$774,580	$878,160	$355,042	$210,311	$1,204,934	$(229,801)	$3,193,226

Capital expenditures	$184,737	$248,257	$96,988	$52,724	$17,031	$(5,800)	$593,937

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
1999
Operating revenues	$29,719	$46,537	$42,794	$5,314	$—	$—	$124,364

Segment losses	(28,813)	(68,554)	(36,979)	(12,579)	(15,925)	—	(162,850)
Depreciation and amortization	(25,381)	(31,253)	(33,903)	(6,633)	(10,921)	—	(108,091)
Interest expense	(431)	(25,645)	(11,863)	(549)	(152,611)	11,495	(179,604)
Interest income	215	14,904	172	167	4,479	(11,495)	8,442
Equity in losses of unconsolidated affiliates	—	—	—	—	(31,469)	—	(31,469)
Foreign currency transaction losses, net	(664)	(56,972)	(8)	(866)	(2,283)	—	(60,793)
Minority interest in losses of subsidiaries	—	13,712	—	5,602	—	—	19,314
Other income (expense), net	247	(2,927)	(1,186)	—	(1,246)	—	(5,112)

Loss before income tax benefit	$(54,827)	$(156,735)	$(83,767)	$(14,858)	$(209,976)	$—	$(520,163)

Property, plant and equipment, net	$131,320	$216,385	$130,428	$54,956	$6,366	$—	$539,455

Identifiable assets	$410,510	$419,460	$248,959	$80,444	$537,261	$(14,842)	$1,681,792

Capital expenditures	$38,792	$60,152	$57,385	$19,898	$7,650	$—	$183,877

15. Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

	(in thousands, except per share amounts)
2001
Operating revenues	$139,156	$160,661	$186,002	$193,776
Operating loss	(89,717)	(91,379)	(235,318)	(1,668,781)
Loss attributable to common stockholders	(167,264)	(213,879)	(551,718)	(1,564,461)
Loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(0.79)	$(2.04)	$(5.79)

2000
Operating revenues	$51,575	$68,606	$91,784	$118,244
Operating loss	(66,548)	(66,137)	(70,061)	(90,945)
Loss attributable to common stockholders	(110,893)	(191,371)	(137,838)	(38,438)
Loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(0.83)	$(0.51)	$(0.14)

      The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.

      Significant fourth quarter 2001 events are described in notes 2, 3 and 5.

16. Subsequent Events

      Reorganization. In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States

Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign subsidiaries filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 operated as debtors-in-possession under the Bankruptcy Code, our foreign subsidiaries continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Plan of Reorganization on June 27, 2002, our Second Amended Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting the final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from our Chapter 11 proceedings.

      The following is a summary of the significant transactions consummated on November 12, 2002 under our confirmed plan of reorganization:

•	NII Holdings amended and restated its Bylaws and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing an aggregate of 100,000,000 shares of common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	NII Holdings exchanged, on a pro rata basis, $2.3 billion in senior redeemable notes and other unsecured, non-trade claims that existed prior to our bankruptcy filing for 3,920,000 shares of new common stock and canceled our then-existing senior redeemable notes and some other unsecured, non-trade debt that existed prior to November 12, 2002;

•	NII Holdings cancelled all shares of its preferred stock, common stock and other equity interests, including stock options, that existed prior to November 12, 2002;

•	Motorola Credit Corporation reinstated in full our $225.0 million international Motorola equipment financing facility and our $100.0 million Brazil Motorola equipment financing facility, subject to deferrals of principal amortization and some structural modifications;

•	NII Holdings repaid the outstanding principal balance, together with accrued interest, due under its $56.7 million international Motorola incremental financing facility using restricted cash held in escrow, which amount will be available for borrowing upon the terms set forth in the international Motorola equipment financing facility;

•	NII Holdings entered into a new spectrum use and build-out agreement with Nextel Communications, Inc., our former parent company with respect to certain areas on the border between the United States and Mexico and received $25.0 million of a total payment of $50.0 million, with the remaining $25.0 million placed in escrow to be distributed as costs are incurred during the completion of the build-out; and

•	NII Holdings (Cayman) raised $140.0 million in proceeds from some of our creditors that participated in a rights offering in exchange for the issuance of 15,680,000 additional shares of NII Holdings’ new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity. The rights offering provided the holders of our then-existing senior redeemable notes, and some other of our creditors, the opportunity to purchase a pro rata share of NII Holdings’ new common stock, as well as new notes issued by one of our wholly-owned subsidiaries. Through the rights offering, Nextel Communications purchased $50.9 million of the new notes and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that NII Holdings issued to Nextel Communications in connection with the cancellation of our old senior redeemable notes and in satisfaction of claims by Nextel Communications under NII Holdings’ 1997 tax sharing agreement. Nextel Communications now owns about 36% of NII Holdings’ issued and outstanding shares of new common stock as of November 12, 2002. The new notes are senior secured obligations that pay interest at an annual rate of 13%, though interest is not paid in cash through October 31, 2004, and mature in

2009. The repayment of the new notes is fully, unconditionally and irrevocably guaranteed by NII Holdings and some of our subsidiaries and affiliates.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and the issuance to them of 400,000 shares of NII Holdings’ new common stock, or 2% of all shares of new common stock outstanding as of November 12, 2002.

      As a result of these transactions, NII Holdings currently has 20,000,000 shares of new common stock outstanding. In addition, on November 12, 2002, NII Holdings’ board of directors approved the grant of options to purchase 2,222,222 shares of its new common stock under its new 2002 Management Incentive Plan.

      Since our plan of reorganization was approved by the Bankruptcy Court on October 28, 2002, for financial reporting purposes, we will use an effective date of October 31, 2002 and apply fresh-start accounting to our consolidated balance sheet as of that date in accordance with SOP 90-7. We will adopt fresh-start accounting because the holders of our existing voting shares immediately before filing and confirmation of our plan of reorganization received less than 50% of the voting shares of the emerging company and our reorganization value, which served as the basis for our reorganization plan approved by the Bankruptcy Court, is less than our post petition liabilities and allowed claims, as shown below (in thousands):

Post petition current liabilities	$8,482
Liabilities deferred under the Chapter 11 proceeding	2,446,174

Total post petition liabilities and allowed claims	2,454,656
Reorganization value	(475,800)

Excess of liabilities over reorganization value	$1,978,856

      Under fresh-start accounting, a new reporting entity is considered to be created and we are required to adjust the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting is applied. Accordingly, the reorganization value of our company of $475.8 million, which is comprised of $425.8 million of debt and $50.0 million of equity, represents the total fair value that we will allocate to the assets and liabilities of our reorganized company in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

      On November 28, 2002, we sold our remaining interest in Nextel Philippines.

17. Condensed Consolidating Financial Information

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2001
(in thousands)

		NII Holdings
	NII Holdings, Inc.	(Cayman)	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$194,810	$—	$40,359	$15,081	$—	$250,250
Restricted cash	80,867	—	3,174	—	—	84,041
Accounts receivable, net	319	—	95,260	21,201	—	116,780
Handset and accessory inventory	—	—	15,908	8,578	—	24,486
Prepaid expenses and other	4,290	—	48,626	21,540	—	74,456

Total current assets	280,286	—	203,327	66,400	—	550,013
Property, plant and equipment, net	16,998	—	317,300	31,392	(15,689)	350,001
Investments in and advances to subsidiaries	236,236	—	942,325	—	(1,178,561)	—
Intangible assets, net	33,908	—	44,086	10,056	—	88,050
Other assets	4,319	—	347,700	41,195	(277,474)	115,740

	$571,747	$—	$1,854,738	$149,043	$(1,471,724)	$1,103,804

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$27,820	$—	$84,203	$17,726	$—	$129,749
Accrued expenses and other	30,478	—	95,966	45,613	—	172,057
Deferred revenues	—	—	40,874	9,192	—	50,066
Accrued interest	47,470	—	8,620	2,041	—	58,131
Due to related parties	31,800	—	326,382	188,189	(410,545)	135,826
Current portion of long-term debt	2,456,329	—	100,000	108,815	—	2,665,144

Total current liabilities	2,593,897	—	656,045	371,576	(410,545)	3,210,973
Long-term debt	—	—	—	—	—	—
Deferred income taxes	—	—	14,393	741	—	15,134
Deferred revenues	—	—	30,415	5,952	—	36,367

Total liabilities	2,593,897	—	700,853	378,269	(410,545)	3,262,474
Total stockholders’ (deficit) equity	(2,022,150)	—	1,153,885	(229,226)	(1,061,179)	(2,158,670)

	$571,747	$—	$1,854,738	$149,043	$(1,471,724)	$1,103,804

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

As of December 31, 2001
(in thousands)

		NII Holdings
	NII Holdings, Inc.	(Cayman)	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$520,563	$154,468	$(539)	$674,492

Operating expenses
Cost of revenues	1,055	—	266,206	68,586	(299)	335,548
Selling, general and administrative	39,365	—	300,138	98,884	(240)	438,147
Impairment, restructuring and other charges	1,695	—	1,284,975	460,237	—	1,746,907
Depreciation and amortization	4,768	—	161,441	62,732	(918)	228,023

	46,883	—	2,012,760	690,439	(1,457)	2,748,625

Operating loss	(46,883)	—	(1,492,197)	(535,971)	918	(2,074,133)

Other income (expense)
Interest expense	(279,342)	—	(24,632)	(23,094)	29,021	(298,047)
Interest income	16,229	—	30,060	831	(34,869)	12,251
Realized losses on investments	(137,067)		(14,224)	—	—	(151,291)
Foreign currency transaction losses, net	—	—	(60,392)	(9,801)	148	(70,045)
Equity in (losses) gains of affiliates	(1,884,196)	—	2,064	—	1,884,196	2,064
Other, net	5,999	—	(7,622)	(2,393)	—	(4,016)

	(2,278,377)	—	(74,746)	(34,457)	1,878,496	(509,084)

Loss before income tax (provision) benefit	(2,325,260)	—	(1,566,943)	(570,428)	1,879,414	(2,583,217)
Income tax (provision) benefit	(28,062)	—	89,903	24,055	—	85,896

Net loss	$(2,353,322)	$—	$(1,477,040)	$(546,373)	$1,879,414	$(2,497,321)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

As of December 31, 2001
(in thousands)

		NII Holdings
	NII Holdings, Inc.	(Cayman)	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of year	$56,848	$—	$377,627	$39,232	$—	$473,707
Cash flows (used in) from operating activities	(109,924)	—	20,149	(42,226)	—	(132,001)
Cash flows (used in) from investing activities	(255,010)	—	(920,333)	(137,530)	776,683	(536,190)
Cash flows from financing activities	502,896	—	564,406	155,394	(776,683)	446,013
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,491)	212	—	(1,279)

Cash and cash equivalents, end of year	$194,810	$—	$40,358	$15,082	$—	$250,250

NII HOLDINGS, INC.

(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

As of December 31, 2001 and 2000
(in thousands)

	2001	2000

ASSETS
Current assets
Cash and cash equivalents	$194,810	$56,712
Restricted cash	80,867	136
Accounts receivable, net	2,764	5,854
Prepaid expenses and other	628	973

Total current assets	279,069	63,675
Property, plant, and equipment, net	13,815	11,649
Investments in and advances to subsidiaries	384,719	1,975,536
Marketable equity securities, available-for-sale	—	355,334
Intangible assets	33,908	39,490
Other assets	1,630	4,891

	$713,141	$2,450,575

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable, accrued expenses and other	$103,163	$63,610
Due to related parties	31,800	24,946
Notes payable and current portion of long-term debt	2,456,329	—

Total current liabilities	2,591,292	88,556
Long-term debt	—	2,276,320
Deferred income taxes	—	4,095
Stockholders’ (deficit) equity
Series A exchangeable redeemable preferred stock, 11 and 6 shares issued and outstanding; accreted liquidation preference of $1,187,569 and $567,953.	1,050,300	550,300
Common stock, class B, 271,037 shares issued, 270,382 and 271,025 shares outstanding	271	271
Paid-in capital	934,948	941,921
Accumulated deficit	(3,630,498)	(1,277,176)
Treasury stock, at cost, 655 and 12 shares	(3,275)	(62)
Deferred compensation, net	(903)	(5,173)
Accumulated other comprehensive loss:
Unrealized gain on investment	—	5,772
Cumulative translation adjustment	(228,994)	(134,249)

Accumulated other comprehensive loss	(228,994)	(128,477)

Total stockholders’ (deficit) equity	(1,878,151)	81,604

	$713,141	$2,450,575

The accompanying notes are an integral part of these condensed financial statements.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999

Operating expenses
Selling, general and administrative	$42,115	$32,569	$14,377
Depreciation and amortization	4,768	3,297	6,173

	46,883	35,866	20,550

Operating loss	(46,883)	(35,866)	(20,550)

Other income (expense)
Interest expense	(279,342)	(219,769)	(153,595)
Interest income	16,229	3,852	3,408
Realized (losses) gains on investments	(137,067)	239,467	—
Equity in losses of unconsolidated affiliates	(1,884,196)	(342,051)	(346,368)
Other, net	5,999	9,283	(3,034)

	(2,278,377)	(309,218)	(499,589)

Loss before income tax provision	(2,325,260)	(345,084)	(520,139)
Income tax provision	(28,062)	(72,122)	(7)

Net loss	(2,353,322)	(417,206)	(520,146)
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	(61,334)	—

Loss attributable to common stockholders	$(2,353,322)	$(478,540)	$(520,146)

Comprehensive loss, net of income tax
Available-for-sale securities:
Unrealized holding (losses) gains arising during the period	$(197,859)	$28,284	$155,370
Reclassification adjustments for losses included in net loss	192,087	(142,194)	—
Foreign currency translation adjustment	(94,935)	3,340	(113,539)

Other comprehensive (loss) income	(100,707)	(110,570)	41,831
Net loss	(2,353,322)	(417,206)	(520,146)

	$(2,454,029)	$(527,776)	$(478,315)

The accompanying notes are an integral part of these condensed financial statements.

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999
(in thousands)

	2001	2000	1999

Cash flows from operating activities:
Net loss	$(2,353,322)	$(417,206)	$(520,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt financing costs and accretion of senior notes	185,652	137,633	133,019
Depreciation and amortization	4,768	3,297	6,173
Equity in (gains) losses of unconsolidated affiliates	(9,640)	53,874	31,469
Equity in losses of consolidated affiliates	1,894,217	288,177	314,899
Realized (gains) losses on investments	146,740	(239,467)	—
Income tax provision	(2,686)	72,122	17
Stock-based compensation	(17)	2,645	829
Change in assets and liabilities:
Accounts receivable	3,090	(3,115)	41
Other assets	215	(2,827)	(6,668)
Accrued expenses and other	16,991	87,291	6,066
Other	4,068	(9,283)	2,049

Net cash used in operating activities	(109,924)	(26,859)	(32,252)

Cash flows from investing activities:
Capital expenditures	(7,860)	(9,854)	(4,231)
Purchase of short-term investments	—	(154,374)	—
Proceeds from sale of short-term investments	—	154,374	—
Net proceeds from sale of available-for-sale securities	139,080	—	—
Net proceeds from sale of unconsolidated affiliates	3,500	—	—
Payments for investments in and advances to subsidiaries	(389,730)	(1,317,547)	(321,053)

Net cash used in investing activities	(255,010)	(1,327,401)	(325,284)

Cash flows from financing activities:
Proceeds from issuance of series A exchangeable redeemable preferred stock to parent	500,000	692,686	200,000
Issuance of debt securities	—	641,043	—
Borrowings under long-term credit facilities and other	—	56,650	124,521
Repayments under long-term credit facilities and other	—	—	(8,575)
Decrease in restricted cash	57,372	—	—
Borrowings from parent, net	29,664	13,867	8,847
Debt financing costs	(60)	(16,753)	—
Proceeds from exercise of stock options and warrants	—	1,725	1,997
Purchase of treasury stock	(3,213)	(62)	—

Net cash provided by financing activities	583,763	1,389,156	326,790

Net increase (decrease) in cash and cash equivalents	218,829	34,896	(30,746)
Cash and cash equivalents, beginning of year	56,848	21,952	52,698

Cash and cash equivalents, end of year	$275,677	$56,848	$21,952

The accompanying notes are an integral part of these condensed financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	For accounting policies and other information, see the Notes to the Consolidated Financial Statements of NII Holdings and Subsidiaries included elsewhere herein.

2.	The parent company accounts for its investments in subsidiaries by the equity method of accounting. The parent company discontinues recognizing equity in losses of subsidiaries once its investment in a subsidiary is reduced to zero, except in cases where we have an obligation to continue to fund the subsidiary.

3.	Included in accrued interest as of December 31, 2001 is $9.1 million due to Nextel Communications as a holder of our senior notes.

4.	We have reclassified some prior year amounts to conform to the current year presentation.

NII HOLDINGS, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications Inc.)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at	Allowance of	Charged to	Deductions and	Balance at
	Beginning of	Acquired	Costs and	Other	End of
	Year	Companies(1)	Expenses	Adjustments(2)	Year

Year Ended December 31, 2001
Allowance for doubtful accounts	$22,163	$—	$40,902	$(38,788)	$24,277

Reserve for inventory obsolescence	$8,240	$—	$1,441	$(311)	$9,370

Valuation allowance for deferred tax assets	$395,272	$—	$411,793	$(19,509)	$787,556

Accrued restructuring charges	$—	$—	$5,230	$(4,824)	$406

Year Ended December 31, 2000
Allowance for doubtful accounts	$8,815	$6,221	$16,115	$(8,988)	$22,163

Reserve for inventory obsolescence	$4,368	$507	$3,632	$(267)	$8,240

Valuation allowance for deferred tax assets	$243,228	$—	$154,970	$(2,926)	$395,272

Year Ended December 31, 1999
Allowance for doubtful accounts	$6,391	$—	$33,219	$(30,795)	$8,815

Reserve for inventory obsolescence	$2,593	$—	$3,732	$(1,957)	$4,368

Valuation allowance for deferred tax assets	$119,352	$—	$150,470	$(26,594)	$243,228

(1)	Represents allowance of majority-owned subsidiaries acquired during the year ended December 31, 2000.

(2)	Includes the impact of foreign currency translation adjustments.

NII HOLDINGS, INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2002 and December 31, 2001
(in thousands)
Unaudited

	2002	2001

ASSETS
Current assets
Cash and cash equivalents	$91,997	$250,250
Restricted cash	69,489	84,041
Accounts receivable, less allowance for doubtful accounts of $12,228 and $24,277.	96,476	116,819
Handset and accessory inventory	19,404	24,486
Prepaid expenses and other	70,105	75,506

Total current assets	347,471	551,102
Property, plant and equipment, net of accumulated depreciation of $79,524 and $48,435	371,763	350,001
Intangible assets and other, net of accumulated amortization of $7,625 and $0 (note 2)	179,636	227,551
Other assets	47,476	115,766

	$946,346	$1,244,420

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise
Current liabilities
Accounts payable	$46,642	$129,800
Accrued expenses and other	182,422	172,057
Deferred revenues	49,010	50,066
Accrued interest	28,346	58,131
Due to related parties	55,235	139,871
Current portion of long-term debt, including $90,241 and $1,274,420 due to related parties (note 3)	157,419	2,665,144

Total current liabilities	519,074	3,215,069
Long-term debt due to related party (note 3)	325,000	—
Deferred income taxes	13,687	15,134
Deferred revenues and other	34,178	36,367

Total liabilities not subject to compromise	891,939	3,266,570
Liabilities subject to compromise (note 4)	2,446,174	—
Commitments and contingencies (note 9)
Stockholders’ deficit
Series A exchangeable redeemable preferred stock, 11 shares issued and outstanding; accreted liquidation preference of $1,311,680 and $1,187,569.	1,050,300	1,050,300
Common stock, class B, 271,037 shares issued, 270,382 shares outstanding	271	271
Paid-in capital	934,958	934,948
Accumulated deficit	(4,201,992)	(3,774,497)
Treasury stock, at cost, 655 shares	(3,275)	(3,275)
Deferred compensation, net	(860)	(903)
Accumulated other comprehensive loss	(171,169)	(228,994)

Total stockholders’ deficit	(2,391,767)	(2,022,150)

	$946,346	$1,244,420

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS
For the Nine and Three Months Ended September 30, 2002 and 2001
(in thousands, except per share amounts)
Unaudited

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Operating revenues	$584,078	$485,819	$191,067	$186,002

Operating expenses
Cost of revenues (exclusive of depreciation shown separately below)	236,228	249,375	75,841	94,243
Selling, general and administrative	245,272	332,645	74,675	120,357
Impairment, restructuring and other charges (note 5)	15,756	147,143	1,037	147,143
Depreciation and amortization	58,288	173,070	20,302	59,577

	555,544	902,233	171,855	421,320

Operating income (loss)	28,534	(416,414)	19,212	(235,318)

Other income (expense)
Interest expense (contractual interest of $250,203, $220,099, $84,018 and $73,437)	(149,538)	(220,099)	(12,113)	(73,437)
Interest income	3,613	10,889	979	3,211
Realized losses on investments	—	(192,054)	—	(188,387)
Foreign currency transaction losses, net	(160,722)	(70,685)	(30,261)	(15,894)
Reorganization items (note 6)	(136,035)	—	(11,174)	—
Other, net	(5,586)	(5,263)	(4,693)	(2,664)

	(448,268)	(477,212)	(57,262)	(277,171)

Loss before income tax (provision) benefit	(419,734)	(893,626)	(38,050)	(512,489)
Income tax (provision) benefit	(7,761)	(39,235)	1,721	(39,229)

Net loss	$(427,495)	$(932,861)	$(36,329)	$(551,718)

Net loss per common share, basic and diluted	$(1.58)	$(3.44)	$(0.13)	$(2.04)
Weighted average number of common shares outstanding	270,382	270,876	270,382	270,584

Comprehensive loss, net of income tax
Available-for-sale securities:
Unrealized holding losses arising during the period	$—	$(197,859)	$—	$(132,886)
Reclassification adjustments for losses included in net loss	—	192,087	—	188,387
Foreign currency translation adjustment	57,825	(90,635)	10,085	(32,247)

Other comprehensive income (loss)	57,825	(96,407)	10,085	23,254
Net loss	(427,495)	(932,861)	(36,329)	(551,718)

	$(369,670)	$(1,029,268)	$(26,244)	$(528,464)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Nine Months Ended September 30, 2002
(in thousands)
Unaudited

	Series A		Class B
	Preferred Stock		Common Stock				Treasury Stock			Accumulated
										Other
					Paid-in	Accumulated			Deferred	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Compensation	Loss	Total

Balance, January 1, 2002	11	$1,050,300	270,382	$271	$934,948	$(3,774,497)	655	$(3,275)	$(903)	$(228,994)	$(2,022,150)
Net loss	—	—	—	—	—	(427,495)	—	—	—	—	(427,495)
Other comprehensive income	—	—	—	—	—	—	—	—	—	57,825	57,825
Deferred compensation	—	—	—	—	10	—	—	—	43	—	53

Balance, September 30, 2002	11	$1,050,300	270,382	$271	$934,958	$(4,201,992)	655	$(3,275)	$(860)	$(171,169)	$(2,391,767)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2002 and 2001
(in thousands)
Unaudited

	2002	2001

Cash flows from operating activities
Net loss	$(427,495)	$(932,861)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt financing costs and accretion of senior redeemable notes	67,536	138,040
Depreciation and amortization	58,288	173,070
Provision for losses on accounts receivable	17,301	29,408
Foreign currency transaction losses, net	160,722	70,685
Reorganization items	129,477	—
Impairment, restructuring and other charges	7,968	147,143
Realized losses on investments	—	188,387
Deferred income tax benefit	(938)	(20,956)
Other, net	3,612	7,707
Change in assets and liabilities:
Accounts receivable	11,004	(59,857)
Handset and accessory inventory	3,974	(4,582)
Prepaid expenses and other assets	25,695	(5,944)
Accounts payable, accrued expenses and other	11,126	102,861

Net cash provided by (used in) operating activities	68,270	(166,899)

Cash flows from investing activities
Capital expenditures	(181,400)	(488,587)
Payments for acquisitions, purchases of licenses and other	(13,744)	(35,651)

Net cash used in investing activities	(195,144)	(524,238)

Cash flows from financing activities
Proceeds from issuance of series A exchangeable redeemable preferred stock to parent	—	500,000
(Repayments to) Borrowings from parent, net	(10,990)	19,441
Repayments under long-term credit facilities and other	(8,044)	(25,599)
Transfers to restricted cash	—	(36,467)
Purchase of treasury stock	—	(3,213)

Net cash (used in) provided by financing activities	(19,034)	454,162

Effect of exchange rate changes on cash and cash equivalents	(12,345)	(2,546)

Net decrease in cash and cash equivalents	(158,253)	(239,521)
Cash and cash equivalents, beginning of period	250,250	473,707

Cash and cash equivalents, end of period	$91,997	$234,186

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES

Notes To Condensed Consolidated Financial Statements

Unaudited

Note 1.     Summary of Reorganization

      You should read the accompanying condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. You should not expect results of operations of interim periods to be an indication of the results for a full year.

      Reorganization. In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications, Inc. and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign subsidiaries filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 operated as debtors-in-possession under the Bankruptcy Code, our foreign subsidiaries continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Plan of Reorganization on June 27, 2002, our Second Amended Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting the final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from our Chapter 11 proceedings.

      The following is a summary of the significant transactions consummated on November 12, 2002 under our confirmed plan of reorganization:

•	NII Holdings amended and restated its Bylaws and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing an aggregate of 100,000,000 shares of common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share.

•	NII Holdings exchanged, on a pro rata basis, $2.3 billion in senior redeemable notes and other unsecured, non-trade claims that existed prior to our bankruptcy filing for 3,920,000 shares of new common stock and canceled our then-existing senior redeemable notes and some other unsecured, non-trade debt that existed prior to November 12, 2002;

•	NII Holdings cancelled all shares of its preferred stock, common stock and other equity interests that existed prior to November 12, 2002;

•	Motorola Credit Corporation reinstated in full our $225.0 million international Motorola equipment financing facility and our $100.0 million Brazil Motorola equipment financing facility, subject to deferrals of principal amortization and some structural modifications;

•	NII Holdings repaid the outstanding principal balance, together with accrued interest, due under its $56.7 million international Motorola incremental financing facility using restricted cash held in escrow, which amount will be available for borrowing upon the terms set forth in the international Motorola equipment financing facility;

•	NII Holdings entered into a new spectrum use and build-out agreement with Nextel Communications, Inc., our former parent company, with respect to certain areas on the border between the United States and Mexico and received $25 million of a total payment of $50.0 million, with the remaining

$25.0 million placed in escrow to be distributed as costs are incurred during the completion of the build-out; and

•	NII Holdings (Cayman) raised $140.0 million in proceeds from some of our creditors that participated in a rights offering in exchange for the issuance of 15,680,000 additional shares of NII Holdings’ new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity. The rights offering provided the holders of our then-existing senior redeemable notes, and some other of our creditors, the opportunity to purchase a pro rata share of NII Holdings’ new common stock, as well as new notes issued by one of our wholly- owned subsidiaries. Through the rights offering, Nextel Communications purchased $50.9 million of the new notes and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that NII Holdings issued to Nextel Communications in connection with the cancellation of our old senior redeemable notes and in satisfaction of claims by Nextel Communications under NII Holdings’ 1997 tax sharing agreement. Nextel Communications now owns about 36% of NII Holdings’ issued and outstanding shares of new common stock as of November 12, 2002. The new notes are senior secured obligations that pay interest at an annual rate of 13%, though interest is not paid in cash for the first two years, and mature in 2009. The repayment of the new notes is fully, unconditionally and irrevocably guaranteed by NII Holdings and some of our subsidiaries and affiliates.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and the issuance to them of 400,000 shares of NII Holdings’ new common stock, or 2% of all shares of new common stock outstanding as of November 12, 2002.

      As a result of these transactions, NII Holdings currently has 20,000,000 shares of new common stock outstanding. In addition, on November 12, 2002, NII Holdings’ board of directors approved the grant of options to purchase 2,222,222 shares of its new common stock under its new 2002 Management Incentive Plan.

      Since our plan of reorganization was approved by the Bankruptcy Court on October 28, 2002, for financial reporting purposes, we will use an effective date of October 31, 2002 and apply fresh-start accounting to our consolidated balance sheet as of that date in accordance with SOP 90-7. We will adopt fresh-start accounting because the holders of our existing voting shares immediately before filing and confirmation of our plan of reorganization received less than 50% of the voting shares of the emerging company and our reorganization value, which served as the basis for our reorganization plan approved by the Bankruptcy Court, is less than our post petition liabilities and allowed claims, as shown below (in thousands):

Post petition current liabilities	$8,482
Liabilities deferred under the Chapter 11 proceeding	2,446,174

Total post petition liabilities and allowed claims	2,454,656
Reorganization value	(475,800)

Excess of liabilities over reorganization value	$1,978,856

      Under fresh-start accounting, a new reporting entity is considered to be created and we are required to adjust the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting is applied. Accordingly, the reorganization value of our company of $475.8 million, which is comprised of $425.8 million of debt and $50.0 million of equity, represents the total fair value that we will allocate to the assets and liabilities of our reorganized company in conformity with Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations.”

      Our financial advisors advised us with respect to the reorganization value of our company. Our financial advisors used two methodologies to derive the estimated reorganization value: (a) the application of comparable public company multiples to our historical and projected financial results, and (b) a calculation of the present value of our free cash flows under our revised business plan using financial projections through 2007, including an assumption for a terminal value, discounted back at our estimated post-restructuring weighted average cost of capital. In deriving the reorganization value our financial advisors considered our market share and position, competition and general economic considerations, projected revenue growth, potential profitability, working capital requirements and other relevant factors.

      The table below shows our revised consolidated balance sheet that reflects our best estimates of the fresh start accounting adjustments assuming that the confirmation of our reorganization plan had occurred as of September 30, 2002. The actual fresh start accounting adjustments will be recorded as of October 31, 2002. Reorganization adjustments primarily include the following:

•	The receipt of $25.0 million of a total $50.0 million in proceeds from Nextel Communications on the effective date of our reorganization under a new spectrum use and build-out agreement;

•	The repayment to Motorola Credit Corporation of $56.7 million in outstanding principal plus accrued interest under our international Motorola incremental equipment financing facility and accrued interest under our international Motorola equipment financing facility and Brazil Motorola equipment financing facility;

•	The extinguishment of $2.3 billion of our senior redeemable notes plus accrued interest and some other unsecured, non-trade debt in exchange for the issuance of 3,920,000 shares of NII Holdings’ new common stock;

•	The accrual of expenses resulting from our reorganization, including a $6.0 million contingent fee due to our financial advisors;

•	The cancellation of all outstanding preferred stock, common stock and other equity interests and elimination of all components of stockholders’ deficit, including paid-in-capital, accumulated deficit, deferred compensation and accumulated other comprehensive loss;

•	The receipt of $140.0 million in proceeds received through our rights offering in exchange for the issuance of new senior notes and 15,680,000 of new common stock, allocated between debt and equity based on the relative fair values of each;

•	The payment of $5.0 million and the issuance of 400,000 shares of new common stock in exchange for the retirement of the entire outstanding balance of $100.7 million under our Argentine credit facilities plus accrued interest; and

•	The recognition of the unallocated deficiency of reorganization value that will be allocated to our property, plant and equipment and intangible assets based on our estimates of their relative fair values, which we will finalize in the fourth quarter of 2002 in consultation with external valuation specialists that we hired.

	Unaudited Pro Forma Balance Sheet as of September 30, 2002

		Spectrum	Debt			Allocation of
		Transaction	and Equity	Rights	Argentina	Reorganization
	Actual	with NCI	Restructuring	Offering	Settlement	Value	Pro Forma

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$91,997	$25,000	$(4,754)	$140,000	$(5,000)		$247,243
Restricted cash	69,489		(69,489)				—
Accounts receivable, net	96,476						96,476
Handset and accessory inventory	19,404						19,404
Prepaid expenses and other	70,105						70,105

Total current assets	347,471	25,000	(74,243)	140,000	(5,000)		433,228
Property, plant and equipment, net	371,763						371,763
Intangible assets and other, net	179,636						179,636
Unallocated deficiency of reorganization value	—					$(137,029)	(137,029)
Other assets	47,476						47,476

	$946,346	$25,000	$(74,243)	$140,000	$(5,000)	$(137,029)	$895,074

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$46,642						$46,642
Accrued expenses and other	182,422		$8,887				191,309
Deferred revenues	49,010						49,010
Accrued interest	28,346		(20,393)		$(6,076)		1,877
Due to related parties	55,235						55,235
Current portion of long-term debt	157,419		(56,650)		(100,769)		—

Total current liabilities	519,074		(68,156)		(106,845)		344,073
Long-term debt	325,000		2,336	$100,800			428,136
Deferred income taxes	13,687						13,687
Deferred revenues and other	34,178	$25,000					59,178

Total liabilities not subject to compromise	891,939	25,000	(65,820)	100,800	(106,845)		845,074
Liabilities subject to compromise	2,446,174		(2,446,174)				—
Stockholders’ (deficit) equity
Preferred stock	1,050,300		(1,050,300)				—
Common stock — old	271		(271)				—
Paid-in-capital — old	934,958		(934,958)				—
Common stock and paid-in-capital — new	—		9,800	39,200	1,000		50,000
Accumulated deficit and other	(4,377,296)		4,413,480		100,845	$(137,029)	—

Total stockholders’ (deficit) equity	(2,391,767)		2,437,751	39,200	101,845	(137,029)	50,000

	$946,346	$25,000	$(74,243)	$140,000	$(5,000)	$(137,029)	$895,074

This pro forma balance sheet does not reflect the remaining $25.0 million in proceeds we expect to receive under our new spectrum use and build-out agreement as the remaining $25.0 million will not be paid until the sooner of when network construction costs have been incurred or 18 months. In addition, the pro forma balance sheet does not reflect the impact of adopting the provisions of SFAS No. 143 as we are currently evaluating the impact of adopting this standard on our financial position and results of operations.

Note 2.     Basis of Presentation

      Our unaudited condensed consolidated financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles generally accepted in the United States of America and American Institute of Certified Public Accountants’ Statement of Position, or SOP 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Our accompanying condensed consolidated financial statements reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were normal recurring accruals.

      The accounts of our consolidated non-U.S. subsidiaries are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      Accounting and Reporting Under SOP 90-7. Since we emerged from Chapter 11 reorganization subsequent to September 30, 2002, our accompanying condensed consolidated financial statements continue to reflect the accounting and reporting policies required by SOP 90-7 described below.

      We have segregated and classified as liabilities subject to compromise in the accompanying consolidated balance sheets those liabilities and obligations whose treatment and satisfaction are dependent on the outcome of our reorganization. If there is uncertainty about whether a secured claim is under secured or will be impaired under our plan of reorganization, we include the entire amount of the claim in liabilities subject to compromise. Generally, all actions to enforce or otherwise effect repayment of pre-petition liabilities, as well as all pending litigation against the companies in reorganization, are stayed while we continue our business operations as debtors-in-possession. The ultimate amount of and settlement terms for such liabilities are subject to the terms of our plan of reorganization. Only those liabilities that are obligations of or guaranteed by NII Holdings, Inc. or NII Holdings (Delaware), Inc. are included in liabilities subject to compromise. Liabilities subject to compromise may vary significantly from the stated amounts of proofs of claim filed with the Bankruptcy Court. Obligations classified as liabilities subject to compromise may be subject to future adjustments depending on Bankruptcy Court action, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events. Further, additional claims may arise subsequent to our filing date resulting from the rejection of executory contracts, including some leases, and from a determination by the Bankruptcy Court, or agreed to by parties in interest, of allowed claims for contingencies and other disputed amounts.

      We classify in reorganization items in our accompanying condensed consolidated statements of operations all items of income, expense, gain or loss that are realized or incurred because we are in reorganization. We expense as incurred professional fees associated with and incurred during our reorganization and report them as reorganization items. We classify in reorganization items interest income earned by NII Holdings, Inc. or NII Holdings (Delaware), Inc. that would not have been earned but for our Chapter 11 filing.

      When debt subject to compromise becomes an allowed claim, we adjust its carrying value to the amount of the allowed claim. Adjustments to debt subject to compromise generally result in the write-off of debt discounts and debt financing costs. We report in reorganization items the loss from adjusting the carrying value of debt subject to compromise.

      We report interest expense incurred subsequent to our Chapter 11 filing only to the extent that it will be paid during the reorganization or that it is probable that it will be an allowed claim. Principal and interest payments may not be made on pre-petition debt subject to compromise without approval from the Bankruptcy Court or until a plan of reorganization defining the repayment terms has been confirmed. Further, the Bankruptcy Code generally disallows the payment of post-petition interest that accrues with respect to unsecured or under secured claims. As a result, we are not accruing interest that we believe is not probable of being treated as an allowed claim. During the nine and three months ended September 30, 2002, we did not accrue interest aggregating $100.7 million and $71.9 million on our senior redeemable notes. We have continued to accrue interest expense related to our credit facilities with Motorola Credit Corporation, as our plan of reorganization that was confirmed by the Bankruptcy Court on October 28, 2002 contemplates the reinstatement of these facilities.

      Consistent with SOP 90-7, upon emergence from reorganization, we plan to adopt accounting principles that will be required to be adopted in our financial statements within twelve months of that date.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. A portion of our cash and cash equivalents held by our Brazilian and Argentine operating companies is not available to fund any of the cash needs of NII Holdings, Inc. or any of our other subsidiaries due to debt covenants contained in agreements related to those operations. The portion of our cash and cash equivalents limited for use in our Brazilian and Argentine operating companies was $25.6 million as of September 30, 2002 and $22.3 million as of December 31, 2001.

      Restricted Cash. Restricted cash represents cash pledged as collateral and cash in escrow designated to fund some of our debt obligations. Restricted cash is not available to fund any of the other cash needs of NII Holdings, Inc. or any of our subsidiaries.

      Handsets Provided Under Operating Leases. Our Argentine operating company provides handsets to its customers under operating lease agreements requiring the return of the handset at the end of the lease term. At the inception of the lease term we expense the cost of the handset in excess of the minimum contractual revenues associated with the handset lease and the estimated residual value of the handset. The estimated residual value of the handset is based on the expected value of the handset at the end of the lease term and the likelihood, based on historical experience, that the handset will be recovered. We recognize ratably over the lease term revenue generated under the lease arrangement, which relates primarily to the up-front rental payment that we require at the inception of the lease term. We have classified in property, plant and equipment handsets under these operating leases as follows:

September 30, 2002

(in thousands)
Handsets under operating leases	$1,496
Less accumulated depreciation	(294)

Net book value	$1,202

      Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss represents a cumulative foreign currency translation adjustment of $171.2 million as of September 30, 2002 and $229.0 million as of December 31, 2001. The cumulative foreign currency translation adjustment results from the depreciation of the functional currencies used by our operating companies against the U.S. dollar.

Supplemental Cash Flow Information.

	Nine Months Ended
	September 30,

	2002	2001

	(in thousands)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$181,400	$488,587
Changes in capital expenditures accrued and unpaid or financed	(42,278)	35,543

	$139,122	$524,130

Interest costs
Interest expense	$149,538	$220,099
Interest capitalized	7,461	37,048

	$156,999	$257,147

Cash paid for interest, net of amounts capitalized
Cash paid for interest expensed, net of amounts capitalized	$26,456	$99,105
Cash paid for prepaid interest	2,119	—

	$28,575	$99,105

Cash paid for reorganization items included in operating activities, net of $518 in interest income in 2002	$6,558	$—

      Adoption of SFAS No. 142. In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that we no longer amortize goodwill and intangible assets with indefinite useful lives, but rather test them for impairment at least annually. It also requires that we continue to amortize intangible assets that have finite lives over their estimated useful lives and that we evaluate their estimated remaining useful lives and residual values each reporting period.

      Effective January 1, 2002, we applied the provisions of SFAS No. 142 to all goodwill and intangible assets recognized on our financial statements at that date. Since we wrote off the entire balance of our goodwill as of December 31, 2001 and determined that our licenses and customer lists have finite useful lives, we are not required to and did not perform an impairment test on our intangible assets. Further, we determined that the estimated remaining useful lives and residual values of our intangible assets did not require adjustments. As a result, the adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on our financial position or results of operations.

      Our intangible assets as of September 30, 2002 and December 31, 2001 are as follows:

	September 30, 2002			December 31, 2001

	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Value	Amortization	Value	Value	Amortization	Value

	(in thousands)
Amortized intangible assets
Licenses	$186,356	$(6,953)	$179,403	$191,658	$—	$191,658
Customer lists	769	(638)	131	814	—	814
Other intangible assets	136	(34)	102	—	—	—

Total intangible assets	$187,261	$(7,625)	$179,636	$192,472	$—	$192,472

      As of December 31, 2001, we also had $35.1 million in net debt financing costs included in intangible assets and other. During the second quarter of 2002, we wrote off the remaining balance of these costs of $31.2 million in accordance with SOP 90-7 (see note 5).

      Had we adopted SFAS No. 142 effective January 1, 2001, and accordingly not amortized goodwill for the nine and three months ended September 30, 2001, our net loss and basic and diluted consolidated loss per share attributable to common stock would have been as follows (in thousands, except per share amounts):

	September 30, 2001

	Nine Months	Three Months
	Ended	Ended

Net loss as reported	$(932,861)	$(551,718)
Amortization of goodwill	7,409	2,970

Pro forma net loss	$(925,452)	$(548,748)

Net loss per share basic and diluted as reported	$(3.44)	$(2.04)
Amortization of goodwill	.02	.01

Pro forma net loss per share basic and diluted	$(3.42)	$(2.03)

      Based solely on the carrying amount of amortized intangible assets existing as of September 30, 2002 and current exchange rates, we estimate amortization expense for each of the next five years ending December 31 to be as follows (in thousands):

Estimated
Amortization
Years	Expense

2002	$11,241
2003	11,226
2004	11,099
2005	11,083
2006	11,083

      Actual amortization expense to be reported in future periods could differ from these estimates as a result of changes in exchange rates, license acquisitions and other relevant factors, including the impact of adopting fresh-start accounting. During the nine and three months ended September 30, 2002, we did not acquire, dispose of or write-down any goodwill or intangible assets with indefinite useful lives.

      New Accounting Pronouncements. In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations arising from the retirement of tangible long-lived assets and the associated asset retirement costs. In accordance with SOP 90-7, we will adopt SFAS No. 143 in conjunction with our application of fresh-start accounting on October 31, 2002. We are evaluating the impact of adopting SFAS No. 143 on our financial position and results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires us to classify gains and losses from extinguishments of debt as extraordinary items only if they meet the criteria for such classification in Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” These provisions are effective January 1, 2003. Any gain or loss on extinguishment of debt classified as an extraordinary item in prior periods that does not meet the criteria for such classification must be reclassified to other income or expense. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. In accordance with SOP 90-7, we will adopt SFAS No. 145 in conjunction with our application of fresh-start accounting on October 31, 2002. We do not expect the adoption of SFAS No. 145 to have a material impact on our financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. These provisions are effective for exit or disposal activities initiated after December 31, 2002. In accordance with SOP 90-7, we will adopt SFAS No. 146 in conjunction with our application of fresh-start accounting on October 31, 2002. As a result, we will apply the provisions of SFAS No. 146 to all exit or disposal activities initiated after October 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material impact on our financial position or results of operations.

      Reclassifications and Other. We have reclassified some prior period amounts to conform to our current year presentation, including $11.2 million that we reclassified from accrued expenses and other to deferred revenues and other as of December 31, 2001.

      As a result of our adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” we recognized revenues from digital handset sales and equal amounts of cost of revenues during the following periods that are attributable to handset sales previously reported in periods prior to 2000 as follows:

	2002	2001

	(in thousands)
Nine months ended September 30.	$1,526	$7,053
Three months ended September 30	263	1,760

Note 3.     Debt

	September 30,	December 31,
	2002	2001

	(dollars in thousands)
13.0% senior redeemable discount notes due 2007, net of unamortized discount of $0 and $45,988	$951,463	$905,475
12.125% senior serial redeemable discount notes due 2008, net of unamortized discount of $0 and $102,533.	730,000	627,467
12.75% senior serial redeemable notes due 2010, net of unamortized discount of $0 and $8,262.	650,000	641,738
International Motorola equipment financing facility	225,000	225,000
International Motorola incremental equipment financing facility	56,650	56,650
Brazilian Motorola equipment financing facility	100,000	100,000
Argentine credit facilities	100,769	108,334
Other	—	480

Total debt	2,813,882	2,665,144
Less current portion and debt subject to compromise	(2,488,882)	(2,665,144)

	$325,000	$—

      Our emergence from Chapter 11 reorganization had the following effects on our September 30, 2002 debt balances:

•	The entire $2.3 billion outstanding principal balance and accrued interest on our senior redeemable notes and some other unsecured, non-trade debt was extinguished in exchange for a pro-rata share of 3.9 million shares of NII Holdings’ new common stock;

•	We repaid the $56.7 million outstanding principal balance, together with accrued interest, due under our international Motorola incremental financing facility using restricted cash held in escrow; and

•	Our $225.0 million international Motorola equipment financing facility and $100.0 million Brazilian Motorola equipment financing facility were reinstated in full by Motorola Credit Corporation, subject to deferrals of principal amortization, new credit agreements that include some financial covenants, and some structural modifications, including, in the case of the Brazilian Motorola equipment financing facility, the deferral of interest payments until the earlier of 2005 or when our Brazilian operating company achieves excess cash flow, as defined in the related agreements.

      In addition, until December 31, 2006, if our consolidated cash balance falls below $100.0 million for seven consecutive days, we will be eligible to borrow under our international Motorola equipment financing facility an amount necessary to increase our consolidated cash balance to $100.0 million. Our aggregate cash borrowings under this facility cannot exceed $56.7 million, interest would be due semi-annually and principal would have to be repaid in four equal annual installments.

      In addition, in connection with our reorganization, NII Holdings (Cayman) issued new senior secured discount notes with $180.8 million principal amount due at maturity, together with 15.6 million shares of NII Holdings’ new common stock for cash proceeds of $140.0 million. For accounting purposes, we will allocate the proceeds between debt and equity using the relative fair values of each.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and the issuance to them of 400,000 shares of NII Holdings’ new common stock, or 2% of all shares of new common stock outstanding as of November 12, 2002.

      The new notes are senior secured obligations of NII Holdings (Cayman), a foreign-subsidiary that we own, and are guaranteed by NII Holdings and some of our affiliates and subsidiaries. Subject to some exceptions, the notes are secured by perfected second priority security interests in the existing and future assets of NII Holdings (Cayman) and the guarantors, subject to Motorola Credit Corporation’s first lien. The notes bear interest at a rate of 13% per year, compounded quarterly. Interest will accrete to principal for the first two years of the term of the notes and be paid in cash quarterly thereafter. The notes were issued at an “original issue discount” as a result of (1) the accretion of non-cash interest for the first two years of the term of the notes, and (2) the allocation of a portion of the purchase price of the notes and common stock sold in the rights offering to the common stock. The notes will mature on the seventh anniversary of their issuance, when the entire principal balance of $180.8 million will be due.

      The new notes are not entitled to any mandatory redemption or sinking fund. The notes will be redeemable, at the option of NII Holdings (Cayman), in whole or in part, at any time on or after January 1, 2006 and prior to maturity at the following redemption prices (expressed in percentages of their accreted value), plus accrued and unpaid interest to the redemption date if redeemed during the 12-month period commencing on January 1 of the applicable year set forth below:

Redemption
Year	Price

2006	106.50%
2007	103.25%
2008 and thereafter	100.00%

      The new notes prohibit NII Holdings, NII Holdings (Cayman) and some of our subsidiaries from incurring new indebtedness not contemplated by our reorganization plan or to issue any redeemable stock. During the year following the first anniversary of the effective date of the reorganization, we are permitted to incur additional indebtedness if our consolidated leverage ratio would be no greater than 5.0:1, such ratio decreasing during each of the following three years to 4.5:1, 4.0:1 and 3.5:1 respectively. Except for McCaw International (Brazil), Ltd. and its affiliates, which we refer to as Nextel Brazil, we are allowed to incur debt that does not exceed $50.0 million as well as intercompany debt to refinance existing obligations and some other permitted debt.

      As a result of some restrictive covenants contained in the new notes, we are not allowed to purchase or redeem any equity interest in members of our consolidated group if the equity interest is held by Nextel Brazil, any of our affiliates, or any 5% beneficial owner of NII Holdings’ common stock. We may not make any principal payments or redeem any debt that is subordinated in right of payment to the notes except for specific exclusions. Our ability to make investments in subsidiaries and other investments is also restricted.

      We would be required to repurchase all of the outstanding notes at a purchase price equal to 101% of the accreted value of the new notes plus accrued interest within 60 days of a change of control of our company.

Note 4.     Liabilities Subject to Compromise

      The components of liabilities subject to compromise are as follows:

September 30, 2002

(dollars in thousands)
13.0% senior redeemable discount notes due 2007	$951,463
12.125% senior serial redeemable discount notes due 2008	730,000
12.75% senior serial redeemable notes due 2010.	650,000

Total debt subject to compromise	2,331,463
Accrued interest on debt subject to compromise	83,212
Accrued expenses and other	13,611
Due to parent, net	17,888

Total liabilities subject to compromise	$2,446,174

      We classified the entire balance of our senior redeemable notes in liabilities subject to compromise as of September 30, 2002 in accordance with SOP 90-7 since these debts are either obligations of or guaranteed by NII Holdings, Inc. Since we repaid the entire outstanding balance of our international Motorola incremental equipment financing facility on November 12, 2002, during the third quarter we reclassified the balance from liabilities subject to compromise to current portion of long-term debt. In addition, in connection with the reinstatement of our international Motorola equipment financing facility and our Brazilian Motorola equipment financing facility on November 12, 2002, during the third quarter we reclassified the balances of these facilities from liabilities subject to compromise to long-term debt due to related party. During the third quarter we also reclassified some amounts that we expect to pay when we emerge from Chapter 11 reorganization from liabilities subject to compromise to accounts payable.

Note 5.     Impairment, Restructuring and Other Charges

      During the first quarter of 2002, our Argentine operating company, our Brazilian operating company and our corporate headquarters further restructured their operations, which included workforce reductions. We recorded a $1.9 million restructuring charge in the first quarter of 2002 related to these actions and $3.3 million in other charges that were incurred and paid to third parties assisting us with our debt restructuring efforts.

      During the second quarter of 2002, we incurred $1.7 million in charges to third parties assisting us with our debt restructuring efforts. In addition, our Argentine operating company recorded a $7.9 million impairment charge to further write-down the carrying values of its long-lived assets to their estimated fair values as a result of the continued economic decline in Argentina. Further, both our Brazilian and Argentine operating companies implemented additional workforce reductions and incurred restructuring charges of $0.3 million.

      During the third quarter of 2002, both our Philippine operating company and our corporate headquarters incurred restructuring charges of $1.0 million related to additional workforce reductions.

      As of September 30, 2002 we had no accrued restructuring charges. Effective with our Chapter 11 filing on May 24, 2002, we classified separately charges related to our reorganization in reorganization items on our condensed consolidated statements of operations in accordance with SOP 90-7.

Note 6.     Reorganization Items

      We recognized the following items as reorganization items in our statements of operations during the nine months ended September 30, 2002 (in thousands):

	For the three months ended,

	March 31,	June 30,	September 30,
	2002	2002	2002	Total

Write-off of unamortized discounts on senior redeemable notes and debt financing costs	$—	$123,438	$—	$123,438
Key employee retention plan costs	—	951	7,669	8,620
Professional fees and other costs related to reorganization	—	624	3,871	4,495
Interest income related to debtor entities	—	(152)	(366)	(518)

Total reorganization items	$—	$124,861	$11,174	$136,035

      During the second quarter of 2002, we adjusted the carrying value of our senior redeemable notes to their face values by writing off the remaining unamortized discounts totaling $92.2 million. In addition, we wrote off the entire remaining balance of our debt financing costs of $31.2 million.

Note 7.	Significant Events and Transactions

      Spectrum Acquisition. During the third quarter of 2002, our Mexican operating company purchased licenses from two Mexican companies for a total of $13.6 million in cash. These acquisitions are intended to help consolidate and expand our spectrum position in Mexico, primarily in key cities in which we operate.

      Sale of Interests in Philippine Operating Company. At the end of the third quarter of 2002, we sold an 8% indirect interest and a 2% direct interest in our Philippine operating company to a third party investor. This transaction reduced our combined direct and indirect ownership interest in our Philippine operating company to about 49%. On November 28, 2002, we sold our remaining interest in Nextel Philippines.

Note 8.	Argentina Foreign Currency Losses

      In January 2002, the Argentine government devalued the Argentine peso from its previous one-to-one peg with the U.S. dollar. Subsequently, the peso-to-dollar exchange rate has significantly weakened in value. Since our Argentine operating company holds significant U.S. dollar-denominated liabilities, primarily its credit facilities, fluctuations in exchange rates can cause foreign exchange transaction losses. During the nine and three months ended September 30, 2002, as a result of the devaluation and subsequent decline in value of the Argentine peso, our Argentine operating company recorded $135.5 million and $1.1 million in foreign currency transaction losses.

Note 9.	Contingencies

      Brazilian Tax Contingencies. Our Brazilian operating company has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Our Brazilian operating company has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases our petitions have been denied and we are currently appealing those decisions. Additionally, our Brazilian operating company has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates. Based on our estimates of the likelihood of unfavorable decisions related to these matters, we have recorded accrued liabilities for probable losses totaling $25.2 million as of September 30, 2002 and $11.1 million as of December 31, 2001. From time to time, we may also receive additional tax assessment notices of a similar nature relating to periods not yet reviewed by the tax authorities. Although we cannot currently reasonably estimate a range of possible losses relating to these unasserted assessments, we continue to evaluate the likelihood of possible losses, if any.

      Mexican Tax Contingencies. On December 31, 2001, the Mexican Congress created a new tax on the revenues of telecommunications companies. Our Mexican operating company, along with several other telecommunications companies in Mexico, is currently disputing this tax. The guidance received from legal experts in Mexico related to the expected outcome of this dispute has been inconclusive to date. In order to minimize potential penalties and interest upon resolution of this dispute, our Mexican operating company has chosen to remit to the tax authorities the new tax on some components of revenue for which we anticipate an unfavorable resolution, and withhold payment on other components for which we hope a favorable resolution will be obtained. Through September 30, 2002, our Mexican operating company has incurred liabilities totaling $27.2 million in connection with this new tax, and has remitted $15.6 million to the tax authorities. The remaining liability of $11.6 million is included in accrued liabilities in our consolidated balance sheet at September 30, 2002. Until the courts reach a final resolution regarding these disputes, our liabilities will continue to increase by the amount withheld from remittance to the tax authorities.

      Legal Proceedings. As a result of our Chapter 11 filing, an automatic stay was imposed against the commencement or continuation of legal proceedings against NII Holdings outside of the Bankruptcy Court. The automatic stay did not apply, however, to governmental authorities exercising their police or regulatory powers, including the application of environmental laws. The automatic stay also did not apply to our subsidiaries that did not file for Chapter 11 protection, including all of our foreign operating companies. Claimants against NII Holdings were allowed to assert their claims in the Chapter 11 cases by filing a timely proof of claim, to which we were allowed to object and seek a determination from the Bankruptcy Court as to the allowability of the claim. Claimants who desired to liquidate their claims in legal proceedings outside of the Bankruptcy Court were required to obtain relief from the automatic stay by order of the Bankruptcy Court. If such relief was granted, the automatic stay remains in effect with respect to the collection of liquidated claim amounts. As a general rule, all claims against NII Holdings that sought a recovery from assets of our estates were addressed in the Chapter 11 cases and paid only under the terms of our confirmed plan of reorganization.

Note 10.	Segment Reporting

      We operate in four reportable segments: (1) Mexico, (2) Brazil, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the reporting thresholds are included in the Corporate and other segment below. The Corporate and other segment includes our Philippine operating company, our Chilean companies and our corporate headquarters operations in the U.S. We evaluate the performance of these segments and allocate resources to them based on cash generation potential, return on invested capital, growth opportunities and capital investment requirements. We define segment earnings (losses) as income (loss) before interest, taxes, depreciation and amortization, foreign currency transaction (losses) gains, net, and other charges determined to be non-recurring in nature, such as reorganization items and impairment, restructuring and other charges.

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
Nine Months Ended September 30, 2002
Operating revenues	$312,736	$139,162	$58,907	$60,878	$12,755	$(360)	$584,078

Segment earnings (losses)	$88,802	$9,687	$11,213	$15,994	$(23,118)	$—	$102,578
Impairment, restructuring and other charges	—	(695)	(8,542)	(23)	(6,496)	—	(15,756)
Depreciation and amortization	(38,923)	(9,177)	(1,853)	(4,532)	(5,310)	1,507	(58,288)

Operating income (loss)	49,879	(185)	818	11,439	(34,924)	1,507	28,534
Interest expense, net	(3,083)	(9,742)	(8,429)	(1,974)	(129,766)	7,069	(145,925)
Foreign currency transaction (losses) gains, net	(12,418)	(12,207)	(135,546)	(906)	(226)	581	(160,722)
Reorganization items	(1,870)	(1,278)	(1,330)	(896)	(130,661)	—	(136,035)
Other (expense) income, net	(3,646)	(2,902)	(1,821)	(647)	3,430	—	(5,586)

Income (loss) before income tax	$28,862	$(26,314)	$(146,308)	$7,016	$(292,147)	$9,157	$(419,734)

Capital expenditures	$95,162	$19,021	$10,888	$10,958	$3,093	$—	$139,122

Nine Months Ended September 30, 2001
Operating revenues	$200,375	$130,993	$94,318	$46,492	$13,804	$(163)	$485,819

Segment earnings (losses)	$4,203	$(56,203)	$(768)	$2,641	$(46,074)	$—	$(96,201)
Impairment, restructuring and other charges	—	—	—	—	(147,143)	—	(147,143)
Depreciation and amortization	(45,488)	(54,875)	(32,224)	(19,198)	(21,866)	581	(173,070)

Operating loss	(41,285)	(111,078)	(32,992)	(16,557)	(215,083)	581	(416,414)
Interest expense, net	(1,156)	(1,274)	(10,346)	(3,175)	(196,400)	3,141	(209,210)
Realized losses on investments	—	—	—	—	(192,054)	—	(192,054)
Foreign currency transaction (losses) gains, net	(279)	(62,956)	—	271	(7,721)	—	(70,685)
Other income (expense), net	36	(8,967)	(2,077)	(196)	5,941	—	(5,263)

Loss before income tax	$(42,684)	$(184,275)	$(45,415)	$(19,657)	$(605,317)	$3,722	$(893,626)

Capital expenditures	$167,559	$216,453	$64,302	$56,098	$45,016	$(25,298)	$524,130

Three Months Ended September 30, 2002
Operating revenues	$110,753	$41,770	$14,045	$20,812	$3,829	$(142)	$191,067

Segment earnings (losses)	$33,234	$5,125	$3,436	$5,854	$(7,098)	$—	$40,551
Impairment, restructuring and other charges	—	—	—	—	(1,037)	—	(1,037)
Depreciation and amortization	(14,079)	(2,700)	(684)	(1,591)	(1,767)	519	(20,302)

Operating income (loss)	19,155	2,425	2,752	4,263	(9,902)	519	19,212
Interest expense, net	(76)	(3,575)	(2,478)	(397)	(8,362)	3,754	(11,134)
Foreign currency transaction losses, net	(5,909)	(13,153)	(1,112)	(738)	(9,444)	95	(30,261)
Reorganization items	(1,870)	(1,278)	(1,330)	(896)	(5,800)	—	(11,174)
Other (expense) income, net	(2,745)	(1,546)	(405)	(401)	404	—	(4,693)

Income (loss) before income tax	$8,555	$(17,127)	$(2,573)	$1,831	$(33,104)	$4,368	$(38,050)

Capital expenditures	$27,389	$2,447	$2,164	$1,914	$1,186	$—	$35,100

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
Three Months Ended September 30, 2001
Operating revenues	$83,891	$45,008	$35,937	$16,552	$4,666	$(52)	$186,002

Segment earnings (losses)	$6,320	$(20,296)	$1	$1,697	$(16,320)	$—	$(28,598)
Impairment, restructuring and other charges	—	—	—	—	(147,143)	—	(147,143)
Depreciation and amortization	(17,481)	(17,561)	(10,926)	(6,780)	(6,963)	134	(59,577)

Operating loss	(11,161)	(37,857)	(10,925)	(5,083)	(170,426)	134	(235,318)
Interest income (expense), net	5,460	(1,152)	(3,031)	(934)	(72,825)	2,256	(70,226)
Realized losses on investments	—	—	—	—	(188,387)	—	(188,387)
Foreign currency transaction (losses) gains, net	(2,346)	(11,346)	—	779	(2,981)	—	(15,894)
Other (expense) income, net	(89)	(5,493)	(441)	(86)	3,445	—	(2,664)

Loss before income tax	$(8,136)	$(55,848)	$(14,397)	$(5,324)	$(431,174)	$2,390	$(512,489)

Capital expenditures	$31,127	$57,799	$24,287	$11,150	$15,966	$(9,790)	$130,539

September 30, 2002
Property, plant and equipment, net	$284,697	$39,490	$6,187	$41,164	$14,407	$(14,182)	$371,763

Identifiable assets	$553,588	$138,521	$38,039	$99,828	$516,583	$(400,213)	$946,346

December 31, 2001
Property, plant and equipment, net	$243,424	$40,004	$31,392	$33,869	$17,001	$(15,689)	$350,001

Identifiable assets	$514,198	$157,137	$134,662	$98,200	$633,386	$(293,163)	$1,244,420

Note 11.     Condensed Combined Financial Statements of Entities in Bankruptcy

      The following condensed combined financial statements of our entities in reorganization are presented in accordance with SOP 90-7:

NII HOLDINGS AND NII HOLDINGS (DELAWARE), INC.
(DEBTORS-IN-POSSESSION)

CONDENSED COMBINED BALANCE SHEETS

As of September 30, 2002 and December 31, 2001
(in thousands)
Unaudited

	2002	2001

ASSETS
Current assets
Cash and cash equivalents	$11,193	$194,810
Restricted cash	69,489	80,867
Accounts receivable, net	178	319
Prepaid expenses and other	963	4,290

Total current assets	81,823	280,286
Property, plant and equipment, net	13,456	16,998
Investments in and advances to subsidiaries	283,135	236,236
Debt financing costs, net	—	33,908
Other assets	9,496	4,319

	$387,910	$571,747

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise
Current liabilities
Accounts payable	$14,204	$27,820
Accrued expenses and other	36,943	77,948
Due to related parties	706	31,800
Current portion of long-term debt(1)	56,650	2,456,329

Total current liabilities	108,503	2,593,897
Long-term debt(1)	225,000	—

Total liabilities not subject to compromise	333,503	2,593,897
Liabilities subject to compromise	2,446,174	—
Stockholders’ deficit
Series A exchangeable redeemable preferred stock, 11 shares issued and outstanding; accreted liquidation preference of $1,311,680 and $1,187,569.	1,050,300	1,050,300
Common stock, class B, 271,037 shares issued, 270,382 shares outstanding	271	271
Paid-in capital	934,958	934,948
Accumulated deficit	(4,201,992)	(3,774,497)
Treasury stock, at cost, 655 shares	(3,275)	(3,275)
Deferred compensation, net	(860)	(903)
Foreign currency translation adjustment	(171,169)	(228,994)

Total stockholders’ deficit	(2,391,767)	(2,022,150)

	$387,910	$571,747

(1)	See Note 4 for a description of reclassifications of these amounts that we made during the third quarter of 2002.

NII HOLDINGS AND NII HOLDINGS (DELAWARE), INC.

(DEBTORS-IN-POSSESSION)

CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Nine and Three Months Ended September 30, 2002
(in thousands)
Unaudited

	Nine Months Ended	Three Months Ended
	September 30, 2002	September 30, 2002

Operating revenues	$—	$—

Operating expenses
Selling, general and administrative	20,835	6,667
Impairment, restructuring and other charges	6,255	906
Depreciation and amortization	5,079	1,678

	32,169	9,251
Operating loss	(32,169)	(9,251)
Other income (expense)
Interest expense (contractual interest of $227,776 and $79,192)	(127,111)	(7,287)
Interest income	6,357	1,426
Foreign currency transaction gains, net	(3)	(127)
Equity in losses of unconsolidated affiliates	(146,505)	(16,951)
Reorganization items	(130,661)	(5,800)
Other, net	(42)	(19)

	(397,965)	(28,758)

Loss before income tax benefit	(430,134)	(38,009)
Income tax benefit	2,639	1,680

Net loss	$(427,495)	$(36,329)

NII HOLDINGS AND NII HOLDINGS (DELAWARE), INC.

(DEBTORS-IN-POSSESSION)

CONDENSED COMBINED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2002
(in thousands)
Unaudited

2002

Cash flows from operating activities
Net loss	$(427,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt financing costs and accretion of senior redeemable discount notes	67,254
Depreciation and amortization	5,079
Equity in losses of unconsolidated affiliates	146,505
Reorganization items	129,478
Other, net	53
Change in assets and liabilities:
Accounts receivable, net	141
Prepaid expenses and other assets	4,424
Accounts payable, accrued expenses and other	22,404

Net cash used in operating activities	(52,157)

Cash flows from investing activities
Capital expenditures	(1,539)
Investments in and advances to subsidiaries	(118,931)

Net cash used in investing activities	(120,470)

Cash flows from financing activities
Repayments to parent, net	(10,990)

Net cash used in financing activities	(10,990)

Net decrease in cash and cash equivalents	(183,617)
Cash and cash equivalents, beginning of period	194,810

Cash and cash equivalents, end of period	$11,193

Note 12.     Condensed Consolidating Financial Information

CONDENSED CONSOLIDATING BALANCE SHEET

For the Nine Months Ended September 30, 2002
(in thousands)

		NII Holdings
	NII Holdings, Inc.	(Cayman)	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$11,193	$—	$66,509	$14,295	$—	$91,997
Restricted cash	69,489	—	—	—	—	69,489
Accounts receivable, net	178	—	89,016	7,282	—	96,476
Handset and accessory inventory	—	—	16,883	2,521	—	19,404
Prepaid expenses and other	963	—	55,096	12,015	—	68,074

Total current assets	81,823	—	227,504	36,113	—	345,440
Property, plant and equipment, net	13,456	—	365,351	7,138	(14,182)	371,763
Investments in and advances to subsidiaries	283,135	—	1,037,215	—	(1,320,350)	—
Intangible assets, net	—	—	29,620	2,463	—	32,083
Other assets	9,496	—	48,156	1,965	(12,230)	47,387

	$387,910	$—	$1,707,846	$47,679	$(1,346,762)	$796,673

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Liabilities not subject to compromise
Current liabilities
Accounts payable	$14,204	$—	$23,538	$4,404	$—	$42,146
Accrued expenses and other	21,655	—	127,640	33,127	—	182,422
Deferred revenues	—	—	45,989	3,021	—	49,010
Accrued interest	15,288	—	6,927	6,131	—	28,346
Due to related parties	706	—	592,477	202,974	(755,305)	40,852
Current portion of long-term debt	56,650	—	—	100,769	—	157,419

Total current liabilities	108,503	—	796,571	350,426	(755,305)	500,195
Long-term debt due to related party	225,000	—	100,000	—	—	325,000
Deferred income taxes	—	—	13,503	184	—	13,687
Deferred revenues and other	—	—	32,861	1,317	—	34,178

Total liabilities not subject to compromise	333,503	—	942,935	351,927	(755,305)	873,060
Liabilities subject to compromise	2,446,174	—	—	—	—	2,446,174
Total stockholders’ (deficit) equity	(2,391,767)	—	764,911	(304,248)	(591,457)	(2,522,561)

	$387,910	$—	$1,707,846	$47,679	$(1,346,762)	$796,673

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2002
(in thousands)

		NII Holdings
	NII Holdings, Inc.	(Cayman)	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$505,742	$71,662	$(360)	$577,044

Operating expenses
Cost of revenues	656	—	208,801	27,131	(360)	236,228
Selling, general and administrative	20,179	—	181,841	35,368	—	237,388
Impairment, restructuring and other charges	6,255	—	718	8,783	—	15,756
Depreciation and amortization	5,079	—	47,659	2,082	(1,507)	53,313

	32,169	—	439,019	73,364	(1,867)	542,685

Operating (loss) income	(32,169)	—	66,723	(1,702)	1,507	34,359

Other income (expense)
Interest expense	(127,111)	—	(36,061)	(18,712)	32,808	(149,076)
Interest income	6,357	—	22,439	181	(25,739)	3,238
Foreign currency transaction losses, net	(3)	—	(25,334)	(135,769)	581	(160,525)
Equity in losses of affiliates	(146,505)	—	(6,135)	—	146,505	(6,135)
Reorganization items	(130,661)	—	(4,044)	(1,330)	—	(136,035)
Other, net	(42)	—	(7,173)	1,655	—	(5,560)

	(397,965)	—	(56,308)	(153,975)	154,155	(454,093)

(Loss) income before income tax benefit (provision)	(430,134)	—	10,415	(155,677)	155,662	(419,734)
Income tax benefit (provision)	2,639	—	(10,738)	338	—	(7,761)

Net loss	$(427,495)	$—	$(323)	$(155,339)	$155,662	$(427,495)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2002
(in thousands)

		NII Holdings
	NII Holdings, Inc.	(Cayman)	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of year	$194,810	$—	$40,358	$15,082	$—	$250,250
Cash flows (used in) from operating activities	(52,157)	—	109,014	11,413	—	68,270
Cash flows used in investing activities	(120,470)	—	(144,961)	(22,167)	92,454	(195,144)
Cash flows (used in) from financing activities	(10,990)	—	67,516	16,894	(92,454)	(19,034)
Effect of exchange rate changes on cash and cash equivalents	—	—	(5,418)	(6,927)	—	(12,345)

Cash and cash equivalents, end of year	$11,193	$—	$66,509	$14,295	$—	$91,997

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares and notes offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

[UPDATE]

Through and including                      , 2003, the 25th day after the date of this prospectus, all dealers effecting transactions in these securities in the United States, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

11,461,283

Shares of Common Stock
NII HOLDINGS, INC.

$98,219,990

NII HOLDINGS (CAYMAN) LTD.
Senior Secured Discount Notes due 2009

[NII HOLDINGS, INC. LOGO]

[NII HOLDINGS (CAYMAN) LOGO]

PART II

Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution

      Set forth below is an estimate of the approximate amount of fees and expenses payable by NII Holdings (Cayman) and/or NII Holdings in connection with the issuance and distribution of the notes and shares of common stock pursuant to the prospectus contained in this Registration Statement.

Item	Amount

Securities and Exchange Commission registration fee	$22,269.44
Legal fees and expenses
Accounting fees and expenses
Transfer agent fees
Miscellaneous
Total

      All amounts other than the Securities and Exchange Commission registration fee are estimates. These fees will be paid by the registrant.

Item 14.	Indemnification of Directors and Officers

      Article Seven of the Amended and Restated Certificate of Incorporation of NII Holdings provides that, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

      Under Article Seven, any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section.

      Section 7.1 of NII Holdings’ bylaws (the “Bylaws”) provides that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not so serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred in Section 7.1 also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such person is not entitled to be so indemnified under Section 7.1.

      Section 7.4 of the Bylaws provides that the corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

      Section 102 of the Delaware General Corporation Law, referred to as the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 15.	Recent Sales of Unregistered Securities

      NII Holdings sold securities that were not registered under the Securities Act of 1933 in the following transactions since December 31, 1999:

      On August 1, 2000, NII Holdings completed the issuance and sale to the placement agents in a private placement of $650 million in principal amount of its 12.75% senior serial notes due 2010. Morgan Stanley Dean Witter, Banc of America Securities LLC, Barclays Capital, Chase Securities Inc., Credit Suisse First Boston, Deutsche Banc Alex. Brown and Goldman, Sachs & Co. acted as principal placement agents and received about $16 million in fees in connection with the sale of these notes. These placement agents resold these notes to a limited number of qualified institutional buyers. These transactions were effected pursuant to the exemption of Section 4(2) of the Securities Act and Rule 144A and Regulation S under that Act, in reliance upon the representations of the placement agents in each of the offerings described above.

      Between March 12, 1998 and June 2, 2000, NII Holdings issued 5,265.71 shares of its series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications for aggregate cash proceeds of $427,685,000, 6,777,778 shares of class D stock of Clearnet and reimbursement of $8,254,000 of costs incurred by Nextel Communications under an overhead services agreement. On June 12, 2000, this subsidiary exchanged all of the 5,266 shares of series A exchangeable redeemable preferred stock for 49,682,088 shares of common stock of NII Holdings. On June 29, 2000, NII Holdings issued 2,150 additional shares of its series A exchangeable redeemable preferred stock to this subsidiary for aggregate cash proceeds of $215,000,000. In December 2000, NII Holdings issued 3,353 additional shares of its series A exchangeable redeemable preferred stock to the same subsidiary of Nextel Communications, 2,500 shares of which were issued in exchange for cash proceeds of $250.0 million and 853 shares of which were issued as payment for its liability under a tax sharing agreement with Nextel Communications.

      On June 13, 2000, NII Holdings issued 18 shares of its common stock to PNC Bank and 576 shares of its common stock to Silkcap & Co. pursuant to their respective exercises of warrants for aggregate proceeds of $2,598.

      All of these issuances of series A exchangeable redeemable preferred stock and common stock were made in transactions not involving a public offering pursuant to the exemption offered by Section 4(2) of the Securities Act.

      On November 12, 2002, as part of NII Holdings’ revised third amended joint plan of reorganization, NII Holdings raised $140.0 million in proceeds from some of its creditors that participated in a rights offering in exchange for the issuance of 15,680,000 shares of its new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity in 2009. These transactions were effected pursuant to the exemptions provided by Sections 1145(a)(1) and 1145(a)(2) of Title 11 of the Bankruptcy Code.

Item 16.	Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibits

2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.3	Certificate of Incorporation on Change of Name of NII Holdings (Cayman), Ltd., filed with the Registrar of Companies on August 5, 2002 (incorporated by reference to Exhibit T3A-4 to NII Holdings (Cayman), Ltd.’s Form T-3, filed on September 24, 2002, File No. 022-28627).
3.4	Memorandum of Association of NII Holdings (Cayman), Ltd., dated April 29, 1996 (incorporated by reference to Exhibit T3A-5 to NII Holdings (Cayman), Ltd.’s Form T-3, filed on September 24, 2002, File No. 022-28627).
3.5	Articles of Association of NII Holdings (Cayman), Ltd., dated April 29, 1996 (incorporated by reference to Exhibit T3B to NII Holdings (Cayman), Ltd.’s Form T-3, filed on September 24, 2002, File No. 022-28627).
4.1	Indenture governing the 13% Senior Secured Discount Notes Due 2009 issued by NII Holdings (Cayman), Ltd., dated as of November 12, 2002, among NII Holdings (Cayman), Ltd., the Guarantors named therein and Wilmington Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings Form 10-Q, filed on November 14, 2002, File No. 000-32421).
4.2	Form of 13% Senior Secured Discount Notes (incorporated by reference to Exhibit A to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on November 14, 2002, File No. 000-32421).
5.1	Opinion of Bingham McCutchen LLP (to be filed by amendment).
5.2	Opinion of Maples and Calder (to be filed by amendment).
5.3	Opinion of Miranda & Amado (to be filed by amendment).
5.4	Opinion of Gallastegui y Lozano (to be filed by amendment).
5.5	Opinion of Pinheiro Neto — Advogados (to be filed by amendment).
8.1	Opinion of Bingham McCutchen LLP (tax matters) (to be filed by amendment).
9.1	Form of Lock-up and Voting Agreement, by and between NII Holdings and each of Nextel Communications, Motorola Credit Corporation and certain members of the Ad Hoc Committee of Noteholders (incorporated by reference Exhibit 10.52 to NII Holdings’ Form 10-Q, filed on August 14, 2002, File No. 000-32421).
10.1	Subscriber Unit Purchase Agreement, dated as of July 23, 1999, by and between Motorola, Inc. and Comunicaciones Nextel de Mexico S.A. de C.V. (incorporated by reference to Exhibit 10.37 to NII Holdings’ Form 10-K, filed on March 30, 2000).
10.2	Subscriber Unit Purchase Agreement, dated July 23, 1999, by and between Motorola, Inc. and Nextel del Peru, S.A. (incorporated by reference to Exhibit 10.44 to NII Holdings’ Form 10-K, filed on March 30, 2000).
10.3	Subscriber Unit Purchase Agreement, dated as of August 4, 1999, by and between Motorola, Inc. and Infocom Communications Network, Inc. (incorporated by reference to Exhibit 10.43 to NII Holdings’ Form 10-K, filed on March 30, 2000).

Exhibit
Number	Description of Exhibits

10.4	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola Industrial LTDA and NII Holdings (incorporated by reference to Exhibit 10.39 to NII Holdings’ Form 10-K filed on March 30, 2000).
10.5	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola, Inc. and NII Holdings (incorporated by reference to Exhibit 10.40 to NII Holdings’ Form 10-K, filed on March 30, 2000).
10.6	Form of iDEN Infrastructure Equipment Supply Agreement dated August 14, 2000 by and between NII Holdings, Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.2 to NII Holdings’ Form 8-K, filed on December 22, 2000).
10.7	Form of iDEN Installation Services Agreement, dated August 14, 2000 by and between NII Holdings, Motorola, Inc. and each of Nextel, Telecomunicações Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.1 to NII Holdings’ Form 8-K, filed on December 22, 2000).
10.8	Form of Amendment 001 to iDEN Infrastructure Supply Agreement, dated as of December 1, 2000, between NII Holdings, Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.3 to NII Holdings’ Amendment to the Form 10-K, filed on December 22, 2000).
10.9	iDEN® Infrastructure Minimum Purchase Commitment Agreement, effective as of January 1, 2001, by and between Motorola, Inc. by and through its Global Telecom Solutions Sector, Telecom Carrier Solutions Group and NII Holdings (incorporated by reference to Exhibit 10.1 to NII Holdings’ Form 8-K, filed on February 22, 2001).
10.10	Second Amended and Restated Equipment Financing Agreement, dated as of November 12, 2002, between Nextel Telecomunicacoes, Ltda., Motorola Credit Corporation and Citibank, N.A., as Collateral Agent (filed herewith).
10.11	Master Equipment Financing Agreement, dated as of November 12, 2002, by and between NII Holdings (Cayman), Nextel del Peru, S.A., Teletransportes Integrales, S.A. de C.V., the Lenders named therein, Motorola Credit Corporation, as Administrative Agent, and Citibank, N.A., as Collateral Agent (filed herewith).
10.12	Third Amended and Restated Trademark License Agreement, dated as of November 12, 2002, between Nextel Communications, Inc. and NII Holdings (filed herewith).
10.13	Form of Amendment 002 to iDEN Infrastructure Supply Agreement, dated December 1, 2000, between NII Holdings, Motorola, Inc., and each of Comunicaciones Nextel de México, S.A. de C.V., Nextel Telecomunicacões Ltda., Nextel Argentina S.R.L., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.47 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.14	Amendment 003 to iDEN Infrastructure Equipment Supply Agreement, dated December 7, 2001, between NII Holdings, Motorola, Inc., Nextel Argentina, S.A., Nextel Telecomunicações Ltda., Comunicaciones Nextel de México, S.A. de C.V., Nextel del Peru S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.48 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.15	Amendment 001 to iDEN Subscriber Supply Agreement, effective as of January 1, 2000, among NII Holdings, Motorola, Inc. and Nextel Communications, Inc. (incorporated by reference to Exhibit 10.49 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.16	Amendment 002 to iDEN Subscriber Supply Agreement, dated February 16, 2001, between NII Holdings and Motorola, Inc. (incorporated by reference to Exhibit 10.50 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).

Exhibit
Number	Description of Exhibits

10.17	Amendment 003 to iDEN Subscriber Supply Agreement, dated December 10, 2001, between NII Holdings and Motorola, Inc. (incorporated by reference to Exhibit 10.51 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.18	Intercreditor Agreement, dated as of November 12, 2002, among NII Holdings, certain other borrowers, Motorola Credit Corporation, Wilmington Trust Company, and a collateral agent (filed herewith).
10.19	Registration Rights Agreement, as of November 12, 2002, between NII Holdings and Eligible Holders (filed herewith).
10.20	Management Incentive Plan, dated as of November 12, 2002 (incorporated by reference to Exhibit 99.1 to NII Holdings’ Registration Statement on Form S-8, filed on November 12, 2002, File No. 333-101136).
10.21	Standstill Agreement, dated as of November 12, 2002, among NII Holdings, Nextel Communications, Inc. and certain other parties thereto (filed herewith).
12.1	Statement regarding computation of ratio of earnings to fixed charges (filed herewith).
21.1	Subsidiaries of NII Holdings (incorporated by reference to Exhibit 21.1 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Bingham McCutchen LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.3	Consent of Maples and Calder (included in the opinion filed as Exhibit 5.2 hereto).
23.4	Consent of Miranda & Amado (included in the opinion filed as Exhibit 5.3 hereto).
23.5	Consent of Gallastegui y Lozano (included in the opinion filed as Exhibit 5.4 hereto).
23.6	Consent of Pinheiro Neto — Advogados (included in the opinion filed as Exhibit 5.5 hereto).
24.1	Powers of Attorney (included in the signature page of this Registration Statement).
25.1	Form T-1 qualifying Wilmington Trust company as Trustee under the Trust Indenture Act of 1939 (incorporated by reference to Exhibit 25.1 to NII Holdings (Cayman), Form T-3, filed on September 24, 2002, File No. 022-28627).

(b)	Financial Statement Schedules

      A Schedule of Condensed Financial Information of the Registrant and a schedule of Valuation and Qualifying Accounts have been included in the prospectus beginning on page F-41.

Item 17.	Undertakings

      The undersigned registrants hereby undertake:

      (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NII HOLDINGS, INC.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

      Each person or entity whose signature appears below hereby appoints Steven M. Shindler and Byron R. Siliezar, and each of them severally, their true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement on Form S-1 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	Chief Executive Officer, Director and Chairman of the Board of Directors (Principal Executive Officer)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial Officer)	December 20, 2002

/s/ RICARDO ISRAELE Ricardo Israele	Vice President and Controller (Principal Accounting Officer)	December 20, 2002

/s/ TIMOTHY M. DONAHUE Timothy M. Donahue	Director	December 20, 2002

/s/ STEVEN P. DUSSEK Steven P. Dussek	Director	December 20, 2002

/s/ NEAL P. GOLDMAN Neal P. Goldman	Director	December 20, 2002

Signature	Title	Date

/s/ CAROLYN KATZ Carolyn Katz	Director	December 20, 2002

/s/ DONALD E. MORGAN Donald E. Morgan	Director	December 20, 2002

/s/ JOHN W. RISNER John W. Risner	Director	December 20, 2002

/s/ CHARLES F. WRIGHT Charles F. Wright	Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NII HOLDINGS (CAYMAN), LTD.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Director and Secretary	December 20, 2002

/s/ LO VAN GEMERT Lo van Gemert	Director and Vice President	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Director and Vice President	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NEXTEL INTERNATIONAL (SERVICES), LTD.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President (Principal Executive Officer)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ LO VAN GEMERT Lo van Gemert	Vice President and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Vice President and Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NII FUNDING CORP.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President and Director (Principal Executive Officer)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

MCCAW INTERNATIONAL (BRAZIL), LTD.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President (Principal Executive Officer)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Vice President and Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

AIRFONE HOLDINGS, INC.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President (Principal Executive Officer)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ LO VAN GEMERT Lo van Gemert	Vice President and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Vice President and Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NEXTEL INTERNATIONAL (MEXICO) LTD.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President and Director (Principal Executive Officer)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Vice President and Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NEXTEL INTERNATIONAL (PERU) LLC

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Vice President and Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NEXTEL INTERNATIONAL (INDONESIA) LLC

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ LO VAN GEMERT Lo van Gemert	Vice President and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Vice President and Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia on December 20, 2002.

NEXTEL INTERNATIONAL (URUGUAY), INC.

By:	/s/ STEVEN M. SHINDLER

Name: Steven M. Shindler
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN M. SHINDLER Steven M. Shindler	President (Principal Executive Officer)	December 20, 2002

/s/ BYRON R. SILIEZAR Byron R. Siliezar	Vice President and Treasurer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Secretary and Director	December 20, 2002

/s/ LO VAN GEMERT Lo van Gemert	Vice President and Director	December 20, 2002

/s/ ROBERT J. GILKER Robert J. Gilker	Vice President and Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lima, Peru on December 20, 2002.

NEXTEL DEL PERU, S.A.

By:	/s/ MIGUEL E. RIVERA

Name: Miguel E. Rivera
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MIGUEL E. RIVERA Miguel E. Rivera	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARIO ARRUS Mario Arrus	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2002

/s/ LO VAN GEMERT Lo van Gemert	Director	December 20, 2002

/s/ BYRON SILIEZAR Byron Siliezar	Director	December 20, 2002

/s/ PATRICK H. LEACH Patrick H. Leach	Director	December 20, 2002

/s/ MICHEL BUHLER Michel Buhler	Director	December 20, 2002

/s/ MERCEDES M. BARRERAS Mercedes M. Barreras	Director	December 20, 2002

/s/ ALFONSO DE ORBEGOSO Alfonso de Orbegoso	Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lima, Peru on December 20, 2002.

TRANSNET DEL PERU, S.R.L.

By:	/s/ JULIO BALESTRINI

Name: Julio Balestrini
Title: General Manager

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JULIO BALESTRINI Julio Balestrini	General Manager (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARIO ARRUS Mario Arrus	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

COMUNICACIONES NEXTEL DE MEXICO, S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

SISTEMAS DE COMUNICACIONES TRONCALES S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

RADIOPHONE, S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

PRESTADORA DE SERVICIOS DE
RADIOCOMUNICACION, S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

FONOTRANSPORTES NACIONALES S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

SERVICIOS PROTEL, S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

NEXTEL DE MEXICO, S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

TELETRANSPORTES INTEGRALES, S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

SERVICIOS DE RADIOCOMUNICACION MOVIL DE MEXICO, S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico, Federal District on December 20, 2002.

MULTIFONE S.A. DE C.V.

By:	/s/ PETER FOYO COLLAZO

Name: Peter Foyo Collazo
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER FOYO COLLAZO Peter Foyo Collazo	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MARíA CRISTINA PEÑA TÉLLEZ María Cristina Peña Téllez	CFO (Principal Financial and Accounting Officer)	December 20, 2002

/s/ RICARDO ELMER BACKMAN MONTES Ricardo Elmer Backman Montes	COO-Director	December 20, 2002

/s/ RAÚL RAMíREZ ROMÁN Raúl Ramírez Román	CTO-Director	December 20, 2002

/s/ CARLOS GUSTAVO CANTÚ DURÁN Carlos Gustavo Cantú Durán	VP-Director	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Pãulo, state of São Paulo on December 20, 2002.

NEXTEL S.A.

By:	/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS

Name: Alexis Mozarovski Ruiz de Frias
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS Alexis Mozarovski Ruiz de Frias	President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MAURíCIO SOMERA Maurício Somera	Controller (Principal Accounting Officer)	December 20, 2002

/s/ DAVID BRUCE GRAY David Bruce Gray	Vice President, Chief Financial Officer (Principal Financial Officer)	December 20, 2002

/s/ WILLIAM ROCKWELL HINCHLIFF William Rockwell Hinchliff	Vice President, Senior Operations	December 20, 2002

/s/ DUSHYANT GANDHI Dushyant Gandhi	Vice President, Engineering and Operations	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Pãulo, state of São Paulo on December 20, 2002.

NEXTEL TELECOMUNICACOES LTDA.

By:	/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS

Name: Alexis Mozarovski Ruiz de Frias
Title: Delegate Manager/ President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS Alexis Mozarovski Ruiz de Frias	Delegate Manager/ President (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MAURíCIO SOMERA Maurício Somera	Controller (Principal Accounting Officer)	December 20, 2002

/s/ DAVID BRUCE GRAY David Bruce Gray	Delegate Manager/ Chief Finance Officer (Principal Financial Officer)	December 20, 2002

/s/ WILLIAM ROCKWELL HINCHLIFF William Rockwell Hinchliff	Delegate Manager/ Vice President Senior Operations	December 20, 2002

/s/ DUSHYANT GANDHI Dushyant Gandhi	Delegate Manager/ Vice President Engineering and Operations	December 20, 2002

/s/ FABIO CASTANHEIRA RIBEIRO Fabio Castanheira Ribeiro	Delegate Manager/ Director Marketing Operations	December 20, 2002

/s/ ALEJANDRO JOSÉ RAPOSO Alejandro José Raposo	Delegate Manager/ Director, Customer Care	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sáo Paulo, state of Sáo Paulo on December 20, 2002.

PROMOBILE TELECOMUNICACOES LTDA.

By:	/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS

Name: Alexis Mozarovski Ruiz de Frias
Title: Delegate Manager

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS Alexis Mozarovski Ruiz de Frias	Delegate Manager (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MAURíCIO SOMERA Maurício Somera	Controller (Principal Accounting Officer)	December 20, 2002

/s/ DAVID BRUCE GRAY David Bruce Gray	Delegate Manager (Principal Financial Officer)	December 20, 2002

/s/ WILLIAM ROCKWELL HINCHLIFF William Rockwell Hinchliff	Delegate Manager	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sáo Paulo, state of Sáo Paulo on December 20, 2002.

TELEMOBILE TELECOMUNICACOES LTDA.

By:	/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS

Name: Alexis Mozarovski Ruiz de Frias
Title: Delegate Manager

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS Alexis Mozarovski Ruiz de Frias	Delegate Manager (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MAURíCIO SOMERA Maurício Somera	Controller (Principal Accounting Officer)	December 20, 2002

/s/ DAVID BRUCE GRAY David Bruce Gray	Delegate Manager (Principal Financial Officer)	December 20, 2002

/s/ WILLIAM ROCKWELL HINCHLIFF William Rockwell Hinchliff	Delegate Manager	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sáo Paulo, state of Sáo Paulo on December 20, 2002.

MASTER-TEC TELECOMUNICACOES INDUSTRIA E
COMERCIO DE PRODUTOS ELECTRONICOS LTDA.

By:	/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS

Name: Alexis Mozarovski Ruiz de Frias
Title: Delegate Manager

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS Alexis Mozarovski Ruiz de Frias	Delegate Manager (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MAURíCIO SOMERA Maurício Somera	Controller (Principal Accounting Officer)	December 20, 2002

/s/ DAVID BRUCE GRAY David Bruce Gray	Delegate Manager (Principal Financial Officer)	December 20, 2002

/s/ WILLIAM ROCKWELL HINCHLIFF William Rockwell Hinchliff	Delegate Manager	December 20, 2002

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sáo Paulo, state of Sáo Paulo on December 20, 2002.

TELECOMUNICACOES BRASTEL S/ C LTDA.

By:	/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS

Name: Alexis Mozarovski Ruiz de Frias
Title: Delegate Manager

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXIS MOZAROVSKI RUIZ DE FRIAS Alexis Mozarovski Ruiz de Frias	Delegate Manager (Principal Executive Officer and Authorized U.S. Representative)	December 20, 2002

/s/ MAURíCIO SOMERA Maurício Somera	Controller (Principal Accounting Officer)	December 20, 2002

/s/ DAVID BRUCE GRAY David Bruce Gray	Delegate Manager/ Principal Financial Officer	December 20, 2002

/s/ WILLIAM ROCKWELL HINCHLIFF William Rockwell Hinchliff	Delegate Manager	December 20, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.3	Certificate of Incorporation on Change of Name of NII Holdings (Cayman), Ltd., filed with the Registrar of Companies on August 5, 2002 (incorporated by reference to Exhibit T3A-4 to NII Holdings (Cayman), Ltd.’s Form T-3, filed on September 24, 2002, File No. 022-28627).
3.4	Memorandum of Association of NII Holdings (Cayman), Ltd., dated April 29, 1996 (incorporated by reference to Exhibit T3A-5 to NII Holdings (Cayman), Ltd.’s Form T-3, filed on September 24, 2002, File No. 022-28627).
3.5	Articles of Association of NII Holdings (Cayman), Ltd., dated April 29, 1996 (incorporated by reference to Exhibit T3B to NII Holdings (Cayman), Ltd.’s Form T-3, filed on September 24, 2002, File No. 022-28627).
4.1	Indenture governing the 13% Senior Secured Discount Notes Due 2009 issued by NII Holdings (Cayman), Ltd., dated as of November 12, 2002, among NII Holdings (Cayman), Ltd., the Guarantors named therein and Wilmington Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings Form 10-Q, filed on November 14, 2002, File No. 000-32421).
4.2	Form of 13% Senior Secured Discount Notes (incorporated by reference to Exhibit A to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on November 14, 2002, File No. 000-32421).
5.1	Opinion of Bingham McCutchen LLP (to be filed by amendment).
5.2	Opinion of Maples and Calder (to be filed by amendment).
5.3	Opinion of Miranda & Amado (to be filed by amendment).
5.4	Opinion of Gallastegui y Lozano (to be filed by amendment).
5.5	Opinion of Pinheiro Neto — Advogados (to be filed by amendment).
8.1	Opinion of Bingham McCutchen LLP (tax matters) (to be filed by amendment).
9.1	Form of Lock-up and Voting Agreement, by and between NII Holdings and each of Nextel Communications, Motorola Credit Corporation and certain members of the Ad Hoc Committee of Noteholders (incorporated by reference Exhibit 10.52 to NII Holdings’ Form 10-Q, filed on August 14, 2002, File No. 000-32421).
10.1	Subscriber Unit Purchase Agreement, dated as of July 23, 1999, by and between Motorola, Inc. and Comunicaciones Nextel de Mexico S.A. de C.V. (incorporated by reference to Exhibit 10.37 to NII Holdings’ Form 10-K, filed on March 30, 2000).
10.2	Subscriber Unit Purchase Agreement, dated July 23, 1999, by and between Motorola, Inc. and Nextel del Peru, S.A. (incorporated by reference to Exhibit 10.44 to NII Holdings’ Form 10-K, filed on March 30, 2000).
10.3	Subscriber Unit Purchase Agreement, dated as of August 4, 1999, by and between Motorola, Inc. and Infocom Communications Network, Inc. (incorporated by reference to Exhibit 10.43 to NII Holdings’ Form 10-K, filed on March 30, 2000).
10.4	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola Industrial LTDA and NII Holdings (incorporated by reference to Exhibit 10.39 to NII Holdings’ Form 10-K filed on March 30, 2000).
10.5	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola, Inc. and NII Holdings (incorporated by reference to Exhibit 10.40 to NII Holdings’ Form 10-K, filed on March 30, 2000).

Exhibit
Number	Description of Exhibits

10.6	Form of iDEN Infrastructure Equipment Supply Agreement dated August 14, 2000 by and between NII Holdings, Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.2 to NII Holdings’ Form 8-K, filed on December 22, 2000).
10.7	Form of iDEN Installation Services Agreement, dated August 14, 2000 by and between NII Holdings, Motorola, Inc. and each of Nextel, Telecomunicações Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.1 to NII Holdings’ Form 8-K, filed on December 22, 2000).
10.8	Form of Amendment 001 to iDEN Infrastructure Supply Agreement, dated as of December 1, 2000, between NII Holdings, Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.3 to NII Holdings’ Amendment to the Form 10-K, filed on December 22, 2000).
10.9	iDEN® Infrastructure Minimum Purchase Commitment Agreement, effective as of January 1, 2001, by and between Motorola, Inc. by and through its Global Telecom Solutions Sector, Telecom Carrier Solutions Group and NII Holdings (incorporated by reference to Exhibit 10.1 to NII Holdings’ Form 8-K, filed on February 22, 2001).
10.10	Second Amended and Restated Equipment Financing Agreement, dated as of November 12, 2002, between Nextel Telecomunicacoes, Ltda., Motorola Credit Corporation and Citibank, N.A., as Collateral Agent (filed herewith).
10.11	Master Equipment Financing Agreement, dated as of November 12, 2002, by and between NII Holdings (Cayman), Nextel del Peru, S.A., Teletransportes Integrales, S.A. de C.V., the Lenders named therein, Motorola Credit Corporation, as Administrative Agent, and Citibank, N.A., as Collateral Agent (filed herewith).
10.12	Third Amended and Restated Trademark License Agreement, dated as of November 12, 2002, between Nextel Communications, Inc. and NII Holdings (filed herewith).
10.13	Form of Amendment 002 to iDEN Infrastructure Supply Agreement, dated December 1, 2000, between NII Holdings, Motorola, Inc., and each of Comunicaciones Nextel de México, S.A. de C.V., Nextel Telecomunicacões Ltda., Nextel Argentina S.R.L., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.47 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.14	Amendment 003 to iDEN Infrastructure Equipment Supply Agreement, dated December 7, 2001, between NII Holdings, Motorola, Inc., Nextel Argentina, S.A., Nextel Telecomunicações Ltda., Comunicaciones Nextel de México, S.A. de C.V., Nextel del Peru S.A. and Nextel Communications Philippines, Inc. (incorporated by reference to Exhibit 10.48 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.15	Amendment 001 to iDEN Subscriber Supply Agreement, effective as of January 1, 2000, among NII Holdings, Motorola, Inc. and Nextel Communications, Inc. (incorporated by reference to Exhibit 10.49 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.16	Amendment 002 to iDEN Subscriber Supply Agreement, dated February 16, 2001, between NII Holdings and Motorola, Inc. (incorporated by reference to Exhibit 10.50 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.17	Amendment 003 to iDEN Subscriber Supply Agreement, dated December 10, 2001, between NII Holdings and Motorola, Inc. (incorporated by reference to Exhibit 10.51 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
10.18	Intercreditor Agreement, dated as of November 12, 2002, among NII Holdings, certain other borrowers, Motorola Credit Corporation, Wilmington Trust Company, and a collateral agent (filed herewith).
10.19	Registration Rights Agreement, as of November 12, 2002, between NII Holdings and Eligible Holders (filed herewith).

Exhibit
Number	Description of Exhibits

10.20	Management Incentive Plan, dated as of November 12, 2002 (incorporated by reference to Exhibit 99.1 to NII Holdings’ Registration Statement on Form S-8, filed on November 12, 2002, File No. 333-101136).
10.21	Standstill Agreement, dated as of November 12, 2002, among NII Holdings, Nextel Communications, Inc. and certain other parties thereto (filed herewith).
12.1	Statement regarding computation of ratio of earnings to fixed charges (filed herewith).
21.1	Subsidiaries of NII Holdings (incorporated by reference to Exhibit 21.1 to NII Holdings’ Form 10-K, filed on March 29, 2002, File No. 000-32421).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Bingham McCutchen LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.3	Consent of Maples and Calder (included in the opinion filed as Exhibit 5.2 hereto).
23.4	Consent of Miranda & Amado (included in the opinion filed as Exhibit 5.3 hereto).
23.5	Consent of Gallastegui y Lozano (included in the opinion filed as Exhibit 5.4 hereto).
23.6	Consent of Pinheiro Neto — Advogados (included in the opinion filed as Exhibit 5.5 hereto).
24.1	Powers of Attorney (included in the signature page of this Registration Statement).
25.1	Form T-1 qualifying Wilmington Trust company as Trustee under the Trust Indenture Act of 1939 (incorporated by reference to Exhibit 25.1 to NII Holdings (Cayman), Form T-3, filed on September 24, 2002, File No. 022-28627).